Exhibit 1

Preface Overview The EUR 10bn increase in paid-in capital approved unanimously by the EIB’s shareholders on 31 December 2012 was implemented in a timely manner, delivering improvements in key financial ratios. The Member States paid their agreed cash contributions of EUR 9.16bn, the remainder being scheduled in two equal instalments, due by March 2014 and March 2015. Capitalisation and leverage both improved in 2013, largely as a result of the capital injection. Thus, the capital adequacy (CAD) ratio measured by the Bank in accordance with Basel II principles increased from 23.1% at end-2012 to 28.7% at end-2013, while leverage decreased from 975% at end-December 2012 to 764% at end-December 2013.1 The capital increase was accompanied by a solid financial performance during the year. At EUR 2.51bn, the annual 1 Leverage is computed as gross debt (long and short-term) divided by adjusted shareholders’ equity (own funds less the EIB’s participation in EIF capital). Highlights of financial developments at the EIB in 2013 net surplus was similar to the surplus recorded in 2012 (EUR 2.53bn before exceptional income). The quality of the loan portfolio remained high, even after a tightly controlled increase in risk-taking in certain areas. The Bank continued to apply prudent risk management policies and sound project due dilligence. The specific provisions on loans recorded at year-end were EUR 361m (end-2012: EUR 342m), the annual charge for provisions being EUR 104m (EUR 178m in 2012). The specific provisions related to impaired loans, which accounted for just 0.2% of the portfolio (2012: 0.3%). The EIB enjoyed good access to the capital markets, completing its third-largest funding programme ever (EUR 72.1bn, against an announced programme of EUR 70bn). This was achieved at a considerably improved funding cost compared to the prior year. Liquidity at yearend was also at a record level, covering 70.2% of 2014 total projected net cash outflows (compared with 65% at yearend 2012). Total treasury assets amounted to EUR 66bn (EUR 65bn at year-end 2012). 1

Preface 1. EIB financial results – capital generation The business model of the Bank generates moderate profits from large volumes of loans financed at low margins. The Bank has recorded a surplus in its statutory accounts in every year of its existence. Profits continued to be retained to accumulate own funds. Overall, the net surplus after provisions and before extraordinary items was also constant at EUR 2.5bn (EUR 210m was recorded as exceptional income in 2012, resulting from a change in accounting policies). 2. Strong capitalisation 2.1. The capital increase – demonstration of support from shareholders The size and rapid implementation of the cash capital increase provided an exceptional demonstration of the 2009 2010 2011 2012 2013 1 877 2 117 2 292 2 740 2 515 (EUR million) Evolution of the net result* 2 According to Article 16(5) of the EIB Statute, “The aggregate amount outstanding at any time of loans and guarantees granted by the Bank shall not exceed 250% of its subscribed capital, reserves, non-allocated provisions and profit and loss account surplus.” * The net result for 2012 iincluded EUR 210m in exceptional income. The balance sheet total increased from EUR 508bn to EUR 512bn. The main driver of the growth was the net volume of loans disbursed, which increased from EUR 413bn to EUR 428bn (3.4%). Treasury assets increased by EUR 0.6bn while other assets declined. The capital adequacy ratio improved to 28.7% from 23.1%, mainly as a result of the cash capital increase, the profit for the year and a relatively stable risk profile of the loan stock. commitment of EIB shareholders to the financial arm of the EU. It was also an expression of the strong alignment of interest – 90% of the activity focuses on the Member States to projects that make a contribution to growth, employment, economic and social cohesion and environmental sustainability. Beyond the beneficial effect on financial ratios already explained, the capital boost also increased the statutory lending headroom2, as it strengthened own funds by almost 25%. 2.2. High level of own funds – fuelling organic growth Consistent profitability has enabled the Bank to build up a high level of reserves. Own funds increased from EUR 55.2bn at end-2012 to EUR 58bn at end-2013. The increase in 2013 came mostly from the annual surplus, as shown below (note that the capital increase was booked under own funds at year-end 2012). 2

Own funds composition as at 31 December 2013

Own funds EUR '000		31-Dec-13		31-Dec-12
Subscribed capital				
- Subscribed	243 284 155		242 392 989	
- Uncalled	-221 585 020		-220 773 340	
		21 699 135		**21 619 649**
Reserves				
a) reserve fund	22 828 922		21 596 638	
b) additional reserves	1 144 024		1 144 024	
c) special activities reserve	6 090 520		5 140 386	
d) general loan reserve	3 663 165		2 976 909	
		33 726 631		**30 857 947**
Profit for the period		**2 514 801**		**2 740 304**
Total own funds		57 940 567		55 217 900

The surplus for the year is proposed to be appropriated as follows:

(i) general loan reserve	EUR -457.7m
(ii) special activities reserve	EUR -59.8m
(iii) reserve fund	EUR 1 499.5m
(iv) additional reserve	EUR 1 532.8m

2.3. Capital adequacy – evolution of the capital adequacy ratio

At end-December 2013 the Bank's capital adequacy ratio stood at 28.7%, up from 23.1% at end-2012. The paid-in capital received in 2013 (EUR 9.2bn) was the main driver of the increase in the ratio but the improvement was also due to the net surplus for the year, which more than offset the increase in risk-weighted assets.

The EU Capital Requirements Directive and Regulation, which transposed the Basel III rules into EU law, became effective on 1 January 2014. The EIB's end-2013 Basel III CAD ratio stood at 26.1%. The difference between the Basel II and Basel III CAD ratios is due to higher regulatory capital requirements for exposures to large financial institutions and the introduction of an additional capital charge for derivative counterparty credit risk under Basel III.

2.4. Capital structure – callable capital

The EIB's capital is owned by the 28 EU Member States. In addition to the subscribed paid-in capital, the EIB has subscribed unpaid capital, or callable capital. A special feature of the EIB is that the Member States have a legal obligation to pay their share of the callable capital on demand at the request of the EIB's Board of Directors, as set out in the EIB's Statute[3] (an irrevocable, unconditional obligation). This legal obligation derives from an EU Treaty, which supersedes national law. The callable capital (which is not considered in the own funds, or for Basel II capital adequacy purposes) amounts to EUR 221.6bn and represents a buffer equivalent to more than 50% of the Bank's borrowings.

3. Lending

3.1. High quality of the loan portfolio

The conservative lending policies that the Bank follows, coupled with the nature of the projects financed, enabled a high-quality resilient loan portfolio[4] to be maintained, even after taking into account the incremental growth in risk-taking. The high credit quality of the loan portfolio is reflected in the EIB's low rate of loan impairments and the historically low level of defaults.

- At end-2013 there were 14 impaired loans for a total disbursed exposure of EUR 873.7m (representing 0.2% of the total portfolio), for which the Bank has specific provisions of EUR 361.4m. There was no concentration of impaired loans in a particular sector or economy.

[3] EIB Statute, Article 5(3): "The Board of Directors may require payment of the balance of the subscribed capital, to such extent as may be required for the Bank to meet its obligations."

[4] Data on the loan portfolio provided in the Preface apply (unless otherwise stated) to what is termed the "risk portfolio" in the Financial Report, which excludes the portion of the portfolio outside the EU that benefits from a global guarantee from the EU or Member States (refer to Note U of the statutory financial statements for more details).

3

Preface Watch List operations decreased from EUR 12.4bn to EUR 10.2bn in 2013 (or 2.1% of the risk portfolio5). Loans are placed on the internal Watch List for heightened monitoring in the event of counterparty downgrades or other adverse events but generally continue to perform. The vast majority of loans outside the European Union are secured by guarantees from the European Union budget or the Member States. Arrears of over 90 days on such loans ex-EU amounted to EUR 9.7m as at 31 December 2013. Loans where guarantees had already been called from the European Union budget or the Member States involved a total outstanding amount of EUR 205.4m. As regards loans not secured by European Union budget or Member State guarantees (known as the Bank’s “own risk”, though many also benefit from credit enhancements), arrears over 90 days amounted to EUR 80.6m as at 31 December 2013. The disbursed sovereign exposures of the Bank through its lending activities amounted to EUR 35bn (EUR 32bn at end-2012), and the sovereign-guaranteed exposure was EUR 73bn (EUR 67bn at end-2012) – see also Note U of the statutory financial statements. In 2013 and 2012, the Bank did not record any impairment in respect of its holding of EU sovereign and sovereign- guaranteed exposures. The Bank’s preferred creditor status (PCS) and the protection given by the Bank’s Statute are deemed to guarantee full recovery of the Bank’s sovereign assets on maturity. As of end-2013 around 79.3% of the risk portfolio was backed by a borrower or obligor with a rating equivalent to investment grade (end-2012: 81.2%). 3.2. Solid due dilligence and stable selection criteria The due diligence process – which includes a good understanding of risk and how risk mitigants are developing – helps to ensure high loan quality, with strict eligibility criteria being applied. Projects are appraised by a team that comprises, in addition to bankers, economists, engineers and other sector specialists, risk managers and lawyers. The viability of projects is assessed from four angles (economic, technical, environmental and financial) and strict risk policies and guidelines are applied at selection and throughout the lifecycle of the loan. Post-signature monitoring is performed with a view to intervening early in a transaction where initial conditions may have deteriorated or contractual clauses may have been breached. Strict adherence to screening and ex ante evaluation rules, coupled with systematic ex post reviews, have, over time, benefited loan portfolio quality. The total outstanding volume of signed loans as of end- 2013 amounted to EUR 521.5bn (EUR 495.3bn as of 31 December 2012), of which 90% were for projects within the EU (89% at end-2012). The volume of loans disbursed as of the end of the year amounted to EUR 428.1bn (EUR 413.4bn at end-2012). Promoter’s request Contractsignature Monitoring EIB eligibility Banking criteria Lawyers Contract negociation Board of Directors Loan approval Staff teams Economic Financial Technical Environmental Management Committee Project Borrower Guarantor 5 Data on the loan portfolio provided in the Preface apply (unless otherwise stated) to what is termed the “risk portfolio” in the Financial Report, which excludes the portion of the portfolio outside the EU that benefits from a global guarantee from the EU or Member States (refer to Note U of the statutory financial statements for more details). 4

European Union 92
Candidate Countries 3.9
ACP States 0.2
Asia 0.3
Potential Candidate Countries 0.3
Latin America 0.5
European Free Trade Association (EFTA) Countries 0.2
Mediterranean Countries 2.1
Overseas Countries and Territories (OCT) 0.0
Eastern Europe, Southern Caucasus, Russia 0.3
South Africa 0.2

Geographical distribution of the stock of loans (disbursed amounts) at end-2013 (%)


Transport 29
Global loans 22
Energy 14
Industry 9
Health, education 7
Water, sewerage 6
Miscellaneous infrastructure 5
Services 5
Telecommunications 3
Agriculture, fisheries, forestry 0

Sectoral distribution of the stock of loans (disbursed amounts) at end-2013 (%)

As far as new signatures are concerned, the flows in 2013 increased by 38% compared with 2012. A geographical analysis of signature during the year (all resources) is shown in the table below.

Geographical breakdown of signatures during the year (all resources):

Signatures	2013	2012(*)
Spain	10 656	8 083
Italy	10 369	6 820
France	7 814	4 337
Germany	7 455	5 158
United Kingdom	5 826	3 665
Poland	5 699	4 440
Austria	2 455	1 050
Sweden	1 571	1 132
Belgium	1 475	1 161
Greece	1 465	705
Netherlands	1 293	1 245
Other EU Member States	7 939	7 254
EFTA	144	236
Candidate and potential candidate countries	2 958	2 806
Rest of the world	4 616	4 068
	71 736	52 159

(*) Situation as at 31.12.2012

Outstanding loans disbursed – EUR 428bn (EUR 413bn at end-2012)

Strong liquidity – total treasury assets stood at EUR 66bn at end-December 2013 (EUR 65bn at end-2012) or 70% coverage of 2014 projected net cash outflows (65% cover at end-2012)

4. Risk management activities – following best banking practice

The Bank aligns its risk management systems with best market practices, and adherence to those practices is monitored by the independent Audit Committee. The methodology used to determine operational targets and orientations takes into account the Bank's objective of maintaining a robust credit standing, the long-term nature of its lending business and the granularity of its portfolio. The Bank utilises a set of credit risk indicators that monitor items such as minimum capital requirements and stress tests, the credit quality distribution of its portfolio and new loans (stocks and flows), and risk concentration measures.

The Bank's lending policies set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. In addition, via a counterparty and sector limit system (for the top 10 sectors, guided by stressed capital consumption as per Basel), the credit policies ensure an acceptable degree of diversification in the Bank's loan portfolio.

5

Preface With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is that all material financial risks are hedged. For details on financial risk management, refer to Note U of the statutory financial statements. 5. Treasury and liquidity management The Bank does not view its treasury activities as profitmaximising, even though performance objectives are attached to those activities. Investment activities are conducted with the primary objective of protecting the capital invested. The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations on time and in full. Liquidity is consistently maintained at appropriate levels, to cater for the operating environment. As of end-2013 liquidity represented 70% of projected 2014 net cash outflows, which was higher than at end-2012 (65%). The EIB is an eligible counterparty in the Eurosystem’s monetary policy operations and therefore has access to the monetary policy operations of the European Central Bank. This access has been activated, albeit at low levels, in a continuous manner to ensure its permanent operational maintenance. The Bank conducts the operations via the Central Bank of Luxembourg, where it maintains a deposit to cover the minimum reserve requirements. The ability to repo ECB-eligible collateral adds substantially to the EIB’s liquidity buffer. The treasury assets include several portfolios with different investments, benchmarks and maturities. The bulk of these assets (93% at end-2013) were held in an operational portfolio invested in short-term instruments with a maturity of up to three months. There has been a conscious shift towards secured transactions (e.g. repo instruments), which accounted for 53% of treasury investments at end- 2013, thus further enhancing portfolio quality. The other portfolios form the buffer to be used in exceptional circumstances and are invested in a variety of securities. They also include some medium-term debt issued by financial institutions (up to five years) and EU public sector or government bonds (maximum maturity up to 30 years). The total EU sovereign treasury exposure, excluding loan substitutes, as of 31 December 2013 was EUR 14.7bn or 22% of total treasury assets (EUR 8.5bn or 13% at end- 2012). In terms of maturity, the bulk of these exposures were held in short-term instruments (less than three months): 84% at end-2013 and 66% at end-2012. The Bank did not record value adjustments in 2012 and 2013 in respect of its EU sovereign and sovereign-guaranteed exposure held in its treasury portfolios as at the year-end, in view of the Bank’s preferred creditor status and the protection given by the Bank’s Statute as well as a detailed review of any value adjustment requirements. 6

EIB Borrowing Activity Resilient funding strategy The funding operations provide long-term funds and support liquidity via bond issuance in the international capital markets. Their objectives are to achieve adequate volume and maturity and to optimise the funding cost on a sustainable basis. They combine issuance of large and liquid bonds (“benchmarks”) in the core currencies EUR, USD and GBP, with targeted and tailor-made issuance across currencies. Aided by this strategy, the EIB achieved one of its largest funding programmes ever, EUR 72.1bn. Market conditions The funding environment was generally more constructive in 2013. The Bank’s funding also profited from the reinforcement of the EIB’s high credit standing, in particular through unanimous shareholder support for the large EUR 10bn cash capital increase, as well as the robust asset quality. Decreasing market volatility was also an important risk consideration for investors. The Bank was able to complete the originally planned funding programme of EUR 70bn in October but continued to be active in the market. 7

EIB Borrowing Activity



Benchmark funding

The less volatile conditions curbed execution risk for benchmark issuance, supporting an increase in the proportion of funding via core currency benchmark transactions (71% vs 57% in 2012).

- **EUR:** The Bank as usual concentrated its EUR issuance on the long part of the curve and consequently reached a high market share in new AAA issuances in maturities over 10 years. One example of this was a successful 20-year EUR 3bn benchmark issue. The Euro-cooperative bonds (ECoops) "mini-benchmark" programme remained an important source of funding (18%), offering attractive cost levels for more modest issue sizes, but with regular flows.
- **USD:** An unprecedented sequence of four USD 5bn-sized issues was achieved in H1. Market conditions were temporarily less attractive after the Fed's tapering announcement in May, until the expiration of the government shutdown in the autumn. Thereafter, favourable conditions resumed and the EIB continued its benchmark issuance programme.
- **GBP:** The Bank achieved its second largest ever funding volume in GBP. This funding catered to strong demand, notably for floating rate notes from bank treasuries.

Funding programme by type and currency


Benchmark EUR 30%
Benchmark GBP 14%
Benchmark USD 27%
Other EUR public deals (ECoop) 18%
Other plain vanilla (all currencies) 9%
Structured 2%
2013
EUR 49%
GBP 13%
USD 30%
Others 8%
2012
EUR 56%
GBP 9%
USD 28%
Others 7%

	2013		2012	
Currency	No. of issues	Amount in EUR bn equiv	No. of issues	Amount in EUR bn equiv
EUR	52	35.3	79	40.0
GBP	30	9.8	22	6.4
USD	27	21.5	28	20.0
Other	134	5.6	81	4.9
Total	**243**	**72.1**	**210**	**71.3**

8

Diversification of EIB funding

- The EIB issued in 15 currencies, of which 1 in synthetic format (2012: 16, including 4 in synthetic format).
- The overall volume of demand for non-core currencies increased marginally (share increased from 7% to 8%), but there was much greater frequency of issuance, with a 65% increase in the number of transactions to 134. The role of different currencies was more balanced. The largest volume in non-core currencies was raised in NOK, aided by the establishment of a domestic programme. CHF offered long maturities for reasonable volume. The Bank launched its largest volume of ZAR-denominated issuance, and its first issuance in CAD since 2007.
- Structured issuance was active, but for a modest volume (2%). This was mostly in callable format – especially in USD, but also Japanese yen, a market that revived towards the end of the year, after having been dormant for a considerable period.


2013
NOK 16%
ZAR 16%
CHF 13%
CAD 13%
TRY 13%
AUD 12%
SEK 10%
JPY 5%
Others 2%


2012
NOK 12%
ZAR 1%
CHF 17%
TRY 4%
AUD 26%
SEK 24%
JPY 7%
Others 9%

2013

Currency	No. of issues	Amount in EUR m equiv	Average maturity
NOK	14	924	10.0
ZAR	41	872	5.3
CHF	11	742	12.0
CAD	2	736	5.0
TRY	36	720	4.5
AUD	3	650	8.4
SEK	10	583	5.2
JPY	12	292	26.1
RUB	3	73	4.9
CZK	1	19	10.1
PLN	1	12	9.1
Total	134	5 623	8.3

Product highlight: Climate Awareness Bonds

Issuance of Climate Awareness Bonds (CABs) reached record levels, benefiting from wider market growth. EIB CAB issuance amounted to EUR 1.4bn, raised via seven transactions in EUR, SEK and ZAR.

The EUR CAB (the 1.375% November 2019 bond), initially launched in July and tapped several times, became the largest environmental bond, amounting to EUR 1.5bn as of January 2014. This responded to growing investor demand for a liquid product in the socially responsible investment (SRI) space.

The funds raised via CABs are earmarked for disbursement to EIB lending projects in the fields of renewable energy and energy efficiency.

9

EIB Borrowing Activity Maturity mix of EIB funding The average maturity of funding was fairly stable at 8.2 years (2012: 8.4 years), with the maturity contributions of EUR and USD remaining similar, whereas reasonably priced opportunities in GBP were considerably shorter-dated than in 2012. Diversification into non-core currencies offered significant incremental demand and good duration. Currency EUR GBP USD Other Total Average maturity 2013 10.9 5.6 5.1 8.3 8.2 2012 9.6 9.7 5.3 9.4 8.4 EUR GBP USD Other years Volume (EUR equiv. bn) 0 5 10 15 20 25 > 32 0 - 3.5 3.5 - 6 6 - 8 8 - 12 12 - 22 22 - 32 Main investor demand from Europe and Asia Distribution highlights by region: Europe, with a share of 63%, remained the largest source of investor demand, dominating issuance in EUR and GBP in particular. The European market and Germany in particular offered the highest degree of granularity. Within the European Union, the largest markets were the UK, Germany and France. Europe Asia Americas Middle East & Africa 0 20 40 60 80 100 2013 2011 2012 4% 5% 3% 13% 4% 7% 29% 34% 27% 54% 57% 63% Bank treasuries remained leading source of demand Distribution highlights by investor type: Bank treasuries remained the leading investor type, influenced by regulatory liquidity requirements for highly-rated credits. The search for higher yields in a low-yield environment supported longer-dated demand, notably among fund managers, pension funds and insurers. Central banks and public institutions were more active. Such investors showed more interest in shorter-dated issues and were especially active in USD. 0 20 40 60 80 100 2013 2011 2012 Bank Treasury Fund Managers/Insurance/Pension Central Bank/Gov’t Institution Corporate/Retail/Other 6% 3% 5% 36% 24% 31% 21% 33% 25% 37% 40% 39% Note: Although the data cover the bulk of placements, not all placement information was made available to the EIB. Consequently, comments and graphs on placements by geography or investor type in this section are of an indicative nature only. Numbers and percentages may not total due to rounding. 10

EIB Statutory Bodies

Situation at 23 April 2014

The composition of the Bank's statutory bodies, the curricula vitae of their members and additional information on the remuneration arrangements are regularly updated and posted on the EIB's website: www.eib.org.

Board of Governors

Chairman	Edward SCICLUNA	(Malta)
Belgium	Koen GEENS	Minister for Finance
Bulgaria	Petar CHOBANOV	Minister for Finance
Czech Republic	Andrej BABIŠ	Deputy Prime Minister, Minister of Finance
Denmark	Henrik Sass LARSEN	Minister for Business and Growth
Germany	Wolfgang SCHÄUBLE	Federal Minister for Finance
Estonia	Jürgen LIGI	Minister for Finance
Ireland	Michael NOONAN	Minister for Finance
Greece	Yannis STOURNARAS	Minister for Finance
Spain	Luis de GUINDOS	Minister for Economic Affairs and Competitiveness
France	Michel SAPIN	Minister for Finance and Public Accounts
Croatia	Slavko LINIĆ	Minister of Finance
Italy	Pier Carlo PADOAN	Minister of Economy and Finance
Cyprus	Harris GEORGIADES	Minister for Finance
Latvia	Andris VILKS	Minister for Finance
Lithuania	Rimantas ŠADŽIUS	Minister for Finance
Luxembourg	Pierre GRAMEGNA	Minister for Finance
Hungary	Mihály VARGA	Minister for National Economy
Malta	Edward SCICLUNA	Minister for Finance
Netherlands	Jeroen DIJSSELBLOEM	Minister for Finance
Austria	Michael SPINDELEGGER	Vice Chancellor, Federal Minister for Finance
Poland	Mateusz SZCZUREK	Minister for Finance
Portugal	Maria Luís ALBUQUERQUE	Minister of State and Minister of Finance
Romania	Liviu VOINEA	Minister Delegate for Budget
Slovenia	Uroš ČUFER	Minister for Finance
Slovakia	Peter KAŽIMÍR	Deputy Prime Minister and Minister of Finance
Finland	Jan VAPAAVUORI	Minister of Economic Affairs
Sweden	Anders BORG	Minister for Finance
United Kingdom	George OSBORNE	Chancellor of the Exchequer

Audit Committee

Members	Miroslav MATEJ	Deputy Minister of Finance, Prague
	Madis ÜÜRIKE	Advisor, Ministry of Finance, Tallinn
	Bettina JAKOBSEN	Assistant Auditor General in the National Audit Office of Denmark, Copenhagen
	Jean-Nicolas SCHAUS	Former Director General, Luxembourg Banking Supervisory Authority (CSSF), Luxembourg
	Duarte PITTA FERRAZ	Professor, Nova School of Business and Economics, Lisbon / Professor, Porto Business School, Porto
	(...)	...

Management Committee

President	Werner HOYER
Vice-Presidents	Philippe de FONTAINE VIVE CURTAZ
	Dario SCANNAPIECO
	Magdalena ÁLVAREZ ARZA
	Wilhelm MOLTERER
	Pim van BALLEKOM
	Mihai TĂNĂSESCU
	Jonathan TAYLOR
	László BARANYAY

11

Board of Directors The Board of Directors consists of 29 Directors, with one Director nominated by each Member State and one by the European Commission. There are 19 Alternates, meaning that some of these positions will be shared by groupings of states. Furthermore, in order to broaden the Board of Directors’ professional expertise in certain fields, the Board is able to co-opt a maximum of six experts (three Directors and three Alternates), who participate in the Board meetings in an advisory capacity, without voting rights. Directors Franciscus GODTS Head of Department, International and European Financial Affairs, Treasury, Ministry of Finance, Brussels Karina KARAIVANOVA Director of National Fund Directorate, Ministry of Finance, Sofia Jan GREGOR Deputy Minister of Finance, Prague Julie SONNE Head of Division, Ministry for Business and Growth, Copenhagen Thomas WESTPHAL Director General – European Policy, Federal Ministry of Finance, Berlin Ivar SIKK Deputy Secretary General, State Budget and Governance Policy, Ministry of Finance, Tallinn John A. MORAN Secretary General, Department of Finance, Dublin Konstantin J. ANDREOPOULOS Member of the Board of Directors of the EIB, Athens Clara CRESPO Deputy Director for Economic and Financial Affairs of the European Union, Ministry for Economic Affairs and Competitiveness, Madrid Sandrine GAUDIN Deputy Director, European Affairs, Treasury Directorate General, Ministry for Economic Affairs and Finance, Paris Vladimira IVANDIC Head of Sector for European Union Relations, Ministry of Finance, Zagreb Carlo MONTICELLI Director General, International Financial Relations, Treasury Department, Ministry of Economic Affairs and Finance, Rome Kyriacos KAKOURIS Senior Economic Officer, Ministry of Finance, Nicosia Sanita BAJARE State Secretary, Ministry of Finance, Riga Migle TUSKIENE Financial counsellor, Permanent Representation of Lithuania to the EU, Brussels Arsène JACOBY Head of International Financial Institutions Department, Ministry of Finance, Luxembourg Zoltán URBÁN CEO, Garantiqa Hitelgarancia Zrt, Budapest Noel CAMILLERI Director General, Treasury, Ministry for Finance, Valletta Jan Willem van den WALL BAKE Senior Advisor, Foreign Financial Relations Directorate, Ministry of Finance, The Hague Wolfgang NITSCHE Deputy Head of Division for Coordination of European Integration Matters and Trade Policy, Federal Ministry of Finance, Vienna Jacek DOMINIK Undersecretary of State, Ministry of Finance, Warsaw Pedro MACHADO Deputy Head of Department, Banking Prudential Supervision Department, Banco de Portugal, Lisbon Enache JIRU Secretary of State, Ministry of Public Finance, Bucharest Anton ROP Honorary Vice-President of the European Investment Bank, Vodice Katarína KASZASOVÁ Director General of the State Reporting Section, Ministry of Finance, Bratislava Kristina SARJO Financial Counsellor, Director of Unit for International Affairs, Financial Markets Department, Ministry of Finance, Helsinki Anna BRANDT Ambassador, Ministry for Foreign Affairs, Stockholm Peter CURWEN Director Europe, H.M. Treasury, London Gerassimos THOMAS Director, Directorate-General for Economic and Financial Affairs, European Commission, Luxembourg Experts Dr Timothy STONE Independent non-executive director, former Senior Advisor to the Secretary of State for Energy and Climate Change, former Chairman of KPMG, Global Infrastructure & Projects, Essex Dr Ingrid HENGSTER Member of the Executive Board, KfW Bankengruppe, Frankfurt Edward BANNERMAN Economic Advisor to EU High Representative and Vice-President of the Commission Catherine Ashton, European External Action Service, Brussels

Alternates Gauthier BOURLARD Inspector, Coordinator within the Multilateral Institutions Unit, International and European Financial Affairs (IEFA), Treasury, Ministry of Finance, Brussels (…) … Ralph MÜLLER Head of European Policies Department, Federal Ministry of Finance, Berlin Rudolf LEPERS Head of Division, Federal Ministry of Economic Affairs and Technology, Berlin Nico PETRIS Treasury Specialist, National Treasury Management Agency, Department of Finance, Dublin Achilleas TZIMAS Economist – Financial Expert, Ministry of Finance, Athens Lucinio MUÑOZ Chief of Staff of the Spanish Treasury’s General Secretariat, Ministry for Economic Affairs and Competitiveness, Madrid Alice TERRACOL Head of Bilateral Affairs and European Financial Instruments Office, Europe Department, Treasury Directorate General, Ministry for Economic Affairs and Finance, Paris Anne PAUGAM Chief Executive Officer of Agence Française de Développement, Paris Flavio PADRINI Head of Division, International Financial Relations Directorate, Department of the Treasury, Ministry of Economic Affairs and Finance, Rome (...) ... Dovile JASAITIENE Head of the International Affairs Division, EU and International Affairs Department, Ministry of Finance, Vilnius Claude CUSCHIERI Director General, Strategy and Operations Support, Ministry for Finance, Valletta Karin RYSAVY Economic and Financial Counsellor, Permanent Mission of Austria to the OECD, Paris Piotr KRASNICKI Head of the International Financial Institutions Division, International Department, Ministry of Finance, Warsaw Robert AUXT Advisor to the State Secretary, Director of the Department of European Affairs, Ministry of Finance, Bratislava Vanessa MACDOUGALL Head of EU Financing, H.M. Treasury, London Anna WECHSBERG Head of Europe Department, Department for International Development, London Walter DEFFAA Director-General, Directorate-General for Regional Policy, European Commission, Brussels Alternate experts Philippe MILLS Chief Executive Officer, Société de Financement Local, Paris Franco PASSACANTANDO Member of the Board of Directors of the EIB, Rome José María MÉNDEZ ÁLVAREZ-CEDRÓN General Manager, Confederación Española de Cajas de Ahorros (CECA) & Cecabank S.A., Madrid

Audit and Control Audit Committee – The Audit Committee is an independent statutory body, appointed by and reporting directly to the Board of Governors, in compliance with the formalities and procedures defined in the Bank’s Statute and Rules of Procedure. The role of the Audit Committee is to verify that the Bank’s operations have been conducted and its books kept in a proper manner and that the activities of the Bank conform to best banking practice. The Audit Committee has overall responsibility for the auditing of the Bank’s accounts. The Audit Committee is composed of six members, who are appointed by the Board of Governors for a non-renewable term of six years. Members are chosen from among persons having independence, competence and integrity and who possess financial, auditing or banking supervisory expertise in the private or public sector. In addition, a maximum of three observers may be appointed to the Audit Committee on the basis of their particular qualifications, especially with regard to banking supervision. The Audit Committee provides Statements each year on whether the financial statements, as well as any other financial information contained in the financial report drawn up by the Board of Directors, give a true and fair view of the financial position of the Bank, the EIB Group, and certain Trust Funds administered by the Bank. The Audit Committee reports on the EIB’s compliance with best banking practice through its Annual Report to the Board of Governors. 11

Audit and Control In fulfilling its role, the Audit Committee meets with representatives of the other statutory bodies, reviews the financial statements, oversees the verification procedures and practical modalities for implementing and maintaining the framework of best banking practices applicable to the Bank’s services, takes note of the work performed by the internal auditors, monitors the work of the external auditors, safeguards the independence of the external audit function and coordinates audit work in general. Regular meetings with Bank staff and reviews of internal and external reports enable the Audit Committee to understand and monitor how Management is providing for adequate and effective internal control systems, risk management and internal administration. The Inspector General, the Chief Compliance Officer and the Financial Controller have direct access to the Audit Committee and may request private meetings if necessary. External Auditors – The EIB’s external auditors, KPMG, report directly to the Audit Committee, which is empowered to delegate the day-to-day work of auditing the financial statements to them. The external auditors are not allowed to carry out any work of an advisory nature or act in any other capacity that might compromise their independence when performing their audit tasks. A summary of services provided by the external auditors and the associated fees is published each year by the Bank on its website. Financial Control – Financial Control (FC) was transformed into a Directorate in September 2012 and hence now reports directly to the Bank’s Management Committee. FC’s main responsibilities relate to the Bank’s books and records and its various financial statements. Together with the Secretary General, the Financial Controller manages the relationship with the external auditors, the Audit Committee and the European Court of Auditors. Inspectorate General – The Inspectorate General (IG) for the EIB Group comprises four independent control functions. Internal Audit. Catering for audit needs at all levels of management of the EIB Group and acting with the guarantees of independence and of professional standards conferred upon it by its Charter, Internal Audit examines and evaluates the relevance and effectiveness of the internal control systems and the procedures involved in managing risk within the Group. An internal control framework covering all key operational activities of the Group and any newly identified processes continues to be maintained. Action Plans agreed with the Bank’s departments are a catalyst for improving procedures and strengthening controls. In support of the Audit Committee’s mandate on best banking practice, Internal Audit includes such assessments in all elements of its work. Internal Audit therefore reviews and tests controls in critical banking, information technology and administrative areas on a rotational basis using a riskbased approach. Operations Evaluation. Operations Evaluation (EV) independently carries out evaluations (mainly ex post) of the EIB Group’s operations. The objective is to assess EIB activities with a view to identifying aspects that could improve operational performance, accountability and transparency. EV focuses on how the institution (EIB/EIF) conducts its operations within the framework of relevant EU policies and the decisions of the EIB’s Governors. EV’s work also includes analysis of the related policies and strategies to identify those aspects that may need to be reviewed by the appropriate bodies. Evaluation reports are published in a dedicated section of the EIB’s website (www.eib.org/ evaluation). Fraud Investigation. Under the anti-fraud policy approved by the Board, the Inspector General, through the Fraud Investigation Division (IG/IN), has the authority to conduct independent inquiries into allegations of possible fraud, corruption, collusion, coercion or obstruction involving EIB operations or activities. The Bank may also call upon external assistance or experts in accordance with the requirements of the inquiry, and works closely with the services of the European Anti-Fraud Office (OLAF). The scope of activities also encompasses a proactive anti-fraud approach – the Proactive Integrity Reviews (PIRs). Through PIRs the Inspectorate General supports the Bank’s efforts to monitor projects, identify red flags and search for possible indicators of fraud and/or corruption. Projects are selected for PIRs independently by IG on the basis of an extensive risk assessment process. Moreover, IG/IN is working to implement Exclusion Procedures, which will permit the Management Committee, following an adversary procedure resulting in a recommendation from an Exclusion Committee, to exclude from future operations and activities for a certain length of time entities found to have engaged in fraud or corruption. Complaints Mechanism. The EIB Complaints Mechanism, as defined by its published Principles, Terms of Reference and Rules of Procedure, is a tool of horizontal accountability of the EIB Group vis-à-vis its stakeholders as regards the handling of complaints concerning its activities. It ensures that stakeholders have appropriate means available to voice their concerns and aims to provide the public with procedures to enable the pre-emptive settlement of disputes between the public and the EIB Group. Any member of the public has access to a two-tier sequential mechanism: an internal part – under the responsibility of the Complaints Mechanism Division (EIB-CM) – and, if a complainant is not satisfied with the outcome of the internal mechanism, an external one – the European Ombudsman. To that end, the EIB and the European Ombudsman have signed a Memorandum of Understanding. 12

Office of the Group Chief Compliance Officer (OCCO) – In accordance with the principles set out by the Basel Committee, OCCO’s remit is: “to identify, assess, advise on, monitor and report on the compliance risk of the EIB Group, that is, the risk of legal or regulatory sanctions, financial loss, or loss to reputation a member of the EIB Group may suffer as a result of its failure to comply with all applicable laws, regulations, staff codes of conduct and standards of good practice.” In particular, OCCO “acts as a first line detector of potential incidents of non-observance or breaches by the staff of the rules on ethics and integrity, monitors compliance therewith by the staff of the EIB Group and recommends the adoption of such protective or redressing measures as are appropriate.” OCCO is a group function headed by the Group Chief Compliance Officer (GCCO), supported by a dedicated compliance unit at the EIF. As set out in the EIB Integrity Policy and Compliance Charter, in line with best banking practices and the Basel Committee, OCCO is an independent function “reporting directly to the President of the EIB under the functional authority of a Vice-President”. In October 2012, OCCO was transformed into a Directorate. OCCO is entrusted with a control mission and acts in close cooperation with EIB operational services, the Legal Directorate and other control services such as IG/Investigations. Regular contacts are held by GCCO with peer international financial institutions (such as the World Bank, the EBRD and the IFC), EU bodies, standard-setting international organisations (e.g. FATF) and local authorities (e.g. FIU Luxembourg) in order to enable ongoing alignment of OCCO activities with relevant international standards and best banking practice. OCCO activities are currently focused on the following main areas: 1. the assessment of integrity, money laundering and financing of terrorism risks in EIB operations for EIB lending, borrowing and treasury activities; 2. the establishment and updating of policies and guidelines, with particular reference to (i) money laundering/ financing of terrorism (AML-CFT); (ii) specific transparency/ integrity risks (e.g. for operations linked to noncompliant jurisdictions); and (iii) primary ethics and regulatory issues (e.g. insider dealing, conflicts of interest, etc.); 3. administration of (i) the Staff Code of Conduct and (ii) the Management Committee Code of Conduct, except for matters within the remit of the Ethics and Compliance Committee (where the GCCO delivers opinions and participates without voting rights); and 4. controls on procedures related to procurement for the Bank’s own account. The above activities are complemented by regular training and awareness-building initiatives (AML-CFT training; presentations of OCCO activities to newcomers and members of EIB governing bodies; presentations and workshops on main OCCO policies and general compliance issues), in order to ensure staff awareness and, whenever possible, involvement in OCCO control activities for the timely detection and management of compliance risks within the EIB Group. Management Control – Within the Secretariat General, the Planning, Budget and Analytics Division brings together the functions responsible for management control – namely operational planning, budget/cost accounting and associated analyses. This structure ensures that the overall planning and management reporting processes are coordinated and support the achievement of the Bank-wide objectives and ultimately that the results achieved are monitored. Key tools include the Corporate Operational Plan, the budget and independent opinions and analysis on proposals affecting them, plus the associated management accounting and control systems. A suite of integrated reports facilitates ongoing evaluation of the situation in relation to strategy, institutional and operational (including financial) objectives and business plans. 13

EIB Statutory Financial Statements of the Bank EIB Statutory Financial Statements of the Bank as at 31 December 2013 14

Balance sheet as at 31 December 2013 (in EUR ’000) Assets 31.12.2013 31.12.2012 1. Cash in hand, balances with central banks and post office banks (Note B.1) 106 382 157 362 2. Treasury bills and other bills eligible for refinancing with central banks (Note B.2) 25 594 364 17 462 708 3. Loans and advances to credit institutions a) repayable on demand 1 080 135 1 015 430 b) other loans and advances (Note C) 45 486 434 50 175 653 c) loans (Note D.1) 125 444 479 124 500 426 d) value adjustments (Note D.2) -35 900 -35 900 171 975 148 175 655 609 4. Loans and advances to customers a) other loans and advances 62 083 5 120 b) loans (Note D.1) 289 513 697 276 155 907 c) value adjustments (Note D.2) -325 542 -305 649 289 250 238 275 855 378 5. Debt securities including fixed-income securities (Note B.2) a) issued by public bodies 858 222 3 692 079 b) issued by other borrowers 6 090 523 5 617 234 6 948 745 9 309 313 6. Shares and other variable-yield securities (Note E.1) 2 485 561 2 273 743 7. Shares in affiliated undertakings (Note E.2) 493 588 493 532 8. Intangible assets (Note F) 8 837 9 801 9. Tangible assets (Note F) 289 281 293 716 10. Other assets (Note G) 203 199 203 514 11. Subscribed capital, called but not paid (Note H.3) 1 022 277 9 992 427 12. Prepayments and accrued income (Note I) 13 825 641 16 420 281 Total assets 512 203 261 508 127 384 The accompanying notes form an integral part of these financial statements. 15

EIB Statutory Financial Statements of the Bank Liabilities 31.12.2013 31.12.2012 1. Amounts owed to credit institutions (Note J) a) repayable on demand 4 089 233 10 708 287 b) with agreed maturity dates or periods of notice 395 187 952 306 4 484 420 11 660 593 2. Amounts owed to customers (Note J) a) repayable on demand 1 949 610 2 071 558 b) with agreed maturity or periods of notice 537 775 658 637 2 487 385 2 730 195 3. Debts evidenced by certificates (Note K) a) debt securities in issue 406 204 881 400 349 871 b) others 20 153 354 24 323 888 426 358 235 424 673 759 4. Other liabilities (Note G) 673 306 623 164 5. Accruals and deferred income (Note I) 18 378 489 11 499 540 6. Provisions a) pension plans and health insurance scheme (Note L) 1 858 838 1 714 954 b) provision for guarantees issued in respect of loans granted 13 900 0 by third parties c) provision for commitment on investment funds 8 121 7 279 1 880 859 1 722 233 7. Subscribed capital (Note H) a) subscribed 243 284 155 242 392 989 b) uncalled -221 585 020 -220 773 340 21 699 135 21 619 649 8. Reserves (Note H) a) reserve fund 22 828 922 21 596 628 b) additional reserves 1 144 024 1 144 024 c) special activities reserve 6 090 520 5 140 386 d) general loan reserve 3 663 165 2 976 909 33 726 631 30 857 947 9. Profit for the financial year 2 514 801 2 740 304 Total liabilities 512 203 261 508 127 384 The accompanying notes form an integral part of these financial statements. 16

Off balance sheet

as at 31 December 2013 (in EUR '000)

		31.12.2013		31.12.2012
Commitments:				
- EBRD capital uncalled (Note E.1)		712 630		712 630
- EIF capital uncalled (Notes E.2, X)		1 490 400		1 491 200
- Undisbursed loans (Note D.1)				
- credit institutions	27 925 402		19 786 999	
- customers	65 418 280		62 129 484	
		93 343 682		81,916,483
- Undisbursed venture capital operations (Note E.1)		2 257 754		1 904 034
- Undisbursed investment funds (Note E.1)		605 414		539 385
- Borrowings launched but not yet settled		309 566		0
- Securities receivable		200 000		0
Contingent liabilities and guarantees:				
- In respect of loans granted by third parties		1 808 688		839 002
- In respect of venture capital operations		0		40 866
Assets held on behalf of third parties (Note Z):				
- Investment Facility – Cotonou	2 257 147		2 132 527	
- NER300	2 115 013		2 408 798	
- Guarantee Fund	2 004 357		2 021 926	
- JESSICA (Contribution and Holding Funds)	1 769 674		1 772 483	
- FP7 Guarantee Fund	1 621 977		1 432 835	
- RSFF	1 305 575		1 072 665	
- EIF	1 035 076		1 005 068	
- Special Section	670 986		807 864	
- EU-Africa Infrastructure Trust Fund	511 772		503 242	
- GF Greece	300 041		300 000	
- LGTT	163 409		163 275	
- ENPI	157 492		166 333	
- AECID	100 210		100 155	
- ECHA	76 117		121 225	
- PBI	68 886		50 000	
- NIF Trust Fund	61 693		55 301	
- HIPC	38 970		39 588	
- FEMIP Trust Fund	33 340		29 874	
- EPTA Trust Fund	12 847		9 082	
- JASPERS	2 579		2 434	
- EPEC	0		484	
		14 307 161		14 195 159
Other items:				
- Nominal value of interest-rate swap and deferred rate-setting contracts (Note V.1)		444 567 235		432 817 455
- Nominal value of currency swap contracts payable (Note V.1)		174 648 752		183 578 841
- Nominal value of currency swap contracts receivable (Note V.1)		171 759 216		190 231 826
- Nominal value of put option granted to EIF minority shareholders (Note E.2)		441 336		424 376
- Currency forwards (Note V.2)		372 040		363 762
- Special deposits for service of borrowings (Note S)		79 141		16 311
- Swaps launched but not yet settled		18 717		16 475
- Forward rate agreements (Note V.2)		0		4 946 600

The accompanying notes form an integral part of these financial statements.

20

EIB Statutory Financial Statements of the Bank

Profit and loss account

for the year ended 31 December 2013 (in EUR'000)

		2013		2012	
1.	**Interest receivable and similar income** (Note N)		23 005 046		25 529 456
2.	**Interest payable and similar charges** (Note N)		-19 998 604		-22 548 492
3.	**Income from securities**				
	a) income from shares and other variable-yield securities	48 410		29 780	
	b) income from shares in affiliated undertakings	3 810		0	
			52 220		29 780
4.	**Commissions receivable** (Note O)		292 821		236 775
5.	**Commissions payable** (Note O)		-16 081		-14 594
6.	**Net result on financial operations** (Note P)		-148 729		198 460
7.	**Other operating income** (Note Q)		6 510		13 607
8.	**General administrative expenses** (Note R)				
	a) staff costs (Note L)	-415 948		-362 511	
	b) other administrative expenses	-127 845		-134 330	
			-543 793		-496 841
9.	**Value adjustments in respect of tangible and intangible assets** (Note F)				
	a) tangible assets	-23 988		-23 878	
	b) intangible assets	-6 499		-6 449	
			-30 487		-30 327
10.	**Value adjustments in respect of loans and advances** (Note D.2) **and provisions for contingent liabilities**		-104 102		-177 520
11.	**Profit for the financial year**		2 514 801		2 740 304

The accompanying notes form an integral part of these financial statements.

21

Cash flow statement

for the year ended 31 December 2013 (in EUR '000)

	2013	2012
A. Cash flows from operating activities:		
Profit for the financial year	2 514 801	2 740 304
Adjustments for:		
Change in value adjustments on loans and advances (Note D.2)	83 627	148 759
Change in provisions on pension plans and health insurance scheme	143 884	136 891
Change in provisions for commitment on investment funds and guarantees on venture capital operations	14 742	-747
Value adjustments in respect of tangible and intangible assets	30 487	30 327
Value (re-)adjustments in respect of shares and other variable-yield securities	24 198	-33 905
Held to maturity portfolio amortisation	7 204	9 520
Effect of exchange rate changes	-2 730 084	-821 911
Profit on operating activities	**88 859**	**2 209 238**
Disbursements of loans and advances to credit institutions and customers	-52 925 197	-48 366 746
Repayments of loans and advances to credit institutions and customers	33 990 545	32 233 139
Change in deposits with central banks	51 000	238 653
Change in treasury operational portfolios	293 038	964 127
Change in venture capital operations included in shares and other variable-yield securities	-178 236	-229 454
Change in shares and other variable-yield securities excluding venture capital operations	-57 780	-97 183
Change in amounts owed to credit institutions and customers	-7 418 983	-359 901
Change in prepayments and accrued income	-1 784 068	1 639 645
Change in other assets	315	-89 976
Change in short term treasury derivative valuations	-6 126	19 065
Change in accruals and deferred income	2 262 100	422 527
Change in other liabilities	56 268	83 421
Net cash used in operating activities	**-25 628 265**	**-11 333 445**
B. Cash flows from investing activities:		
Purchase of EIF shares	-56	-1 944
Securities from investment portfolio matured during the year	215 500	133 750
Purchase of loan substitutes included in the debt securities portfolios	-2 045 921	-2 792 755
Redemption of loan substitutes included in the debt securities portfolios	1 439 864	2 110 109
Purchase and disposal of tangible and intangible assets	-25 088	-18 966
Net cash used in investing activities	**-415 701**	**-569 806**
C. Cash flows from financing activities:		
Issuance of debts evidenced by certificates	84 933 795	140 025 290
Redemption of debts evidenced by certificates	-69 500 489	-115 065 905
Member States' contribution	9 178 016	7 573
Net cash from financing activities	**24 611 322**	**24 966 958**
Summary statement of cash flows:		
Cash and cash equivalents at beginning of financial year	**60 352 552**	**46 878 225**
Net cash from:		
Operating activities	-25 628 265	-11 333 445
Investing activities	-415 701	-569 806
Financing activities	24 611 322	24 966 958
Effect of exchange rate changes on cash held	1 395 177	410 620
Cash and cash equivalents at end of financial year	**60 315 085**	**60 352 552**
Cash and cash equivalents are composed of:		
Cash in hand, balances with central banks and post office banks, excluding deposits with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1)	124	104
Bills maturing within three months of issue (Note B.2: A1 portfolio)	15 288 392	9 431 365
Loans and advances to credit institutions:		
Repayable on demand	1 080 135	1 015 430
Other loans and advances (Note C)	43 946 434	49 905 653
	60 315 085	**60 352 552**

The accompanying notes form an integral part of these financial statements.

22

EIB Statutory Financial Statements of the Bank European Investment Bank Notes to the financial statements as at 31 December 2013 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long-term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, Luxembourg. Note A – Significant accounting policies A.1. Accounting standards The unconsolidated financial statements (the ‘Financial Statements’) of the European Investment Bank have been prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/ EC of 14 June 2006 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions (the ‘Directives’). However, the Financial Statements do not include any management report. The Bank prepares an Activity Report which is presented separately from the Financial Statements and its consistency with the Financial Statements is not audited. On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 13 March 2014 and authorised their submission to the Board of Governors for approval by 29 April 2014. In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the resulting differences may be material to the Financial Statements. The Bank also publishes consolidated financial statements as at the same date as the annual Financial Statements. A.2. Foreign currency translation The EIB uses the euro (EUR) as the unit of measure for the capital accounts of Member States and for presenting its Financial Statements. The Bank conducts its operations in the currencies of its Member States, in euro and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. The Bank’s monetary assets and liabilities denominated in currencies other than euro are translated into euro at closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the profit and loss account. A.3. Derivatives The Bank uses derivative instruments, mainly currency and interest rate swaps, as part of its asset and liability management (“ALM”) activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. All derivatives transactions are booked at nominal as offbalance sheet items at the date of the transaction. The majority of the Bank’s swaps are concluded with a view to hedging specific bond issues. The Bank enters into currency swaps, whereby the proceeds of a borrowing are initially converted into a different currency and on maturity the Bank will obtain the amounts needed to service the borrowing in the original currency. The Bank also enters into currency, interest rate and overnight index swaps as part of its hedging operations on loans or for the global ALM position. The corresponding interest is accounted for on a pro rata temporis basis. The Bank also uses derivative instruments as part of its treasury operations. 20

A.3.1. Trading and available for sale portfolio derivatives Trading and available for sale portfolio derivatives are recorded at market value in the balance sheet as Other assets when their market value is positive or Other liabilities when their market value is negative. Changes in the market value are included in Net result on financial operations. Market values are obtained from quoted market prices, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as time value of money, yield curve and volatility of the underlying. Interest on derivative instruments is accrued pro rata temporis under Prepayments and accrued income or Accruals and deferred income. Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in Accruals and deferred income or Prepayments and accrued income. The premium/discount between the spot and forward settlement amounts is amortised pro rata temporis through the profit and loss account in Interest receivable and similar income or Interest payable and similar charges. The market value is recorded under Other assets when their market value is positive or Other liabilities when their market value is negative. Changes in the market value are included in Net result on financial operations. Interest rate swaps The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. The market value is recorded under Other assets when their market value is positive or Other liabilities when their market value is negative. Changes in the market value are included in Net result on financial operations. Futures Long term futures are used by the Bank to adjust the interest rate exposure of its treasury bond portfolios. Futures are valued by reference to the previous day’s closing price on the relevant market. A.3.2. All other derivatives Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in Accruals and deferred income or Prepayments and accrued income. The forward leg of the currency swap is recorded off-balance sheet at settlement amount and is not revalued. The premium/discount between the spot and forward settlement amounts is amortised pro rata temporis through the profit and loss account in Interest receivable and similar income or Interest payable and similar charges. Interest rate swaps The hedging interest rate swaps are not revalued. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. Forward rate agreements Forward rate agreements are concluded for hedging purposes and are recorded off balance sheet on trade date. The difference between the contractual forward rates and the year end rates are reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. Currency forwards Currency forwards are entered into in order to adjust future currency positions. The forward leg is recorded off-balance sheet at settlement amount and is not revalued. The difference between the spot amounts and the forward settlement amounts is amortised pro rata temporis through the profit and loss account in Interest receivable and similar income or Interest payable and similar charges. Interest on derivative instruments is accrued pro rata temporis under Prepayments and accrued income or Accruals and deferred income. A.4. Financial assets Financial assets are accounted for using the settlement date basis. A.5. Cash and cash equivalents The Bank defines cash and cash equivalents as short term, highly liquid securities and interest-earning deposits with maturities of 90 days or less. A.6. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities With a view to clarifying management of its liquid assets, the Bank has established the following portfolio categories: 21

EIB Statutory Financial Statements of the Bank A.6.1. Investment portfolio The investment portfolio consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: • Governments of the European Union Member States, G10 countries and their agencies; • Supranational public institutions, including multinational development banks. These securities are initially recorded at purchase price or more exceptionally at transfer price. Value adjustments are accounted for, if these are other than temporary. The difference between entry price and redemption value is accounted for pro rata temporis over the life of the securities. In 2006, the Bank decided to phase out the investment portfolio. Since then, the Bank has not made any new additions to the investment portfolio and will keep the existing portfolio lines until final maturity, upon which the redemption proceeds of such matured securities will be invested in the operational portfolios described in paragraph A.6.2. A.6.2. Operational portfolios • Operational money market portfolios A1 and A2 In order to maintain an adequate level of liquidity, the Bank purchases money market products with a maximum maturity of 18 months, in particular Treasury bills and negotiable debt securities issued by public bodies and credit institutions. The securities in the A1 portfolio are held until their final maturity and presented in the Financial Statements at amortised cost. Value adjustments are accounted for, if these are other than temporary. The A2 portfolio includes securities with maturities of up to 18 months which are available for sale. Bonds are initially recorded at acquisition cost and presented in the Financial Statements at market value. Changes in market value are recorded under Net result on financial operations in the profit and loss account. The difference between acquisition cost and redemption amount is amortised pro rata temporis as Interest receivable and similar income. • Operational bond portfolios B1, B3 and B4 The B1 ‘Credit Spread’ portfolio comprises floating-rate and fixed-rate bonds issued or guaranteed by national governments, supranational institutions, financial institutions and corporations. These securities are available for sale. Bonds are initially recorded at acquisition cost and presented in the Financial Statements at market value. Changes in market value are recorded under Net result on financial operations in the profit and loss account. The difference between the acquisition cost and redemption amount is amortised pro rata temporis as Interest receivable and similar income. The B3 ‘Global Fixed Income’ portfolio comprises listed securities with a maximum residual maturity of 10 years, issued and/or guaranteed by sovereigns, their agencies or by financial institutions. Securities held in this portfolio are marked to market value in the balance sheet; the corresponding changes in market value are recorded under Net result on financial operations in the profit and loss account. The B4 ‘Inflation Linked Investment’ portfolio comprises listed securities with a maximum residual maturity of 30 years, issued by EU Governments. Securities held in this portfolio are marked to market value in the balance sheet; the corresponding changes in market value are recorded under Net result on financial operations in the profit and loss account. The market value of treasury portfolios is based on published price quotations in an active market as the first source. For instruments without available published price quotations, the market values are determined by obtaining quotes from market participants and/or by using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date. A.6.3. Loan substitutes This portfolio mainly consists of obligations in the form of bonds, notes or certificates issued by Special Purpose Vehicles (SPV), trust vehicles or financial institutions. These securities are classified as held to maturity and initially recorded at purchase price and valued at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities. Value adjustments are accounted for, if these are other than temporary. A.7. Loans and advances to credit institutions and customers A.7.1. Loans and advances Loans and advances are included in the assets of the Bank at their net disbursed amounts. Value adjustments have been made for loans and advances outstanding at the end of the financial year and presenting risks of non-recovery of all or part of their amounts. Such value adjustments are held in the same currency as the assets to which they relate. Value adjustments are accounted for in the profit and loss account as ‘Value adjustments in respect of loans and advances’ and are deducted from the appropriate asset items on the balance sheet. 22

A.7.2. Interest on loans Interest on loans is recorded in the profit and loss account on an accruals basis, i.e. over the life of the loans. On the balance sheet, accrued interest is included in ‘Prepayments and accrued income’ under assets. Value adjustments to interest amounts on these loans are determined on a case-by-case basis by the Bank’s Management and deducted from the appropriate asset item on the balance sheet. A.7.3. Reverse repurchase operations (reverse repos) Under a tripartite reverse repo, a custodian/clearing agency arranges for custody, clearing and settlement of the transactions between the Bank and a third party. The custodians/clearing agencies operate under standardised global master purchase agreements and provide for delivery against payment systems, substitution of securities, automatic marking to market, reporting and daily transaction administration. Reverse repos are carried at the amounts of cash advanced and are entered on the balance sheet under Loans and advances to credit institutions – b) other loans and advances. Interest on reverse repos is accrued pro rata temporis. A.7.4. Interest subsidies Interest subsidies received in advance (see Note I) are deferred and recognised in the profit and loss account over the period from disbursement to repayment of the subsidised loan. A.8. Shares, other variable-yield securities and shares in affiliated undertakings A.8.1. Shares and other variable-yield securities The Bank acquires shares and other variable-yield securities when it enters into venture capital operations, infrastructure funds or investment funds. Shares and other variable-yield securities are initially recorded at acquisition cost. Their carrying value is adjusted to the lower of cost or market value at subsequent measurement at the balance sheet date. Investments in venture capital enterprises, infrastructure funds and investment funds represent shares and other variable-yield securities acquired for the longer term in the normal course of the Bank’s activities. They are initially recorded at their original purchase cost. Based on the reports received from fund managers, the portfolios of investments are valued on a line-by-line basis at the lower of cost or attributable net asset value (‘NAV’), thus excluding any attributable unrealised gain that may be prevailing in the portfolio. The attributable NAV is determined through applying either the Bank’s percentage ownership in the underlying vehicle to the NAV reflected in the most recent report or, to the extent available, the value per share at the same date, submitted by the respective Fund Manager. The attributable NAV is adjusted for events having occurred between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material. Unrealised losses due solely to administrative expenses and management fees of venture capital, infrastructure funds and investment funds in existence for less than two years at the balance sheet date are not taken into consideration in determining the attributable NAV. A.8.2. Shares in affiliated undertakings Shares in affiliated undertakings represent medium and long-term investments and are accounted for at cost. Value adjustments are accounted for, if these are other than temporary. A.9. Tangible assets Tangible assets include land, Bank-occupied properties, other machines and equipment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The value of the Bank’s headquarters building in Luxembourg- Kirchberg and its buildings in Luxembourg-Hamm and Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: • Buildings in Kirchberg, Hamm and Weimershof: 30 years • Permanent equipment, fixtures and fittings: 10 years • Furniture: 5 years • Office equipment and vehicles: 3 years A.10. Intangible assets Intangible assets comprise internally developed computer software. Software development costs are capitalised if they meet certain criteria relating to 23

EIB Statutory Financial Statements of the Bank identifiability, to the probability that future economic benefits will flow to the enterprise and to the reliability of cost measurement. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. A.11. Pension plans and health insurance scheme A.11.1. Pension plan for staff The Bank operates defined benefit pension plans to provide retirement benefits to substantially its entire staff. The Bank’s main pension scheme is a defined benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The latest valuation was carried out as at 30 September 2013 and was updated as at 31 December 2013 with an extrapolation (roll forward method) for the last three months of 2013. The main assumptions used by the actuary are set out in Note L. Cumulative prior year actuarial deficits and surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the plan’s participants on a straight line basis. A.11.2. Health insurance scheme The Bank has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Bank and its employees. The health insurance scheme is managed and accounted for under the same principles as the pension plan for staff described in Note A.11.1. The latest valuation was carried out as at 30 September 2013 and was updated as at 31 December 2013 with an extrapolation (roll forward method) for the last three months of 2013. A.11.3. The Management Committee pension plan The Management Committee pension plan is a defined benefit pension scheme funded by contributions from the Bank only which covers all Management Committee members. All contributions of the Bank are invested in the assets of the Bank. The Management Committee pension plan is managed and accounted for under the same principles as the pension plan for staff described in Note A.11.1. A.11.4. Optional Supplementary provident scheme The optional supplementary provident scheme is a defined contribution pension scheme, funded by voluntary staff’s contributions and employer’s contributions. The corresponding liability is recorded in Other liabilities. A.12. Amounts owed to credit institutions and customers Amounts owed to credit institutions and customers are presented in the financial statements at their redemption amounts. Interest on amounts owed to credit institutions and customers is recorded in the profit and loss account on an accruals basis as Interest payable and similar charges. Accrued interest is included in Accruals and deferred income under liabilities. A.13. Debts evidenced by certificates Debts evidenced by certificates are presented at their redemption amounts, except for zero coupon bonds which are presented at their amortised cost. Transaction costs and premiums/ discounts are amortised in the profit and loss account on a straight line basis over the life of the debt through Accruals and deferred income or Prepayments and accrued income. Interest expense on debt instruments is included in Interest payable and similar charges in the profit and loss account. A.14. Provision for guarantees issued and for commitment on investment funds A.14.1. Provision for guarantees issued This provision is intended to cover risks inherent in the Bank’s activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties. A provision for guarantees issued is established if there is objective evidence that the Bank will have to incur a loss in respect of a given guarantee granted. A.14.2. Provision for commitment on investment funds This provision is intended to cover risks inherent in the Bank’s commitment on investment funds signed but not yet disbursed. 24

A.15. Reserves A.15.1. Reserve fund As foreseen by Article 22.1 of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. A.15.2. Additional reserves Additional reserves contain the remaining retained earnings of the Bank. A.15.3. Special activities reserve As foreseen by Article 16.5 of the Statute, “the special activities of the Bank will have a specific allocation of reserve”. The reserve is based on the capital allocation of each operation. A.15.4. General loan reserve In 2009 a “general loan reserve” was introduced for the expected loss of the Bank’s loan and guarantee portfolio, modelled upon the Bank’s policy guidelines. A.16. Taxation The Protocol on the privileges and Immunities of the European Union appended to the treaty on European Union and the treaty on the functioning of the European Union, stipulates that the assets, revenues, and other property of the Institutions of the Union are exempt from all direct taxes. A.17. Prepayments and accrued income Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income for which payment is not due until the expiry of the underlying instrument. A.18. Accruals and deferred income Income received before the balance sheet date but relating to a subsequent financial year, together with any charges which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year. A.19. Interest receivable and similar income In addition to interest and commission income on loans and deposits and other revenue from the securities portfolio, the ‘Interest receivable and similar income’ includes the indemnities received by the Bank for prepayments made by its borrowers. Prepayment indemnities are recognised in the profit and loss when received, as the revenue is earned. A.20. Dividend income Dividends are recognised in the profit and loss account when the entity’s right to receive payment is established. 25

EIB Statutory Financial Statements of the Bank Note B – Cash in hand, balances with central banks and post office banks and debt securities portfolio (in EUR ‘000) B.1. Cash in hand, balances with central banks and post office banks The cash in hand and balances with central banks and post office banks equal to EUR ’000 106 382 at 31 December 2013 (2012: EUR ‘000 157 362). EIB is an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR ‘000 106 258 as at 31 December 2013 (2012: EUR ‘000 157 258). B.2. Debt securities portfolio The debt securities portfolio is composed of the investment portfolio, the operational money market portfolios A1 and A2, the operational bond portfolios B1 ‘Credit Spread’, B3 ‘Global Fixed Income’ and B4 ‘Inflation Linked Investment’ and the loan substitutes. The details of the debt security portfolios as at 31 December 2013 and 2012 are as follows: 31.12.2013 31.12.2012 Treasury bills and other bills eligible for refinancing with central banks 25 594 364 17 462 708 Debt securities including fixed-income securities 6 948 745 9 309 313 Total debt securities (*) 32 543 109 26 772 021 (*) of which EUR ‘000 5 975 714 unlisted in 2013 and EUR ‘000 9 307 750 in 2012. At 31.12.2013 Purchase price Book value Premiums/ discounts to be amortised Value at final maturity Market value Investment portfolio 846 054 819 250 -6 568 812 682 915 872 Operational money market portfolios: - A1: Money market securities with a max. 3-month maturity 15 332 181 15 288 392 1 510 15 289 902 15 286 230 - A2: Money market securities with a max. 18-month maturity 1 794 006 1 756 641 -287 1 757 063 1 756 641 Operational bond portfolios: - B1: Credit Spread 594 827 594 053 -5 927 583 850 594 053 - B3: Global Fixed Income 548 413 539 598 0 526 410 539 598 - B4: Inflation Linked Investment 350 524 365 763 0 337 000 365 763 Loan substitutes (Note D) 13 340 945 13 179 412 -45 671 13 133 741 13 339 896 Total debt securities 32 806 950 32 543 109 -56 943 32 440 648 32 798 053 26

At 31.12.2012	Purchase price	Book value	Premiums/ discounts to be amortised	Value at final maturity	Market value
Investment portfolio	1 080 431	1 036 946	-8 764	1 028 182	1 155 566
Operational money market portfolios:					
- A1: Money market securities with a max. 3-month maturity	9 425 707	9 431 365	5 765	9 437 130	9 432 208
- A2: Money market securities with a max. 18-month maturity	1 523 395	1 514 279	-2 185	1 508 374	1 514 279
Operational bond portfolios:					
- B1: Credit Spread	613 131	622 568	-6 401	605 350	622 568
- B3: Global Fixed Income	556 548	559 000	0	532 000	559 000
- B4: Inflation Linked Investment	854 887	889 731	0	783 000	889 731
Loan substitutes (Note D) (1)	12 726 729	12 718 132	-59 231	12 658 901	11 435 041
Total debt securities	**26 780 828**	**26 772 021**	**-70 816**	**26 552 937**	**25 608 393**

Loan substitutes, which represent acquisitions of interest in pools of loans or receivables in connection with securitisation transactions, are considered as part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. No value adjustment is required and has thus been accounted for as at 31 December 2013 and 2012.

(1)The Bank further refined the inputs used in the valuation models for its loan substitutes' portfolio to provide more granularity, so that the resulting market value reflects all considerations of market participants in determining a market value. As a result of the change, the market value of the loan substitutes portfolio as at 31 December 2012 would have been EUR '000 12 851 940.

30

EIB Statutory Financial Statements of the Bank

EU sovereign exposure in bond holdings

The Bank did not record value adjustments in 2012 and 2013 in respect of its held to maturity EU sovereign and sovereign guaranteed exposure as at the year end, in view of the Bank's preferred creditor status and the protection given by the Bank's Statute as well as a detailed review of any value adjustments requirements.

The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Bank's debt securities portfolios as at 31 December 2013 and 2012:

At 31.12.2013	Purchase price	Book value	Value at final maturity	Market value
EU sovereigns				
Austria	151 883	149 895	146 800	152 380
Belgium	239 789	226 611	223 500	232 321
Czech Republic	756 727	685 236	639 711	757 471
Denmark	10 000	10 057	10 000	10 057
Finland	52 365	52 086	50 000	52 086
France	4 935 744	4 920 462	4 889 379	4 935 680
Germany	1 757 799	1 757 509	1 748 900	1 801 080
Greece	136 842	130 629	134 000	129 757
Hungary	17 472	18 310	19 000	18 836
Italy	4 369 169	4 375 500	4 375 500	4 384 607
Netherlands	1 144 545	1 135 727	1 134 000	1 144 461
Poland	73 279	73 542	72 000	77 999
Portugal	20 558	20 918	21 000	21 081
Slovakia	72 900	72 027	70 000	72 810
Spain	1 708 975	1 709 929	1 710 221	1 711 172
	15 448 047	**15 338 438**	**15 244 011**	**15 501 798**
Non-EU sovereign and other bonds	**17 358 903**	**17 204 671**	**17 196 637**	**17 296 255**
Total	**32 806 950**	**32 543 109**	**32 440 648**	**32 798 053**

At 31.12.2012	Purchase price	Book value	Value at final maturity	Market value
EU sovereigns				
Austria	116 403	118 219	113 800	122 143
Belgium	847 416	836 263	831 500	845 471
Czech Republic	759 223	750 681	694 796	863 273
Denmark	10 000	10 375	10 000	10 375
Finland	52 365	53 242	50 000	53 242
France	799 827	820 689	737 600	841 890
Germany	565 988	570 592	528 400	630 159
Greece	156 842	149 332	154 000	145 626
Hungary	17 472	18 197	19 000	17 599
Ireland	36 773	37 186	37 000	37 285
Italy	4 689 667	4 695 873	4 698 448	4 700 801
Luxembourg	46 395	45 474	44 000	45 474
Netherlands	81 100	79 242	78 000	91 631
Poland	67 672	66 622	67 000	71 819
Portugal	46 612	45 024	45 000	44 985
Slovakia	31 862	31 874	30 000	32 605
Spain	910 284	896 056	897 600	898 029
	9 235 901	**9 224 941**	**9 036 144**	**9 452 407**
Non-EU sovereign and other bonds	**17 544 927**	**17 547 080**	**17 516 793**	**16 155 986**
Total	**26 780 828**	**26 772 021**	**26 552 937**	**25 608 393**

31

Note C – Loans and advances to credit institutions – other loans and advances (in EUR '000)

The Bank enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Bank controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Bank when deemed necessary.

	31.12.2013	31.12.2012
Term deposits	5 754 912	9 054 416
Overnight deposits	413 273	406 757
Tripartite reverse repos(*)	39 318 249	40 714 480
Total other loans and advances to credit institutions	**45 486 434**	**50 175 653**
of which cash and cash equivalents	43 946 434	49 905 653

(*) These operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:
- delivery against payment;
- verification of collateral;
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian; and
- organisation of substitute collateral provided that this meets all the contractual requirements.

Note D – Summary statement of loans

D.1. Aggregate loans granted (in EUR '000)

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	Total 2013	Total 2012
Disbursed portion	125 444 479	289 513 697	414 958 176	400 656 333
Undisbursed loans	27 925 402	65 418 280	93 343 682	81 916 483
Aggregate loans granted	**153 369 881**	**354 931 977**	**508 301 858**	**482 572 816**
Loan substitutes portfolio (Note B.2)			13 179 412	12 718 132
Aggregate loans including loan substitutes portfolio (Note D.3)			**521 481 270**	**495 290 948**

D.2. Value adjustments for loans (in EUR '000)

Movements in the value adjustments are detailed below:

	2013	2012
Provision at 1 January	341 549	192 790
Release during the year	-74 640	-16 826
Use during the year	-55 950	-34 588
Allowance during the year	151 016	199 593
Foreign exchange adjustment	-533	580
At 31 December	**361 442**	**341 549**

In 2012, an amount of EUR '000 4 500 was paid by the European Commission to the Bank in the context of a Risk Sharing operation. This amount has been accounted for in the profit and loss account as *Value adjustments in respect of loans and advances and provisions for contingent liabilities*. Such contribution did not occur in 2013.

32

EIB Statutory Financial Statements of the Bank

However, the Bank has retroceded EUR '000 5 200 to the European Commission regarding a contribution previously made on an operation which has been fully repaid in 2013. Such retrocession has been accounted for in the profit and loss account as *Value adjustments in respect of loans and advances and provisions for contingent liabilities.*

D.3. Geographical breakdown of lending by country in which projects are located (in EUR '000)

D.3.1. Loans for projects within the European Union

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2013	% of total 2012
Spain	762	80 623 461	76 384 716	4 238 745	15.45%	15.16%
Italy	661	65 612 766	55 373 258	10 239 508	12.58%	12.41%
Germany	616	59 172 218	49 304 149	9 868 069	11.35%	11.69%
France	482	47 831 323	38 072 529	9 758 794	9.17%	8.96%
United Kingdom	266	34 294 518	27 316 274	6 978 244	6.58%	6.79%
Poland	265	33 704 312	25 460 833	8 243 479	6.46%	6.12%
Portugal	297	22 460 310	19 685 886	2 774 424	4.31%	4.61%
Greece	152	16 679 259	15 440 398	1 238 861	3.20%	3.36%
Austria	214	13 502 599	11 233 848	2 268 751	2.59%	2.37%
Hungary	141	12 262 426	10 170 965	2 091 461	2.35%	2.47%
Belgium	127	10 555 991	8 790 628	1 765 363	2.02%	1.98%
Czech Republic	141	10 176 606	9 239 309	937 297	1.95%	2.14%
Netherlands	82	9 478 022	8 194 248	1 283 774	1.82%	1.77%
Sweden	73	8 632 224	6 488 860	2 143 364	1.66%	1.60%
Finland	126	7 269 593	6 035 302	1 234 291	1.39%	1.43%
Romania	92	7 026 114	5 163 691	1 862 423	1.35%	1.45%
Ireland	60	5 023 558	3 966 770	1 056 788	0.96%	1.00%
Slovenia	64	4 121 183	3 127 811	993 372	0.79%	0.77%
Croatia(*)	43	3 283 947	2 291 874	992 073	0.63%	0.56%
Slovakia	67	3 174 747	2 687 747	487 000	0.61%	0.57%
Bulgaria	49	2 593 919	1 818 863	775 056	0.50%	0.49%
Cyprus	32	2 266 307	1 762 857	503 450	0.43%	0.44%
Denmark	38	2 186 579	1 686 087	500 492	0.42%	0.43%
Latvia	22	1 464 234	811 734	652 500	0.28%	0.33%
Estonia	21	1 435 899	1 178 099	257 800	0.28%	0.27%
Lithuania	19	1 405 235	1 300 735	104 500	0.27%	0.26%
Luxembourg	19	716 908	487 908	229 000	0.14%	0.16%
Malta	6	334 938	334 938	0	0.06%	0.07%
Sub-total	**4 937**	**467 289 196**	**393 810 317**	**73 478 879**	**89.60%**	**89.66%**

33

D.3.2. Loans for projects outside the European Union D.3.2.1. Candidate Countries Countries and territories in which projects are located Number of loans Aggregate loans granted Disbursed portion Undisbursed portion % of total 2013 % of total 2012 Turkey 173 17 347 991 13 426 038 3 921 953 Serbia 63 3 773 158 2 347 364 1 425 794 FYROM 12 505 317 263 886 241 431 Iceland 9 465 697 465 697 0 Montenegro 32 256 252 199 860 56 392 Sub-total 289 22 348 415 16 702 845 5 645 570 4.29% 4.29% 31

EIB Statutory Financial Statements of the Bank D.3.2.2. ACP States Countries and territories in which projects are located Number of loans Aggregate loans granted Disbursed portion Undisbursed portion % of total 2013 % of total 2012 Kenya 4 260 126 105 140 154 986 Zambia 4 227 000 0 227 000 Madagascar 1 204 884 204 884 0 Tanzania, United republic of 3 195 431 6 880 188 551 Regional - West Africa 5 158 793 43 717 115 076 Lesotho 4 149 236 49 017 100 219 Uganda 2 130 000 3 000 127 000 Mauritius 9 118 389 79 573 38 816 Mozambique 6 117 012 64 926 52 086 Namibia 6 103 159 103 159 0 Burkina Faso 3 73 964 17 964 56 000 Cameroon 2 70 000 5 000 65 000 Senegal 3 66 169 39 269 26 900 Cape Verde 2 63 658 31 378 32 280 Ghana 1 59 350 59 350 0 Congo (Democratic Republic) 2 55 000 39 349 15 651 Liberia 3 50 000 8 326 41 674 Mali 1 50 000 0 50 000 Benin 2 45 000 20 000 25 000 Seychelles 2 33 891 12 281 21 610 Swaziland 2 31 998 18 498 13 500 Regional - Caribbean 2 31 208 31 208 0 Congo 1 29 000 25 738 3 262 Dominican Republic 1 26 800 0 26 800 Mauritania 3 26 267 11 267 15 000 Malawi 1 15 750 14 571 1 179 Jamaica 3 15 374 15 374 0 Botswana 2 10 955 10 955 0 Nigeria 1 10 291 10 291 0 Dominica 2 7 603 4 012 3 591 Saint Kitts and Nevis 2 5 987 0 5 987 Saint Vincent and Grenadines 1 4 235 4 235 0 Togo 2 3 000 1 000 2 000 Barbados 1 2 652 2 652 0 Bahamas 1 1 745 1 745 0 Saint Lucia 1 1 542 1 542 0 Sub-total 91 2 455 469 1 046 301 1 409 168 0.47% 0.51% 32

D.3.2.3. Asia

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2013	% of total 2012
China	7	1 745 371	694 586	1 050 785		
India	5	584 488	234 488	350 000		
Vietnam	8	548 947	190 917	358 030		
Kazakhstan	7	220 000	0	220 000		
Sri Lanka	5	213 311	123 311	90 000		
Pakistan	4	125 924	25 924	100 000		
Bangladesh	1	82 000	0	82 000		
Nepal	1	53 851	0	53 851		
Philippines	3	51 388	51 388	0		
Indonesia	3	47 770	47 770	0		
Lao People's Democratic Rep.	1	38 705	38 705	0		
Maldives	1	28 163	28 163	0		
Tajikistan	1	7 000	0	7 000		
Thailand	1	2 027	2 027	0		
Sub-total	**48**	**3 748 945**	**1 437 279**	**2 311 666**	**0.72%**	**0.67%**

D.3.2.4. . Potential Candidate Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2013	% of total 2012
Bosnia and Herzegovina	36	1 533 397	865 615	667 782		
Albania	13	293 635	233 702	59 933		
Kosovo	3	53 500	43 500	10 000		
Sub-total	**52**	**1 880 532**	**1 142 817**	**737 715**	**0.36%**	**0.34%**

D.3.2.5. Latin America

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2013	% of year 2012
Brazil	12	1 493 371	943 371	550 000		
Panama	4	545 957	545 957	0		
Regional - Central America	4	299 996	158 673	141 323		
Argentina	4	229 893	229 893	0		
Ecuador	2	222 672	22 672	200 000		
Nicaragua	3	127 414	19 868	107 546		
Colombia	2	121 469	121 469	0		
Paraguay	2	121 050	47 132	73 918		
Mexico	3	98 569	98 569	0		
Peru	3	60 943	60 943	0		
Chile	1	59 510	59 510	0		
Costa Rica	1	51 787	0	51 787		
Uruguay	3	14 472	14 472	0		
Sub-total	**44**	**3 447 103**	**2 322 529**	**1 124 574**	**0.66%**	**0.68%**

36

EIB Statutory Financial Statements of the Bank D.3.2.6. European Free Trade Association (EFTA) Countries Countries and territories in which projects are located Number of loans Aggregate loans granted Disbursed portion Undisbursed portion % of total 2013 % of total 2012 Norway 8 723 437 620 217 103 220 Switzerland 6 93 900 67 440 26 460 Liechtenstein 2 11 340 0 11 340 Sub-total 16 828 677 687 657 141 020 0.16% 0.15% D.3.2.7. Mediterranean Countries Countries and territories in which projects are located Number of loans Aggregate loans granted Disbursed portion Undisbursed portion % of total 2013 % of total 2012 Morocco 58 4 100 609 2 321 329 1 779 280 Tunisia 56 3 265 364 2 248 264 1 017 100 Egypt 35 3 059 847 2 007 291 1 052 556 Syrian Arab Republic 16 1 085 897 533 896 552 001 Israel 11 760 246 723 610 36 636 Lebanon 21 684 743 407 987 276 756 Algeria 1 468 050 468 050 0 Jordan 16 418 837 329 619 89 218 Gaza-West Bank 6 55 940 25 548 30 392 Sub-total 220 13 899 533 9 065 594 4 833 939 2.67% 2.86% D.3.2.8. Overseas Countries and Territories (OCT) Countries and territories in which projects are located Number of loans Aggregate loans granted Disbursed portion Undisbursed portion % of total 2013 % of total 2012 French Polynesia 2 30 000 0 30 000 New Caledonia 1 187 187 0 Sub-total 3 30 187 187 30 000 0.01% 0.01% D.3.2.9. Eastern Europe, Southern Caucasus, Russia Countries and territories in which projects are located Number of loans Aggregate loans granted Disbursed portion Undisbursed portion % of total 2013 % of total 2012 Ukraine 13 2 043 187 515 378 1 527 809 Russian Federation 13 1 336 772 298 190 1 038 582 Georgia 11 484 781 213 170 271 611 Moldova, Republic of 12 452 368 103 973 348 395 Armenia 6 121 310 22 494 98 816 Sub-total 55 4 438 418 1 153 205 3 285 213 0.85% 0.59% 34

D.3.2.10. South Africa Countries and territories in which projects are located Number of loans Aggregate loans granted Disbursed portion Undisbursed portion % of total 2013 % of total 2012 South Africa 30 1 114 795 768 857 345 938 Sub-total 30 1 114 795 768 857 345 938 0.21% 0.24% Total loans for projects outside the Union(*) 848 54 192 074 34 327 271 19 864 803 10.40% 10.34% Total loans 2013(1) 5 785 521 481 270 428 137 588 93 343 682 100.00% Total loans 2012(1) 5 542 495 290 948 413 374 465 81 916 483 100.00% (1) including loan substitutes (Note B.2 and D.1) (*) Comparative figures have been reclassified, from Potential Candidates Countries in 2012 to European Union, following the adhesion of Croatia as of 1 July 2013 Note E – Shares and other variable-yield securities E.1. Shares and other variable-yield securities This balance comprises (in EUR ‘000): Venture capital operations(1) EBRD shares(2) Investment funds(1) Total Cost: At 1 January 2013 2 215 405 157 500 519 128 2 892 033 Net additions 178 236 0 57 780 236 016 At 31 December 2013 2 393 641 157 500 576 908 3 128 049 Value adjustments: At 1 January 2013 -600 114 0 -18 176 -618 290 Net releases/additions -10 477 0 -13 721 -24 198 At 31 December 2013 -610 591 0 -31 897 -642 488 Net book value: At 31 December 2013 1 783 050 157 500 545 011 2 485 561 At 31 December 2012 1 615 291 157 500 500 952 2 273 743 (1) The amounts signed but not yet disbursed disclosed off-balance sheet are respectively: • for venture capital operations EUR ‘000 2 257 754 (2012: EUR ‘000 1 904 034) • for investment funds EUR ‘000 605 414 (2012: EUR ‘000 539 385 (2) The amount of EUR ‘000 157 500 (2012: EUR ‘000 157 500) corresponds to the capital paid in by the Bank as at 31 December 2013 with respect to its subscription of EUR ‘000 900 440 to the capital of the EBRD (European Bank for Reconstruction and Development). As at 31 December 2013, the Bank holds 3.03% of the subscribed capital of the EBRD. Based on the audited 2012 EBRD financial statements prepared in accordance with International Financial Reporting Standards, the share of underlying net equity of the Bank in EBRD amounted to EUR 424.1 million (2012: EUR 400.5 million). In EUR million % held Total own funds Total net result Total assets EBRD (31.12.2011) 3.17 13 173 173 47 036 EBRD (31.12.2012) 3.04 14 010 830 51 202 35

EIB Statutory Financial Statements of the Bank E.2. Shares in affiliated undertakings The balance of EUR ‘000 493 588 (2012: EUR ‘000 493 532) corresponds to the amount paid in by the Bank in respect of its subscription of EUR ‘000 1 863 000 (2012: EUR ‘000 1 864 000) to the capital of the European Investment Fund (‘EIF’), with its registered office in Luxembourg. The Bank holds 62.10% (2012: 62.13%) of the subscribed capital of the EIF amounting to EUR 3.00 billion (2012: EUR 3.00 billion). With respect to the 1 137 EIF shares subscribed by other EIF investors, the EIB is offering to buy these shares at any time under a Replacement Share Purchase Undertaking at a price per share of EUR ‘000 372. This price corresponds to the part of each share in the called capital of the EIF, increased by the share premium account, the statutory reserves, the disclosed unrealised gains in venture capital operations, the profit brought forward and the profit of the year. The nominal value of EUR ‘000 441 336 (2012: EUR ‘000 424 376) of the put option granted to EIF minority shareholders, shown off-balance sheet, has been calculated on the basis of the 2013 audited EIF statutory accounts prepared according to the International Financial Reporting Standards. In EUR ‘000 % held Total own funds Total net result Total assets EIF (31.12.2012) 62.13 1 120 710 30 722 1 392 091 EIF (31.12.2013) 62.10 1 164 476 48 176 1 472 670 Note F – Intangible and tangible assets (in EUR ’000) Land Luxembourg buildings Furniture and equipment Total tangible assets Total intangible assets Cost: At 1 January 2013 24 393 372 019 76 397 472 809 17 400 Additions 0 2 808 16 745 19 553 5 558 Disposals 0 0 -17 977 -17 977 -7 046 At 31 December 2013 24 393 374 827 75 165 474 385 15 912 Accumulated depreciation: At 1 January 2013 0 -138 128 -40 965 -179 093 -7 599 Depreciation 0 -10 551 -13 437 -23 988 -6 499 Disposals 0 0 17 977 17 977 7 023 At 31 December 2013 0 -148 679 -36 425 -185 104 -7 075 Net book value: At 31 December 2013 24 393 226 148 38 740 289 281 8 837 At 31 December 2012 24 393 233 891 35 432 293 716 9 801 36

Note G – Other assets and other liabilities (in EUR '000)

Other assets	31.12.2013	31.12.2012
Loan instalments receivable	129 713	139 160
Guarantee calls from Member States & Guarantee fund	22 151	18 079
Guarantees disbursed (Venture Capital operations)	9 780	10 965
Staff housing loans and advances(*)	7 098	8 808
Commission receivable on guarantees	1 442	1 962
Advances on salaries and allowances	416	428
Other	32 599	24 112
Total	**203 199**	**203 514**

(*) The balance relates to staff housing loans disbursed previously to the employees by the Bank. Since 1999 these housing loans have been substituted by an arrangement with an external financial institution, whereby permanently employed staff members of the Bank may be granted staff housing loans in accordance with the Bank's staff regulations. The same interest rates, terms and conditions are applicable to all said employees.

Other liabilities	31.12.2013	31.12.2012
Optional Supplementary Provident Scheme (Note L)	310 798	286 490
Payable on HIPC initiative	76 068	93 395
EIF Pension Plan	61 976	53 490
Guarantee fees	54 452	29 372
Personnel costs payable	51 086	44 963
Transitory account on loans	30 575	51 442
Fair value of derivatives	12 939	19 065
Western Balkans infrastructure fund	7 565	8 025
Other	67 847	36 922
Total	**673 306**	**623 164**

40

EIB Statutory Financial Statements of the Bank

Note H – Subscription to the capital of the Bank, own funds and appropriation of profit

H.1. Statement of Subscriptions to the Capital of the Bank

as at 31 December 2013 and 2012 (in EUR)

Member States	Subscribed capital	Uncalled capital (*)	Called up capital at 31.12.2013
Germany	39 195 022 000	35 699 118 050	3 495 903 950
France	39 195 022 000	35 699 118 050	3 495 903 950
Italy	39 195 022 000	35 699 118 050	3 495 903 950
United Kingdom	39 195 022 000	35 699 118 050	3 495 903 950
Spain	23 517 013 500	21 419 470 925	2 097 542 575
Netherlands	10 864 587 500	9 895 547 225	969 040 275
Belgium	10 864 587 500	9 895 547 225	969 040 275
Sweden	7 207 577 000	6 564 714 700	642 862 300
Denmark	5 501 052 500	5 010 399 750	490 652 750
Austria	5 393 232 000	4 912 195 875	481 036 125
Poland	5 017 144 500	4 569 652 475	447 492 025
Finland	3 098 617 500	2 822 243 850	276 373 650
Greece	2 946 995 500	2 684 145 675	262 849 825
Portugal	1 899 171 000	1 729 779 000	169 392 000
Czech Republic	1 851 369 500	1 686 240 975	165 128 525
Hungary	1 751 480 000	1 595 260 900	156 219 100
Ireland	1 375 262 000	1 252 598 750	122 663 250
Romania	1 270 021 000	1 156 744 700	113 276 300
Croatia(**)	891 165 500	811 680 000	79 485 500
Slovakia	630 206 000	573 996 175	56 209 825
Slovenia	585 089 500	532 903 925	52 185 575
Bulgaria	427 869 500	389 706 625	38 162 875
Lithuania	367 127 000	334 381 950	32 745 050
Luxembourg	275 054 500	250 521 650	24 532 850
Cyprus	269 710 500	245 654 325	24 056 175
Latvia	224 048 000	204 064 750	19 983 250
Estonia	173 020 000	157 587 900	15 432 100
Malta	102 665 000	93 508 025	9 156 975
Total	**243 284 154 500**	**221 585 019 550**	**21 699 134 950**

41

Member States	Subscribed capital	Uncalled capital (*)	Called up capital at 31.12.2012
Germany	39 195 022 000	35 699 118 050	3 495 903 950
France	39 195 022 000	35 699 118 050	3 495 903 950
Italy	39 195 022 000	35 699 118 050	3 495 903 950
United Kingdom	39 195 022 000	35 699 118 050	3 495 903 950
Spain	23 517 013 500	21 419 470 925	2 097 542 575
Netherlands	10 864 587 500	9 895 547 225	969 040 275
Belgium	10 864 587 500	9 895 547 225	969 040 275
Sweden	7 207 577 000	6 564 714 700	642 862 300
Denmark	5 501 052 500	5 010 399 750	490 652 750
Austria	5 393 232 000	4 912 195 875	481 036 125
Poland	5 017 144 500	4 569 652 475	447 492 025
Finland	3 098 617 500	2 822 243 850	276 373 650
Greece	2 946 995 500	2 684 145 675	262 849 825
Portugal	1 899 171 000	1 729 779 000	169 392 000
Czech Republic	1 851 369 500	1 686 240 975	165 128 525
Hungary	1 751 480 000	1 595 260 900	156 219 100
Ireland	1 375 262 000	1 252 598 750	122 663 250
Romania	1 270 021 000	1 156 744 700	113 276 300
Slovakia	630 206 000	573 996 175	56 209 825
Slovenia	585 089 500	532 903 925	52 185 575
Bulgaria	427 869 500	389 706 625	38 162 875
Lithuania	367 127 000	334 381 950	32 745 050
Luxembourg	275 054 500	250 521 650	24 532 850
Cyprus	269 710 500	245 654 325	24 056 175
Latvia	224 048 000	204 064 750	19 983 250
Estonia	173 020 000	157 587 900	15 432 100
Malta	102 665 000	93 508 025	9 156 975
Total	**242 392 989 000**	**220 773 339 550**	**21 619 649 450**

(*) Can be called by decision of the Board of Directors to such extent as may be required for the Bank to meet its obligations.

(**) On 1 July 2013, the subscribed capital increased from EUR 242 392 989 000 to EUR 243 284 154 500 by virtue of the contributions of Croatia, a new Member State that joined on 1 July 2013. The contributions of the new Member State to the Paid-in capital and to the Reserves amount to EUR 79.5 million and EUR 128.4 million respectively. The total amount to be paid by the new Member State has been equally spread over 8 instalments due on 30 November 2013, 30 November 2014, 30 November 2015, 31 May 2016, 30 November 2016, 31 May 2017, 30 November 2017, and 31 May 2018. The instalment due on 30 November 2013 was settled in full.

42

EIB Statutory Financial Statements of the Bank H.2. Own funds and appropriation of profit Statement of movements in own funds (in EUR ‘000) 2013 2012 Share capital: - Subscribed capital 243 284 155 242 392 989 - Uncalled capital -221 585 020 -220 773 340 - Called capital 21 699 135 21 619 649 - Capital called but not paid -909 944 -9 992 427 - Paid in capital 20 789 191 11 627 222 Reserves and profit for the year: Reserve fund: - Balance at beginning of the year 21 596 628 20 972 343 - Appropriation of prior year's profit(1) 1 103 914 624 285 - Contribution of Croatia 128 380 0 - Balance at end of the year 22 828 922 21 596 628 - Reserves called but not yet paid -112 333 0 - Paid in balance at end of the year 22 716 589 21 596 628 Additional reserves: - Balance at beginning of the year 1 144 024 1 144 024 - Balance at end of the year 1 144 024 1 144 024 Special activities reserve: - Balance at beginning of the year 5 140 386 4 108 940 - Appropriation of prior year's profit(1) 950 134 1 031 446 - Balance at end of the year 6 090 520 5 140 386 General loan reserve: - Balance at beginning of the year 2 976 909 2 340 863 - Appropriation of prior year's profit(1) 686 256 636 046 - Balance at end of the year 3 663 165 2 976 909 Profit for the financial year 2 514 801 2 740 304 Total own funds 56 918 290 45 225 473 (1) On 25 April 2013, the Board of Governors decided to appropriate the profit for the year ended 31 December 2012, which amounted to EUR ‘000 2 740 304 to the Reserve Fund, the Special activities reserve and the General loan reserve. H.3. Subscribed capital and reserves, called but not paid As a result of the decision by the Member States, the subscribed and called capital of the Bank increased by EUR 10 billion on 31 December 2012. The Member States were due to pay in their respective shares of this EUR 10 billion capital increase over no more than three instalments due on 31 March 2013, 31 March 2014 and 31 March 2015. All contributions due on 31 March 2013 were settled in full and 91.6% of the 10 billion capital increase has been settled as at 31 December 2013. The amount of EUR ‘000 1 022 277 shown in the balance sheet under the caption Subscribed capital and reserves, called but not paid contains EUR ‘000 840 394 receivable from the Member States in 2014 and 2015 in respect of their share of the capital increase and EUR ‘000 181 883 related to net receivable from the new Member State, Croatia. Statement of movements in own funds (in EUR ‘000) 31.12.2013 31.12.2012 Subscribed capital receivable from Member States in respect of 2012 capital increase 840 394 9 992 427 Subscribed capital called but not paid (Croatia) 69 550 0 Reserves called but not paid (Croatia) 112 333 0 Total 1 022 277 9 992 427 40

Note I – 'Prepayments and accrued income' and 'Accruals and deferred income' (in EUR '000)

Prepayments and accrued income	31.12.2013	31.12.2012
Interest and commission receivable	8 634 224	9 176 977
Foreign exchange on currency swap contracts	4 648 556	6 603 887
Redemption premiums on swaps receivable(*)	367 577	472 985
Deferred borrowing charges	120 539	103 415
Investment Facility's commission receivable	37 851	36 202
Other	16 894	26 815
Total	**13 825 641**	**16 420 281**

Accruals and deferred income	31.12.2013	31.12.2012
Foreign exchange on currency swap contracts	7 536 900	0
Interest and commission payable	9 874 202	10 515 700
Redemption premiums on swaps payable(*)	574 517	568 278
Deferred borrowing proceeds	257 590	279 098
Interest subsidies received in advance(**)	121 609	133 527
Prepaid management fees	13 671	2 937
Total	**18 378 489**	**11 499 540**

(*) Redemption premiums on swaps receivable and payable represent end payments of the underlying swap agreements for those agreements which include such features.

(**) Part of the amounts received from the European Commission has been made available as a long-term advance which is entered on the liabilities side under item *Accruals and deferred income* and comprises:

- amounts in respect of interest subsidies for loans granted for projects outside the European Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries; and
- interest subsidies, concerning certain lending operations put in place within the EU from the Bank's own resources, made available in conjunction with the EMS under Council Regulation (EEC) No 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992.

Note J – Amounts owed to credit institutions and customers with agreed maturity dates or periods of notice (in EUR '000)

J.1. Amounts owed to credit institutions

	31.12.2013	31.12.2012
Repayable on demand	4 089 233	10 708 287
Short term deposits	79 764	24 081
Cash deposited on swaps payable	315 423	928 225
Total	**4 484 420**	**11 660 593**

J.2. Amounts owed to customers

	31.12.2013	31.12.2012
Overnight deposits	50 799	44 671
European Union and Member States' accounts:		
- For Special Section operations and related unsettled amounts	316 619	379 405
- Deposit accounts	1 582 192	1 647 482
Short-term deposits	537 775	658 637
Total	**2 487 385**	**2 730 195**

44

EIB Statutory Financial Statements of the Bank

Note K – Debts evidenced by certificates

In its financing activity, one of the Bank's objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The caption 'Debts evidenced by certificates' includes 'Debt securities in issue' (securities offered to the general investing public) and 'Others' (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2013 and 2012, together with the average rates and due dates.

Debts evidenced by certificates (in EUR '000)

Payable in	Outstanding at 31.12.2013	Average rate 2013(*)	Due dates	Outstanding at 31.12.2012	Average rate 2012(*)
EUR	213 296 314	2.86	2014/2057	196 023 682	3.09
USD	105 047 833	2.06	2014/2058	108 809 061	2.36
GBP	59 215 161	3.48	2014/2054	59 693 677	3.77
AUD	13 189 620	5.27	2014/2042	19 055 453	5.27
CHF	8 545 129	2.31	2014/2036	7 990 828	2.37
JPY	7 702 874	1.03	2014/2053	10 650 948	0.85
SEK	5 645 382	3.56	2014/2039	5 507 027	3.61
NOK	4 856 511	3.81	2014/2033	6 974 498	3.37
TRY	2 444 024	7.99	2014/2022	2 932 450	8.86
ZAR	1 505 949	7.44	2014/2021	1 710 305	8.02
CAD	1 304 582	3.31	2018/2045	753 409	4.53
NZD	1 133 516	6.05	2014/2021	1 614 026	5.49
RUB	914 735	6.50	2014/2025	1 087 293	6.50
DKK	549 649	2.55	2024/2026	549 524	2.55
CZK	387 643	3.39	2015/2030	527 035	3.51
PLN	246 615	6.00	2014/2022	313 500	5.91
HUF	209 827	6.47	2015/2016	239 743	6.51
RON	100 649	8.88	2014/2016	101 249	8.88
MXN	38 840	4.32	2015/2015	37 297	4.70
HKD	23 382	5.27	2017/2019	33 252	5.10
BGN	0	-	-	43 460	1.21
TWD	0	-	-	26 042	4.76
Total	**426 358 235**			**424 673 759**	

(*) Weighted average interest rates at the balance sheet date

The principal and interest of certain structured borrowings are index linked to stock exchange indexes (historical value: EUR 288 million in 2013 and EUR 243 million in 2012). All such borrowings are fully hedged through structured swap operations.

The table below provides the movements in 2013 and 2012 for debts evidenced by certificates (including the short term commercial papers):

(In EUR million)	2013	2012
Balance at 1 January	424 674	401 436
Issuance during the year	84 934	140 025
Contractual redemptions	-68 197	-112 617
Early redemptions	-1 303	-2 449
Exchange adjustments	-13 750	-1 721
Balance at 31 December	**426 358**	**424 674**

45

Note L – Provisions – pension plans and health insurance scheme (in EUR ’000) The Bank’s main pension scheme is a defined benefit pension scheme funded by contributions from staff and from the Bank covering all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. The pension plans and health insurance scheme provisions are as follows (in EUR ‘000): 2013 2012 Staff pension plan: Provision at 1 January 1 516 395 1 397 613 Payments made during the year -61 564 -54 054 Recognition of actuarial losses 29 931 675 Annual contributions and interest 160 522 172,161 Sub-total 1 645 284 1 516 395 Management Committee Pension Plan 35 789 35 302 Provision at 31 December 1 681 073 1 551 697 Health insurance scheme: Provision at 1 January 163 257 145 526 Payments made during the year -14 414 -9 197 Recognition of actuarial losses 2 021 0 Annual contributions and interest 26 901 26 928 Provision at 31 December 177 765 163 257 Total provisions at 31 December 1 858 838 1 714 954 The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a defined contribution pension scheme). The corresponding amount of EUR 311 million (2012: EUR 286 million) is classified under ‘Other liabilities’ (Note G). The provision in respect of future retirement and health insurance benefits was valued as at 30 September 2013 by an independent actuary using the projected unit credit method. The actuarial valuation was updated as at 31 December 2013 with an extrapolation (‘roll forward’ method) for the last 3 months of 2013, using the prevailing market rates of 31 December 2013 and the following assumptions (for the staff pension and medical plans): • a discount rate of 5.10% (2012: 4.23%) for determining the actuarial present value of benefits accrued in the pension and health insurance schemes, corresponding to 19.42 year duration (2012: 18.17 year duration); • in the light of past experience, the Bank estimates that the overall expected remuneration of post-employment reserves is set at a rate of 1.5% (2012: 1.5%) above the discount rate mentioned above; • a progressive retirement between the age of 55-65 (same as 2012); • a combined average impact of the increase in the cost of living and career progression of 4.5% (same as 2012); • probable resignation of 3% up to age 55 (same as 2012); • a rate of adjustment of pensions of 2% per annum (same as 2012); • use of the ISCLT longevity table (same as 2012); • a medical cost inflation rate of 4% per annum (same as 2012); and • a medical cost profile per age updated in 2013. The provisions for these schemes are adjusted when needed (Note A.11.1) according to the actuarial valuation, as per the tables above. Cumulative prior year actuarial deficits or surpluses in excess of 10% of the commitments for 43

EIB Statutory Financial Statements of the Bank retirement benefits are recognised over the expected average remaining service lives of the participants on a straight line basis. In 2012, the actuarial valuation on the pension plans and the healthcare scheme displayed an unrecognised loss of EUR ’000 713 872. EUR ’000 471 509 was reported in excess of the 10% corridor, and recognised over the expected average remaining service lives of the participants on a straight line basis from 1 January 2013. Thereby, the net loss recognised in 2013 is EUR ’000 33 071. In 2013, the actuarial valuation on the pension plans and the healthcare scheme displayed an unrecognised loss of EUR ’000 419 998. EUR ’000 192 114 was reported in excess of the 10% corridor, and the net loss which will be recognised in 2014 will be EUR ’000 13 171. Note M – Profit for the financial year The appropriation of the balance of the profit and loss account for the year ended 31 December 2013, amounting to EUR ‘000 2 514 801 will be submitted for approval by the Board of Governors by 29 April 2014. Note N – ‘Interest receivable and similar income’ and ‘Interest payable and similar charges’ N.1. Net interest income (in EUR ’000) 2013 2012 Interest receivable and similar income: Cash in hand, balance with central banks and post office banks 830 2 218 Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed income securities 312 407 447 200 Loans and advances to credit institutions and customers 8 674 560 10 113 177 Derivatives 14 017 249 14 966 861 Total 23 005 046 25 529 456 Interest payable and similar charges: Amounts owed to credit institutions and customers -8 806 -29 238 Debts evidenced by certificates -13 201 071 -14 015 370 Derivatives -6 660 230 -8 361 599 Other -128 497 -142 285 Total -19 998 604 -22 548 492 Net interest income 3 006 442 2 980 964 44

N.2. Geographical analysis of ‘Interest receivable and similar income’ (in EUR ’000) EU countries 2013 2012 Spain 1 224 678 1 412 302 Italy 829 560 1 023 346 United Kingdom 776 515 771 182 Poland 692 642 790 945 Germany 630 120 871 667 France 603 709 743 572 Greece 567 378 574 647 Portugal 477 621 536 974 Hungary 236 938 280 308 Austria 223 465 241 851 Belgium 194 640 213 840 Netherlands 176 842 185 311 Romania 139 725 133 947 Sweden 128 461 158 566 Czech Republic 99 170 144 723 Finland 94 576 134 140 Ireland 81 048 99 604 Croatia(*) 63 713 58 608 Slovakia 60 272 57 968 Slovenia 55 466 55 156 Bulgaria 47 715 44 058 Lithuania 45 702 45 838 Denmark 33 027 29 292 Cyprus 18 198 23 788 Latvia 17 805 21 787 Estonia 14 373 14 871 Luxembourg 11 947 14 777 Malta 10 952 7 666 Total EU countries 7 556 258 8 690 734 Outside the European Union 929 971 973 260 Total 8 486 229 9 663 994 Income not analysed per country(1) 14 518 817 15 865 462 Total interest receivable and similar income 23 005 046 25 529 456 (1) Income not analysed per country: • Revenue from Investment portfolio and loan substitutes portfolios 210 003 252 814 • Revenue from Operational bond portfolios 60 212 80 508 • Revenue from Operational money-market portfolios 42 191 113 877 • Revenue from money-market operations 189 162 240 978 • Income from derivatives 14 017 249 14 966 861 • Change of accounting policy on prepayment indemnities 0 210 424 14 518 817 15 865 462 (*) Comparative figures have been reclassified from outside the European Union in 2012 to EU countries in 2013, following the adhesion of Croatia as of 1 July 2013. 45

EIB Statutory Financial Statements of the Bank Note O – ‘Commission receivable’ and ‘Commission payable’ (in EUR ’000) 2013 2012 Commission receivable: Commission income on loans 158 292 112 845 Commission on Investment Facility - Cotonou (Note Z) 37 851 36 188 Commission on Jaspers (Note Z) 26 459 23 247 Commission on Jessica (Note Z) 15 012 17 959 Commission on NER 300 (Note Z) 8 480 13 677 Commission on Yaoundé/Lomé conventions (Note Z) 4 223 5 247 Commission on other mandates 42 504 27 612 Total commission receivable 292 821 236 775 Commission payable -16 081 -14 594 Note P – Net result on financial operations (in EUR ’000) 2013 2012 Unrealised result on operational treasury portfolio -39 318 165 249 Net amortisation on foreign exchange derivatives 11 993 127 721 Value (re-)adjustment on venture capital operations -10 477 35 300 Net realised result on operational treasury portfolio -11 567 15 103 Net result on repurchase of debts evidenced by certificates 7 364 5 199 Result on long-term futures 436 -1 047 Value (re-)adjustment on shares and other variable yield securities other than venture capital -13 721 -1 395 Net unrealised result on derivatives 12 394 -10 018 Net result on translation of balance sheet positions 2 878 -14 175 Net result on unwind of swaps -82 245 -43 575 Realised result on sale of shares and other variable yield securities -26 466 -79 902 Total net result on financial operations -148 729 198 460 Note Q – Other operating income (in EUR ’000) 2013 2012 Reversal of previous year’s unutilised accruals on general administrative expenses 1 805 1 847 Rental income 3 304 3 803 Amendment fees 0 4 063 Other 1 401 3 894 Total 6 510 13 607 46

Note R – General administrative expenses (in EUR '000)

	2013	2012
Salaries and allowances(*)	-237 910	-230 371
Welfare contributions and other staff costs	-178 038	-132 140
Staff costs	**-415 948**	**-362 511**
Other general administrative expenses	-127 845	-134 330
Total general administrative expenses	**-543 793**	**-496 841**

(*) of which the amount for members of the Management Committee is EUR '000 3 200 at 31 December 2013 and EUR '000 3 225 at 31 December 2012. The number of persons employed by the Bank was 2 125 at 31 December 2013 (1 964 at 31 December 2012).

Note S – Off-balance sheet special deposits for service of borrowings

This item represents the amount of coupons and bonds due, paid by the Bank to the paying agents, but not yet presented for payment by the holders of bonds issued by the Bank.

Note T – Fair value of financial instruments

At balance sheet date, the Bank records balance sheet financial instruments on the basis of their historical cost in foreign currency (apart from the operational portfolios) representing the amount received in the case of a liability or the amount paid to acquire an asset. The fair value of the financial instruments (mainly loans, treasury, securities and borrowings) entered under assets or liabilities compared with their accounting value is shown in the table below:

At 31 December 2013 (in EUR million)	Accounting value	Fair value
Financial assets:		
Cash in hand, balances with central banks and post office banks	106	106
Loans and advances to credit institutions and customers, excluding loan substitutes	461 225	468 230
Treasury bills and debt securities portfolios including loan substitutes (Note B.2)	32 543	32 798
Shares and other variable yield securities (Note E)	2 486	3 264
Total financial assets	**496 360**	**504 398**
Financial liabilities:		
Amounts owed to credit institutions and customers (Note J)	6 972	6 972
Debts evidenced by certificates (Note K)	426 358	457 481
Total financial liabilities	**433 330**	**464 453**

At 31 December 2012 (in EUR million)	Accounting value	Fair value
Financial assets:		
Cash in hand, balances with central banks and post office banks	157	157
Loans and advances to credit institutions and customers, excluding loan substitutes	451 511	472 818
Treasury bills and debt securities portfolios including loan substitutes (Note B.2)	26 772	25 608
Shares and other variable yield securities (Note E)	2 274	2 887
Total financial assets	**480 714**	**501 470**
Financial liabilities:		
Amounts owed to credit institutions and customers (Note J)	14 390	14 390
Debts evidenced by certificates (Note K)	424 674	469 572
Total financial liabilities	**439 064**	**483 962**

50

EIB Statutory Financial Statements of the Bank Note U – Risk management This note presents information about the Bank’s exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are: • credit risk; • interest rate risk; • liquidity risk; • foreign exchange rate risk; and • market risk. Risk Management organisation The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an on-going basis as best market practice develops. Systems are in place to control and report on the main risks inherent in its operations, i.e. credit, market and operational risks. The Bank analyses and manages risks so as to obtain protection for its assets, its financial result, and consequently its capital. While the Bank is not subject to full regulation, it aims to comply with the relevant EU banking directives and the recommendations of the banking supervisors of the EU Member States, EU legislation and the competent supranational bodies, such as the Basel Committee on Banking Supervision (BCBS). The following sections disclose the credit, market and liquidity risks to which the Bank is exposed on its activities performed on own resources. The Risk Management Directorate (RM) independently identifies, assesses, monitors and reports credit, market and operational risks to which the Bank is exposed in a comprehensive and consistent way and under a consistent approach. Within a commonly defined framework, whereby the segregation of duties is preserved, RM is independent of the Front Offices and provides second opinion on all proposals made which have risk implications. The Director General of RM reports, for credit, market and operational risks to the Management Committee and meets regularly with the Audit Committee to discuss topics relating to credit, market and operational risks. He is also responsible for overseeing risk reporting to the Management Committee and the Board of Directors. Two risk-oriented committees support the implementation of the Bank’s risk policies: The Credit Risk Assessment Group (CRAG) is a high-level forum for discussing relevant credit risk issues arising in the course of the Bank’s activities and for advising the Management Committee on these. Its members are the Directors General of the Operations, Projects, RM, Transaction Monitoring & Restructuring (TMR), Finance and Legal Affairs Directorates. The CRAG is intended to complement, and does not replace, the existing case-by-case review of lending operations, which remains central to the loan approval process. An Asset/Liability Committee (ALCO), made up of the Directors General of the Operations, Finance, Financial Control and RM Directorates and the Chief Economist, provides a high-level forum for debating the Bank’s Asset/Liability Management (ALM) matters and for making proposals in this field to the Management Committee. It promotes and facilitates the dialogue among the Directorates represented in it, while providing a wider perspective on, and enhancing their understanding of, the main financial risks. The Bank continued to develop its capacity to manage loans post signature in line with the Bank’s overall higher lending volume and the economic environment. For significant parts of the portfolio this is the responsibility of TMR, a Directorate independent from RM. TMR is focusing on monitoring higher risk counterparts and certain forms of security and it also manages transactions requiring particular attention. All of its proposals which have credit risk implications are subject to an independent second opinion by RM. Risk measurement and reporting system Risks are assessed both under normal circumstances and possible stressed conditions, with the purpose to quantify their impact on the Bank’s solvency, liquidity and operations. Risk measurements combine metrics such as expected and 48 unexpected loss estimations based on historical default probabilities together with scenario-based and sensitivity analyses. Worst case scenarios aim at capturing extreme, low probability events which could impact the Bank. Information on the risk measures described above are presented and explained to the Management Committee and to the Board of Directors on a monthly basis. The reports include aggregate credit exposures, credit concentration analyses and other key portfolio risk indicators, as well as Value at Risk (VaR), sensitivity analysis, liquidity indicators and cumulative funding gaps. The Bank maintains two reserves for the expected and unexpected losses – the General Loan Reserve (GLR) and the Special Activities Reserve (SAR), respectively. The General Loan Reserve is a dedicated reserve for the expected loss of the Bank’s loan portfolio. It is calculated monthly according to the evolution of the underlying assets and reported to the Bank’s senior management. The Special Activities Reserve is a dedicated reserve for the capital allocation covering the unexpected loss of those activities which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities undertaken by the EIF on the Bank’s behalf. It is calculated monthly according to the evolution of the underlying assets. The Bank’s financial risk tolerance As a public institution, the Bank does not aim to make profits from speculative exposures to financial risks, setting its financial risk tolerance to a minimum level as defined by approved limits, and applying a conservative financial framework. As a consequence, the Bank does not consider its treasury or funding activities as profit-maximising centres, even though performance objectives are attached to these activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore to ensure that all material financial risks are hedged. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. Sustainability of revenue and self-financing capacity The Bank’s ALM policy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the ALM policy employs medium to long term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long term yields and is not influenced by any short term views on trends in interest rates. This is accomplished by targeting a duration for the Bank’s own funds of between 4.5 and 5.5 years. U.1. Credit risk Credit risk concerns mainly the Bank’s lending activities and, to a lesser extent, the derivative transactions of the Bank and its treasury instruments, such as debt securities, certificates of deposit and interbank term deposits. No credit risk is attached to the Bank’s venture capital operations, which are performed entirely through equity participations and are therefore only exposed to market risk. The credit risk associated with the use of derivatives is analysed in Note V. The Bank’s policies on credit risk are approved by the governing bodies. They set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements which loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank’s position ranks at least equal to that of other senior lenders, with prompt access to security when required. In addition, via a counterparty and sector limit system, the credit policies ensure an acceptable degree of diversification in the Bank’s loan portfolio. The Bank’s limit system draws its inspiration 49

EIB Statutory Financial Statements of the Bank from the traditional prudential regulations on concentration and large exposure management contained in the EU banking directives, though the Bank generally adopts a more restrictive approach to risk-taking than commercial banks. They also set out the minimum credit quality of counterparties of derivatives and treasury transactions as well as the contractual framework for each type of transaction. Following approval of the cash capital increase by the heads of state and government of the EU member states, the Bank has expanded the Credit Risk Policy Guidelines (CRPG) by a dedicated chapter on the remedy of non-compliance events with bank intermediaries, and a dedicated chapter for incremental new lending in connection with the additional capital. Following the capital increase in 2012, the Bank expanded its Credit Risk Policy Guidelines by a dedicated chapter on the remedy of non-compliance events with bank intermediaries, and a dedicated chapter for incremental new lending in connection with the additional capital. As regards lending, treasury and derivatives operations, credit risk is managed by an independent RM Directorate under the direct responsibility of the Management Committee of the Bank. The Bank has thus established an operationally independent structure for determining and monitoring credit risk. Credit policies undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Bank may receive. U.1.1. Loans In order to limit the credit risk on its loan portfolio, the Bank lends only to counterparties with demonstrated long term creditworthiness and with sound guarantees. In order to measure and manage credit risk on loans, the Bank has graded its lending operations according to generally accepted criteria, based on the quality of the borrower, the guarantee and, where appropriate, the guarantor. Loan renegotiation and forbearance The EIB considers loans that are unsecured or have weak security to be forborn if in response to adverse changes in the financial position of a borrower the EIB renegotiates the original terms of the contractual arrangements with this borrower affecting directly the future cash flows of the financial instrument, which may result in a loss to the Bank. However, the financial impact of restructuring activities is in general limited to value adjustment losses, if any, as financial neutrality is generally applied by the Bank and reflected in the renegotiated pricing conditions of the operations restructured. In the normal course of business, the Loan Grading (LG) of the loans in question would have deteriorated and the loan would have been included in the Watch List before renegotiation. Once renegotiated, the EIB will continue to closely monitor these loans. If the renegotiated payment terms will not recover the original carrying amount of the asset, the Bank will consider to account for value adjustments in the profit and loss account. The corresponding value adjustment will be calculated based on the forecasted cash flows discounted at the original effective interest rate. The need for a value adjustment for all loans whose LG deteriorated to E- is assessed regularly; all loans with a LG of F require a value adjustment. Once the Loan Grading of a loan has improved sufficiently, it will be removed from the Watch List in line with the procedures of the Bank. Forbearance measures and practices undertaken by the Bank’s restructuring team during the reporting period includes extension of maturity, deferral of capital only, deferral of capital and interest and capitalisation of arrears. Such forbearance measures do not lead to the derecognition of the underlying operation. Exposures subject to changes in contractual terms which do not affect future cash flows, such as collateral or other security arrangements or the waiver of contractual rights under covenants, are not considered as forborn and hence those events are not considered as sufficient to indicate the requirement of a value adjustment on their own. 50

Operations subject to forbearance measures are considered by the Bank as forborn until their final maturity and are reported as such in the table below. (in EUR million) 31.12.2013 31.12.2012 Operations subject to forbearance practices 12 11 Carrying values 1 091 1 152 of which being subject to value adjustments 356 632 Value adjustments recognised 159 213 Interest income in respect of forborn operations 24 23 Exposures written off (following the termination/sale of the operation) 30 34 Forbearance measures (in EUR million) 31.12.2012 Extension of maturities Deferral of capital only Deferral of capital and interest Other Contractual repayment and termination(1) 31.12.2013 Public 88 0 301 0 0 -70 319 Bank 141 0 0 0 0 -38 103 Corporate 923 69 26 0 11 -360 669 Total 1 152 69 327 0 11 -468 1 091 (1) Decrease are explained by repayments of capital occurred during the year on operations already considered as forborn as of 31 December 2012 and by termination during the year The structure of borrowers and guarantors relating to the loan portfolio as at 31 December 2013 is analysed below, including undisbursed portions. Loans outside the European Union (apart from those under the Facilities(*)) are, in the last resort, secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). The agreements decided by the Council of the European Union on 14 April 1997 (Decision 97/256/EC) introduced the concept of risk sharing whereby certain Bank loans are secured by third-party guarantees with respect to the commercial risk, the budgetary guarantee applying in the case of political risks solely arising from currency non-transferability, expropriation, war and civil disturbance. (*) Loans granted under Article 16 (previously Article 18) of the Bank’s Statute and loans granted under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility. These loans, granted under the Facilities, are not secured by guarantees of the European Union budget or the Member States. Therefore, lending under the Facilities is from the Bank’s own resources and at the Bank’s own risk. 51

EIB Statutory Financial Statements of the Bank The table below shows (in EUR million) the loans for projects inside and outside the European Union granted under the Facilities and under the risk-sharing operations: Guarantor Borrower States Public institutions Banks Corporates Not guaranteed(1) Total 2013 Total 2012 States 0 0 0 0 43 971 43 971 42 461 Public institutions 26 611 14 520 517 3 184 61 356 106 188 99 731 Banks 25 150 36 787 36 395 30 543 20 570 149 445 140 669 Corporates 21 262 10 150 27 971 42 873 70 973 173 229 165 457 Total 2013 (1) (2) (3) (4) (5) 73 023 61 457 64 883 76 600 196 870 472 833 Total 2012 (1) (2) (3) (4) (5) 66 809 60 176 65 195 69 866 186 272 448 318 (1) These amounts include loans for which no formal guarantee independent from the borrower and the loan itself was required, the borrower’s level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank’s right to access independent security. (2) The loans in risk-sharing operations amount to EUR 6 817 million as of 31 December 2013 (2012: EUR 6 665 million). (3) This amount includes loans granted under Facilities. (4) This amount does not include loan substitutes (2013: EUR 13 179 million; 2012: EUR 12 718 million). (5) These amounts exclude loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States. The Bank did not record value adjustments in 2012 and 2013 in respect of its EU sovereign and sovereign guaranteed exposure as at the year end as the Bank’s preferred creditor status and the protection given by the Bank’s Statute are deemed to guarantee a full recovery of the Bank’s assets on maturity. 52

The table below discloses information regarding the sovereign credit risk on loans granted inside and outside the European Union granted under the Facilities and under the risk-sharing operations:

(in EUR million)	2013			2012		
	Acting as borrower		Acting as guarantor	Acting as borrower		Acting as guarantor
Country	Disbursed	Undisbursed	Signed	Disbursed	Undisbursed	Signed
Austria	0	0	157	0	0	29
Belgium	207	0	159	619	0	172
Bulgaria	554	532	0	319	767	0
Croatia [3]	263	167	2 024	221	254	1 550
Cyprus	836	366	866	837	239	894
Czech Republic	2 607	253	285	2 783	446	353
Denmark	0	0	296	0	0	409
Estonia	541	0	169	550	0	169
Finland	282	0	497	335	0	625
France	0	0	1 025	0	0	1 052
Germany	0	0	1 746	0	0	1 777
Greece	6 975	421	7 278	6 986	340	6 790
Hungary	5 338	1 459	1 392	4 578	1 768	1 516
Ireland	0	0	604	0	0	627
Italy	1 020	0	3 366	1 031	0	3 133
Latvia	369	525	207	375	525	288
Lithuania	1 132	0	87	1 132	0	0
Luxembourg	0	0	95	0	0	103
Malta	0	0	329	0	0	330
Poland	8 069	1 424	13 462	6 963	1 482	11 757
Portugal	513	1 050	6 790	513	1 050	7 079
Romania	1 828	1 273	320	1 340	1 995	320
Slovakia	1 395	0	56	1 045	350	30
Slovenia	297	230	2 427	32	500	2 139
Spain	1 989	0	22 790	989	0	20 990
Sweden	0	0	30	0	0	139
United Kingdom	0	0	1 451	0	0	1 115
Non EU -Countries	967	1 089	5 115	917	1 180	3 423
Total	**35 182**	**8 789**	**73 023**	**31 565**	**10 896**	**66 809**

The table below shows (in EUR million) the loans for projects outside the European Union (apart from Article 16 Facility and those falling under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility):

Secured by:	31.12.2013	31.12.2012
Member States	2 486	2 528
European Union budget[1]	39 800	38 391
Total[2]	**42 286**	**40 919**

[1] of which EUR 6 817 million in risk-sharing operations as explained above (2012: EUR 6 665 million).

[2] including loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

[3] Comparative figures have been reclassified from Non EU-Countries in 2012 to European Union in 2013, following the adhesion of Croatia as of 1 July 2013.

56

EIB Statutory Financial Statements of the Bank LOANS FOR PROJECTS OUTSIDE THE EUROPEAN UNION (in EUR million) (including loans in the new Member States before accession) BREAKDOWN OF LOANS OUTSTANDING BY GUARANTEE AGREEMENT 31.12.2013 31.12.2012 75% Member States global guarantee - ACP/OCT Group 4th Lomé Convention 21 33 - ACP/OCT Group 4th Lomé Convention/2nd Financial Protocol 230 278 Total 75% Member States global guarantee 251 311 75% Member States guarantee - Cotonou partnership agreement 494 561 - Cotonou partnership 2nd agreement 1 741 1 656 Total 75% Member States guarantee 2 235 2 217 Total Member States guarantee 2 486 2 528 100% European Union budget guarantee - South Africa – 300m – BG Decision 19.06.95 1 2 - ALA I – 750m 35 60 - ALA interim (100% guarantee) –153m 2 3 - CEEC – 1bn - BG Decision 29.11.89 0 21 - CEEC –3bn - BG Decision 02.05.94 140 214 - Russia – 100 m - 2001-2005 51 60 - Russia – 500 m - 2004-2007 230 230 Total 100% European Union budget guarantee 459 590 75% European Union budget guarantee - Mediterranean Protocols 236 349 - Slovenia – 1st Protocol 13 22 Total 75% European Union budget guarantee 249 371 70% European Union budget guarantee - South Africa – 375m – Decision 29.01.97 46 55 - ALA II – 900m 45 76 - ALA interim (70% guarantee: risk sharing) – 122m 0 1 - Bosnia–Herzegovina – 100m 99/2001 64 70 - Euromed (EIB) –2 310m – Decision 29.01.97 315 411 - FYROM (Former Yugoslav Republic of Macedonia) – 150m – 1998/2000 64 75 - CEEC–3,520m–Decision 29.01.97 814 966 Total 70% European Union budget guarantee 1 348 1 654 65% European Union budget guarantee - South Africa – 825m – 7/2000-7/2007 287 432 - South Africa – Decision 2/2007–12/2013 782 649 - ALA III – 2,480m –- 2/2000 – 7/2007 544 713 - ALA Decision – 2/2007–12/2013 3 061 2 870 - Euromed II – 6,520m – 2/2000 – 1/2007 3 918 4 281 - South Eastern Neighbours – 9,185m – 2/2000 – 7/2007 6 297 6 801 - Turkey special action – 450m – 2001-2006 185 225 - Turkey TERRA – 600m – 11/1999 – 11/2002 409 437 - PEV EE/CAS/RUS 1/2/2007 – 31/12/2013 3 717 2 524 - PEV MED 1/2/2007 – 31/12/2013 8 190 7 803 - Pre-Accession – 8,700m – 2007 – 2013 8 702 8 291 - Climate Change Mandate 2011 - 2013 1 652 750 Total 65% European Union budget guarantee 37 744 35 776 Total European Union budget guarantee 39 800 38 391 Total 42 286 40 919 Collateral on loans (in EUR million) Among other credit mitigant instruments, the Bank uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 33 902 million (2012: EUR 27 223 million), with the following composition: 54

As at 31 December 2013	Loan Financial Collateral (in EUR million) [1]								
Moody's or equivalent rating	Bonds						Equities & Funds	Cash	Total
	Govern-ment	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS			
Aaa	560	113	7	547	1 262	0	0	0	**2 489**
Aa1 to Aa3	1 429	136	32	635	1 424	91	0	0	**3 747**
A1	415	0	0	0	524	0	0	0	**939**
Below A1	10 836	0	837	2 892	8 831	84	0	0	**23 480**
Non-Rated	0	0	0	0	0	0	654	2 593	**3 247**
Total	**13 240**	**249**	**876**	**4 074**	**12 041**	**175**	**654**	**2 593**	**33 902**

As at 31 December 2012	Loan Financial Collateral (in EUR million) [1]								
Moody's or equivalent rating	Bonds						Equities & Funds	Cash	Total
	Govern-ment	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS			
Aaa	799	322	13	714	1 189	0	0	0	**3 037**
Aa1 to Aa3	923	142	98	527	1 140	8	0	0	**2 838**
A1	384	0	9	0	802	0	0	0	**1 195**
Below A1	10 609	0	819	1 544	4 881	147	0	0	**18 000**
Non-Rated	0	0	0	0	0	0	318	1 835	**2 153**
Total	**12 715**	**464**	**939**	**2 785**	**8 012**	**155**	**318**	**1 835**	**27 223**

[1] Bonds, equities and funds are valued at their market value.

A breakdown of disbursed loans outstanding including loan substitutes (in EUR million) at 31 December according to the sectors in which borrowers are engaged is set out below:

Sector:	Maturity				
	not more than 1 year	1 year to 5 years	more than 5 years	Total 2013	Total 2012
Transports	6 011	29 989	87 725	**123 725**	118 111
Global Loans[2]	13 572	50 374	31 532	**95 478**	95 261
Energy	3 442	18 051	37 015	**58 508**	54 250
Industry	5 901	23 288	8 389	**37 578**	37 132
Health, education	1 456	8 500	19 754	**29 710**	36 020
Water, sewerage	1 426	6 219	17 138	**24 783**	22 732
Miscellaneous infrastructure	1 403	4 772	16 793	**22 968**	19 012
Services	2 412	8 510	9 647	**20 569**	17 662
Telecommunications	1 608	8 349	3 174	**13 131**	12 038
Agriculture, fisheries, forestry	29	256	1 403	**1 688**	1 156
Total 2013	**37 260**	**158 308**	**232 570**	**428 138**	
Total 2012	**28 980**	**157 108**	**227 286**		**413 374**

[2] A global loan is a line of credit to an intermediary financing institution or a bank which then on-lends the proceeds, at its own risk, to finance small and medium-sized projects being undertaken by private or public sector promoters.

58

EIB Statutory Financial Statements of the Bank Arrears on loans Amounts in arrears are identified, monitored and reported according to the procedures defined into the bank-wide “Financial Monitoring Guidelines and Procedures”. These procedures are adopted for all loans managed by the EIB. Loans not secured by global guarantees of the European Union budget or the Member States: As of 31 December 2013, the arrears above 90 days on loans on own resources not secured by guarantees of the European Union budget or the Member States amount to EUR 80.6 million (2012: EUR 37.9 million). These arrears on loans are covered by a value adjustment of EUR 78.2 million (2012: EUR 35.4 million). The outstanding principal amount related to these arrears is EUR 77.4 million as of 31 December 2013 (2012: EUR 151.1 million). Loans secured by guarantees of the European Union budget or the Member States: Loans for projects located outside the European Union and carried out on the basis of mandates are guaranteed by the European Union, the Member States or on a risk-sharing basis. For such loans, if an instalment remains unpaid, the primary guarantee is first called, where available, otherwise the guarantee of the Member States or of the European Union is officially invoked. According to the guarantee agreements, each unpaid instalment is called individually. As of 31 December 2013, these arrears above 90 days amount to EUR 9.7 million (2012: EUR 17.7 million). Loans called under guarantees of the European Union budget or the Member States: During 2013 EUR 63.3 million have been called under the guarantee of the European Union budget and EUR 0.7 million under the Member States guarantee. Corresponding amounts in 2012 were EUR 41.6 million and EUR 1.5 million respectively. The table below gives an overview of the arrears above 90 days on loans: 31.12.2013 31.12.2012 Loans not secured by EU or Member State guarantees Amount in arrears (EUR'000) 80 6031 37 939 Related principal outstanding (EUR'000) 77 413 151 128 Loans secured by EU or Member State guarantees (callable) Amount in arrears (EUR'000) 9 662 17 684 Related principal outstanding (EUR'000) 175 156 346 855 Loans called under the EU or Member State guarantees Amount called (during the year) (EUR'000) 63 968 43 054 Cumulative amount called and not refunded as at year end (EUR'000) 205 395 147 193 1 The amount in arrears is higher than the related principal outstanding since it includes accrued interest, penalties and fees. 56

U.1.2. Treasury

The credit risk associated with treasury (securities, commercial paper, term accounts, etc.) is managed through selecting sound counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by the Management. These limits are reviewed regularly by the Risk Management Directorate.

The table below provides a percentage breakdown of the credit risk associated with the securities in the Treasury portfolios and the money markets products (deposits and tripartite reverse repos) in terms of the credit rating of counterparties and issuers:

Moody's or equivalent rating	Securities portfolio %		Money market products %	
	31.12.2013	31.12.2012	31.12.2013	31.12.2012
Aaa	**19**	10	**1**	4
Aa1 to Aa3	**40**	40	**33**	36
A1 to A3	**9**	8	**52**	52
Below A3	**32**	42	**14**	8
Total	**100**	**100**	**100**	**100**

Collateral on Treasury transactions

Collateral received

The Treasury transactions include EUR 39 318 million (2012: EUR 40 714 million) of tripartite reverse repurchase agreements. These transactions are governed by Tripartite Agreements, for which the exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio at 31 December 2013 is EUR 40 965 million (2012: EUR 42 049 million), with the following classification:

At 31 December 2013	Tripartite Agreements Collateral (in EUR million)						
	Bonds						Total
Moody's or equivalent rating	Government	Supranational	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	
Aaa	3 122	665	0	7 524	1 958	150	**13 419**
Aa1 to Aa3	3 357	1 103	0	210	2 794	0	**7 464**
A1	647	0	0	176	999	0	**1 822**
Below A1	13 232	0	0	41	4 987	0	**18 260**
Total	**20 358**	**1 768**	**0**	**7 951**	**10 738**	**150**	**40 965**

At 31 December 2012	Tripartite Agreements Collateral (in EUR million)						
	Bonds						Total
Moody's or equivalent rating	Government	Supranational	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	
Aaa	4 661	1 065	1 694	5 013	1 539	272	**14 244**
Aa1 to Aa3	1 092	557	229	595	1 350	0	**3 823**
A1	176	0	0	221	1 134	0	**1 531**
Below A1	13 737	0	0	3 209	5 505	0	**22 451**
Total	**19 666**	**1 622**	**1 923**	**9 038**	**9 528**	**272**	**42 049**

Securities deposited

In the context of the Eurosystem's monetary policy operations, the EIB deposited securities with the Central Bank of Luxembourg with a market value of EUR 3.3 billion as at 31 December 2013 (2012: EUR 3.3 billion).

60

EIB Statutory Financial Statements of the Bank

U.1.3. Guarantees granted by the Bank in respect of loans granted by third parties and on venture capital operations

The structure of beneficiaries of guarantees granted by the Bank as at 31 December 2013 and 31 December 2012 is analysed below (in EUR million):

Granted to:	2013	2012
Banks	948	287
Corporates	801	533
Public	60	60
Total	**1 809**	**880**

U.2. Interest rate risk

Interest rate risk is the volatility in the economic value of, or in the income derived from, the Bank's positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in repricing and maturity characteristics of the different asset, liability and hedge instruments.

In measuring and managing interest rate risk, the Bank refers to the relevant key principles of the Basel Committee for Banking Supervision (BCBS). The main sources of interest rate risk are: repricing risk, yield curve risk, basis risk and spread risk. An interest rate risk that is particularly relevant for the Bank is spread risk. Spread risk is the volatility in the economic value of, or in the income derived from, the Bank's positions due to movements in the funding or lending spread of the Bank.

The Bank manages its global structural interest rate position on the basis of a notional reference portfolio. The majority of the financial risk indicators and controls in use by the Bank apply to this portfolio. Financial indicators and controls for the rest of the activities outside this portfolio only relate to the risks, which are not transferred to it via the transfer pricing system which therefore remain with their respective activities, such as the equity risk in the venture capital activity or the interest rate or credit risks taken in those treasury portfolios predominantly managed for yield-enhancement purposes.

U.2.1. Value-at-Risk for the own funds of the Bank

The Bank's ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Bank. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Bank's growth. This overall objective is achieved by investing the Bank's own funds according to a medium to long term investment profile, implying an own funds duration target of 4.5 – 5.5 years.

Apart from the duration target for own funds, the Bank's balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to constrain market risk to minimum levels.

The Risk Management department quantifies the Value at Risk ('VaR') of own funds for both interest rates and foreign exchange risk factors. It is measured on the Bank's positions using a 99% confidence level and a one-day time horizon. As at 31 December 2013, the VaR of the EIB own funds amounted to EUR 202 million (2012: EUR 170 million). The evolution of the VaR of own funds since 2012 reflects the effective increase of the volatility of the risk factors and not a change in the risk profile of the Bank's positions.

The computation is based on the so-called Riskmetrics methodology, which assumes a linear dependency between the changes in portfolio or position values and the underlying risk factors. Given the nature of the positions held, the Bank deems this assumption appropriate to measure its exposure to interest rate risk. Volatility and correlation data are computed internally on the basis of historical market data.

More generally, the VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing. As of 31 December 2013, the impact of a 200 basis point upward parallel shift of the interest rate curves would reduce the economic value of own funds by EUR 6.45 billion (2012: EUR 5.95 billion).

61

Among the financial instruments in the Bank's portfolio, some deals (borrowings and associated swaps) may be redeemed before their final maturity.

At cash flow level all such borrowings are fully hedged by swaps so that they can be considered synthetic floating rate notes. Uncertainty arises from the maturity of such positions indexed to Libor/Euribor as they may be called before their final maturity.

Below is a summary of the features of the Bank's callable portfolio as of 31 December 2013 and 31 December 2012, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved:

By funding currency (after swap):

31.12.2013	Pay Currency				Total
(in EUR million)	EUR	JPY	PLN	USD	
EUR Pay Notional	-2 591	-	-	-4 723	-7 314
Average maturity date	05.06.2041	-	-	12.07.2036	03.10.2036
Average expected maturity	29.11.2033	-	-	12.04.2025	20.07.2026

31.12.2012	Pay Currency				Total
(in EUR million)	EUR	JPY	PLN	USD	
EUR Pay Notional	-2 707	-292	-25	-4 984	-8 008
Average maturity date	02.02.2037	08.10.2031	05.05.2026	22.10.2035	24.01.2036
Average expected maturity	16.05.2029	10.07.2028	17.05.2013	18.02.2026	11.04.2027

By risk factor involved:

31.12.2013	Risk factor			Total
(in EUR million)	FX level	IR curve level	IR curve shape	
EUR Pay Notional	-3 122	-4 003	-189	-7 314
Average maturity date	09.12.2033	22.10.2041	15.09.2033	03.10.2036
Average expected maturity	01.09.2023	25.04.2031	18.03.2031	20.07.2026

31.12.2012	Risk factor			Total
(in EUR million)	FX level	IR curve level	IR curve shape	
EUR Pay Notional	-3 953	-3 866	-189	-8 008
Average maturity date	25.11.2033	05.05.2038	07.09.2034	24.01.2036
Average expected maturity	19.07.2027	14.11.2026	18.12.2029	11.04.2027

U.2.2. Interest rate risk management

The sensitivity of earnings quantifies the amount of net interest income that would change during the forthcoming 12 months if all interest rate curves rose by one percentage point or decreased by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that the Bank accepts within the approved limits.

With the positions in place as of 31 December 2013, the earnings would increase by EUR 151.33 million (2012: EUR 150.01 million) if interest rates increased by 100 basis points and decrease by EUR 128.14 million (2012: EUR 127.68 million) if interest rates decreased by 100 basis points.

The Bank computes the sensitivity measure with dedicated software that simulates earnings on a deal by deal basis. The sensitivity of earnings is measured on an accruals basis and is calculated under the "ongoing" assumption that, over the time horizon analysed, the Bank realises the new loan business forecast in the Corporate Operational Plan, maintains

62

EIB Statutory Financial Statements of the Bank exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Earnings are simulated on monthly time steps, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricing according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice of the Bank, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Bank’s business. The administrative costs are projected according to the forecasts of the Corporate Operational Plan. U.3. Liquidity risk Liquidity risk refers to the ability of the Bank to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk. Funding liquidity risk is connected to the risk for the Bank to be unable to refinance the asset side of its balance sheet and to meet payment obligations punctually and in full out of readily available liquid resources. Funding liquidity risk may have an impact on the volatility in the economic value of, or in the income derived from Bank’s positions, due to potentially increasing immediate risks to meet payment obligations and the consequent need to borrow at unattractive conditions. Market liquidity risk is the volatility in the economic value of, or in the income derived from, the Bank’s positions due to potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. Such an inability may force early liquidation of assets at unattractive prices when it would be better to avoid such liquidation. This risk is tied to the size of the position compared to the liquidity of the instrument being transacted, as well as to potential deterioration of market availability and efficiency. The liquidity risk of the Bank is managed in order to ensure the regular functioning of the Bank’s core activities at reasonable cost. The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. In contrast to commercial banks, the EIB does not have retail deposits but relies on its access to capital markets to raise the funds it on-lends to its clients. The Bank manages the calendar of its new issues so as to maintain a prudential liquidity buffer. Liquidity planning takes into account the Bank’s needs to service its debt, disbursements on loans and cash flows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursements typically take place at the borrowers’ request. The Bank further assures management of liquidity risk by maintaining a sufficient level of short term liquid assets, and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The Bank’s total liquidity ratio (defined as a target percentage of annual projected net cash flows) must at all times exceed 25% of the average forecast net annual cash flows for the following year. The Bank has in place a Contingency Liquidity Plan (CLP), which specifies appropriate decision making procedures and corresponding responsibilities. The CLP has been benchmarked against the “Principles for Sound Liquidity Risk Management and Supervision” by the Basel Committee on Banking Supervision (September 2008). The CLP is subject to ad-hoc updates and is presented to the Management Committee annually for approval. Regular stress-testing analyses tailored to the specific business model of the EIB are executed as a part of the liquidity risk monitoring. On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement. The table hereafter analyses the assets and liabilities of the Bank by maturity on the basis of the period remaining between the balance sheet date and the contractual maturity date. Assets and liabilities for which there is no contractual maturity date are classified under “Maturity undefined”. 60

Liquidity risk (in EUR million) Maturity at 31 December 2013 3 months or less More than 3 months to 1 year More than 1 year to 5 years More than 5 years Maturity undefined Total 2013 Assets: Cash in hand, central banks and post office banks 106 0 0 0 0 106 Treasury bills and other bills eligible for refinancing with central banks 13 140 1 776 4 277 6 401 0 25 594 Other loans and advances: - Current accounts 1 080 0 0 0 0 1 080 - Credit institutions 43 946 1 540 0 0 0 45 486 - Customers 62 0 0 0 0 62 45 088 1 540 0 0 0 46 628 Loans: - Credit institutions 2 688 14 481 60 000 48 240 0 125 409 - Customers 4 561 14 888 94 801 174 938 0 289 188 7 249 29 369 154 801 223 178 0 414 597 Debt securities including fixed-income securities 2 173 587 2 671 1 518 0 6 949 Shares and other variable-yield securities 0 0 0 0 2 486 2 486 Shares in affiliated undertakings 0 0 0 0 494 494 Other assets 420 26 754 190 13 959 15 349 Total assets 68 176 33 298 162 503 231 287 16 939 512 203 Liabilities: Amounts owed to credit institutions 4 169 0 315 0 0 4 484 Amounts owed to customers 2 439 49 0 0 0 2 488 Debts evidenced by certificates 15 550 43 036 191 471 176 301 0 426 358 Capital, reserves and profit 0 0 0 0 57 941 57 941 Other liabilities 0 0 574 1 20 357 20 932 Total liabilities 22 158 43 085 192 360 176 302 78 298 512 203 Off balance sheet currency swaps 195 -105 2 772 26 0 2 888 Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties, and the Bank as well has the right to call the related bonds before maturity. If the Bank were to exercise all the call options on its bonds at their next contractual exercise date, cumulated early redemptions for the period 2014 - 2016 would amount to EUR 4.124 billion. 61

EIB Statutory Financial Statements of the Bank Maturity at 31 December 2012 3 months or less More than 3 months to 1 year More than 1 year to 5 years More than 5 years Maturity undefined Total 2012 Assets: Cash in hand, central banks and post office banks 157 0 0 0 0 157 Treasury bills and other bills eligible for refinancing with central banks 6 214 760 3 433 7 056 0 17 463 Other loans and advances: - Current accounts 1 015 0 0 0 0 1 015 - Credit institutions 49 906 270 0 0 0 50 176 - Customers 5 0 0 0 0 5 50 926 270 0 0 0 51 196 Loans: - Credit institutions 1 982 9 745 63 573 49 165 0 124 465 - Customers 2 795 13 562 89 014 170 479 0 275 850 4 777 23 307 152 587 219 644 0 400 315 Debt securities including fixed-income securities 4 175 502 2 697 1 935 0 9 309 Shares and other variable-yield securities 0 0 0 0 2 274 2 274 Shares in affiliated undertakings 0 0 0 0 494 494 Other assets 9 169 76 1 030 189 16 455 26 919 Total assets 75 418 24 915 159 747 228 824 19 223 508 127 Liabilities: Amounts owed to credit institutions 10 732 599 330 0 0 11 661 Amounts owed to customers 2 644 86 0 0 0 2 730 Debts evidenced by certificates 22 364 37 374 205 999 158 937 0 424 674 Capital, reserves and profit 0 0 0 0 55 218 55 218 Other liabilities 0 0 76 492 13 276 13 844 Total liabilities 35 740 38 059 206 405 159 429 68 494 508 127 Off balance sheet currency swaps 57 457 2 782 3 308 0 6 604 U.4. Foreign exchange rate risk The sources of foreign exchange rate risk are to be found in the margins on operations and in general expenses incurred in non-euro currencies. The Bank’s objective is to eliminate exchange risk by reducing net positions per currency through operations on the international foreign exchange markets. A foreign exchange hedging programme exists in order to protect the known loan margins in USD and in GBP for the next 3 years. 62

Foreign exchange position (in EUR million) Currency at 31 December 2013 Euro Pound Sterling US Dollar Other currencies Sub-total except Euro Total 2013 Assets: Cash in hand, balances with central banks and post office banks 106 0 0 0 0 106 Treasury bills and other bills eligible for refinancing with central banks 25 004 318 272 0 590 25 594 Other loans and advances: - Current accounts 714 52 15 299 366 1 080 - Credit institutions 22 984 2 887 8 948 10 667 22 502 45 486 - Customers 62 0 0 0 0 62 23 760 2 939 8 963 10 966 22 868 46 628 Loans: - Credit institutions 92 765 7 628 18 547 6 469 32 644 125 409 - Customers 239 085 22 559 11 092 16 452 50 103 289 188 331 850 30 187 29 639 22 921 82 747 414 597 Debt securities including fixed-income securities 2 800 1 181 1 949 1 019 4 149 6 949 Shares and other variable-yield securities 2 008 343 28 107 478 2 486 Shares in affiliated undertakings 494 0 0 0 0 494 Other assets 11 727 1 301 1 019 1 302 3 622 15 349 Total assets 397 749 36 269 41 870 36 315 114 454 512 203 Liabilities: Amounts owed to credit institutions 3 606 0 596 282 878 4 484 Amounts owed to customers 2 317 102 69 0 171 2 488 Debts evidenced by certificates: - Debt securities in issue 201 647 58 808 103 891 41 859 204 558 406 205 - Others 11 649 407 1 157 6 940 8 504 20 153 213 296 59 215 105 048 48 799 213 062 426 358 Capital, reserves and profit 57 941 0 0 0 0 57 941 Other liabilities 16 474 1 864 1 037 1 557 4 458 20 932 Total liabilities 293 634 61 181 106 750 50 638 218 569 512 203 Off balance sheet currency swaps -104 105 24 898 64 879 14 328 104 105 Net position 10 -14 -1 5 -10 63

EIB Statutory Financial Statements of the Bank Currency at 31 December 2012 Euro Pound Sterling US Dollar Other currencies Sub-total except Euro Total 2012 Assets: Cash in hand, balances with central banks and post office banks 157 0 0 0 0 157 Treasury bills and other bills eligible for refinancing with central banks 17 370 10 83 0 93 17 463 Other loans and advances: - Current accounts 632 31 36 316 383 1 015 - Credit institutions 40 985 1 345 4 265 3 581 9 191 50 176 - Customers 5 0 0 0 0 5 41 622 1 376 4 301 3 897 9 574 51 196 Loans: - Credit institutions 85 343 11 130 21 973 6 019 39 122 124 465 - Customers 226 224 21 359 11 212 17 055 49 626 275 850 311 567 32 489 33 185 23 074 88 748 400 315 Debt securities including fixed-income securities 3 333 1 295 900 3 781 5 976 9 309 Shares and other variable-yield securities 1 801 344 27 102 473 2 274 Shares in affiliated undertakings 494 0 0 0 0 494 Other assets 22 561 1 425 1 354 1 579 4 358 26 919 Total assets 398 905 36 939 39 850 32 433 109 222 508 127 Liabilities: Amounts owed to credit institutions 10 066 0 1 304 291 1 595 11 661 Amounts owed to customers 2 467 193 63 7 263 2 730 Debts evidenced by certificates: - Debt securities in issue 184 380 59 268 106 617 50 085 215 970 400 350 - Others 11 644 426 2 192 10 062 12 680 24 324 196 024 59 694 108 809 60 147 228 650 424 674 Capital, reserves and profit 55 218 0 0 0 0 55 218 Other liabilities 8 667 2 000 1 347 1 830 5 177 13 844 Total liabilities 272 442 61 887 111 523 62 275 235 685 508 127 Off balance sheet currency swaps -126 455 24 936 71 666 29 853 126 455 Net position 8 -12 -7 11 -8 64

Note V – Derivatives The Bank uses derivative instruments mainly as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. Derivatives are contractual financial instruments, the value of which fluctuates according to trends in the underlying assets, interest rates, exchange rates or indices. The majority of the Bank’s swaps are concluded with a view to hedging specific bond issues, as part of its resource-raising operations (funding activity). The Bank also enters into swaps as part of its hedging operations on loans, treasury, or for the global Assets and Liabilities Management (ALM) position (ALM hedging activity). The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements. Future contracts (futures) are used in the context of the treasury activities, to hedge the exposure deriving from some investments in government bonds. Futures are standardised derivatives, negotiated on regulated markets, and they do not fall within the general policy for counterparty risk measurement and control (see note V.2.). V.1. As part of funding and ALM hedging activity The Bank uses long term derivatives mainly as part of its funding strategy in order to bring the characteristics of the funds raised, in terms of currencies and interest rates, into line with those of loans granted and also to reduce funding costs. Long-term derivatives transactions are not used for trading, but only in connection with fund-raising and for the reduction of market risk exposure. All swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature. The derivatives used in the context of funding and ALM hedging activities are: • Currency swaps; • Interest rate swaps; and • Structured swaps. V.1.1. Currency swaps Currency swaps are contracts under which it is agreed to convert funds raised in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates. The Bank enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Bank will obtain the amounts needed to service the borrowing in the original currency. 65

EIB Statutory Financial Statements of the Bank The following table shows the maturities of currency swaps (excluding short-term currency swaps – see Note V.2.), subdivided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet. Interest rate swaps at 31 December 2013 (in EUR million) 1 year or less More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Total 2013 Notional amount 29 824 86 573 30 223 12 834 159 454 Fair value (i.e. net discounted value)(*) 230 -1 274 261 1 394 611 Interest rate swaps at 31 December 2012 (in EUR million) 1 year or less More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Total 2012 Notional amount 24 149 92 179 27 323 17 715 161 366 Fair value (i.e. net discounted value)(*) 982 5 089 3 036 3 198 12 305 (*)Including the fair value of macro-hedging currency swaps which stood at EUR 144 million as at 31 December 2013 (2012: EUR 8 million). V.1.2. Interest rate swaps Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa. Interest rate swaps enable the Bank to modify the interest rate structure of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous access conditions to certain capital markets with its counterparties. The following table shows the maturities of interest rate swaps (including synthetic swaps, whereby interest computed in a foreign currency is synthetically converted to EUR), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet. Interest rate swaps at 31 December 2013 (in EUR million) 1 year or less More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Total 2013 Notional amount 50 279 169 740 90 209 134 339 444 567 Fair value (i.e. net discounted value)(*) 938 4 359 3 326 2 458 11 081 Interest rate swaps at 31 December 2012 (in EUR million) 1 year or less More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Total 2012 Notional amount 44 560 187 029 78 536 122 692 432 817 Fair value (i.e. net discounted value)(*) 317 8 916 5 634 4 110 18 977 (*) Including the fair value of macro-hedging interest rate swaps which stood at EUR -362 million as at 31 December 2013 (2012: EUR -648 million). V.1.3. Structured swaps The Bank does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Bank enters into borrowing contracts and loans encompassing notably interest rate or stock exchange index options. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk. 66

The table below further details the number, value and notional amounts of structured swaps:

	Early termination embedded		Stock exchange index		Special structure coupon or similar	
	2013	2012	2013	2012	2013	2012
Number of transactions	**265**	330	**4**	3	**371**	346
Notional amount (in EUR million)	**7 097**	8 821	**288**	243	**19 983**	21 332
Net discounted value (in EUR million)	**176**	1 015	**2**	4	**-744**	142

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

V.1.4. Derivatives credit risk mitigation policy

The credit risk with respect to derivatives lies in the loss which the Bank would incur where the counterparty would be unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising from the use of such instruments.

- **Contractual framework:**

All of the Bank's derivative transactions are concluded in the contractual framework of ISDA Swap Agreements and Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types.

- **Counterparty selection:**

The minimum rating at the outset is set at A3. The EIB has the right of early termination if the rating drops below a certain level.

- **Collateralisation:**

- Exposures (exceeding limited thresholds) are collateralised by cash and bonds.
- Complex and illiquid transactions could require collateralisation over and above the current market value.
- Both the derivatives portfolio with individual counterparties and the collateral received are regularly monitored and valued, with a subsequent call for additional collateral or release.

70

EIB Statutory Financial Statements of the Bank

The market value of collateral received for swaps amounts to EUR 17 651 million as at 31 December 2013 (2012: EUR 35 205 million), with the following composition:

Swap collateral (in EUR million)				
Moody's or equivalent rating	Bonds		Cash	Total 2013
	Government	Agency, supranational, covered bonds		
Aaa	1 671	1 391	0	**3 062**
Aa1 to Aa3	1 780	9	0	**1 789**
A1 to A3	36	0	0	**36**
Baa1 to Baa3	7 376	0	0	**7 376**
Below Baa3	1 711	0	0	**1 711**
Non-Rated	0	0	3 677	**3 677**
Total 2013	**12 574**	**1 400**	**3 677**	**17 651**

Swap collateral (in EUR million)				
Moody's or equivalent rating	Bonds		Cash	Total 2012
	Government	Agency, supranational, covered bonds		
Aaa	1 913	1 358	0	**3 271**
Aa1 to Aa3	8 370	185	0	**8 555**
A1 to A3	11	0	0	**11**
Baa1 to Baa3	12 145	0	0	**12 145**
Below Baa3	843	0	0	**843**
Non-Rated	0	0	10 380	**10 380**
Total 2012	**23 282**	**1 543**	**10 380**	**35 205**

- **Credit risk measurement for derivatives:**

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value.

The Bank measures the credit risk exposure related to swaps and derivatives transactions using the Current Unsecured Exposure and Total (Current and Potential) Unsecured Exposure for reporting and limit monitoring, and the Credit Risk Equivalent for capital allocation according to the recommendations of the Basel Committee on Banking Supervision (BCBS) sponsored by the BIS.

The Bank computes the Current Unsecured Exposure, which is the larger of zero and the market value of the portfolio of transactions within the netting set with a counterparty, less the value of collateral received. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions in bankruptcy as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2013 the Current Unsecured Exposure stood at EUR 807 million (EUR 3 457 million as of 31 December 2012).

In addition, the Bank computes the Total Unsecured Exposure, which takes into account the possible increase in the netting set's exposure over the margin period of risk, which ranges between 10 and 20 days, depending on the portfolio of transactions. The EIB computes the Total Unsecured Exposure at 90% confidence level using stressed market parameters to arrive at conservative estimates. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2013 the Total Unsecured Exposure stood at EUR 11 933 million (EUR 16 494 million as of 31 December 2012).

71

- **Limits:**

The limit system for banks covers both exposure, Current Unsecured Exposure and Total Unsecured Exposure.

The Current Unsecured Exposure is limited by the Threshold applicable to the counterparty as defined in the Credit Support Annex and is dependent on the rating of the counterparty. For any exposure exceeding this Threshold, the EIB receives collateral posted by the counterparty.

The Total Unsecured Exposure limit determines the maximum Total Unsecured Exposure accepted for each counterparty.

The derivatives portfolio is valued and compared against limits on a daily basis.

The following table provides a breakdown of counterparties by rating.

Grouped ratings	Percentage of nominal		Current Unsecured Exposure (in EUR million)		Total Unsecured Exposure (in EUR million)	
Moody's or equivalent rating	2013	2012	2013	2012	2013	2012
Aaa	0.10%	1.10%	58	42	78	219
Aa1 to Aa3	24.90%	24.60%	342	1 173	3 437	4 476
A1	38.60%	46.50%	147	1 894	5 138	8 701
A2 to A3	30.90%	22.30%	260	348	3 217	2 863
Below A3	5.50%	5.50%	0	0	63	235
Total	**100.00%**	**100.00%**	**807**	**3 457**	**11 933**	**16 494**

V.2. As part of liquidity management

The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury portfolios in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

The notional amount of short-term currency swaps stood at EUR 12 748 million at 31 December 2013 against EUR 29 392 million at 31 December 2012.

The notional amount of short term currency forwards was EUR 372 million at 31 December 2013 (2012: EUR 364 million). The fair value of these contracts was EUR -73 million at 31 December 2013 (2012: EUR -145 million).

Long-term futures are also used by the Bank to adjust the medium term (2-year) interest rate exposure of its treasury bond portfolios. The notional amount of long-term futures stood at nil at both 31 December 2013 and 31 December 2012.

Nominal amounts and fair value of Forward Rate Agreements are nil at 31 December 2013 (2012: EUR 4 947 million with a fair value of EUR 4 million).

72

EIB Statutory Financial Statements of the Bank Note W – Conversion rates The following conversion rates were used for establishing the balance sheets at 31 December 2013 and 2012: 31.12.2013 31.12.2012 Non-euro currencies of EU member states Bulgarian leva (BGN) 1.9558 1.9558 Czech koruna (CZK) 27.4270 25.1510 Danish kroner (DKK) 7.4593 7.4610 Pound sterling (GBP) 0.8337 0.8161 Hungarian forint (HUF) 297.0400 292.3000 Polish zloty (PLN) 4.1543 4.0740 Romanian lei (RON) 4.4710 4.4445 Swedish kronor (SEK) 8.8591 8.5820 Non-EU currencies Australian dollar (AUD) 1.5423 1.2712 Canadian dollar (CAD) 1.4671 1.3137 Swiss franc (CHF) 1.2276 1.2072 Chinese Yuan Renminbi (CNY) 8.3491 8.2207 Dominican Peso (DOP) 58.3330 53.1220 Egyptian pound (EGP) 9.5709 8.4007 Hong Kong dollar (HKD) 10.6930 10.2260 Iceland Krona (ISK) 234.9900 236.3500 Japanese yen (JPY) 144.7200 113.6100 Kenyan shilling (KES) 118.7300 113.6800 Moroccan dirham (MAD) 11.2350 11.1120 Mexican peso (MXN) 18.0730 17.1850 Norwegian krone (NOK) 8.3630 7.3483 New Zealand dollar (NZD) 1.6762 1.6045 Russian ruble (RUB) 45.3250 40.3300 Serbia dinars (RSD) 114.7900 112.3000 Tunisia dinars (TND) 2.2636 2.0472 Turkish lira (TRY) 2.9605 2.3551 Taiwan dollars (TWD) 41.0840 38.3990 Ukraine Hryvnia (UAH) 11.3360 10.6310 United States dollar (USD) 1.3791 1.3194 Franc CFA (XOF) 655.9570 655.9570 South African rand (ZAR) 14.5660 11.1727 70

Note X – Related party transactions X.1. European Investment Fund Related party transactions with the European Investment Fund (‘EIF’) are mainly related to the management by the Bank of the EIF treasury, the IT, the pension fund and other services on behalf of the EIF. In addition, the EIF manages the venture capital activity of the Bank. The amounts included in the Financial Statements and relating to the EIF are disclosed as follows: (in EUR´ 000) 31.12.2013 31.12.2012 Assets: Shares in affiliated undertakings 493 588 493 532 Prepayments and accrued income 557 482 Other assets 10 281 1 975 Total assets 504 426 495 989 Liabilities: Other liabilities -67 944 -54 562 Total liabilities -67 944 -54 562 Profit and loss account: Income from shares in affiliated undertakings 3 810 0 Interest payable and similar charges -2 753 0 Commission income 2 830 3 566 Commission expenses -16 060 -17 411 Other operating income 3 247 3 569 General administrative expenses -2 139 2 836 Total profit and loss account -11 065 -7 440 Off balance sheet: EIF capital – uncalled 1 490 400 1 491 200 EIF treasury management 1 035 076 1 005 068 Nominal value of put option granted to EIF minority shareholders 441 336 424 376 Total off balance sheet 2 966 812 2 920 644 X.2. Key Management Personnel The Bank has identified members of the Board of Directors, the Audit Committee, the Management Committee, the Directors General heading the different EIB organisational directorates as key management personnel. Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note R), is disclosed in the following table: (in EUR ’000) 2013 2012 Short-term benefits(1) 8 026 7 248 Post employment benefits(2) 750 613 Termination benefits 550 504 9 326 8 365 (1) Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee. (2) Post employment benefits comprise pensions and expenses for post employment health insurance paid to members of the Management Committee and Directors General and other Directors. 71

EIB Statutory Financial Statements of the Bank Open balances with key management personnel as at 31 December 2013 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year end: (in EUR ’000) 31.12.2013 31.12.2012 Pension plans and health insurance (Note L) -26 804 -38 223 Other liabilities (Note G) -12 217 -9 443 Note Y – Post balance sheet events There have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the Financial Statements as at 31 December 2013. Note Z – Management of third party funds Z.1. Investment Facility – Cotonou The Investment Facility, which is managed by the EIB, has been established within the framework of the Cotonou Agreement on cooperation and development of the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility. Z.2. NER300 The EIB supports the EC as an agent in the implementation of the NER 300 initiative - a funding programme for carbon capture and storage demonstration projects and innovative renewable energy technologies. The EIB prepares separate financial statements for NER300. Z.3. Guarantee Fund The Guarantee Fund for External Actions was set up in 1994 to cover defaults on loans and loan guarantees granted to non-Member States or for projects in non- Member States. The European Commission (‘EC’) entrusted financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994. The EIB prepares separate financial statements for the Guarantee Fund. Z.4. JESSICA (Contribution and Holding Funds) JESSICA (The Joint European Support for Sustainable Investment in City Area) is an initiative developed by the EC and the EIB, in collaboration with the Council of Europe Development Bank. Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. These investments are delivered to projects via Urban Development Funds or if required Holding Funds (JESSICA Holding Funds). JESSICA Holding Funds are used in the context of the JESSICA initiative. As manager, EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for JESSICA. Z.5. FP7 Guarantee Fund The 7th Framework Programme (‘FP7’) is designed to support research, technological development and demonstration projects all over Europe. The rules and principles for the management of the FP7 are laid out in the Agreement between the EC on behalf of the European Atomic Energy Community and the EIB. The EC entrusted financial management of the FP7 Guarantee Fund to the EIB under an agreement signed between the two parties in December 2007. The EIB prepares separate financial statements for FP7 Guarantee Fund. Z.6. Risk-Sharing Finance Facility (‘RSFF’) The RSFF has been established within the framework of the Co-operation Agreement, entered into force on 5 June 2007 between the EC on behalf of the European Union and the EIB. The RSFF aims at fostering investment in research, technological development and demonstration, and innovation. As part of the RSFF, the EIF set up the Risk Sharing Instrument for Innovative and Research oriented SMEs and small Mid-Caps (‘RSI’). The RSI provides guarantees to banks and leasing companies for loans and financial leases to research-based small and medium-sized enterprises (SMEs) and small Mid-Caps. The EIB prepares separate financial statements for the RSFF. Z.7. EIF treasury The EIF treasury is managed by the Bank in accordance with the treasury management agreement signed between the two parties in December 2000. 72

Z.8. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP, IPA (Instrument for Pre-Accession) and Turkey mandates. Z.9. EU-Africa Infrastructure Trust Fund (the ‘Trust Fund’) The Trust Fund has been created within the framework of the Trust Fund Agreement between the EC on behalf of the European Union as the Founding Donor and the EIB as Manager, also open to Member States of the European Union which subsequently accede to this agreement as Donors. On 9 February 2006, the EC and the EIB signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the Trust Fund. Z.10. GF Greece The Fund is a joint initiative between the Hellenic Republic, the EC and the EIB and was set up to support the lending to SMEs in Greece. Established by using unabsorbed Structural Funds for Greece, the Fund will guarantee EIB loans to SMEs via partner banks in Greece. Z.11. Loan Guarantee Instrument for Ten-T Projects (’LGTT’) The LGTT has been established within the framework of the Co-operation Agreement, entered into force on 11 January 2008 between the EC on behalf of the European Union and the EIB. The LGTT aims at facilitating a greater private sector involvement in the financing of Trans-European transport networks infrastructure. The EIB prepares separate financial statements for the LGTT. Z.12. European Neighbourhood and Partnership Instrument (‘ENPI’) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through the ENPI. The EIB prepares separate financial statements for ENPI. Z.13. AEICD This partnership agreement signed between the Kingdom of Spain (the Spanish Agency for International Development Cooperation (AECID)) and the EIB was set up to invest in operations in the countries covered by the FEMIP together with Mauritania (the “Southern Mediterranean region”), targeting mainly risk capital activities for micro and small/medium enterprises as well as engaging in the wider development of the private sector in the region. Z.14. ECHA On 1 April 2011 the EIB entered into an asset management agreement with the European Chemicals Agency (ECHA). Under this agreement the EIB manages the investment portfolio of ECHA in accordance with the pre-agreed Asset Management Guidelines. Z.15. Project Bond Initiative (‘PBI’) A Cooperation Agreement between the EC and the EIB in respect of the Project Bond Instrument: Pilot Phase was signed in November 2012. The PBI is designed to stimulate capital market financing for infrastructure delivered under ‘project finance’ structures, including Public Private Partnerships (PPPs). The initiative will seek to enhance the credit rating of bonds issued by project companies to a rating level that is attractive for investors and to lower the project’s overall financing costs. Z.16. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Partnership Instrument through targeted funding aimed at strengthening infrastructure interconnection between the EU and its neighbours in the areas of Transport and Energy, at addressing common environmental concerns and at supporting other relevant activities. The EIB prepares separate financial statements for the NIF Trust Fund. Z.17. Heavily Indebted Poor Countries (‘HIPC’) Initiative The HIPC Initiative (the ‘Initiative’) is an international debt relief mechanism that provides special assistance to the world’s poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund. The principal objective of the Initiative is to reduce the debt burden of poor countries to sustainable levels. The EIB prepares separate financial statements for the Initiative. 73

EIB Statutory Financial Statements of the Bank Z.18. FEMIP Trust Fund The FEMIP (Facility for Euro-Mediterranean Investment and Partnership)Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund. Z.19. EPTA Trust Fund EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility. The EIB prepares separate financial statements for EPTA Trust Fund. Z.20. JASPERS JASPERS (The Joint Assistance to Support Projects in European Regions) is a major joint policy initiative of the EIB, EC (Regional Policy Directorate-General - DG Regio) and the European Bank for Reconstruction and Development. It provides advice to the 12 Central and Eastern EU Member States and Croatia during project preparation to help improve the quality of the major projects to be submitted for grant financing under the Structural and Cohesion Funds. Z.21. EPEC The European PPP Expertise Centre (‘EPEC’) is a joint initiative of the EIB, the EC and European Union Member States and Candidate Countries. EPEC’s mission is to strengthen the ability of the public sector to engage in Public Private Partnership (PPP) transactions. The EIB prepares separate financial statements for EPEC. 74

Statement of Special Section (1) as at 31 December 2013 and 2012 (in EUR ‘000) ASSETS 31.12.2013 31.12.2012 Turkey From resources of Member States Disbursed loans outstanding 4 914 6 492 Total(2) 4 914 6 492 Instrument for Pre-Accession ('IPA') From resources of Member States Disbursed loans outstanding 20 933 26 314 Total(3) 20 933 26 314 Mediterranean Countries From resources of the European Union Disbursed loans outstanding 84 145 95 312 Risk capital operations - amounts to be disbursed 49 244 58 828 - amounts disbursed 106 105 123 912 155 349 182 740 Total(4) 239 494 278 052 African, Caribbean and Pacific State and Overseas Countries and Territories From resources of the European Union · Yaoundé Conventions Loans disbursed 3 584 4 555 Contributions to the formation of risk capital - amounts disbursed 419 419 Total(5) 4 003 4 974 · Lomé Conventions Operations from risk capital resources - amounts to be disbursed 2 099 16 117 - amounts disbursed 399 543 475 915 401 642 492 032 Total(6) 401 642 492 032 Total 670 986 807 864 LIABILITIES 31.12.2013 31.12.2012 Funds under trust management Under mandate from the European Union - Financial Protocols with the Mediterranean Countries 190 250 219 224 - Financial Protocols with the instrument for Pre-Accession ('IPA') 20 933 26 314 - Yaoundé Conventions 4 003 4 974 - Lomé Conventions 399 543 475 915 - Other resources under the Lomé Conventions 0 0 614 729 726 427 Under mandate from Member States 4 914 6 492 Total funds under trust management 619 643 732 919 75

EIB Statutory Financial Statements of the Bank

Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	49 244	58 828
On operations from risk capital resources under the Lomé Conventions	2 099	16 117
Total funds to be disbursed	**51 343**	**74 945**
Total	**670 986**	**807 864**

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions as at 31 December 2013 EUR '000 393 482 (2012: EUR'000 417 129)

b) Under Financial Protocols signed with the Mediterranean Countries as at 31 December 2013 EUR '000 79 121 (2012: EUR'000 85 017)

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility (NIF) Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations except for definite write-offs. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States.

Initial amount:			405 899
add:	exchange adjustments		20 301
less:	cancellations	215	
	repayments	421 071	
			-421 286
			4 914

Note (3): Initial amount of contracts signed for financing projects under the Instrument for Pre-Accession, for the account and at the risk of the European Community.

Initial amount:			29 640
less:	exchange adjustments	8 707	
			-8 707
			20 933

79

Note (4): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union.

Initial amount:			840 457
less:	exchange adjustments	54 002	
	cancellations	127 045	
	repayments	419 916	
			-600 963
			239 494

Note (5): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union.

Loans on special conditions		139 483	
Contributions to the formation of risk capital		2 503	
Initial amount:			141 986
add:	capitalised interest	1 178	
	exchange adjustments	9 823	
			11 001
less:	cancellations	3 310	
	repayments	145 674	
			-148 984
			4 003

Note (6): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Union:

Loans from risk capital resources:			
Conditional and subordinated loans		3 116 097	
Equity participations		121 002	
Initial amount:			3 237 099
add:	capitalised interest		9 548
less:	cancellations	703 024	
	repayments	2 083 993	
	exchange adjustments	57 988	
			-2 845 005
			401 642
Loans from other resources:			
Initial amount:			16 500
add:	exchange adjustments		58
less:	cancellations	8 414	
	repayments	8 144	
			-16 558
			0
			401 642

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EIB Statutory Financial Statements of the Bank Independent Auditor’s Report To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, Boulevard Konrad Adenauer L-2950 LUXEMBOURG REPORT OF THE REVISEUR D’ENTREPRISES AGREE We have audited the accompanying financial statements of EUROPEAN INVESTMENT BANK, which comprise the balance sheet as at 31 December 2013, the profit and loss account and the cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory information. Management’s responsibility for the financial statements The Management is responsible for the preparation and fair presentation of these financial statements in accordance with the general principles of the Directive 86/635/ EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the ‘Directives’), and for such internal control as the Management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error. Responsibility of the Réviseur d’Entreprises agréé Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted for Luxembourg by the Commission de Surveillance du Secteur Financier. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the judgement of the Réviseur d’Entreprises agréé, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the Réviseur d’Entreprises agréé considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the financial statements give a true and fair view of the financial position of EUROPEAN INVESTMENT BANK as of 31 December 2013, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directives. Luxembourg, 13 March 2014 KPMG Luxembourg S.à r.l. Cabinet de révision agréé E. Dollé KPMG Luxembourg S.à r.l. 9, Allée Scheffer L-2520 Luxembourg Société à responsabilité limitée R.C.S. Luxembourg B 149133 Capital € 12 502 78

Statement by the Audit Committee The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. Statement by the Audit Committee on the Bank’s unconsolidated financial statements prepared in accordance with the general principles of the EU Directives The Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having - designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, - noted that the opinion of KPMG on the unconsolidated financial statements of the European Investment Bank for the year ended 31 December 2013 prepared in accordance with the general principles of the EU Directives is unqualified, - convened on a regular basis with the Heads of Directorates and relevant services including, • the Financial Controller; • the Directors General of Risk Management and Transaction Monitoring and Restructuring. - met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties, - received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering - the financial statements for the financial year ended 31 December 2013 as drawn up by the Board of Directors at its meeting on 13 March 2014, - that the foregoing provides a reasonable basis for its statement and, - Articles 24, 25 & 26 of the Rules of Procedure, to the best of its knowledge and judgement: - confirms that the activities of the Bank are conducted in a proper manner, in particular with regard to risk management and monitoring; - has verified that the operations of the Bank have been conducted and its books kept in a proper manner and that, to this end, it has verified that the Bank’s operations have been carried out in compliance with the formalities and procedures laid down by the Statute and Rules of Procedure; - confirms that the financial statements, comprising the balance sheet, the profit and loss account and the cash flow statement and a summary of significant accounting policies and other explanatory information give a true and fair view of the financial position of the Bank as at 31 December 2013 in respect of its assets and liabilities, and of the results of its operations and cash flows for the year then ended, in accordance with the general principles of EU Directives. Luxembourg, 13 March 2014 The Audit Committee M. MATEJ M. ÜÜRIKE B. JAKOBSEN J.N SCHAUS D.PITTA FERRAZ 79

EIB Group Consolidated Financial Statements under EU Directives EIB Group Consolidated Financial Statements under EU Directives as at 31 December 2013 80

Consolidated balance sheet as at 31 December 2013 (in EUR ’000) Assets 31.12.2013 31.12.2012 1. Cash in hand, balances with central banks and post office banks (Note B.1) 106 382 157 362 2. Treasury bills and other bills eligible for refinancing with central banks (Note B.2) 26 516 087 18 334 686 3. Loans and advances to credit institutions a) repayable on demand 1 156 346 1 080 619 b) other loans and advances (Note C) 45 570 984 50 276 053 c) loans (Note D.1) 125 444 479 124 500 426 d) value adjustments (Note D.2) -35 900 -35 900 172 135 909 175 821 198 4. Loans and advances to customers a) other loans and advances 62 083 5 120 b) loans (Note D.1) 289 513 697 276 155 907 c) value adjustments (Note D.2) -325 542 -305 649 289 250 238 275 855 378 5. Debt securities including fixed-income securities (Note B.2) a) issued by public bodies 867 307 3 692 079 b) issued by other borrowers 6 090 523 5 632 183 6 957 830 9 324 262 6. Shares and other variable-yield securities (Note E) 2 691 337 2 470 684 7. Intangible assets (Note F) 8 837 9 801 8. Tangible assets (Note F) 292 348 296 809 9. Other assets (Note G) 212 078 212 265 10. Subscribed capital called but not paid (Note H.2) 1 022 277 9 992 427 11. Prepayments and accrued income (Note I) 13 840 422 16 435 748 Total assets 513 033 745 508 910 620 The accompanying notes form an integral part of these consolidated financial statements. 81

EIB Group Consolidated Financial Statements under EU Directives Liabilities 31.12.2013 31.12.2012 1. Amounts owed to credit institutions (Note J) a) repayable on demand 4 089 233 10 708 287 b) with agreed maturity dates or periods of notice 395 187 952 306 4 484 420 11 660 593 2. Amounts owed to customers (Note J) a) repayable on demand 1 949 610 2 071 645 b) with agreed maturity or periods of notice 537 775 658 637 2 487 385 2 730 282 3. Debts evidenced by certificates (Note K) a) debt securities in issue 406 204 881 400 349 871 b) others 20 153 354 24 323 888 426 358 235 424 673 759 4. Other liabilities (Note G) 654 464 614 688 5. Accruals and deferred income (Note I) 18 378 489 11 499 540 6. Provisions a) pension plans and health insurance scheme (Note L) 1 917 762 1 762 993 b) provision for guarantees issued (Note D.4) 190 987 174 993 c) provision for commitment on investment funds 8 121 7 279 2 116 870 1 945 265 7. Subscribed capital (Note H) a) subscribed 243 284 155 242 392 989 b) uncalled -221 585 020 -220 773 340 21 699 135 21 619 649 8. Reserves (Note H) a) reserve fund 22 828 922 21 596 628 b) additional reserves 1 312 145 1 255 639 c) special activities reserve 6 090 520 5 140 386 d) general loan reserve 3 663 165 2 976 909 33 894 752 30 969 562 9. Profit for the financial year 2 546 424 2 796 768 10. Equity attributable to minority interest (Note H) 413 571 400 514 Total liabilities 513 033 745 508 910 620 Consolidated balance sheet (continued) as at 31 December 2013 (in EUR ’000) The accompanying notes form an integral part of these consolidated financial statements. 82

Consolidated off - balance sheet as at 31 December 2013 (in EUR ’000) 31.12.2013 31.12.2012 Commitments: - EBRD capital uncalled (Note E) 712 630 712 630 - Undisbursed loans (Note D.1) • credit institutions 27 925 402 19 786 999 • customers 65 418 280 62 129 484 93 343 682 81 916 483 - Undisbursed venture capital operations (Note E) 2 449 427 2 087 888 - Undisbursed investment funds (Note E) 605 414 539 385 - Borrowings launched but not yet settled 309 566 0 - Securities receivable 200 000 0 Contingent liabilities and guarantees: - In respect of loans granted by third parties 5 057 349 3 633 454 - In respect of venture capital operations 0 40 866 Assets held on behalf of third parties (Note Z): - Investment Facility - Cotonou 2 257 147 2 132 527 - NER300 2 115 013 2 408 798 - Guarantee Fund 2 004 357 2 021 926 - JESSICA (Contribution and Holding Funds) 1 769 674 1 772 483 - FP7 Guarantee Fund 1 621 977 1 432 835 - RSFF 1 305 575 1 072 665 - Special Section 670 986 807 864 - JEREMIE 594 971 708 656 - EU-Africa Infrastructure Trust Fund 511 772 503 242 - GF Greece 300 041 300 000 - LGTT 163 409 163 275 - ENPI 157 492 166 333 - SMEG 2007 126 153 124 104 - GIF 2007 117 358 102 621 - AECID 100 210 100 155 - ECHA 76 117 121 225 - PBI 68 886 50 000 - NIF Trust Fund 61 693 55 301 - SME Guarantee Facility 59 735 59 604 - WB EDIF 52 814 0 - GAGF 47 975 50 067 - HIPC 38 970 39 588 - FEMIP Trust Fund 33 340 29 874 - MAP Equity 24 813 20 591 - RSI 21 827 131 481 - MAP guarantee 19 178 24 940 - G43 Trust Fund 15 694 15 895 - EPMF 15 125 10 508 - EPTA Trust Fund 12 847 9 082 - European Technology Facility 7 785 5 224 - PGFF 4 183 0 - Bundesministerium fur Wirtschaft und Technologie 2 823 2 528 - JASPERS 2 579 2 434 The accompanying notes form an integral part of these consolidated financial statements. 83

EIB Group Consolidated Financial Statements under EU Directives Consolidated off - balance sheet (continued) as at 31 December 2013 (in EUR ’000) 31.12.2013 31.12.2012 - GEEREF Technical Support Facility 1 917 1 922 - TTP 1 387 1 605 - LfA-EIF Facility 571 519 - EPPA 515 706 - GEEREF 277 4 120 - BIF 9 0 - MDD 5 6 - GGF 5 5 - EPEC 0 484 14 387 205 14 455 193 Other items: Nominal value of interest-rate swap and deferred rate-setting contracts (Note V.1) 444 567 235 432 817 455 Nominal value of currency swap contracts payable (Note V.1) 174 648 752 183 578 841 Nominal value of currency swap contracts receivable (Note V.1) 171 759 216 190 231 826 Value of put option granted to EIF minority shareholders 441 336 424 376 Currency forwards (Note V.2) 372 040 363 762 Special deposits for service of borrowings (Note S) 79 141 16 311 Swaps launched but not yet settled 18 717 16 475 Forward rate agreements (Note V.2) 0 4 946 600 The accompanying notes form an integral part of these consolidated financial statements. 84

Consolidated profit and loss account for the year ended 31 December 2013 (in EUR ‘000) 2013 2012 1. Interest receivable and similar income (Note N) 23 033 103 25 560 312 2. Interest payable and similar charges (Note N) -19 996 050 -22 545 727 3. Income from securities 54 344 33 789 4. Commissions receivable (Note O) 357 596 293 395 5. Commissions payable -21 -146 6. Net result on financial operations (Note P) -151 584 264 162 7. Other operating income (Note Q) 3 332 10 097 8. General administrative expenses (Note R) a) staff costs (Note L) -461 595 -403 244 b) other administrative expenses -137 528 -142 626 -599 123 -545 870 9. Value adjustments in respect of intangible and tangible assets (Note F) a) tangible assets -24 352 -24 804 b) intangible assets -6 499 -6 449 -30 851 -31 253 10. Value adjustments in respect of loans and advances (Note D.2) and provisions for contingent liabilities -109 463 -192 377 11. Profit for the financial year 2 561 283 2 846 382 12. Profit attributable to minority interest (Note H) -14 859 -49 614 13. Profit attributable to equity holders of the Bank 2 546 424 2 796 768 The accompanying notes form an integral part of these consolidated financial statements. 85

EIB Group Consolidated Financial Statements under EU Directives Consolidated cash flow statement for the year ended 31 December 2013 (in EUR ‘000) 2013 2012 A. Cash flows from operating activities: Profit for the financial year 2 561 283 2 846 382 Adjustments for: Change in value adjustments on loans and advances (Note D.2) 83 627 148 759 Change in provisions on pension plans and health insurance scheme 154 769 145 537 Change in provisions for commitment on investment funds and guarantees on venture capital operations 20 103 14 110 Value adjustments in respect of tangible and intangible assets 30 851 31 253 Value (re-)adjustments in respect of shares and other variable-yield securities 24 435 -34 523 Held to maturity portfolio amortisation 12 290 9 703 Effect of exchange rate changes -2 732 733 -794 898 Profit on operating activities 154 625 2 366 323 Disbursements of loans and advances to credit institutions and customers -52 925 197 -48 366 746 Repayments of loans and advances to credit institutions and customers 33 990 545 32 233 139 Change in deposits with central banks 51 000 238 653 Change in treasury operational portfolios 198 571 786 624 Change in venture capital operations included in shares and other variable-yield securities -187 308 -252 148 Change in shares and other variable-yield securities excluding venture capital operations -57 780 -97 183 Change in amounts owed to credit institutions and customers -7 419 070 -359 795 Change in prepayments and accrued income -1 783 382 1 638 296 Change in other assets -6 126 -88 375 Change in short term treasury derivative valuations 187 19 065 Change in accruals and deferred income 2 262 100 422 517 Change in other liabilities 45 902 77 182 Net cash used in operating activities -25 675 933 -11 382 448 B. Cash flows from investing activities: Securities from investment portfolio matured during the year 261 000 187 749 Purchase of loan substitutes included in the debt securities portfolios -2 045 921 -2 792 755 Redemption of loan substitutes included in the debt securities portfolios 1 439 864 2 110 109 Purchase and disposal of tangible and intangible assets -25 426 -18 966 Net cash used in investing activities -370 483 -513 863 C. Cash flows from financing activities: Issuance of debts evidenced by certificates 84 933 795 140 025 290 Redemption of debts evidenced by certificates -69 500 489 -115 065 905 Member States’ contribution 9 178 016 7 573 Net cash flow from change in stake in subsidiary undertakings -56 -1 944 Dividend paid to minority interest -2 322 0 Net cash from financing activities 24 608 944 24 965 014 Summary statement of cash flows: Cash and cash equivalents at beginning of financial year 60 518 141 47 038 818 Net cash from: Operating activities -25 675 933 -11 382 448 Investing activities -370 483 -513 863 Financing activities 24 608 944 24 965 014 Effect of exchange rate changes on cash held 1 395 177 410 620 Cash and cash equivalents at end of financial year 60 475 846 60 518 141 Cash and cash equivalents are composed of: Cash in hand, balances with central banks and post office banks, excluding deposits with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1) 124 104 Bills maturing within three months of issue (Note B.2: A1 portfolio) 15 288 392 9 431 365 Loans and advances to credit institutions: Repayable on demand 1 156 346 1 080 619 Other loans and advances (Note C) 44 030 984 50 006 053 60 475 846 60 518 141 The accompanying notes form an integral part of these consolidated financial statements. 86

The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, Luxembourg. The European Investment Fund (the ‘Fund’ or ‘EIF’) was incorporated on 14 June 1994, in Luxembourg, as an international financial institution. The address of its registered office is 96, boulevard Konrad Adenauer, L-2968 Luxembourg. The primary task of the Fund, while providing adequate return on equity, is to contribute to the pursuit of European Union objectives through: • the provision of guarantees to financial institutions that cover credits to small and medium sized entities (‘SME’); • the acquisition, holding, managing and disposal of equity participations; • the administration of special resources entrusted by third parties; and • related activities. The Bank holds 62.10% (2012: 62.13%) of the subscribed capital of the EIF. The Bank and the Fund together are defined as the ‘Group’. Note A – Significant accounting policies A.1. Accounting standards The consolidated financial statements (the ‘Financial Statements’) of the European Investment Bank have been prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46 EC of 14 June 2006 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions (the ‘Directives’). However, the Financial Statements do not include any management report. The Group prepares an Activity Report which is presented separately from the Financial Statements and its consistency with the Financial Statements is not audited. On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 13 March 2014 and authorised their submission to the Board of Governors for approval by 29 April 2014. In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the resulting differences may be material to the Financial Statements. The Group also publishes consolidated financial statements, which have been prepared in accordance with International Financial Reporting Standards (IFRS), as endorsed by the European Union. A.2. Foreign currency translation The Group uses the euro (EUR) as the unit of measure for the capital accounts of Member States and for presenting its Financial Statements. The Group conducts its operations in the currencies of its Member States, in euro and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. The Group’s monetary assets and liabilities denominated in currencies other than euro are translated into euro at closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the profit and loss account. European Investment Bank Group Notes to the consolidated financial statements as at 31 December 2013 87

EIB Group Consolidated Financial Statements under EU Directives A.3. Basis of consolidation The Financial Statements comprise those of the European Investment Bank (the “Bank” or the “EIB”) and those of its subsidiary, the European Investment Fund (the “Fund” or the “EIF”). The financial statements of the Fund are prepared for the same reporting year as the Bank, using consistent accounting policies. The Bank consolidates the financial statements of the EIF. After aggregation of the balance sheets and the profit and loss accounts, all intra-group balances, transactions, income and expenses resulting from intra-group transactions are eliminated. Minority interest represents the portion of profit or loss and net assets not owned, directly or indirectly, by the Bank. Assets held in an agency or fiduciary capacity are not assets of the Group and are reported in Note Z. A.4. Derivatives The Group uses derivative instruments, mainly currency and interest rate swaps, as part of its asset and liability management (‘ALM’) activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. All derivatives transactions are booked at nominal as off-balance sheet items at the date of the transaction. The majority of the Group’s swaps are concluded with a view to hedging specific bond issues. The Group enters into currency swaps, whereby the proceeds of a borrowing are initially converted into a different currency and on maturity the Group will obtain the amounts needed to service the borrowing in the original currency. The Group also enters into currency, interest rate and overnight index swaps as part of its hedging operations on loans or for the global ALM position. The corresponding interest is accounted for on a pro rata temporis basis. The Group also uses derivative instruments as part of its treasury operations. A.4.1. Trading and available for sale portfolio derivatives Trading and available for sale portfolio derivatives are recorded at market value in the balance sheet as Other assets when their market value is positive or Other liabilities when their market value is negative. Changes in the market value are included in Net result on financial operations. Market values are obtained from quoted market prices, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as time value of money, yield curve and volatility of the underlying. Interest on derivative instruments is accrued pro rata temporis under Prepayments and accrued income or Accruals and deferred income. Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in Accruals and deferred income or Prepayments and accrued income. The premium/discount between the spot and forward settlement amounts is amortised pro rata temporis through the profit and loss account in Interest receivable and similar income or Interest payable and similar charges. The market value is recorded under Other assets when their market value is positive or Other liabilities when their market value is negative. Changes in the market value are included in Net result on financial operations. Interest rate swaps The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. The market value is recorded under Other assets when their market value is positive or Other liabilities when their market value is negative. Changes in the market value are included in Net result on financial operations. Futures Long term futures are used by the Bank to adjust the interest rate exposure of its treasury bond portfolios. Futures are valued by reference to the previous day’s closing price on the relevant market. A.4.2. All other derivatives Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in Accruals and deferred income or Prepayments and accrued income. The forward leg of the currency swap is recorded offbalance sheet at settlement amount and is not revalued. The premium/discount between the spot and forward settlement amounts is amortised pro rata temporis through the profit and loss account in Interest receivable and similar income or Interest payable and similar charges. 88

Interest rate swaps The hedging interest rate swaps are not revalued. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. Forward rate agreements Forward rate agreements are concluded for hedging purposes and are recorded off balance sheet on trade date. The difference between the contractual forward rates and the year end rates are reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. Currency forwards Currency forwards are entered into in order to adjust future currency positions. The forward leg is recorded off-balance sheet at settlement amount and is not revalued. The difference between the spot amounts and the forward settlement amounts is amortised pro rata temporis through the profit and loss account in Interest receivable and similar income or Interest payable and similar charges. Interest on derivative instruments is accrued pro rata temporis under Prepayments and accrued income or Accruals and deferred income. A.5. Financial assets Financial assets are accounted for using the settlement date basis. A.6. Cash and cash equivalents The Group defines cash and cash equivalents as short term, highly liquid securities and interest-earning deposits with maturities of 90 days or less. A.7. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities With a view to clarifying management of its liquid assets, the Group has established the following portfolio categories: A.7.1. Group investment portfolio The investment portfolio consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: • Governments of the European Union Member States, G10 countries and their agencies; • Supranational public institutions, including multinational development banks. These securities are initially recorded at purchase price or more exceptionally at transfer price. Value adjustments are accounted for, if these are other than temporary. The difference between entry price and redemption value is accounted for pro rata temporis over the life of the securities. In 2006, the Group decided to phase out the investment portfolio. Since then, the Group has not made any new additions to the investment portfolio and will keep the existing portfolio lines until final maturity, upon which the redemption proceeds of such matured securities will be invested in the operational portfolios described in paragraph A.7.2. A.7.2. Group investment portfolio • Operational money market portfolios A1 and A2 In order to maintain an adequate level of liquidity, the Group purchases money market products with a maximum maturity of 18 months, in particular Treasury bills and negotiable debt securities issued by public bodies and credit institutions. The securities in the A1 portfolio are held until their final maturity and presented in the Financial Statements at amortised cost. Value adjustments are accounted for, if these are other than temporary. The A2 portfolio includes securities with maturities of up to 18 months which are available for sale. Bonds are initially recorded at acquisition cost and presented in the Financial Statements at market value. Changes in market value are recorded under Net result on financial operations in the profit and loss account. The difference between acquisition cost and redemption amount is amortised pro rata temporis as Interest receivable and similar income. • Operational bond portfolios B1, B3 and B4 and Operational portfolio EIF The B1 ‘Credit Spread’ portfolio comprises floating-rate and fixed-rate bonds issued or guaranteed by national governments, supranational institutions, financial institutions and corporations. These securities are available for sale. Bonds are initially recorded at acquisition cost and presented in the Financial Statements at market value. Changes in market value are recorded under Net result on financial operations in the profit and loss account. The difference between the acquisition cost and redemption amount is amortised pro rata temporis as Interest receivable and similar income. 89

EIB Group Consolidated Financial Statements under EU Directives The B3 ‘Global Fixed Income’ portfolio comprises listed securities with a maximum residual maturity of 10 years, issued and/or guaranteed by sovereigns, their agencies or by financial institutions. Securities held in this portfolio are marked to market value in the balance sheet; the corresponding changes in market value are recorded under Net result on financial operations in the profit and loss account. The Operational portfolio EIF comprises listed securities with a maximum residual maturity of 10 years. These securities are classified in the available for sale category and are presented in the Financial Statements at market value. Changes in market value are recorded under Net result on financial operations in the profit and loss account. The market value of treasury portfolios is based on published price quotations in an active market as the first source. For instruments without available published price quotations, the market values are determined by obtaining quotes from market participants and/or by using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date. A.7.3. Loan substitutes This portfolio mainly consists of obligations in the form of bonds, notes or certificates issued by Special Purpose Vehicles (SPV), trust vehicles or financial institutions. These securities are classified as held to maturity and initially recorded at purchase price and valued at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities. Value adjustments are accounted for, if these are other than temporary. A.8. Loans and advances to credit institutions and customers A.8.1. Loans and advances Loans and advances are included in the assets of the Group at their net disbursed amounts. Value adjustments have been made for loans and advances outstanding at the end of the financial year and presenting risks of non-recovery of all or part of their amounts. Such value adjustments are held in the same currency as the assets to which they relate. Value adjustments are accounted for in the profit and loss account as ‘Value adjustments in respect of loans and advances’ and are deducted from the appropriate asset items on the balance sheet. A.8.2. Interest on loans Interest on loans is recorded in the profit and loss account on an accruals basis, i.e. over the life of the loans. On the balance sheet, accrued interest is included in ‘Prepayments and accrued income’ under assets. Value adjustments to interest amounts on these loans are determined on a case-by-case basis by the Group’s Management and deducted from the appropriate asset item on the balance sheet. A.8.3. Reverse repurchase operations (reverse repos) Under a tripartite reverse repo, a custodian/clearing agency arranges for custody, clearing and settlement of the transactions between the Bank and a third party. The custodians/clearing agencies operate under standardised global master purchase agreements and provide for delivery against payment systems, substitution of securities, automatic marking to market, reporting and daily transaction administration. Reverse repos are carried at the amounts of cash advanced and are entered on the balance sheet under Loans and advances to credit institutions – b) other loans and advances. Interest on reverse repos is accrued pro rata temporis. A.8.4. Interest subsidies Interest subsidies received in advance (see Note I) are deferred and recognised in the profit and loss account over the period from disbursement to repayment of the subsidised loan. A.9. Shares and other variable-yield securities The Group acquires shares and other variable-yield securities when it enters into venture capital operations, infrastructure funds or investment funds. Shares and other variable-yield securities are initially recorded at acquisition cost. Their carrying value is adjusted to the lower of cost or market value at subsequent measurement at the balance sheet date. Investments in venture capital enterprises, infrastructure funds and investment funds represent shares and other variable-yield securities acquired for the longer term in the normal course of the Group’s activities. They are initially recorded at their original purchase cost. Based on the reports received from fund managers, the portfolios of investments are valued on a line-by-line basis at the lower of cost or attributable net asset value (‘NAV’), thus excluding any attributable unrealised gain that may be prevailing in the portfolio. The attributable NAV is determined through applying either the Group’s percentage ownership in the underlying vehicle to the NAV reflected in the most recent report or, to the extent available, the value per share at the same date, submitted by the respective Fund Manager. The attributable NAV is adjusted for events having occurred 90 between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material. Unrealised losses due solely to administrative expenses and management fees of venture capital, infrastructure funds and investment funds in existence for less than two years at the balance sheet date are not taken into consideration in determining the attributable NAV. A.10. Tangible assets Tangible assets include land, Group-occupied properties, other machines and equipment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The value of the Group’s headquarters building in Luxembourg- Kirchberg and its buildings in Luxembourg- Hamm and Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: • Buildings in Kirchberg, Hamm and Weimershof: 30 years • Permanent equipment, fixtures and fittings: 10 years • Furniture: 5 years • Office equipment and vehicles: 3 years A.11. Intangible assets Intangible assets comprise internally developed computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise and to the reliability of cost measurement. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. A.12. Pension plans and health insurance scheme A.12.1. Pension plans for staff The Group operates defined benefit pension plans to provide retirement benefits to substantially its entire staff. The Bank’s main pension scheme is a defined benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The latest valuation was carried out as at 30 September 2013 and was updated as at 31 December 2013 with an extrapolation (roll forward method) for the last three months of 2013. The main assumptions used by the actuary are set out in Note L. The main pension scheme of the EIF is a defined benefit scheme funded by contributions from staff and from the EIF which covers all employees. The scheme entered into force in March 2003, replacing the previous defined contribution scheme. Cumulative prior year actuarial deficits and surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the plan’s participants on a straight line basis. A.12.2. Health insurance scheme The Group has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Group and its employees. The health insurance scheme is managed and accounted for under the same principles as the pension plan for staff described in Note A.12.1. The latest valuation was carried out as at 30 September 2013 and was updated as at 31 December 2013 with an extrapolation (roll forward method) for the last three months of 2013. A.12.3. The Management Committee pension plan The Management Committee pension plan is a defined benefit pension scheme funded by contributions from the Group only which covers all Management Committee members. All contributions of the Group are invested in the assets of the Group. The Management Committee pension plan is managed and accounted for under the same principles as the pension plan for staff described in Note A.12.1. A.12.4. Optional Supplementary provident scheme The optional supplementary provident scheme is a defined contribution pension scheme, funded by voluntary staff’s contributions and employer’s contributions. The corresponding liability is recorded in Other liabilities. 91

EIB Group Consolidated Financial Statements under EU Directives A.13. Amounts owed to credit institutions and customers Amounts owed to credit institutions and customers are presented in the financial statements at their redemption amounts. Interest on amounts owed to credit institutions and customers is recorded in the profit and loss account on an accruals basis as Interest payable and similar charges. Accrued interest is included in Accruals and deferred income under liabilities. A.14. Debts evidenced by certificates Debts evidenced by certificates are presented at their redemption amounts, except for zero coupon bonds which are presented at their amortised cost. Transaction costs and premiums/ discounts are amortised in the profit and loss account on a straight line basis over the life of the debt through Accruals and deferred income or Prepayments and accrued income. Interest expense on debt instruments is included in Interest payable and similar charges in the consolidated profit and loss account. A.15. Provision for guarantees issued and for commitment on investment funds A.15.1. Provision for guarantees issued This provision is intended to cover risks inherent in the Group’s activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties. A provision for guarantees issued is established if there is objective evidence that the Group will have to incur a loss in respect of a given guarantee granted. A.15.2. Provision for commitment on investment funds This provision is intended to cover risks inherent in the Group’s commitment on investment funds signed but not yet disbursed. A.16. Reserves A.16.1. Reserve fund As foreseen by Article 22.1 of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. A.16.2. Additional reserves Additional reserves contain the remaining retained earnings of the Group. A.16.3. Special activities reserve As foreseen by Article 16.5 of the Statute, “the special activities of the Bank will have a specific allocation of reserve”. The reserve is based on the capital allocation of each operation. A.16.4. General loan reserve In 2009 a “general loan reserve” was introduced for the expected loss of the Bank’s loan and guarantee portfolio, modelled upon the Group’s policy guidelines. A.17. Taxation The Protocol on the privileges and Immunities of the European Union appended to the treaty on European Union and the treaty on the functioning of the European Union, stipulates that the assets, revenues, and other property of the Institutions of the Union are exempt from all direct taxes. A.18. Prepayments and accrued income Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income for which payment is not due until the expiry of the underlying instrument. A.19. Accruals and deferred income Income received before the balance sheet date but relating to a subsequent financial year, together with any charges which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year. A.20. Interest receivable and similar income In addition to interest and commission income on loans and deposits and other revenue from the securities portfolio, the ‘Interest receivable and similar income’ includes the indemnities received by the Group for prepayments made by its borrowers. Prepayment indemnities are recognised in the profit and loss when received, as the revenue is earned. A.21. Dividend income Dividends are recognised in the profit and loss account when the entity’s right to receive payment is established. 92

Note B – Cash in hand, balances with central banks and post office banks and debt securities portfolio (in EUR ’000) B.1. Cash in hand, balances with central banks and post office banks The cash in hand and balances with central banks and post office banks equal to EUR ’000 106 382 at 31 December 2013 (2012: EUR ‘000 157 362). EIB is an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR ‘000 106 258 as at 31 December 2013 (2012: EUR ‘000 157 258). B.2. Debt securities portfolio The debt securities portfolio is composed of the Group investment portfolio, the operational money market portfolios A1 and A2, the operational bond portfolios B1 ‘Credit Spread’, B3 ‘Global Fixed Income’, B4 ‘Inflation Linked Investment’, the Operational EIF portfolio and the loan substitutes. The details of these portfolios and their classification as at 31 December 2013 and 2012 are as follows: 31.12.2013 31.12.2012 Treasury bills and other bills eligible for refinancing with central banks 26 516 087 18 334 686 Debt securities including fixed-income securities 6 957 830 9 324 262 Total debt securities (*) 33 473 917 27 658 948 (*) of which EUR ‘000 6 005 052 unlisted in 2013 and EUR ‘000 9 309 467 in 2012. At 31.12.2013 Purchase price Book value Premiums/ discounts to be amortised Value at final maturity Market value Group investment portfolio 943 539 916 278 -6 496 909 782 1 016 136 Operational money market portfolios: - A1: money market securities with a max. 3 month maturity 15 332 181 15 288 392 1 510 15 289 902 15 286 230 - A2: money market securities with a max. 18 month maturity 1 794 006 1 756 641 -287 1 757 063 1 756 641 Operational bond portfolios: - B1: Credit Spread 594 827 594 053 -5 927 583 850 594 053 - B3: Global Fixed Income 548 413 539 598 0 526 410 539 598 - B4: Inflation Linked Investment 350 524 365 763 0 337 000 365 763 Operational portfolio - EIF 817 746 833 780 -12 846 802 574 833 780 Loan substitutes (Note D) 13 340 945 13 179 412 -45 671 13 133 741 13 339 896 Total debt securities 33 722 181 33 473 917 -69 717 33 340 322 33 732 097 93

EIB Group Consolidated Financial Statements under EU Directives At 31.12.2012 Purchase price Book value Premiums/ discounts to be amortised Value at final maturity Market value Group investment portfolio 1 229 565 1 184 560 -8 778 1 175 782 1 306 742 Operational money market portfolios: - A1: money market securities with a max. 3 month maturity 9 425 707 9 431 365 5 765 9 437 130 9 432 208 - A2: money market securities with a max. 18 month maturity 1 523 395 1 514 279 -2 185 1 508 374 1 514 279 Operational bond portfolios: - B1: Credit Spread 613 131 622 568 -6 401 605 350 622 568 - B3: Global Fixed Income 556 548 559 000 0 532 000 559 000 - B4: Inflation Linked Investment 854 887 889 731 0 783 000 889 731 Operational portfolio - EIF 722 514 739 313 -9 593 712 976 739 313 Loan substitutes (Note D) (1) 12 726 729 12 718 132 -59 231 12 658 901 11 435 041 Total debt securities 27 652 476 27 658 948 -80 423 27 413 513 26 498 882 Loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions are considered as part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. No value adjustment is required and has thus been accounted for as at 31 December 2013 and 2012. (1) The Group further refined the inputs used in the valuation models for its loan substitutes’ portfolio to provide more granularity, so that the resulting market value reflects all considerations of market participants in determining a market value. As a result of the change, the market value of the loan substitutes portfolio as at 31 December 2012 would have been EUR ’000 12 851 940. 94

EU sovereign exposure in bond holdings The Group did not record value adjustments in 2012 and 2013 in respect of its held to maturity EU sovereign and sovereign guaranteed exposure as at the year end in view of the Bank’s preferred creditor status as well as of the EIF and the protection given by the Bank’s Statute as well as on a detailed review of any value adjustment requirements. The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Group’s debt securities portfolios as at 31 December 2013 and 2012: At 31.12.2013 Purchase price Book value Value at final maturity Market value EU sovereigns Austria 191 714 191 146 184 700 193 631 Belgium 259 785 246 607 243 500 252 317 Czech Republic 762 049 690 253 644 711 762 567 Denmark 10 000 10 057 10 000 10 057 Finland 52 365 52 086 50 000 52 086 France 4 950 220 4 935 219 4 903 879 4 950 437 Germany 1 788 767 1 789 588 1 777 900 1 833 159 Greece 166 325 159 967 164 000 159 095 Hungary 17 472 18 310 19 000 18 836 Ireland 86 773 91 338 88 000 91 338 Italy 4 457 478 4 467 418 4 462 400 4 476 525 Luxembourg 15 129 15 782 15 000 15 782 Netherlands 1 151 527 1 142 807 1 141 000 1 151 541 Poland 84 749 84 854 82 000 89 312 Portugal 51 555 51 251 51 500 51 414 Slovakia 95 481 95 716 92 000 96 498 Slovenia 10 098 10 069 10 008 10 069 Spain 1 748 620 1 751 186 1 750 221 1 752 430 15 900 107 15 803 654 15 689 819 15 967 094 Non-EU sovereign and other bonds 17 822 074 17 670 263 17 650 503 17 765 003 Total 33 722 181 33 473 917 33 340 322 33 732 097 At 31.12.2012 Purchase price Book value Value at final maturity Market value EU sovereigns Austria 126 861 130 168 123 800 134 091 Belgium 847 416 836 263 831 500 845 471 Czech Republic 764 544 755 733 699 796 868 581 Denmark 10 000 10 375 10 000 10 375 Finland 52 365 53 242 50 000 53 242 France 799 827 820 689 737 600 841 890 Germany 565 988 570 592 528 400 630 159 Greece 203 866 193 608 201 000 189 890 Hungary 17 472 18 197 19 000 17 599 Ireland 61 379 62 916 62 000 63 014 Italy 4 802 293 4 809 735 4 810 348 4 814 664 Luxembourg 61 524 61 966 59 000 61 966 Netherlands 81 100 79 242 78 000 91 631 Poland 67 672 66 622 67 000 71 819 Portugal 77 609 74 396 75 500 74 357 Slovakia 47 476 48 797 45 000 49 527 Slovenia 10 098 9 756 10 008 9 756 Spain 920 267 905 953 907 600 907 925 9 517 757 9 508 250 9 315 552 9 735 957 Non-EU sovereign and other bonds 18 134 719 18 150 698 18 097 961 16 762 925 Total 27 652 476 27 658 948 27 413 513 26 498 882 95

EIB Group Consolidated Financial Statements under EU Directives Note C – Loans and advances to credit institutions – other loans and advances (in EUR ’000) The Group enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Group when deemed necessary. 31.12.2013 31.12.2012 Term deposits 5 839 462 9 154 816 Overnight deposits 413 273 406 757 Tripartite reverse repos(*) 39 318 249 40 714 480 Total other loans and advances to credit institutions 45 570 984 50 276 053 of which cash and cash equivalents 44 030 984 50 006 053 (*) These operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to: - delivery against payment; - verification of collateral; - the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian; and - organisation of substitute collateral provided that this meets all the contractual requirements. Note D – Summary statement of loans D.1. Aggregate loans granted (in EUR ‘000) Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows: To intermediary credit institutions Directly to final beneficiaries Total 2013 Total 2012 Disbursed portion 125 444 479 289 513 697 414,958,176 400,656,333 Undisbursed loans 27 925 402 65 418 280 93,343,682 81,916,483 Aggregate loans granted 153 369 881 354 931 977 508,301,858 482,572,816 Loan substitutes portfolio (Note B.2) 13 179 412 12 718 132 Aggregate loans including loan substitutes portfolio (Note D.3) 521 481 270 495 290 948 D.2. Value adjustments for loans (in EUR ‘000) Movements in the value adjustments are detailed below: 2013 2012 Provision at 1 January 341 549 192 790 Release during the year -74 640 -16 826 Use during the year -55 950 -34 588 Allowance during the year 151 016 199 593 Foreign exchange adjustment -533 580 At 31 December 361 442 341 549 In 2012, an amount of EUR ‘000 4 500 was paid by the European Commission to the Bank in the context of a Risk Sharing operation. This amount has been accounted for in the profit and loss account as Value adjustments in respect of loans and advances and provisions for contingent liabilities. Such contribution did not occur in 2013. 96

However, the Bank has retroceded EUR '000 5 200 to the European Commission regarding a contribution previously made on an operation which has been fully repaid in 2013. Such retrocession has been accounted for in the profit and loss account as *Value adjustments in respect of loans and advances and provisions for contingent liabilities.*

D.3. Geographical breakdown of lending by country in which projects are located (in EUR '000)

D.3.1. Loans for projects within the European Union

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2013	% of total 2012
Spain	762	80 623 461	76 384 716	4 238 745	15.45%	15.16%
Italy	661	65 612 766	55 373 258	10 239 508	12.58%	12.41%
Germany	616	59 172 218	49 304 149	9 868 069	11.35%	11.69%
France	482	47 831 323	38 072 529	9 758 794	9.17%	8.96%
United Kingdom	266	34 294 518	27 316 274	6 978 244	6.58%	6.79%
Poland	265	33 704 312	25 460 833	8 243 479	6.46%	6.12%
Portugal	297	22 460 310	19 685 886	2 774 424	4.31%	4.61%
Greece	152	16 679 259	15 440 398	1 238 861	3.20%	3.36%
Austria	214	13 502 599	11 233 848	2 268 751	2.59%	2.37%
Hungary	141	12 262 426	10 170 965	2 091 461	2.35%	2.47%
Belgium	127	10 555 991	8 790 628	1 765 363	2.02%	1.98%
Czech Republic	141	10 176 606	9 239 309	937 297	1.95%	2.14%
Netherlands	82	9 478 022	8 194 248	1 283 774	1.82%	1.77%
Sweden	73	8 632 224	6 488 860	2 143 364	1.66%	1.60%
Finland	126	7 269 593	6 035 302	1 234 291	1.39%	1.43%
Romania	92	7 026 114	5 163 691	1 862 423	1.35%	1.45%
Ireland	60	5 023 558	3 966 770	1 056 788	0.96%	1.00%
Slovenia	64	4 121 183	3 127 811	993 372	0.79%	0.77%
Croatia(*)	43	3 283 947	2 291 874	992 073	0.63%	0.56%
Slovakia	67	3 174 747	2 687 747	487 000	0.61%	0.57%
Bulgaria	49	2 593 919	1 818 863	775 056	0.50%	0.49%
Cyprus	32	2 266 307	1 762 857	503 450	0.43%	0.44%
Denmark	38	2 186 579	1 686 087	500 492	0.42%	0.43%
Latvia	22	1 464 234	811 734	652 500	0.28%	0.33%
Estonia	21	1 435 899	1 178 099	257 800	0.28%	0.27%
Lithuania	19	1 405 235	1 300 735	104 500	0.27%	0.26%
Luxembourg	19	716 908	487 908	229 000	0.14%	0.16%
Malta	6	334 938	334 938	0	0.06%	0.07%
Sub-total	**4 937**	**467 289 196**	**393 810 317**	**73 478 879**	**89.60%**	**89.66%**

100

EIB Group Consolidated Financial Statements under EU Directives

D.3.2. Loans for projects outside the European Union

D.3.2.1. Candidate Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2013	% of total 2012
Turkey	173	17 347 991	13 426 038	3 921 953		
Serbia	63	3 773 158	2 347 364	1 425 794		
FYROM	12	505 317	263 886	241 431		
Iceland	9	465 697	465 697	0		
Montenegro	32	256 252	199 860	56 392		
Sub-total	**289**	**22 348 415**	**16 702 845**	**5 645 570**	**4.29%**	**4.29%**

101

D.3.2.2. ACP States

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2013	% of total 2012
Kenya	4	260 126	105 140	154 986		
Zambia	4	227 000	0	227 000		
Madagascar	1	204 884	204 884	0		
Tanzania, United republic of	3	195 431	6 880	188 551		
Regional - West Africa	5	158 793	43 717	115 076		
Lesotho	4	149 236	49 017	100 219		
Uganda	2	130 000	3 000	127 000		
Mauritius	9	118 389	79 573	38 816		
Mozambique	6	117 012	64 926	52 086		
Namibia	6	103 159	103 159	0		
Burkina Faso	3	73 964	17 964	56 000		
Cameroon	2	70 000	5 000	65 000		
Senegal	3	66 169	39 269	26 900		
Cape Verde	2	63 658	31 378	32 280		
Ghana	1	59 350	59 350	0		
Congo (Democratic Republic)	2	55 000	39 349	15 651		
Liberia	3	50 000	8 326	41 674		
Mali	1	50 000	0	50 000		
Benin	2	45 000	20 000	25 000		
Seychelles	2	33 891	12 281	21 610		
Swaziland	2	31 998	18 498	13 500		
Regional - Caribbean	2	31 208	31 208	0		
Congo	1	29 000	25 738	3 262		
Dominican Republic	1	26 800	0	26 800		
Mauritania	3	26 267	11 267	15 000		
Malawi	1	15 750	14 571	1 179		
Jamaica	3	15 374	15 374	0		
Botswana	2	10 955	10 955	0		
Nigeria	1	10 291	10 291	0		
Dominica	2	7 603	4 012	3 591		
Saint Kitts and Nevis	2	5 987	0	5 987		
Saint Vincent and Grenadines	1	4 235	4 235	0		
Togo	2	3 000	1 000	2 000		
Barbados	1	2 652	2 652	0		
Bahamas	1	1 745	1 745	0		
Saint Lucia	1	1 542	1 542	0		
Sub-total	**91**	**2 455 469**	**1 046 301**	**1 409 168**	**0.47%**	**0.51%**

102

EIB Group Consolidated Financial Statements under EU Directives

D.3.2.3. Asia

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2013	% of total 2012
China	7	1 745 371	694 586	1 050 785		
India	5	584 488	234 488	350 000		
Vietnam	8	548 947	190 917	358 030		
Kazakhstan	7	220 000	0	220 000		
Sri Lanka	5	213 311	123 311	90 000		
Pakistan	4	125 924	25 924	100 000		
Bangladesh	1	82 000	0	82 000		
Nepal	1	53 851	0	53 851		
Philippines	3	51 388	51 388	0		
Indonesia	3	47 770	47 770	0		
Lao People's Democratic Rep.	1	38 705	38 705	0		
Maldives	1	28 163	28 163	0		
Tajikistan	1	7 000	0	7 000		
Thailand	1	2 027	2 027	0		
Sub-total	**48**	**3 748 945**	**1 437 279**	**2 311 666**	**0.72%**	**0.67%**

D.3.2.4. Potential Candidate Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2013	% of total 2012
Bosnia and Herzegovina	36	1 533 397	865 615	667 782		
Albania	13	293 635	233 702	59 933		
Kosovo	3	53 500	43 500	10 000		
Sub-total	**52**	**1 880 532**	**1 142 817**	**737 715**	**0.36%**	**0.34%**

D.3.2.5. Latin America

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2013	% of year 2012
Brazil	12	1 493 371	943 371	550 000		
Panama	4	545 957	545 957	0		
Regional - Central America	4	299 996	158 673	141 323		
Argentina	4	229 893	229 893	0		
Ecuador	2	222 672	22 672	200 000		
Nicaragua	3	127 414	19 868	107 546		
Colombia	2	121 469	121 469	0		
Paraguay	2	121 050	47 132	73 918		
Mexico	3	98 569	98 569	0		
Peru	3	60 943	60 943	0		
Chile	1	59 510	59 510	0		
Costa Rica	1	51 787	0	51 787		
Uruguay	3	14 472	14 472	0		
Sub-total	**44**	**3 447 103**	**2 322 529**	**1 124 574**	**0.66%**	**0.68%**

103

D.3.2.6. European Free Trade Association (EFTA) Countries Countries and territories in which projects are located Number of loans Aggregate loans granted Disbursed portion Undisbursed portion % of total 2013 % of total 2012 Norway 8 723 437 620 217 103 220 Switzerland 6 93 900 67 440 26 460 Liechtenstein 2 11 340 0 11 340 Sub-total 16 828 677 687 657 141 020 0.16% 0.15% D.3.2.7. Mediterranean Countries Countries and territories in which projects are located Number of loans Aggregate loans granted Disbursed portion Undisbursed portion % of total 2013 % of total 2012 Morocco 58 4 100 609 2 321 329 1 779 280 Tunisia 56 3 265 364 2 248 264 1 017 100 Egypt 35 3 059 847 2 007 291 1 052 556 Syrian Arab Republic 16 1 085 897 533 896 552 001 Israel 11 760 246 723 610 36 636 Lebanon 21 684 743 407 987 276 756 Algeria 1 468 050 468 050 0 Jordan 16 418 837 329 619 89 218 Gaza-West Bank 6 55 940 25 548 30 392 Sub-total 220 13 899 533 9 065 594 4 833 939 2.67% 2.86% D.3.2.8. Overseas Countries and Territories (OCT) Countries and territories in which projects are located Number of loans Aggregate loans granted Disbursed portion Undisbursed portion % of total 2013 % of total 2012 French Polynesia 2 30 000 0 30 000 New Caledonia 1 187 187 0 Sub-total 3 30 187 187 30 000 0.01% 0.01% D.3.2.9. Eastern Europe, Southern Caucasus, Russia Countries and territories in which projects are located Number of loans Aggregate loans granted Disbursed portion Undisbursed portion % of total 2013 % of total 2012 Ukraine 13 2 043 187 515 378 1 527 809 Russian Federation 13 1 336 772 298 190 1 038 582 Georgia 11 484 781 213 170 271 611 Moldova, Republic of 12 452 368 103 973 348 395 Armenia 6 121 310 22 494 98 816 Sub-total 55 4 438 418 1 153 205 3 285 213 0.85% 0.59% 101

EIB Group Consolidated Financial Statements under EU Directives D.3.2.10. South Africa Countries and territories in which projects are located Number of loans Aggregate loans granted Disbursed portion Undisbursed portion % of total 2013 % of total 2012 South Africa 30 1 114 795 768 857 345 938 Sub-total 30 1 114 795 768 857 345 938 0.21% 0.24% Total loans for projects outside the Union(*) 848 54 192 074 34 327 271 19 864 803 10.40% 10.34% Total loans 2013(1) 5,785 521 481 270 428 137 588 93 343 682 100.00% Total loans 2012(1) 5,542 495 290 948 413 374 465 81 916 483 100.00% (1) including loan substitutes (Notes B.2 and D.1) (*) Comparative figures have been reclassified, from Potential Candidates Countries in 2012 to European Union, following the adhesion of Croatia as of 1 July 2013 D.4.Provisions in respect of guarantee operations A provision for guarantees issued has been established as there is objective evidence that the Group will have to incur a loss in respect of guarantees granted. This provision amounts to EUR ‘000 190 987 as at 31 December 2013 (2012: EUR ‘000 174 993). The additional provision in respect of guarantees issued totalled EUR ‘000 19,261 in 2013 (2012: EUR ‘000 14 857). In addition, a foreign exchange adjustment of EUR ‘000 3 267 was recognised for the year ended 31 December 2013 (2012: EUR ‘000 1 731). Note E – Shares and other variable-yield securities This balance comprises (in EUR ‘000): Venture capital operations EBRD shares(1) Investment funds Total Cost: At 1 January 2013 2 478 056 157 500 519 128 3 154 684 Net additions 187 308 0 57 780 245 088 At 31 December 2013 2 665 364 157 500 576 908 3 399 772 Value adjustments: At 1 January 2013 -665 824 0 -18 176 -684 000 Net releases/additions -10 714 0 -13 721 -24 435 At 31 December 2013 -676 538 0 -31 897 -708 435 Net book value: At 31 December 2013 1 988 826 157 500 545 011 2 691 337 At 31 December 2012 1 812 232 157 500 500 952 2 470 684 (1) The amount of EUR ‘000 157 500 (2012: EUR ‘000 157 500) corresponds to the capital paid in by the Group as at 31 December 2013 with respect to its subscription of EUR ‘000 900 440 to the capital of the EBRD (European Bank for Reconstruction and Development). As at 31 December 2013, the Group holds 3.03% of the subscribed capital of the EBRD. Based on the audited 2012 EBRD financial statements prepared in accordance with International Financial Reporting Standards, the share of underlying net equity of the Bank in EBRD amounted to EUR 424.1 million (2012: EUR 400.5 million). 102

In EUR million % held Total own funds Total net result Total assets EBRD (31.12.2011) 3.17 13 173 173 47 036 EBRD (31.12.2012) 3.04 14 010 830 51 202 The amounts signed but not yet disbursed disclosed off-balance sheet are respectively: • for venture capital operations EUR ‘000 2 449 427 (2012: EUR ‘000 2 087 888) • for investment funds EUR ‘000 605 414 (2012: EUR ‘000 539 385) Note F – Intangible and tangible assets (in EUR ’000) Land Luxembourg buildings Furniture and equipment Total tangible assets Total intangible assets Cost: At 1 January 2013 24 723 376 851 82 864 484 438 17 400 Additions 0 2 808 17 083 19 891 5 558 Disposals 0 0 -17 977 -17 977 -7 046 At 31 December 2013 24 723 379 659 81 970 486 352 15 912 Accumulated depreciation: At 1 January 2013 0 -140 586 -47 043 -187 629 -7 599 Depreciation 0 -10 712 -13 640 -24 352 -6 499 Disposals 0 0 17 977 17 977 7 023 At 31 December 2013 0 -151 298 -42 706 -194 004 -7 075 Net book value: At 31 December 2013 24 723 228 361 39 264 292 348 8 837 At 31 December 2012 24 723 236 265 35 821 296 809 9 801 Note G – Other assets and other liabilities (in EUR ’000) Other assets 31.12.2013 31.12.2012 Loan instalments receivable 129 713 139 160 Guarantee calls from Member States & Guarantee fund 22 151 18 079 Guarantees disbursed (Venture Capital operations) 9 780 10 965 Commission receivable on guarantees and venture capital operations 11 177 10 084 Staff housing loans and advances(*) 7 098 8 808 Advances on salaries and allowances 416 428 Other 31 743 24 741 Total 212 078 212 265 (*) The balance relates to staff housing loans disbursed previously to the employees by the Bank. Since 1999 these housing loans have been substituted by an arrangement with an external financial institution, whereby permanently employed staff members of the Group may be granted staff housing loans in accordance with the Group’s staff regulations. The same interest rates, terms and conditions are applicable to all said employees. 103

EIB Group Consolidated Financial Statements under EU Directives Other liabilities 31.12.2013 31.12.2012 Optional Supplementary Provident Scheme (Note L) 325 612 297 978 Payable on HIPC initiative 76 068 93 395 Personnel costs payable 62 280 55 522 Transitory account on loans 30 575 51 443 Guarantee fees 54 452 29 372 Financial guarantees issued in respect of venture capital operations 20 309 24 361 Fair value of derivatives 12 939 19 065 Western Balkans infrastructure fund 7 565 8 025 Other 64 664 35 527 Total 654 464 614 688 104

Note H – Subscribed capital, Group own funds and appropriation of profit

H.1. Consolidated own funds and appropriation of profit

Statement of movements in consolidated own funds (in EUR '000)	2013	2012
Share capital:		
- Subscribed capital	243 284 155	242 392 989
- Uncalled capital	-221 585 020	-220 773 340
- Called capital	**21 699 135**	**21 619 649**
- Capital called but not paid	-909 944	-9 992 427
- Paid in capital	**20 789 191**	**11 627 222**
Reserves and profit for the year:		
Reserve fund:		
- Balance at beginning of the year	21 596 628	20 972 343
- Appropriation of prior year's profit(1)	1 103 914	624 285
- Contribution of Croatia	128 380	0
- Balance at end of the year	22 828 922	21 596 628
- Receivable from Member States	-112 333	0
- Paid-in balance at end of the year	**22 716 589**	**21 596 628**
Additional reserves:		
- Balance at beginning of the year	1 255 639	1 278 874
- Appropriation of prior year's profit(2)	56 464	-23 899
- Changes in ownership interests	42	664
- Balance at end of the year	**1 312 145**	**1 255 639**
Special activities reserve:		
- Balance at beginning of the year	5 140 386	4 108 940
- Appropriation of prior year's profit(1)	950 134	1 031 446
- Balance at end of the year	**6 090 520**	**5 140 386**
General loan reserve:		
- Balance at beginning of the year	2 976 909	2 340 863
- Appropriation of prior year's profit(1)	686 256	636 046
- Balance at end of the year	**3 663 165**	**2 976 909**
Profit for the financial year attributable to equity holders of the Bank	**2 546 424**	**2 796 768**
Total consolidated own funds attributable to equity holders of the Bank	**57 118 034**	**45 393 552**

Equity attributable to minority interest (in EUR '000)	2013	2012
- Balance at 1 January	**400 514**	**324 764**
- Change in minority interest due to change in ownership (3)	2 008	26 136
- Dividend paid	-3 810	0
- Appropriation of the result of the financial year	14 859	49 614
Total equity attributable to minority interest at 31 December	**413 571**	**400 514**

(1) On 25 April 2013, the Board of Governors decided to appropriate the profit of the Bank for the year ended 31 December 2012, which amounted to EUR '000 2,740,304, to the Reserve Fund, the Special activities reserve and the General loan reserve.

(2) The difference between the statutory profit of the Bank and the consolidated profit of the Group amounting to EUR '000 56 464 was allocated to the Additional reserves attributable to the equity holders of the Bank.

(3) This balance comprises EUR '000 42 resulting from new share acquisitions by the equity holders of the Bank.

On 1 July 2013, the subscribed capital increased from EUR 242 392 989 000 to EUR 243 284 154 500, by virtue of the contributions of Croatia, a new Member State that joined on 1 July 2013. The contributions of the new Member State to the Paid-in capital and to the Reserves (amount to EUR 79.5 million and EUR 128.4 million respectively. The total amount to be paid by the new Member State has been equally spread over 8 instalments due on: 30 November 2013, 30 November 2014, 30 November 2015, 31 May 2016, 30 November 2016, 31 May 2017, 30 November 2017, and 31 May 2018.

108

EIB Group Consolidated Financial Statements under EU Directives H.2. Subscribed capital, called but not paid As a result of the decision by the Member States, the subscribed and called capital of the Bank increased by EUR 10 billion on 31 December 2012. The Member States were due to pay in their respective shares of this EUR 10 billion capital increase over no more than three instalments due on 31 March 2013, 31 March 2014 and 31 March 2015. All contributions due on 31 March 2013 were settled in full and 91.6% of the 10 billion capital increase has been settled as at 31 December 2013. The amount of EUR ‘000 1 022 277 shown in the balance sheet under the caption Subscribed capital and reserves, called but not paid contains EUR ‘000 840 394 receivable from the Member States in 2014 and 2015 in respect of their share of the capital increase and EUR ‘000 181 883 related to net receivable from the new Member State, Croatia. 31.12.2013 31.12.2012 Statement of movements in own funds (in EUR ‘000) Subscribed capital receivable from Member States in respect of 2012 capital increase 840 394 9 992 427 Subscribed capital called but not paid (Croatia) 69 550 0 Reserves called but not paid (Croatia) 112 333 0 Total 1 022 277 9 992 427 Note I – ‘Prepayments and accrued income’ and ‘Accruals and deferred income’ (in EUR ’000) 31.12.2013 31.12.2012 Prepayments and accrued income : Interest and commission receivable 8 633 668 9 176 290 Foreign exchange on currency swap contracts 4 648 556 6 603 887 Redemption premiums on swaps receivable(*) 367 577 472 985 Deferred borrowing charges 120 539 103 415 Investment Facility’s commission receivable 37 851 36 202 Other 32 231 42 969 Total 13 840 422 16 435 748 31.12.2013 31.12.2012 Accruals and deferred income : Foreign exchange on currency swap contracts 7 536 900 0 Interest and commission payable 9 874 202 10 515 700 Redemption premiums on swaps payable(*) 574 517 568 278 Deferred borrowing proceeds 257 590 279 098 Interest subsidies received in advance(**) 121 609 133 527 Prepaid management fees 13 671 2 937 Total 18 378 489 11 499 540 (*) Redemption premiums on swaps receivable and payable represent end payments of the underlying swap agreements for those agreements which include such features. (**) Part of the amounts received from the European Commission has been made available as a long-term advance which is entered on the liabilities side under item Accruals and deferred income and comprises: • amounts in respect of interest subsidies for loans granted for projects outside the European Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries; and • interest subsidies, concerning certain lending operations put in place within the EU from the Bank’s own resources, made available in conjunction with the EMS under Council Regulation (EEC) No 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992. 106

Note J – Amounts owed to credit institutions and customers with agreed maturity dates or periods of notice (in EUR '000)

J.1. Amounts owed to credit institutions

	31.12.2013	31.12.2012
Repayable on demand	4 089 233	10 708 287
Short term deposits	79 764	24 081
Cash deposited on swaps payable	315 423	928 225
Total	**4 484 420**	**11 660 593**

J.2. Amounts owed to customers

	31.12.2013	31.12.2012
Overnight deposits	50 799	44 758
European Union and Member States' accounts:		
- For Special Section operations and related unsettled amounts	316 619	379 405
- Deposit accounts	1 582 192	1 647 482
Short-term deposits	537 775	658 637
Total	**2 487 385**	**2 730 282**

110

EIB Group Consolidated Financial Statements under EU Directives

Note K – Debts evidenced by certificates

In its financing activity, one of the Group's objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The caption 'Debts evidenced by certificates' includes 'Debt securities in issue' (securities offered to the general investing public) and 'Others' (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2013 and 2012, together with the average rates and due dates.

		Debts evidenced by certificates (in EUR '000)			
Payable in	Outstanding at 31.12.2013	Average rate 2013(*)	Due dates	Outstanding at 31.12.2012	Average rate 2012(*)
EUR	213 296 314	2.86	2014/2057	196 023 682	3.09
USD	105 047 833	2.06	2014/2058	108 809 061	2.36
GBP	59 215 161	3.48	2014/2054	59 693 677	3.77
AUD	13 189 620	5.27	2014/2042	19 055 453	5.27
CHF	8 545 129	2.31	2014/2036	7 990 828	2.37
JPY	7 702 874	1.03	2014/2053	10 650 948	0.85
SEK	5 645 382	3.56	2014/2039	5 507 027	3.61
NOK	4 856 511	3.81	2014/2033	6 974 498	3.37
TRY	2 444 024	7.99	2014/2022	2 932 450	8.86
ZAR	1 505 949	7.44	2014/2021	1 710 305	8.02
CAD	1 304 582	3.31	2018/2045	753 409	4.53
NZD	1 133 516	6.05	2014/2021	1 614 026	5.49
RUB	914 735	6.50	2014/2025	1 087 293	6.50
DKK	549 649	2.55	2024/2026	549 524	2.55
CZK	387 643	3.39	2015/2030	527 035	3.51
PLN	246 615	6.00	2014/2022	313 500	5.91
HUF	209 827	6.47	2015/2016	239 743	6.51
RON	100 649	8.88	2014/2016	101 249	8.88
MXN	38 840	4.32	2015/2015	37 297	4.70
HKD	23 382	5.27	2017/2019	33 252	5.10
BGN	0	-	-	43 460	1.21
TWD	0	-	-	26 042	4.76
Total	**426 358 235**			**424 673 759**	

(*) Weighted average interest rates at the balance sheet date

The principal and interest of certain structured borrowings are index linked to stock exchange indexes (historical value: EUR 288 million in 2013 and EUR 243 million in 2012). All such borrowings are fully hedged through structured swap operations.

The table below provides the movements in 2013 and 2012 for debts evidenced by certificates (including the short term commercial papers):

(In EUR million)	2013	2012
Balance at 1 January	424 674	401 436
Issuance during the year	84 934	140 025
Contractual redemptions	-68 197	-112 617
Early redemptions	-1 303	-2 449
Exchange adjustments	-13 750	-1 721
Balance at 31 December	**426 358**	**424 674**

111

Note L – Provisions – pension plans and health insurance scheme (in EUR '000)

The Group's main pension scheme is a defined benefit pension scheme funded by contributions from staff and from the Group covering all employees. All contributions of the Group and its staff are invested in the assets of the Group.

The pension plans and health insurance scheme provisions are as follows (in EUR '000):

	2013	2012
Staff pension plan:		
Provision at 1 January	**1 560 570**	**1 433 746**
Payments made during the year	-61 564	-54 054
Recognition of actuarial losses	29 931	746
Annual contributions and interest	169 157	180 132
Sub-total	**1 698 094**	**1 560 570**
Management Committee Pension Plan	35 789	35 302
Provision at 31 December	**1 733 883**	**1 595 872**
Health insurance scheme:		
Provision at 1 January	**167 121**	**148 786**
Payments made during the year	-14 414	-9 197
Recognition of actuarial losses	2 021	0
Annual contributions and interest	29 151	27 532
Provision at 31 December	**183,879**	**167 121**
Total provisions at 31 December	**1 917 762**	**1 762 993**

The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a defined contribution pension scheme). The corresponding amount of EUR 326 million (2012: EUR 298 million) is classified under *'Other liabilities'* (Note G).

The provision in respect of future retirement and health insurance benefits was valued as at 30 September 2013 by an independent actuary using the projected unit credit method. The actuarial valuation was updated as at 31 December 2013 with an extrapolation ('roll forward' method) for the last 3 months of 2013, using the prevailing market rates of 31 December 2013 and the following assumptions (for the staff pension and medical plans):

- a discount rate of 5.10% (2012: 4.23%) for determining the actuarial present value of benefits accrued in the pension and health insurance schemes, corresponding to 19.42 year duration (2012: 18.17 year duration);
- in the light of past experience, the Group estimates that the overall expected remuneration of post-employment reserves is set at a rate of 1.5% (2012: 1.5%) above the discount rate mentioned above;
- a progressive retirement between the age of 55-65 (same as 2012);
- a combined average impact of the increase in the cost of living and career progression of 4.5% (same as 2012);
- probable resignation of 3% up to age 55 (same as 2012);
- a rate of adjustment of pensions of 2% per annum (same as 2012);
- use of the ISCLT longevity table (same as 2012); and
- a medical cost inflation rate of 4% per annum (same as 2012);
- a medical cost profile per age in 2013.

112

EIB Group Consolidated Financial Statements under EU Directives

The provisions for these schemes are adjusted when needed (Note A.12.1) according to the actuarial valuation, as per the tables above. Cumulative prior year actuarial deficits or surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the participants on a straight line basis.

In 2012, the actuarial valuation on the pension plans and the healthcare scheme displayed an unrecognised loss of EUR '000 741 597. EUR '000 491 666 was reported in excess of the 10% corridor, and recognised over the expected average remaining service lives of the participants on a straight line basis from 1 January 2013. Thereby, the net loss recognised in 2013 is EUR '000 34 663.

In 2013, the actuarial valuation on the pension plans and the healthcare scheme displayed an unrecognised loss of EUR '000 433 564. EUR '000 198 431 was reported in excess of the 10% corridor, and the net loss which will be recognised in 2014 will be EUR '000 13 672.

Note M – Profit for the financial year

The appropriation of the balance of the profit and loss account for the year ended 31 December 2013, amounting to EUR '000 2 514 801 will be submitted for approval by the Board of Governors by 29 April 2014.

Note N – 'Interest receivable and similar income' and 'Interest payable and similar charges'

N.1. Net interest income (in EUR '000)

	2013	2012
Interest receivable and similar income:		
Cash in hand, balance with central banks and post office banks	830	2 218
Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed income securities	339 742	477 305
Loans and advances to credit institutions and customers	8 675 281	10 113 928
Derivatives	14 017 250	14 966 861
Total	**23 033 103**	**25 560 312**
Interest payable and similar charges:		
Amounts owed to credit institutions and customers	-8 806	-29 238
Debts evidenced by certificates	-13 201 071	-14 015 370
Derivatives	-6 660 230	-8 361 599
Other	-125 943	-139 520
Total	**-19 996 050**	**-22 545 727**
Net interest income	**3 037 053**	**3 014 585**

113

N.2. Geographical analysis of ‘Interest receivable and similar income’ (in EUR ’000) 2013 2012 EU countries Spain 1 224 678 1 412 302 Italy 829 560 1 023 346 United Kingdom 776 515 771 182 Poland 692 642 790 945 Germany 630 120 871 667 France 603 709 743 572 Greece 567 378 574 647 Portugal 477 621 536 974 Hungary 236 938 280 308 Austria 223 465 241 851 Belgium 194 640 213 840 Netherlands 176 842 185 311 Romania 139 725 133 947 Sweden 128 461 158 566 Czech Republic 99 170 144 723 Finland 94 576 134 140 Ireland 81 048 99 604 Croatia(*) 63 713 58 608 Slovakia 60 272 57 968 Slovenia 55 466 55 156 Bulgaria 47 715 44 058 Lithuania 45 702 45 838 Denmark 33 027 29 292 Cyprus 18 198 23 788 Latvia 17 805 21 787 Estonia 14 373 14 871 Luxembourg 11 947 14 777 Malta 10 952 7 666 Total EU countries (*) 7 556 258 8 690 734 Outside the European Union (*) 929 971 973 260 Total 8 486 229 9 663 994 Income not analysed per country(1) 14 546 874 15 896 318 Total interest receivable and similar income 23 033 103 25 560 312 (1) Income not analysed per country: • Revenue from Investment portfolio and loan substitutes portfolios 210 003 252 814 • Revenue from Operational bond portfolios 87 568 110 614 • Revenue from Operational money-market portfolios 42 191 113 877 • Revenue from money-market operations 189 863 241 728 • Income from derivatives 14 017 249 14 966 861 • Change of accounting policy on prepayment indemnities 0 210 424 14 546 874 15 896 318 (*) Comparative figures have been reclassified following the adhesion of Croatia as of 1 July 2013, from outside the European Union in 2012 to EU countries in 2013. 111

EIB Group Consolidated Financial Statements under EU Directives Note O – Commission receivable (in EUR ’000) 2013 2012 Commission income on loans 158 292 112 845 Commission on Investment Facility - Cotonou (Note Z) 37 851 36 188 Commission on guarantees 25 192 24 861 Commission on Jaspers (Note Z) 26 459 23 247 Commission on Jessica (Note Z) 15 012 17 959 Commission on NER 300 (Note Z) 8 480 13 677 Commission on Jeremie (Note Z) 11 949 13 117 Commission on Yaoundé/Lomé conventions (Note Z) 4 223 5 247 Commission on Jasmine (Note Z) 1 841 1 786 Commission on other mandates 68 297 44 468 Total 357 596 293 395 Note P – Net result on financial operations (in EUR ’000) 2013 2012 Unrealised result on operational treasury portfolio -37 705 264 465 Net amortisation on foreign exchange derivatives 11 993 127 721 Value (re-)adjustment on venture capital operations -10 714 35 918 Net result on unwind of swaps -82 245 -43 576 Net realised result on operational treasury portfolio -11 567 12 373 Net result on repurchase of debts evidenced by certificates 7 364 5 199 Result on long-term futures 436 -1 047 Value (re-)adjustment on shares and other variable yield securities other than venture capital -13 721 -1 395 Net unrealised result on derivatives 12 394 -10 018 Net result on translation of balance sheet positions 2 414 -13 797 Realised result on sale of shares and other variable yield securities -29 926 -79 902 Other -307 -31 779 Total net result on financial operations -151 584 264 162 Note Q – Other operating income (in EUR ’000) 2013 2012 Reversal of previous year’s unutilised accruals on general administrative expenses 1 805 1 847 Rental income 56 234 Other 1 471 8 016 Total 3 332 10 097 112

Note R – General administrative expenses (in EUR ’000) 2013 2012 Salaries and allowances(*) -265 581 -258 446 Welfare contributions and other staff costs -196 014 -144 798 Staff costs -461 595 -403 244 Other general administrative expenses -137 528 -142 626 Total general administrative expenses -599 123 -545 870 (*) of which the amount for members of the Management Committee is EUR ‘000 3 200 at 31 December 2013 and EUR ‘000 3 225 at 31 December 2012. The number of persons employed by the Group was 2 359 at 31 December 2013 (2 188 at 31 December 2012). Note S – Off-balance sheet special deposits for service of borrowings This item represents the amount of coupons and bonds due, paid by the Bank to the paying agents, but not yet presented for payment by the holders of bonds issued by the Bank. Note T – Fair value of financial instruments At balance sheet date, the Group records balance sheet financial instruments on the basis of their historical cost in foreign currency (apart from the operational portfolios) representing the amount received in the case of a liability or the amount paid to acquire an asset. The fair value of the financial instruments (mainly loans, treasury, securities and borrowings) entered under assets or liabilities compared with their accounting value is shown in the table below: At 31 December 2013 (in EUR million) Accounting value Fair value Financial assets: Cash in hand, balances with central banks and post office banks 106 106 Loans and advances to credit institutions and customers, excluding loan substitutes 461 386 468 306 Treasury bills and debt securities portfolios including loan substitutes (Note B.2) 33 474 33 732 Shares and other variable yield securities (Note E) 2 691 3 563 Total financial assets 497 657 505 707 Financial liabilities: Amounts owed to credit institutions and customers (Note J) 6 972 6 972 Debts evidenced by certificates (Note K) 426 358 457 481 Total financial liabilities 433 330 464 453 113

EIB Group Consolidated Financial Statements under EU Directives At 31 December 2012 (in EUR million) Accounting value Fair value Financial assets: Cash in hand, balances with central banks and post office banks 157 157 Loans and advances to credit institutions and customers, excluding loan substitutes 451 677 472 983 Treasury bills and debt securities portfolios including loan substitutes (Note B.2) 27 659 26 499 Shares and other variable yield securities (Note E) 2 471 3 129 Total financial assets 481 964 502 768 Financial liabilities: Amounts owed to credit institutions and customers (Note J) 14 391 14 391 Debts evidenced by certificates (Note K) 424 674 469 572 Total financial liabilities 439 065 483 963 Note U – Risk management This note presents information about the Group’s exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are: • credit risk; • interest rate risk; • liquidity risk; • foreign exchange rate risk; and • market risk. Within the Group, the management and control of risks is handled separately by each entity. As a consequence, risk management information presented in this note will distinguish between the Bank and the Fund. U.1. Risk Management Organisation U.1.1. Risk Management Organisation of the Bank The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an on-going basis as best market practice develops. Systems are in place to control and report on the main risks inherent in its operations, i.e. credit, market and operational risks. The Bank analyses and manages risks so as to obtain protection for its assets, its financial result, and consequently its capital. While the Bank is not subject to full regulation, it aims to comply with the relevant EU banking directives and the recommendations of the banking supervisors of the EU Member States, EU legislation and the competent supranational bodies, such as the Basel Committee on Banking Supervision (BCBS). The following sections disclose the credit, market and liquidity risks to which the Bank is exposed on its activities performed on own resources. The Risk Management Directorate (RM) independently identifies, assesses, monitors and reports credit, market and operational risks to which the Bank is exposed in a comprehensive and consistent way and under a consistent approach. Within a commonly defined framework, whereby the segregation of duties is preserved, RM is independent of the Front Offices and provides second opinion on all proposals made which have risk implications. The Director General of RM reports, for credit, market and operational risks, to the Management Committee and meets regularly with the Audit Committee to discuss topics relating to credit, market and operational risks. He is also responsible for overseeing risk reporting to the Management Committee and the Board of Directors. Two risk-oriented committees support the implementation of the Bank’s risk policies. The Credit Risk Assessment Group (CRAG) is a high-level forum for discussing relevant credit risk issues arising in the course of the Bank’s activities and for advising the Management Committee on these. Its members are the Directors General of the Operations, Projects, RM, Transaction Monitoring & Restructuring (TMR), Finance and Legal Affairs Directorates. The CRAG is intended to complement, and does not replace, the existing caseby- case review of lending operations, which remains central to the loan approval process. An Asset / Liability Committee (ALCO), made up of the Directors General of the Operations, Finance and RM Directorates, the Head of Financial Control and the Chief Economist, provides a high-level forum for debating the Bank’s Asset / Liability Management (ALM) matters and for making proposals in this field to the Management Committee. It promotes and facilitates the dialogue among the Directorates represented in it, while providing a wider perspective on, and enhancing their understanding of, the main financial risks. 114

The Bank continued to develop its capacity to manage loans post signature in line with the Bank’s overall higher lending volume and the economic environment. For significant parts of the portfolio this is the responsibility of TMR, a Directorate independent from RM . TMR is focusing on monitoring the higher risk counterparts and certain forms of security and it also manages transactions requiring particular attention. All of its proposals which have credit risk implications are subject to an independent second opinion by the RM. U.1.1.1. Risk measurement and reporting system Risks are assessed both under normal circumstances and possible stressed conditions, with the purpose to quantify their impact on the Bank’s solvency, liquidity and operations. Risk measurements combine metrics such as expected and unexpected loss estimations based on historical default probabilities together with scenario-based and sensitivity analyses. Worst case scenarios aim at capturing extreme, low probability events which could impact the Bank. Information on the risk measures described above are presented and explained to the Management Committee and to the Board of Directors on a monthly basis. The reports include aggregate credit exposures, credit concentration analyses and other key portfolio risk indicators, as well as Value at Risk (VaR), sensitivity analyses, liquidity indicators and cumulative funding gaps. The Bank maintains two reserves for the expected and unexpected losses – the General Loan Reserve (GLR) and the Special Activities Reserve (SAR), respectively. The General Loan Reserve is a dedicated reserve for the expected loss of the Bank’s loan portfolio. It is calculated monthly according to the evolution of the underlying assets and reported to the Bank’s senior management. The Special Activities Reserve is a dedicated reserve for the capital allocation covering the unexpected loss of those activities which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities undertaken by the EIF on the Bank’s behalf. It is calculated monthly according to the evolution of the underlying assets. U.1.1.2. The Bank’s financial risk tolerance As a public institution, the Bank does not aim to make profits from speculative exposures to financial risks, setting its financial risk tolerance to a minimum level as defined by approved limits, and applying a conservative financial framework. As a consequence, the Bank does not consider its treasury or funding activities as profit-maximising centres, even though performance objectives are attached to those activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore to ensure that all material financial risks are hedged. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. U.1.1.3. Sustainability of revenue and self-financing capacity The Bank’s ALM policy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the ALM policy employs medium to long term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long term yields and is not influenced by any short term views on trends in interest rates. This is accomplished by targeting a duration for the Bank’s own funds of between 4.5 and 5.5 years. U.1.2. Risk Management Organisation of the Fund (EIF) Most of the Private Equity (PE), Venture Capital and Portfolio Guarantees, Securitisation & Microfinance (GSM) operations for both entities of the Group are managed by the Fund. The mandate of the Fund is to support small and mid-size enterprise (SME) finance for start-up, growth and development within European Union objectives for SME. The Fund aligns its risk management systems to changing economic conditions and evolving regulatory standards. It therefore adapts them on an on-going basis as best market practices develop. Credit, market and operational systems are in place to control and report on the main risks inherent to its operations. Risk management is embedded in the corporate culture of EIF, based on a three-lines-of-defence model permeating all areas of EIF’s business functions and processes: (i) front office, (ii) independent risk functions and (iii) audit and assurance. Investment and Risk Committees (IRCs) chaired by the Head of Risk and Portfolio Management advise the Chief Executive and the Deputy Chief Executive on each and every transaction. IRCs also oversee risk and investment-related aspects of the EIF portfolio, inter alia: approving transaction rating/grading, impairment and provisioning actions, relevant market risk events and potential stress testing. Finally, the IRCs oversee the Enterprise 115

EIB Group Consolidated Financial Statements under EU Directives Risk arising from EIF’s role as a fund manager. Risk and Portfolio Management actions form part of the assurance process presided by the EIF Audit Board. Moreover, within the EIB Group context, the Fund’s Risk and Portfolio Management Department operates in close contact with the Bank’s Risk Management Directorate, particularly with regard to Group risk exposure relating to guarantee operations, the PE operations under the Bank’s Risk Capital Resources mandate (RCR) and general EIF policy matters. The Fund’s treasury management has been outsourced to the Bank under a treasury management agreement signed by both parties and mandating the responsible EIB services to perform selection, execution, settlement and monitoring of transactions. Management follows treasury guidelines annexed to the agreement, which mirror closely the relevant sections of the EIB’s own treasury guidelines. U.1.2.1. Risk assessment private equity Under its private equity operations, the Fund has a fund-of-funds approach, taking minority equity participations in venture capital, private equity and mezzanine funds managed by mostly independent teams in order to leverage further commitments from a wide range of investors. The Fund’s PE operations include investments in funds focussed on seed- and early-stage capital, but also investment in well-established funds targeting mid-, later-stage and mezzanine investments, which, generally speaking, have a lower risk profile. Over the last years, the Fund has developed a tool-set to design, manage and monitor portfolios of PE funds tailored to the dynamics of this market place, going beyond investing in top quartile funds. This tool-set is based on an internal model, the Grading-based Economic Model (GEM), which allows the Fund to better assess and verify each funds’ but also each portfolio of funds’ valuations, risks and expected future cash flows and performances. Before committing to a PE fund, the Fund assigns a grading which is based on the outcome of an extensive due diligence performed by the Fund’s transaction team and reviewed by its risk management team. During the funds’ lifetimes, gradings are periodically reviewed with a frequency and intensity depending on the level of risk. These efforts, supported by the development of a proprietary IT system and an integrated software (front to back), improve the investment decision-making process and the management of the portfolio’s financial risks and of liquidity, in particular enabling forwardlooking and stress-test based decision making. U.1.2.2. Risk assessment guarantees The Fund extends portfolio guarantees to financial intermediaries involved in SME financing and provides credit enhancement to SME securitisation transactions. By taking on these risks, it facilitates access to funding, and, in turn, it helps to finance SMEs. For its guarantee & securitisation business, over the last years, the Fund has developed a tool-set to analyse portfolio guarantees and structured finance transactions in line with best market practices. Before the Fund enters legally into a guarantee transaction, an internal rating is assigned to each new own risk guarantee transaction in accordance with the Fund’s Credit Risk Policy and Model Review Guidelines. The rating is based on internal models, which analyse and summarise the transaction’s credit quality (expected loss concept), considering not only quantitative parameters but also qualitative aspects. Guarantee transactions are monitored regularly, at least quarterly; their statuses are regularly reviewed by EIF Investment and Risk Committee which, depending on their performances, may review their internal ratings. A four-eye principle applies throughout the process, with actions initiated by the front office and reviewed by Risk Management. The guarantees portfolio is valued according to a markto -model approach. The main impact on the valuation of the transactions in the portfolio stems from the assigned rating and the possible subsequent rating changes. The EIF’s monitoring follows potential negative rating migration and provides the basis for appropriate management of transactions. The Fund’s stress testing methodology is applied at the outset of a transaction and throughout the life of the portfolio, i.e. its scenario analysis with regard to portfolio downgrades and defaults in the portfolio and related impacts on capital allocation and expected losses, as well as on the profit and loss. As is the case for PE, stress tests on the guarantee portfolio are presented regularly to the EIF Board of Directors. U.2. Credit risk Credit risk concerns mainly the Group’s lending activities and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits as well as the derivative transactions of the Group and the Fund’s guarantee transactions funded by own resources. No credit risk is attached to the Group’s venture capital operations, which are performed entirely through equity participations and are, hence, only exposed to market risk. The credit risk associated with the use of derivatives is analysed in the ‘Derivatives’ section (Note V). The Group’s policies on credit risk are approved by the respective governing bodies. They set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are 116 deemed acceptable. They also detail the minimum requirements which loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank’s position ranks at least equal to that of other senior lenders, with prompt access to security when required. In addition, via a counterparty and sector limit system, the credit policies ensure an acceptable degree of diversification in the Group’s loan portfolio. The Group’s limit system draws its inspiration from the traditional prudential regulations on concentration and large exposure management contained in the EU banking directives, though the Group generally adopts a more restrictive approach to risk-taking than commercial banks. They also set out the minimum credit quality of counterparties of derivatives and treasury transactions as well as the contractual framework for each type of transaction. Following approval of the cash capital increase by the heads of state and government of the EU member states, the Bank has expanded the Credit Risk Policy Guidelines (CRPG) by a dedicated chapter on the remedy of non-compliance events with bank intermediaries, and a dedicated chapter for incremental new lending in connection with the additional capital. Following the capital increase in 2012, the Bank expanded its Credit Risk Policy Guidelines by a dedicated chapter on the remedy of non-compliance events with bank intermediaries, and a dedicated chapter for incremental new lending in connection with the additional capital. As regards lending, treasury and derivatives operations, credit risk is managed by an independent Risk Management Directorate under the direct responsibility of the Management Committee of the Bank. The Group has thus established an operationally independent structure for determining and monitoring credit risk. The Fund manages exposures and risks in the frame of conservative policies deriving from statutory provisions and Credit Risk Policy Guidelines approved by the Fund’s Board of Directors or guidelines as set out under mandates. Credit policies undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Group may receive from its shareholders. Management of credit risk is based, firstly, on the level of credit risk vis-à-vis counterparties and, secondly, on an analysis of the solvency of counterparties. U.2.1. Loans In order to limit the credit risk on its loan portfolio, the Group lends only to counterparties with demonstrated long term creditworthiness and with sound guarantees. In order to measure and manage credit risk on loans, the Group has graded its lending operations according to generally accepted criteria, based on the quality of the borrower, the guarantee and, where appropriate, the guarantor. Loan renegotiation and forbearance The Group considers loans that are unsecured or have weak security to be forborn if in response to adverse changes in the financial position of a borrower the Group renegotiates the original terms of the contractual arrangements with this borrower affecting directly the future cash flows of the financial instrument, which may result in a loss to the Group. However, the financial impact of restructuring activities is in general limited to value adjustment losses, if any, as financial neutrality is generally applied by the Group and reflected in the renegotiated pricing conditions of the operations restructured. In the normal course of business, the Loan Grading (LG) of the loans in question would have deteriorated and the loan would have been included in the Watch List before renegotiation. Once renegotiated, the Group will continue to closely monitor these loans. If the renegotiated payment terms will not recover the original carrying amount of the asset, the Group will consider to account for value adjustments in the profit and loss account. The corresponding value adjustment will be calculated based on the forecasted cash flows discounted at the original effective interest rate. The need for a value adjustment for all loans whose LG deteriorated to E- is assessed regularly; all loans with a LG of F require a value adjustment. Once the Loan Grading of a loan has improved sufficiently, it will be removed from the Watch List in line with the procedures of the Group. Forbearance measures and practices undertaken by the Group’s restructuring team during the reporting period includes extension of maturity, deferral of capital only, deferral of capital and interest and capitalisation of arrears. Such forbearance measures do not lead to the derecognition of the underlying operation. Exposures subject to changes in contractual terms which do not affect future cash flows, such as collateral or other security arrangements or the waiver of contractual rights under covenants, are not considered as forborn and hence those events are not considered as sufficient to indicate the requirement of a value adjustment on their own. Operations subject to forbearance measures are considered by the Group as forborn until their final maturity and are reported as such in the table below. 117

EIB Group Consolidated Financial Statements under EU Directives (in EUR million) 31.12.2013 31.12.2012 Operations subject to forbearance practices 12 11 Carrying values 1 091 1 152 of which being subject to value adjustments 356 632 Value adjustments recognised 159 213 Interest income in respect to forbom operations 24 23 Exposures written off (following the termination/sale of the operation) 30 24 Forbearance measures (in EUR million) 31.12.2012 Extension of maturities Deferral of capital only Deferral of capital and interest Other Contractual repayment and termination(1) 31.12.2013 Public 88 0 301 0 0 -70 319 Bank 141 0 0 0 0 -38 103 Corporate 923 69 26 0 11 -360 669 Total 1 152 69 327 0 11 -468 1 091 (1) Decrease are explained by repayments of capital occured during the year on operations already considered as forborn as of 31 December 2012 and by termination during the year. The structure of borrowers and guarantors relating to the loan portfolio as at 31 December 2013 is analysed below, including undisbursed portions. Loans outside the European Union (apart from those under the Facilities(*) are, in the last resort, secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). The agreements decided by the Council of the European Union on 14 April 1997 (Decision 97/256/EC) introduced the concept of risk sharing whereby certain Group loans are secured by third-party guarantees with respect to the commercial risk, the budgetary guarantee applying in the case of political risks solely arising from currency non-transferability, expropriation, war and civil disturbance. (*) Loans granted under Article 16 (previously Article 18) of the Bank’s Statute and loans granted under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility. These loans, granted under the Facilities, are not secured by guarantees of the European Union budget or the Member States. Therefore, lending under the Facilities is from the Group’s own resources and at the Group’s own risk. The table below shows (in EUR million) the loans for projects inside and outside the European Union granted under the Facilities and under the risk-sharing operations: Guarantor Borrower States Public institutions Banks Corporates Not guaranteed(1) Total 2013 Total 2012 States 0 0 0 0 43 971 43 971 42 461 Public institutions 26 611 14 520 517 3 184 61 356 106 188 99 731 Banks 25 150 36 787 36 395 30 543 20 570 149 445 140 669 Corporates 21 262 10 150 27 971 42 873 70 973 173 229 165 457 Total 2013 (1) (2) (3) (4) (5) 73 023 61 457 64 883 76 600 196 870 472 833 Total 2012 (1) (2) (3) (4) (5) 66 809 60 176 65 195 69 866 186 272 448 318 (1) These amounts include loans for which no formal guarantee independent from the borrower and the loan itself was required, the borrower’s level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank’s right to access independent security. (2) The loans in risk-sharing operations amount to EUR 6 817 million as of 31 December 2013 (2012: EUR 6 665 million). (3) This amount includes loans granted under Facilities. (4) This amount does not include loan substitutes (2013: EUR 13 179 million; 2012: EUR 12 718 million). (5) These amounts exclude loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States. The Group did not record value adjustments in 2012 and 2013 in respect of its EU sovereign and sovereign guaranteed exposure as at the year end as the preferred creditor status of the Bank as well as of the EIF and the protection given by the Bank’s Statute are deemed to guarantee a full recovery of the Group’s assets on maturity. 118

The table below discloses information regarding the sovereign credit risk on loans granted inside and outside the European Union granted under the Facilities and under the risk-sharing operations:

(in EUR million)	2013 Acting as borrower		2013 Acting as guarantor	2012 Acting as borrower		2012 Acting as guarantor
Country	Disbursed	Undisbursed	Signed	Disbursed	Undisbursed	Signed
Austria	0	0	157	0	0	29
Belgium	207	0	159	619	0	172
Bulgaria	554	532	0	319	767	0
Croatia [3]	263	167	2 024	221	254	1 550
Cyprus	836	366	866	837	239	894
Czech Republic	2 607	253	285	2 783	446	353
Denmark	0	0	296	0	0	409
Estonia	541	0	169	550	0	169
Finland	282	0	497	335	0	625
France	0	0	1 025	0	0	1 052
Germany	0	0	1 746	0	0	1 777
Greece	6 975	421	7 278	6 986	340	6 790
Hungary	5 338	1 459	1 392	4 578	1 768	1 516
Ireland	0	0	604	0	0	627
Italy	1 020	0	3 366	1 031	0	3 133
Latvia	369	525	207	375	525	288
Lithuania	1 132	0	87	1 132	0	0
Luxembourg	0	0	95	0	0	103
Malta	0	0	329	0	0	330
Poland	8 069	1 424	13 462	6 963	1 482	11 757
Portugal	513	1 050	6 790	513	1 050	7 079
Romania	1 828	1 273	320	1 340	1 995	320
Slovakia	1 395	0	56	1 045	350	30
Slovenia	297	230	2 427	32	500	2 139
Spain	1 989	0	22 790	989	0	20 990
Sweden	0	0	30	0	0	139
United Kingdom	0	0	1 451	0	0	1 115
Non EU –Countries	967	1 089	5 115	917	1 180	3 423
Total	**35 182**	**8 789**	**73 023**	**31 565**	**10 896**	**66 809**

The table below shows (in EUR million) the loans for projects outside the European Union (apart from Article 16 Facility and those falling under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility):

Secured by:	31.12.2013	31.12.2012
Member States	2 486	2 528
European Union budget [1]	39 800	38 391
Total[2]	**42 286**	**40 919**

[1] of which EUR 6 817 million in risk-sharing operations as explained above (2012: EUR 6 665 million).

[2] including loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

[3] Comparative figures have been reclassified from Non EU-Countries in 2012 to European Union in 2013, following the adhesion of Croatia as of 1 July 2013.

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EIB Group Consolidated Financial Statements under EU Directives LOANS FOR PROJECTS OUTSIDE THE EUROPEAN UNION (in EUR million) (including loans in the new Member States before accession) BREAKDOWN OF LOANS OUTSTANDING BY GUARANTEE AGREEMENT 31.12.2013 31.12.2012 75% Member States global guarantee - ACP/OCT Group 4th Lomé Convention 21 33 - ACP/OCT Group 4th Lomé Convention/2nd Financial Protocol 230 278 Total 75% Member States global guarantee 251 311 75% Member States guarantee - Cotonou partnership agreement 494 561 - Cotonou partnership 2nd agreement 1 741 1 656 Total 75% Member States guarantee 2 235 2 217 Total Member States guarantee 2 486 2 528 100% European Union budget guarantee - South Africa – 300m – BG Decision 19.06.95 1 2 - ALA I – 750m 35 60 - ALA interim (100% guarantee) – 153m 2 3 - CEEC – 1bn - BG Decision 29.11.89 0 21 - CEEC – 3bn - BG Decision 02.05.94 140 214 - Russia – 100 m - 2001-2005 51 60 - Russia – 500 m - 2004-2007 230 230 Total 100% European Union budget guarantee 459 590 75% European Union budget guarantee - Mediterranean Protocols 236 349 - Slovenia – 1st Protocol 13 22 Total 75% European Union budget guarantee 249 371 70% European Union budget guarantee - South Africa – 375m – Decision 29.01.97 46 55 - ALA II – 900m 45 76 - ALA interim (70% guarantee: risk sharing) – 122m 0 1 - Bosnia–Herzegovina – 100m 99/2001 64 70 - Euromed (EIB) – 2 310m – Decision 29.01.97 315 411 - FYROM (Former Yugoslav Republic of Macedonia) – 150m – 1998/2000 64 75 - CEEC – 3 520m – Decision 29.01.97 814 966 Total 70% European Union budget guarantee 1 348 1 654 65% European Union budget guarantee - South Africa – 825m – 7/2000-7/2007 287 432 - South Africa – Decision 2/2007-12/2013 782 649 - ALA III – 2 480m – 2/2000-7/2007 544 713 - ALA Decision – 2/2007-12/2013 3 061 2 870 - Euromed II – 6 520m – 2/2000-1/2007 3 918 4 281 - South Eastern Neighbours – 9 185m – 2/2000-7/2007 6 297 6 801 - Turkey special action – 450m – 2001-2006 185 225 - Turkey TERRA – 600m – 11/1999-11/2002 409 437 - PEV EE/CAS/RUS 1/2/2007-31/12/2013 3 717 2 524 - PEV MED 1/2/2007-31/12/2013 8 190 7 803 - Pre-Accession – 8 700m – 2007-2013 8 702 8 291 - Climate Change Mandate 2011-2013 1 652 750 Total 65% European Union budget guarantee 37 744 35 776 Total European Union budget guarantee 39 800 38 391 Total 42 286 40 919 120

Collateral on loans (in EUR million) Among other credit mitigant instruments, the Bank uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 33 902 million (2012: EUR 27 223 million), with the following composition: As at 31 December 2013 Loan Financial Collateral (in EUR million) (1) Moody’s or equivalent rating Bonds Equities & Funds Cash Total Government Supranational Agency Secured Bonds (covered bonds) Bank and Corporate Bonds ABS Aaa 560 113 7 547 1 262 0 0 0 2 489 Aa1 to Aa3 1 429 136 32 635 1 424 91 0 0 3 747 A1 415 0 0 0 524 0 0 0 939 Below A1 10 836 0 837 2 892 8 831 84 0 0 23 480 Non-Rated 0 0 0 0 0 0 654 2 593 3 247 Total 13 240 249 876 4 074 12 041 175 654 2 593 33 902 As at 31 December 2012 Loan Financial Collateral (in EUR million) (1) Moody’s or equivalent rating Bonds Equities & Funds Cash Total Government Supranational Agency Secured Bonds (covered bonds) Bank and Corporate Bonds ABS Aaa 799 322 13 714 1 189 0 0 0 3 037 Aa1 to Aa3 923 142 98 527 1 140 8 0 0 2 838 A1 384 0 9 0 802 0 0 0 1 195 Below A1 10 609 0 819 1 544 4 881 147 0 0 18 000 Non-Rated 0 0 0 0 0 0 318 1 835 2 153 Total 12 715 464 939 2 785 8 012 155 318 1 835 27 223 (1) Bonds, equities and funds are valued at their market value (including haircuts). A breakdown of disbursed loans outstanding including loan substitutes (in EUR million) at 31 December according to the sectors in which borrowers are engaged is set out below: Maturity Sector : not more than 1 year 1 year to 5 years more than 5 years Total 2013 Total 2012 Transports 6 011 29 989 87 725 123 725 118 111 Global Loans (2) 13 572 50 374 31 532 95 478 95 261 Energy 3 442 18 051 37 015 58 508 54 250 Industry 5 901 23 288 8 389 37 578 37 132 Health, education 1 456 8 500 19 754 29 710 36 020 Water, sewerage 1 426 6 219 17 138 24 783 22 732 Miscellaneous infrastructure 1 403 4 772 16 793 22 968 19 012 Services 2 412 8 510 9 647 20 569 17 662 Telecommunications 1 608 8 349 3 174 13 131 12 038 Agriculture, fisheries, forestry 29 256 1 403 1 688 1 156 Total 2013 37 260 158 308 232 570 428 138 Total 2012 28 980 157 108 227 286 413 374 (2) A global loan is a line of credit to an intermediary financing institution or a bank which then on-lends the proceeds, at its own risk, to finance small and medium-sized projects being undertaken by private or public sector promoters. 121

EIB Group Consolidated Financial Statements under EU Directives Arrears on loans Amounts in arrears are identified, monitored and reported according to the procedures defined into the bank-wide “Financial Monitoring Guidelines and Procedures”. These procedures are adopted for all loans managed by the EIB. Loans not secured by global guarantees of the European Union budget or the Member States: As of 31 December 2013, the arrears above 90 days on loans on own resources not secured by guarantees of the European Union budget or the Member States amount to EUR 80.6 million (2012: EUR 37.9 million). These arrears on loans are covered by a value adjustment of EUR 78.2 million (2012: EUR 35.4 million). The outstanding principal amount related to these arrears is EUR 77.4 million as of 31 December 2013 (2012: EUR 151.1 million). Loans secured by guarantees of the European Union budget or the Member States: Loans for projects located outside the European Union and carried out on the basis of mandates are guaranteed by the European Union, the Member States or on a risk-sharing basis. For such loans, if an instalment remains unpaid, the primary guarantee is first called, where available, otherwise the guarantee of the Member States or of the European Union is officially invoked. According to the guarantee agreements, each unpaid instalment is called individually. As of 31 December 2013, these arrears above 90 days amount to EUR 9.7 million (2012: EUR 17.7 million). Loans called under guarantees of the European Union budget or the Member States: During 2013 EUR 63.3 million have been called under the guarantee of the European Union budget and EUR 0.7 million under the Member States guarantee. Corresponding amounts in 2012 were EUR 41.6 million and EUR 1.5 million respectively. The table below gives an overview of the arrears above 90 days on loans: 31.12.2013 31.12.2012 Loans not secured by EU or Member State guarantees Amount in arrears (EUR'000) 80 6031 37 939 Related principal outstanding (EUR'000) 77 413 151 128 Loans secured by EU or Member State guarantees (callable) Amount in arrears (EUR'000) 9 662 17 684 Related principal outstanding (EUR'000) 175 156 346 855 Loans called under the EU or Member State guarantees Amount called (during the year) (EUR'000) 63 968 43 054 Cumulative amount called and not refunded as at year end (EUR'000) 205 395 147 193 (1) The amount in arrears is higher than the related principal outstanding since it includes accrued interest, penalties and fees. U.2.2.Treasury The credit risk associated with treasury (securities, commercial paper, term accounts, etc.) is managed through selecting sound counterparties and issuers. Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by the Management. These limits are reviewed regularly by the Risk Management Directorate. 122

The table below provides a percentage breakdown of the credit risk associated with the securities in the Treasury portfolios and the money markets products (deposits and repos) in terms of the credit rating of counterparties and issuers: Moody’s or equivalent rating Securities portfolio % Treasury instruments % 31.12.2013 31.12.2012 31.12.2013 31.12.2012 Aaa 19 11 1 4 Aa1 to Aa3 40 39 33 36 A1 to A3 9 8 52 52 Below A3 32 42 14 8 Total 100 100 100 100 Collateral on Treasury transactions Collateral received The Treasury transactions include EUR 39 318 million (2012: EUR 40 714 million) of tripartite reverse repurchase agreements. These transactions are governed by Tripartite Agreements, for which the exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio at 31 December 2013 is EUR 40 965 million (2012: EUR 42 049 million), with the following classification: Tripartite Agreements Collateral (in EUR million) At 31 December 2013 Bonds Total Moody’s or equivalent rating Government Supra-national Agency Secured Bonds (covered bonds) Bank and Corporate Bonds ABS Aaa 3 122 665 0 7 524 1 958 150 13 419 Aa1 to Aa3 3 357 1 103 0 210 2 794 0 7 464 A1 647 0 0 176 999 0 1 822 Below A1 13 232 0 0 41 4 987 0 18 260 Total 20 358 1 768 0 7 951 10 738 150 40 965 Tripartite Agreement Collateral (in EUR million) At 31 December 2012 Bonds Total Moody’s or equivalent rating Government Supra-national Agency Secured Bonds (covered bonds) Bank and Corporate Bonds ABS Aaa 4 661 1 065 1 694 5 013 1 539 272 14 244 Aa1 to Aa3 1 092 557 229 595 1 350 0 3 823 A1 176 0 0 221 1 134 0 1 531 Below A1 13 737 0 0 3 209 5 505 0 22 451 Total 19 666 1 622 1 923 9 038 9 528 272 42 049 Securities deposited In the context of the Eurosystem’s monetary policy operations, the EIB deposited securities with the Central Bank of Luxembourg with a market value of EUR 3.3 billion as at 31 December 2013 (2012: EUR 3.3 billion). 123

EIB Group Consolidated Financial Statements under EU Directives U.2.3. Guarantees granted by the Group in respect of loans granted by third parties Credit risk arising from the Group’s guarantees and securitisations transactions funded by own resources is managed by risk management policies covered by the Statutes and the Credit Risk Policy Guidelines. The Statutes limits own-risk guarantees to approximately EUR 9.0 billion. The EUR 5.1 billion exposure at risk at the end of 2013 (2012: EUR 3.6 billion) was well below the statutory limit of EUR 9.0 billion. The Credit Risk Policy Guidelines ensure that the Group continues to develop a diversified guarantee portfolio in terms of product range, geographic coverage, counterparty exposure, obligor exposure, industry concentration and also set out the capital allocation rules based on the ratings of the exposures. Concentration risk is limited because of the granular nature of the Group’s transactions; typically the underlying portfolios are highly diversified in terms of single obligor concentration, sectors, and also with regard to regional diversification. To cover concentration risk, the Group has strict limits (based on capital allocation) for individual transactions and on originator level (maximum aggregate exposures for originators and originator groups). In the context of the Group’s own risk guarantee operations, the credit risk is tracked from the very beginning on a dealby- deal basis whilst adopting a different model analysis approach depending on the granularity and homogeneity of the underlying portfolios. The industry sector exposures are analysed on a deal-by-deal basis through their impact on the ratings assigned by the Group to each transaction or tranche. For instance, dependent on the financial model to analyse the transaction, industry exposures can be reflected in implicit correlation or can be indirectly captured through the assumption on default rate volatility, as a key model input variable. Furthermore, concentration exposures are analysed in the context of each deal using qualitative measures such as current status and forecast for sectors with high concentrations in the portfolio. Exceptionally, some deals have a concentrated exposure in the same (broad) sector. This is typically captured through increased credit enhancement (e.g. subordination) to the benefit of the Group. Typically, deals with replenishing features have portfolio criteria, such as maximum single obligor, maximum top five obligors, and maximum industry concentration levels. Furthermore, the consideration of sector exposures is part of the Group’s overall portfolio analysis. Counterparty risk is mitigated by the quality of the Group’s counterparties which are usually major market players. The Group performs additional on-site monitoring visits to ensure compliance with procedures and processes during the transaction life. Stress-test scenarios for the portfolio of guarantees, including extreme case assumptions, are regularly carried out to determine the ability of the capital base to sustain adverse shocks. The exposure on guarantees granted by the Group in respect of venture capital operations amounts to EUR nil as at 31 December 2013 (2012: EUR ‘000 40 866). 124

U.3. Interest rate risk Interest rate risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in repricing and maturity characteristics of the different asset, liability and hedge instruments. In measuring and managing interest rate risk, the Group refers to the relevant key principles of the Basel Committee for Banking Supervision (BCBS). The main sources of interest rate risk are: repricing risk, yield curve risk, basis risk and spread risk. An interest rate risk that is particularly relevant for the Group is spread risk. Spread risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to movements in the funding or lending spread of the Group. The Group manages its global structural interest rate position on the basis of a notional reference portfolio. The majority of the financial risk indicators and controls in use by the Group apply to this portfolio. Financial indicators and controls for the rest of the activities outside this portfolio only relate to the risks, which are not transferred to it via the transfer pricing system, and which therefore remain with their respective activities, such as the equity risk in the venture capital activity or the interest rate or credit risks taken in those treasury portfolios predominantly managed for yield-enhancement purposes. U.3.1. Value-at-Risk for the own funds of the Group Group’s ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Group. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Group’s growth. This overall objective is achieved by investing the Group’s own funds according to a medium to long term investment profile, implying an own funds duration target of 4.5 – 5.5 years. Apart from the duration target for own funds, the Group’s balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to constrain market risk to minimum levels. The Risk Management department quantifies the Value at Risk (‘VaR’) of own funds for both interest rates and foreign exchange risk factors. It is measured on the Group’s positions using a 99% confidence level and a one-day time horizon. As at 31 December 2013, the VaR of the Group amounted to EUR 204 million (2012: EUR 171 million). The evolution of the VaR of own funds since 2011 reflects the effective increase of the volatility of the risk factors and not a change in the risk profile of the Group’s positions. The computation is based on the so-called Riskmetrics methodology, which assumes a linear dependency between the changes in portfolio or position values and the underlying risk factors. Given the nature of the positions held, the Group deems this assumption appropriate to measure its exposure to interest rate risk. Volatility and correlation data are computed internally on the basis of historical market data. More generally, the VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing. As of 31 December 2013, the impact of a 200 basis point upward parallel shift of the interest rate curves would reduce the economic value of own funds by EUR 6.52 billion (2012: EUR 6.02 billion). Among the financial instruments in the Group’s portfolio, some deals (borrowings and associated swaps) may be redeemed before their final maturity. At cash flows level all such borrowings are fully hedged by swaps so that they can be considered synthetic floating rate notes. Uncertainty arises from the maturity of such positions indexed to Libor/Euribor as they may be called before their final maturity. Below is a summary of the features of the Group’s callable portfolio as of 31 December 2013 and 31 December 2012, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved: 125

EIB Group Consolidated Financial Statements under EU Directives

By funding currency (after swap):

31.12.2013	Pay Currency				Total
(in EUR million)	EUR	JPY	PLN	USD	
EUR Pay Notional	-2 591	-	-	-4 723	-7 314
Average maturity date	05.06.2041	-	-	12.07.2036	03.10.2036
Average expected maturity	29.11.2033	-	-	12.04.2025	20.07.2026

31.12.2012	Pay Currency				Total
(in EUR million)	EUR	JPY	PLN	USD	
EUR Pay Notional	-2 707	-292	-25	-4 984	-8 008
Average maturity date	02.02.2037	08.10.2031	05.05.2026	22.10.2035	24.01.2036
Average expected maturity	16.05.2029	10.07.2028	17.05.2013	18.02.2026	11.04.2027

By risk factor involved:

31.12.2013	Risk factor			Total
(in EUR million)	FX level	IR curve level	IR curve shape	
EUR Pay Notional	-3 122	-4 003	-189	-7 314
Average maturity date	09.12.2033	22.10.2041	15.09.2033	03.10.2036
Average expected maturity	01.09.2023	25.04.2031	18.03.2031	20.07.2026

31.12.2012	Risk factor			Total
(in EUR million)	FX level	IR curve level	IR curve shape	
EUR Pay Notional	-3 953	-3 866	-189	-8 008
Average maturity date	25.11.2033	05.05.2038	07.09.2034	24.01.2036
Average expected maturity	19.07.2027	14.11.2026	18.12.2029	11.04.2027

U.3.2. Interest rate risk management for the Group

The sensitivity of the earnings quantifies the amount of net interest income that would change during the forthcoming 12 months if all interest rate curves rose by one percentage point or decreased by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that the Group accepts within the approved limits.

With the positions in place as of 31 December 2013, the earnings would increase by EUR 152.5 million (2012: EUR 151.6 million) if interest rates increased by 100 basis points and decrease by EUR 129.3 million (2012: EUR 129.3 million) if interest rates decreased by 100 basis points.

The Group computes the sensitivity measure with dedicated software that simulates earnings on a deal by deal basis. The sensitivity of the earnings is measured on an accruals basis and is calculated under the "ongoing" assumption that, over the time horizon analysed, the Group realises the new loan business forecast in the Corporate Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Earnings are simulated on monthly time steps, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricing according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice of the Group, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Group's business. The administrative costs are projected according to the forecasts of the Corporate Operational Plan.

The sensitivity of the EIF is computed by taking into consideration the coupon repricing of all the positions present in the EIF treasury portfolio managed by the Group on a deal by deal basis. Each fixed rate asset is assumed to be reinvested at maturity in a new asset with the same residual life of the previous one as of end of year's date. Positions in floating rate assets are assumed to have quarterly repricing.

129

U.4. Liquidity risk Liquidity risk refers to the ability of the Bank to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk. Funding liquidity risk is connected to the risk for the Bank to be unable to refinance the asset side of its balance sheet and to meet payment obligations punctually and in full out of readily available liquid resources. Funding liquidity risk may have an impact on the volatility in the economic value of, or in the income derived from Bank’s positions, due to potentially increasing immediate risks to meet payment obligations and the consequent need to borrow at unattractive conditions. Market liquidity risk is the volatility in the economic value of, or in the income derived from, the Bank’s positions due to potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. Such an inability may force early liquidation of assets at unattractive prices when it would be better to avoid such liquidation. This risk is tied to the size of the position compared to the liquidity of the instrument being transacted, as well as to potential deterioration of market availability and efficiency. Liquidity risk is managed in order to ensure the regular functioning of the Bank’s core activities at reasonable cost. The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. In contrast to commercial banks, the EIB does not have retail deposits but relies on its access to capital markets to raise the funds it on-lends to its clients. The Bank manages the calendar of its new issues so as to maintain a prudential liquidity buffer. Liquidity planning takes into account the Bank’s needs to service its debt, disbursements on loans and cash flows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursements typically take place at the borrowers’ request. The Bank further assures management of liquidity risk by maintaining a sufficient level of short term liquid assets, and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The Bank’s total liquidity ratio (defined as a target percentage of annual projected net cash flows) must at all times exceed 25% of the average forecast net annual cash flows for the following year. The Bank has in place a Contingency Liquidity Plan (CLP), which specifies appropriate decision making procedures and corresponding responsibilities. The CLP has been benchmarked against the “Principles for Sound Liquidity Risk Management and Supervision” by the Basel Committee on Banking Supervision (September 2008). The CLP is subject to ad-hoc updates and is presented to the Management Committee annually for approval. Regular stress-testing analyses tailored to the specific business model of the EIB are executed as a part of the liquidity risk monitoring and drive the size of the Bank’s liquidity buffer. On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement. The table hereafter analyses the assets and liabilities of the Group by maturity on the basis of the period remaining between the balance sheet date and the contractual maturity date. Assets and liabilities for which there is no contractual maturity date are classified under “Maturity undefined”. 127

EIB Group Consolidated Financial Statements under EU Directives

Liquidity risk (in EUR million)

Maturity at 31 December 2013	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Total 2013
Assets:						
Cash in hand, central banks and post office banks	106	0	0	0	0	**106**
Treasury bills and other bills eligible for refinancing with central banks	13 192	1 880	4 681	6 763	0	**26 516**
Other loans and advances:						
- Current accounts	1 156	0	0	0	0	**1 156**
- Credit institutions	44 031	1 540	0	0	0	**45 571**
- Customers	62	0	0	0	0	**62**
	45 249	1 540	0	0	0	**46 789**
Loans:						
- Credit institutions	2 688	14 481	60 000	48 240	0	**125 409**
- Customers	4 561	14 888	94 801	174 938	0	**289 188**
	7 249	29 369	154 801	223 178	0	**414 597**
Debt securities including fixed-income securities	2 173	587	2 680	1 518	0	**6 958**
Shares and other variable-yield securities	0	0	0	0	2 691	**2 691**
Other assets	420	26	754	190	13 987	**15 377**
Total assets	**68 389**	**33 402**	**162 916**	**231 649**	**16 678**	**513 034**
Liabilities:						
Amounts owed to credit institutions	4 169	0	315	0	0	**4 484**
Amounts owed to customers	2 439	49	0	0	0	**2 488**
Debts evidenced by certificates	15 550	43 036	191 471	176 301	0	**426 358**
Capital, reserves, profit and minority interest	0	0	0	0	58 554	**58 554**
Other liabilities	0	0	574	1	20 575	**21 150**
Total liabilities	**22 158**	**43 085**	**192 360**	**176 302**	**79 129**	**513 034**
Off balance sheet currency swaps	**195**	**-105**	**2 772**	**26**	**0**	**2 888**

Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties, and the Bank as well has the right to call the related bonds before maturity. If the Group were to exercise all the call options on its bonds at their next contractual exercise date, cumulated early redemptions for the period 2014 - 2016 would amount to EUR 4.124 billion.

131

Maturity at 31 December 2012	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Total 2012
Assets:						
Cash in hand, central banks and post office banks	157	0	0	0	0	**157**
Treasury bills and other bills eligible for refinancing with central banks	6 273	872	3 844	7 346	0	**18 335**
Other loans and advances:						
- Current accounts	1 081	0	0	0	0	**1 081**
- Credit institutions	50 006	270	0	0	0	**50 276**
- Customers	5	0	0	0	0	**5**
	51 092	270	0	0	0	**51 362**
Loans:						
- Credit institutions	1 982	9 745	63 573	49 165	0	**124 465**
- Customers	2 795	13 562	89 014	170 479	0	**275 850**
	4 777	23 307	152 587	219 644	0	**400 315**
Debt securities including fixed-income securities	4 175	517	2 697	1 935	0	**9 324**
Shares and other variable-yield securities	0	0	0	0	2 471	**2 471**
Other assets	9 169	76	1 030	189	16 483	**26 947**
Total assets	**75 643**	**25 042**	**160 158**	**229 114**	**18 954**	**508 911**
Liabilities:						
Amounts owed to credit institutions	10 732	599	330	0	0	**11 661**
Amounts owed to customers	2 644	86	0	0	0	**2 730**
Debts evidenced by certificates	22 364	37 374	205 999	158 937	0	**424 674**
Capital, reserves, profit and minority interest	0	0	0	0	55 786	**55 786**
Other liabilities	0	0	76	492	13 492	**14 060**
Total liabilities	**35 740**	**38 059**	**206 405**	**159 429**	**69 278**	**508 911**
Off balance sheet currency swaps	**57**	**457**	**2 782**	**3 308**	**0**	**6 604**

132

EIB Group Consolidated Financial Statements under EU Directives U.5. Foreign exchange rate risk The sources of foreign exchange rate risk are to be found in the margins on operations and in general expenses incurred in non-euro currencies. The Group’s objective is to eliminate exchange risk by reducing net positions per currency through operations on the international foreign exchange markets. A foreign exchange hedging programme exists in order to protect the known loan margins in USD and in GBP for the next 3 years. Foreign exchange position (in EUR million) Currency at 31 December 2013 Euro Pound Sterling US Dollar Other currencies Sub-total except Euro Total 2013 Assets: Cash in hand, balances with central banks and post office banks 106 0 0 0 0 106 Treasury bills and other bills eligible for refinancing with central banks 25 926 318 272 0 590 26 516 Other loans and advances: - Current accounts 786 56 15 299 370 1 156 - Credit institutions 23 069 2 887 8 948 10 667 22 502 45 571 - Customers 62 0 0 0 0 62 23 917 2 943 8 963 10 966 22 872 46 789 Loans: - Credit institutions 92 765 7 628 18 547 6 469 32 644 125 409 - Customers 239 085 22 559 11 092 16 452 50 103 289 188 331 850 30 187 29 639 22 921 82 747 414 597 Debt securities including fixed-income securities 2 809 1 181 1 949 1 019 4 149 6 958 Shares and other variableyield securities 2 213 343 28 107 478 2 691 Other assets 11 754 1 301 1 019 1 303 3 623 15 377 Total assets 398 575 36 273 41 870 36 316 114 459 513 034 Liabilities: Amounts owed to credit institutions 3 606 0 596 282 878 4 484 Amounts owed to customers 2 317 102 69 0 171 2 488 Debts evidenced by certificates: - Debt securities in issue 201 647 58 808 103 891 41 859 204 558 406 205 - Others 11 649 407 1 157 6 940 8 504 20 153 213 296 59 215 105 048 48 799 213 062 426 358 Capital, reserves, profit and minority interest 58 554 0 0 0 0 58 554 Other liabilities 16 690 1 865 1 037 1 558 4 460 21 150 Total liabilities 294 463 61 182 106 750 50 639 218 571 513 034 Off balance sheet currency swaps -104 105 24 898 64 879 14 328 104 105 Net position 7 -11 -1 5 -7 130

Currency at 31 December 2012 Euro Pound Sterling US Dollar Other currencies Sub-total except Euro Total 2012 Assets: Cash in hand, balances with central banks and post office banks 157 0 0 0 0 157 Treasury bills and other bills eligible for refinancing with central banks 18 242 10 83 0 93 18 335 Other loans and advances: - Current accounts 697 32 36 316 384 1 081 - Credit institutions 41 085 1 345 4 265 3 581 9 191 50 276 - Customers 5 0 0 0 0 5 41 787 1 377 4 301 3 897 9 575 51 362 Loans: - Credit institutions 85 343 11 130 21 973 6 019 39 122 124 465 - Customers 226 224 21 359 11 212 17 055 49 626 275 850 311 567 32 489 33 185 23 074 88 748 400 315 Debt securities including fixed-income securities 3 348 1 295 900 3 781 5 976 9 324 Shares and other variableyield securities 1 998 344 27 102 473 2 471 Other assets 22 587 1 425 1 354 1 581 4 360 26 947 Total assets 399 686 36 940 39 850 32 435 109 225 508 911 Liabilities: Amounts owed to credit institutions 10 066 0 1 304 291 1 595 11 661 Amounts owed to customers 2 467 193 63 7 263 2 730 Debts evidenced by certificates: - Debt securities in issue 184 380 59 268 106 617 50 085 215 970 400 350 - Others 11 644 426 2 192 10 062 12 680 24 324 196 024 59 694 108 809 60 147 228 650 424 674 Capital, reserves, profit and minority interest 55 786 0 0 0 0 55 786 Other liabilities 8 881 2 001 1 347 1 831 5 179 14 060 Total liabilities 273 224 61 888 111 523 62 276 235 687 508 911 Off balance sheet currency swaps -126 455 24 936 71 666 29 853 126 455 Net position 7 -12 -7 12 -7 131

EIB Group Consolidated Financial Statements under EU Directives Note V – Derivatives The Group uses derivative instruments mainly as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. Derivatives are contractual financial instruments, the value of which fluctuates according to trends in the underlying assets, interest rates, exchange rates or indices. The majority of the Group’s swaps are concluded with a view to hedging specific bond issues, as part of its resource- raising operations (funding activity). The Group also enters into swaps as part of its hedging operations on loans, treasury, or for the global Assets and Liabilities Management (ALM) position (ALM hedging activity). The Group also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements. Future contracts (futures) are used in the context of the treasury activities, to hedge the exposure deriving from some investments in government bonds. Futures are standardised derivatives, negotiated on regulated markets, and they do not fall within the general policy for counterparty risk measurement and control (see note V.2.). V.1. As part of funding and ALM hedging activity The Group uses long term derivatives mainly as part of its funding strategy in order to bring the characteristics of the funds raised, in terms of currencies and interest rates, into line with those of loans granted and also to reduce funding costs. Long-term derivatives transactions are not used for trading, but only in connection with fund-raising and for the reduction of market risk exposure. All swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature. The derivatives used in the context of funding and ALM hedging activities are: • Currency swaps; • Interest rate swaps; and • Structured swaps. V.1.1. Currency swaps Currency swaps are contracts under which it is agreed to convert funds raised in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates. The Group enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Group will obtain the amounts needed to service the borrowing in the original currency. The following table shows the maturities of currency swaps (excluding short-term currency swaps – see Note V.2.), subdivided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet. Currency swaps at 31 December 2013 (in EUR million) 1 year or less More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Total 2013 Notional amount 29 824 86 573 30 223 12 834 159 454 Fair value (i.e. net discounted value)(*) 230 -1 274 261 1 394 611 Currency swaps at 31 December 2012 (in EUR million) 1 year or less More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Total 2012 Notional amount 24 149 92 179 27 323 17 715 161 366 Fair value (i.e. net discounted value)(*) 982 5 089 3 036 3 198 12 305 (*) Including the fair value of macro-hedging currency swaps which stood at EUR 144 million as at 31 December 2013 (2012: EUR 8 million). 132

V.1.2. Interest rate swaps Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa. Interest rate swaps enable the Group to modify the interest rate structure of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous access conditions to certain capital markets with its counterparties. The following table shows the maturities of interest rate swaps (including synthetic swaps, whereby interest computed in a foreign currency is synthetically converted to EUR), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet. Interest rate swaps at 31 December 2013 (in EUR million) 1 year or less More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Total 2013 Notional amount 50 279 169 740 90 209 134 339 444 567 Fair value (i.e. net discounted value)(*) 938 4 359 3 326 2 458 11 081 Interest rate swaps at 31 December 2012 (in EUR million) 1 year or less More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Total 2012 Notional amount 44 560 187 029 78 536 122 692 432 817 Fair value (i.e. net discounted value)(*) 317 8 916 5 634 4 110 18 977 (*) Including the fair value of macro-hedging interest rate swaps which stood at EUR -362 million as at 31 December 2013 (2012: EUR -648 million). V.1.3. Structured swaps The Group does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Group enters into borrowing contracts and loans encompassing notably interest rate or stock exchange index options. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk. The table below further details the number, value and notional amounts of structured swaps: Early termination embedded Stock exchange index Special structure coupon or similar 2013 2012 2013 2012 2013 2012 Number of transactions 265 330 4 3 371 346 Notional amount (in EUR million) 7 097 8 821 288 243 19 983 21 332 Net discounted value (in EUR million) 176 1 015 2 4 -744 142 The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available. All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities. 133

EIB Group Consolidated Financial Statements under EU Directives V.1.4. Derivatives credit risk mitigation policy The credit risk with respect to derivatives lies in the loss which the Group would incur where the counterparty would be unable to honour its contractual obligations. In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Group against losses arising from the use of such instruments. • Contractual framework: All of the Group’s derivative transactions are concluded in the contractual framework of ISDA Swap Agreements and Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types. • Counterparty selection: The minimum rating at the outset is set at A3. The EIB has the right of early termination if the rating drops below a certain level. • Collateralisation: - Exposures (exceeding limited thresholds) are collateralised by cash and bonds. - Complex and illiquid transactions could require collateralisation over and above the current market value. - Both the derivatives portfolio with individual counterparties and the collateral received are regularly monitored and valued, with a subsequent call for additional collateral or release. The market value of collateral received for swaps amounts to EUR 17,651 million as at 31 December 2013 (2012: EUR 35,205 million), with the following composition: Swap collateral (in EUR million) Moody’s or equivalent rating Bonds Cash Total 2013 Government Agency, supranational, covered bonds Aaa 1 671 1 391 0 3 062 Aa1 to Aa3 1 780 9 0 1 789 A1 to A3 36 0 0 36 Baa1 to Baa3 7 376 0 0 7 376 Below Baa3 1 711 0 0 1 711 Non-Rated 0 0 3 677 3 677 Total 2013 12 574 1 400 3 677 17 651 Swap collateral (in EUR million) Moody’s or equivalent rating Bonds Cash Total 2012 Government Agency, supranational, covered bonds Aaa 1 913 1 358 0 3 271 Aa1 to Aa3 8 370 185 0 8 555 A1 to A3 11 0 0 11 Baa1 to Baa3 12 145 0 0 12 145 Below Baa3 843 0 0 843 Non-Rated 0 0 10 380 10 380 Total 2012 23 282 1 543 10 380 35 205 134

- **Credit risk measurement for derivatives:**

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value.

The Bank measures the credit risk exposure related to swaps and derivatives transactions using the Current Unsecured Exposure and Total (Current and Potential) Unsecured Exposure for reporting and limit monitoring, and the Credit Risk Equivalent for capital allocation according to the recommendations of the Basel Committee on Banking Supervision (BCBS) sponsored by the BIS.

The Group computes the Current Unsecured Exposure, which is the larger of zero and the market value of the portfolio of transactions within the netting set with a counterparty, less the value of collateral received. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions in bankruptcy as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2013 the Current Unsecured Exposure stood at EUR 807 million (EUR 3 457 million as of 31 December 2012).

In addition, the Group computes the Total Unsecured Exposure, which takes into account the possible increase in the netting set's exposure over the margin period of risk, which ranges between 10 and 20 days, depending on the portfolio of transactions. The EIB computes the Total Unsecured Exposure at 90% confidence level using stressed market parameters to arrive at conservative estimates. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2013 the Total Unsecured Exposure stood at EUR 11 933 million (EUR 16 494 million as of 31 December 2012).

- **Limits:**

The limit system for banks covers both exposure, Current Unsecured Exposure and Total Unsecured Exposure.

The Current Unsecured Exposure is limited by the Threshold applicable to the counterparty as defined in the Credit Support Annex and is dependent on the rating of the counterparty. For any exposure exceeding this Threshold, the EIB receives collateral posted by the counterparty.

The Total Unsecured Exposure limit determines the maximum Total Unsecured Exposure accepted for each counterparty.

The derivatives portfolio is valued and compared against limits on a daily basis.

The following table provides a breakdown of counterparties by rating.

Grouped ratings	Percentage of nominal		Current Unsecured Exposure (in EUR million)		Total Unsecured Exposure (in EUR million)	
Moody's or equivalent rating	2013	2012	2013	2012	2013	2012
Aaa	0.10%	1.10%	58	42	78	219
Aa1 to Aa3	24.90%	24.60%	342	1 173	3 437	4 476
A1	38.60%	46.50%	147	1 894	5 138	8 701
A2 to A3	30.90%	22.30%	260	348	3 217	2 863
Below A3	5.50%	5.50%	0	0	63	235
Total	**100.00%**	**100.00%**	**807**	**3 457**	**11 933**	**16 494**

V.2. As part of liquidity management

The Group also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury portfolios in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

The notional amount of short-term currency swaps stood at EUR 12 748 million at 31 December 2013 against EUR 29 392 million at 31 December 2012.

The notional amount of short term currency forwards was EUR 372 million at 31 December 2013 (2012: EUR 364 million).

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EIB Group Consolidated Financial Statements under EU Directives The fair value of these contracts was EUR -73 million at 31 December 2013 (2012: EUR -145 million). Long-term futures are also used by the Group to adjust the medium term (2-year) interest rate exposure of its treasury bond portfolios. The notional amount of long-term futures stood at nil at both 31 December 2013 and 31 December 2012. Nominal amounts and fair value of Forward Rate Agreements are nil at 31 December 2013 (2012: EUR 4 947 million with a fair value of EUR 4 million). Note W – Conversion rates The following conversion rates were used for establishing the balance sheets at 31 December 2013 and 2012: 31.12.2013 31.12.2012 Non-euro currencies of EU member states Bulgarian leva (BGN) 1.9558 1.9558 Czech koruna (CZK) 27.4270 25.1510 Danish kroner (DKK) 7.4593 7.4610 Pound sterling (GBP) 0.8337 0.8161 Hungarian forint (HUF) 297.0400 292.3000 Polish zloty (PLN) 4.1543 4.0740 Romanian lei (RON) 4.4710 4.4445 Swedish kronor (SEK) 8.8591 8.5820 Non-EU currencies Australian dollar (AUD) 1.5423 1.2712 Canadian dollar (CAD) 1.4671 1.3137 Swiss franc (CHF) 1.2276 1.2072 Chinese Yuan Renminbi (CNY) 8.3491 8.2207 Dominican Peso (DOP) 58.3330 53.1220 Egyptian pound (EGP) 9.5709 8.4007 Hong Kong dollar (HKD) 10.6930 10.2260 Iceland Krona (ISK) 234.9900 236.3500 Japanese yen (JPY) 144.7200 113.6100 Kenyan shilling (KES) 118.7300 113.6800 Moroccan dirham (MAD) 11.2350 11.1120 Mexican peso (MXN) 18.0730 17.1850 Norwegian krone (NOK) 8.3630 7.3483 New Zealand dollar (NZD) 1.6762 1.6045 Russian ruble (RUB) 45.3250 40.3300 Serbia dinars (RSD) 114.7900 112.3000 Tunisia dinars (TND) 2.2636 2.0472 Turkish lira (TRY) 2.9605 2.3551 Taiwan dollars (TWD) 41.0840 38.3990 Ukraine Hryvnia (UAH) 11.3360 10.6310 United States dollar (USD) 1.3791 1.3194 Franc CFA (XOF) 655.9570 655.9570 South African rand (ZAR) 14.5660 11.1727 136

Note X – Related party transactions – Key Management Personnel

The Group has identified members of the Board of Directors, the Audit Committee, the Management Committee, the Directors General heading the different EIB organisational directorates as key management personnel.

Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note R), is disclosed in the following table:

(in EUR '000)	2013	2012
Short-term benefits[1]	8 026	7 248
Post employment benefits[2]	750	613
Termination benefits	550	504
	9 326	**8 365**

[1] Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee.

[2] Post employment benefits comprise pensions and expenses for post employment health insurance paid to members of the Management Committee and Directors General and other Directors.

Open balances with key management personnel as at 31 December 2013 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year end:

(in EUR '000)	31.12.2013	31.12.2012
Pension plans and health insurance (Note L)	-26 804	-38 223
Other liabilities (Note G)	-12 217	-9 443

Note Y – Post balance sheet events

There have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the Financial Statements as at 31 December 2013.

Note Z – Management of third party funds

Z.1. Investment Facility – Cotonou

The Investment Facility, which is managed by the EIB, has been established within the framework of the Cotonou Agreement on cooperation and development of the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility.

Z.2. NER300

The EIB supports the EC as an agent in the implementation of the NER 300 initiative - a funding programme for carbon capture and storage demonstration projects and innovative renewable energy technologies. The EIB prepares separate financial statements for NER300.

Z.3. Guarantee Fund

The Guarantee Fund for External Actions was set up in 1994 to cover defaults on loans and loan guarantees granted to non-Member States or for projects in non-Member States. The European Commission ('EC') entrusted financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994. The EIB prepares separate financial statements for the Guarantee Fund.

Z.4. JESSICA (Contribution and Holding Funds)

JESSICA (The Joint European Support for Sustainable Investment in City Area) is an initiative developed by the EC and the EIB, in collaboration with the Council of Europe Development Bank.

Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. These investments are delivered to projects via Urban Development Funds or if required Holding Funds (JESSICA Holding Funds).

JESSICA Holding Funds are used in the context of the JESSICA initiative. As Manager, EIB gathers the funding received from the Managing Authorities and invests it in

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EIB Group Consolidated Financial Statements under EU Directives Urban Development Funds, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for JESSICA. Z.5. FP7 Guarantee Fund The 7th Framework Programme (‘FP7’) is designed to support research, technological development and demonstration projects all over Europe. The rules and principles for the management of the FP7 are laid out in the Agreement between the EC on behalf of the European Atomic Energy Community and the EIB. The EC entrusted financial management of the FP7 Guarantee Fund to the EIB under an agreement signed between the two parties in December 2007. The EIB prepares separate financial statements for FP7 Guarantee Fund. Z.6. Risk-Sharing Finance Facility (‘RSFF’) The RSFF has been established within the framework of the Co-operation Agreement, entered into force on 5 June 2007 between the EC on behalf of the European Union and the EIB. The RSFF aims at fostering investment in research, technological development and demonstration, and innovation. As part of the RSFF, the EIF set up the Risk Sharing Instrument for Innovative and Research oriented SMEs and small Mid-Caps (‘RSI’). The RSI provides guarantees to banks and leasing companies for loans and financial leases to research- based small and medium-sized enterprises (SMEs) and small Mid-Caps. The EIB prepares separate financial statements for the RSFF. Z.7. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP, IPA (Instrument for Pre-Accession) and Turkey mandates. Z.8. JEREMIE JEREMIE (The Joint European Resources for Micro to Medium Enterprises) is an initiative of the European Commission’s Directorate General for Regional Policy (DG Regio) and the EIB Group. Z.9. EU-Africa Infrastructure Trust Fund (the ‘Trust Fund’) The Trust Fund has been created within the framework of the Trust Fund Agreement between the EC on behalf of the European Union as the Founding Donor and the EIB as Manager, also open to Member States of the European Union which subsequently accede to this agreement as Donors. On 9 February 2006, the EC and the EIB Group signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the Trust Fund. Z.10. GF Greece The Fund is a joint initiative between the Hellenic Republic, the EC and the EIB and was set up to support the lending to SMEs in Greece. Established by using unabsorbed Structural Funds for Greece, the Fund will guarantee EIB loans to SMEs via partner banks in Greece. Z.11. Loan Guarantee Instrument for Ten-T Projects (’LGTT’) The LGTT has been established within the framework of the Co-operation Agreement, entered into force on 11 January 2008 between the EC on behalf of the European Union and the EIB. The LGTT aims at facilitating a greater private sector involvement in the financing of Trans-European transport networks infrastructure. The EIB prepares separate financial statements for the LGTT. Z.12. SEuropean Neighbourhood and Partnership Instrument (‘ENPI’) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through the ENPI. The EIB prepares separate financial statements for ENPI. Z.13. SMEG 2007 In the SMEG 2007 under the Competitiveness and Innovation Framework Programme (CIP/SMEG 2007), the EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the Commission. Z.14. GIF 2007 In the GIF 2007 under the Competitiveness and Innovation Framework Programme and the Technology Transfer Pilot Project (CIP/GIF 2007), the EIF is empowered to acquire, manage and dispose of investments, in its own name but on behalf and at the risk of the Commission. 138

Z.15. AEICD This partnership agreement signed between the Kingdom of Spain (the Spanish Agency for International Development Cooperation (AECID) and the EIB was set up to invest in operations in the countries covered by the FEMIP together with Mauritania (the “Southern Mediterranean region”), targeting mainly risk capital activities for micro and small/medium enterprises as well as engaging in the wider development of the private sector in the region. Z.16. ECHA On 1 April 2012 the EIB entered into an asset management agreement with the European Chemicals Agency (ECHA). Under this agreement the EIB manages the investment portfolio of ECHA in accordance with the preagreed Asset Management Guidelines. Z.17. Project Bond Initiative (‘PBI’) A Cooperation Agreement between the EC and the EIB in respect of the Project Bond Instrument: Pilot Phase was signed in November 2013. The PBI is designed to stimulate capital market financing for infrastructure delivered under ‘project finance’ structures, including Public Private Partnerships (PPPs). The initiative will seek to enhance the credit rating of bonds issued by project companies to a rating level that is attractive for investors and to lower the project’s overall financing costs. Z.18. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Partnership Instrument through targeted funding aimed at strengthening infrastructure interconnection between the EU and its neighbours in the areas of Transport and Energy, at addressing common environmental concerns and at supporting other relevant activities. The EIB prepares separate financial statements for the NIF Trust Fund. Z.19. SME Guarantee Facility The EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the European Union according to the Fiduciary and Management Agreement concluded with the European Union. Z.20. WB EDIF The Western Balkan Enterprise Development & Innovation Facility (“WB EDIF”) is a joint initiative signed in December 2012 by the EC (DG ELARG), EIB Group and the European Bank for Reconstruction and Development (EBRD). It aims at improving access to finance for SMEs in the Western Balkans and to foster economic development in the region through the deployment of the Instrument for Pre-Accession Assistance (IPA) funds. Within WB EDIF, EIF acts as platform coordinator, Trustee on behalf of the EC for the Enterprise Expansion Fund (ENEF), Trustee on behalf of the EC for the Enterprise Innovation Fund (ENIF), and manager of the Guarantee Facility. Z.21. Greater Anatolia Guarantee Facility (‘GAGF’) Under the GAGF signed in May 2010, the EIF manages the Instrument for Pre-Accession Assistance (IPA) funds allocated for the Regional Competitiveness Operational Programme by the European Union and Turkey. The facility provides tailor-made financial help to SMEs and micro-enterprises in Turkey’s least developed provinces in partnership with major Turkish banks. Z.22. Heavily Indebted Poor Countries (‘HIPC’) Initiative The HIPC Initiative (the ’Initiative’) is an international debt relief mechanism that provides special assistance to the world’s poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund. The principal objective of the Initiative is to reduce the debt burden of poor countries to sustainable levels. The EIB prepares separate financial statements for the Initiative. Z.23. FEMIP Trust Fund The FEMIP (Facility for Euro-Mediterranean Investment and Partnership) Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund. Z.24. MAP Equity Under the Multi-Annual Programme (MAP) for enterprises and entrepreneurship, the EIF manages resources on behalf and at the risk of the EC. Z.25. G43 Trust Fund Under G43 Anatolian Venture Capital Fund, signed in August 2012, the EIF is entrusted with a mandate by Central Finance Unit of Turkey (CFCU). It is dedicated to make investments in SMEs in South-Eastern Anatolia region of Turkey. 139

EIB Group Consolidated Financial Statements under EU Directives Z.26. European Progress Microfinance Facility (‘EPMF’) The EPMF aims to increase access to finance for individuals who have difficulties entering the labour market and to promote the start-up and growth of micro-enterprises with a particular view to providing jobs for the unemployed or the disadvantaged. Z.27. EPTA Trust Fund EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility. The EIB prepares separate financial statements for EPTA Trust Fund. Z.28. European Technology Facility (‘ETF’) Under the ETF Start-Up Facility, the EIF is empowered to acquire, manage and dispose of ETF start-up investments, in its own name but on behalf of and at the risk of the EC. Z.29. PGFF The Polish Growth Fund-of-Funds (“PGFF”), signed in April 2013, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on Poland. It is funded jointly by the EIB Group and the Bank Gospodarstwa Krajowego. Z.30. Bundesministerium für Wirtschaft und Technologie The EIF manages funds on behalf of the German Bundesministerium für Wirtschaft und Technologie (Federal Ministry of Economics and Technology) and the European Recovery Programme. Z.31. JASPERS JASPERS (The Joint Assistance to Support Projects in European Regions) is a major joint policy initiative of the EIB, EC (Regional Policy Directorate-General - DG Regio) and the European Bank for Reconstruction and Development. It provides advice to the 12 Central and Eastern EU Member States and Croatia during project preparation to help improve the quality of the major projects to be submitted for grant financing under the Structural and Cohesion Funds. Z.32. GEEREF (Fund and Technical Support Facility) GEEREF (Global Energy Efficiency and Renewable Energy Fund) is a fund of funds set-up at the initiative of the EC. Its objective is to make investments in private equity funds that focus on the fields of renewable energy and energy efficiency in emerging markets (ACP, ALA and European Neighbour countries). The EIF also holds a technical assistance mandate for which related activities are implemented by the GEEREF front office. Z.33. Technology Transfer Pilot Project (‘TTP’) Under the TTP, financed by the EC and signed in November 2008, the EIF has supported a technology transfer structure through pre-seed funding and seed funding. Z.34. LfA-EIF Facility LfA-EIF Facility, signed in 2009, is a joint EIF and LfA Förderbank Bayern venture providing investments to support technology-oriented early and expansion stage companies in the region of Bavaria, Germany. Z.35. European Parliament Preparatory Action (‘EPPA’) In 2010, the EIF signed the EPPA with DG REGIO. The EIF is providing risk capital and financial support for capacity building purposes in order to help a select number of microfinance institutions to reach a meaningful size and improve their prospects for sustainability. Z.36. BIF The Baltic Innovation Fund (“BIF”), signed in September 2012, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on the Baltic region. It is funded jointly by the EIB Group and the following Baltic national agencies: Fund KredEx in Estonia, Latvijas Garantiju Agentiira in Latvia and lnvesticiju ir verslo garantijosin Lithuania. Z.37. Mezzanine Dachfonds fur Deutschland (‘MDD’) The MDD in an investment programme signed in June 2013 and funded by the German Federal Ministry of Economics and Technology (BMWi) and various institutions of the Federal states to subscribe into hybrid debt and equity funds investing in German MidCaps. Z.38. Green for Growth Fund (‘GGF’) The Green for Growth Fund was set up by the EIF in December 2009 and focuses on energy efficiency financings in South East Europe including Turkey. 140

Z.39. EPEC The European PPP Expertise Centre (‘EPEC’) is a joint initiative of the EIB, the EC and European Union Member States and Candidate Countries. EPEC’s mission is to strengthen the ability of the public sector to engage in Public Private Partnership (PPP) transactions. The EIB prepares separate financial statements for EPEC. Statement of Special Section (1) as at 31 December 2013 and 2012 (in EUR ‘000) Assets 31.12.2013 31.12.2012 Turkey From resources of Member States Disbursed loans outstanding 4 914 6 492 Total (2) 4 914 6 492 Instrument for Pre-Accession (‘IPA’) From resources of Member States Disbursed loans outstanding 20 933 26 314 Total (3) 20 933 26 314 Mediterranean Countries From resources of the European Union Disbursed loans outstanding 84 145 95 312 Risk capital operations - amounts to be disbursed 49 244 58 828 - amounts disbursed 106 105 123 912 155 349 182 740 Total (4) 239 494 278 052 African, Caribbean and Pacific State and Overseas Countries and Territories From resources of the European Union • Yaoundé Conventions Loans disbursed 3 584 4 555 Contributions to the formation of risk capital • amounts disbursed 419 419 Total (5) 4 003 4 974 • Lomé Conventions Operations from risk capital resources: - amounts to be disbursed 2 099 16 117 - amounts disbursed 399 543 475 915 401 642 492 032 Total (6) 401 642 492 032 Total 670 986 807 864 141

EIB Group Consolidated Financial Statements under EU Directives Liabilities 31.12.2013 31.12.2012 Funds under trust management Under mandate from the European Union - Financial Protocols with the Mediterranean Countries 190 250 219 224 - Financial Protocols with the instrument for Pre-Accession (‘IPA’) 20 933 26 314 - Yaoundé Conventions 4 003 4 974 - Lomé Conventions 399 543 475 915 - Other resources under the Lomé Conventions 0 0 614 729 726 427 Under mandate from Member States 4 914 6 492 Total funds under trust management 619 643 732 919 Funds to be disbursed On loans and risk capital operations in the Mediterranean countries 49 244 58 828 On operations from risk capital resources under the Lomé Conventions 2 099 16 117 Total funds to be disbursed 51 343 74 945 Total 670 986 807 864 For information: Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest: a) Under the First, Second and Third Lomé Conventions as at 31 December 2013 EUR ‘000 393 482 (2012: EUR ‘000 417 129) b) Under Financial Protocols signed with the Mediterranean Countries as at 31 December 2013 EUR ‘000 79 121 (2012: EUR ‘000 85 017) Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility (NIF) Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates. The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations except for definite write-offs. Amounts in foreign currency are translated at exchange rates prevailing on 31 December. Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States. Initial amount: 405 899 add: exchange adjustments 20 301 less: cancellations 215 repayments 421 071 -421 286 4 914 142

Note (3): Initial amount of contracts signed for financing projects under the Instrument for Pre-Accession, for the account and at the risk of the European Community. Initial amount: 29 640 less: exchange adjustments 8 707 -8 707 20 933 Note (4): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union. Initial amount: 840 457 less: exchange adjustments 54 002 cancellations 127 045 repayments 419 916 -600 963 239 494 Note (5): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union. Loans on special conditions 139 483 Contributions to the formation of risk capital 2 503 Initial amount: 141 986 add: capitalised interest 1 178 exchange adjustments 9 823 11 001 less: cancellations 3 310 repayments 145 674 -148 984 4 003 Note (6): IInitial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Union: Loans from risk capital resources: Conditional and subordinated loans 3 116 097 Equity participations 121 002 Initial amount: 3 237 099 add: capitalised interest 9 548 less: cancellations 703 024 repayments 2 083 993 exchange adjustments 57 988 -2 845 005 401 642 Loans from other resources: Initial amount: 16 500 add: exchange adjustments 58 less: cancellations 8 414 repayments 8 144 -16 558 0 401 642 143

EIB Group Consolidated Financial Statements under EU Directives To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, Boulevard Konrad Adenauer L-2950 LUXEMBOURG Independent Auditor’s Report REPORT OF THE REVISEUR D’ENTREPRISES AGREE We have audited the accompanying consolidated financial statements of EUROPEAN INVESTMENT BANK, which comprise the consolidated balance sheet as at 31 December 2013, the consolidated profit and loss account and the consolidated cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory information. Management’s responsibility for the consolidated financial statements The Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/ EC of 14 June 2006 (the ‘Directives’), and for such internal control as the Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Responsibility of the Réviseur d’Entreprises agréé Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted for Luxembourg by the Commission de Surveillance du Secteur Financier. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the judgement of the Réviseur d’Entreprises agréé, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the Réviseur d’Entreprises agréé considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the consolidated financial statements give a true and fair view of the consolidated financial position of EUROPEAN INVESTMENT BANK as of 31 December 2013, and of the consolidated results of its operations and its consolidated cash flows for the year then ended in accordance with the general principles of the Directives. Luxembourg, 13 March 2014 KPMG Luxembourg S.à r.l. Cabinet de révision agréé Emmanuel Dollé KPMG Luxembourg S.à r.l. 9, Allée Scheffer L-2520 Luxembourg Société à responsabilité limitée R.C.S. Luxembourg B 149133 Capital € 12 502 144

Statement by the Audit Committee The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. Statement by the Audit Committee on the EIB’s consolidated financial statements prepared in accordance with the general principles of the EU Directives The Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having - designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, - noted that the opinion of KPMG on the consolidated financial statements of the European Investment Bank, prepared in accordance with the general principles of the EU Directives, for the year ended 31 December 2013 is unqualified, - convened on a regular basis with the Heads of Directorates and relevant services including, • the Financial Controller; • the Directors General of Risk Management and Transaction Monitoring and Restructuring. - the documents which it deemed necessary to examine in the discharge of its duties, - received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering - the consolidated financial statements for the financial year ended 31 December 2013 as drawn up by the Board of Directors at its meeting on 13 March 2014; - that the foregoing provides a reasonable basis for its statement and, - Articles 24, 25 & 26 of the Rules of Procedure, to the best of its knowledge and judgement: confirms that the consolidated financial statements, comprising the consolidated balance sheet, the consolidated profit and loss account and the consolidated cash flow statement and a summary of significant accounting policies and other explanatory information give a true and fair view of the consolidated financial position of the Bank as at 31 December 2013 in respect of its assets and liabilities, and of the consolidated results of its operations and its consolidated cash flows for the year then ended, in accordance with the general principles of the EU Directives. Luxembourg, 13 March 2014 The Audit Committee M. MATEJ M. ÜÜRIKE B. JAKOBSEN J.N SCHAUS D.PITTA FERRAZ 145

EIB Group Consolidated Financial Statements under IFRS EIB Group Consolidated Financial Statements under IFRS as at 31 December 2013 146

Consolidated balance sheet

as at 31 December 2013 (in EUR '000)

Assets		31.12.2013		31.12.2012 Restated (*)		01.01.2012 Restated (*)
1. Cash in hand, balances with central banks and post office banks (Note B.1)		106 382		157 362		427 463
2. Treasury bills and other bills eligible for refinancing with central banks (Note B.2)		26 621 637		18 416 931		14 905 225
3. Loans and advances to credit institutions						
a) repayable on demand	1 156 346		1 080 619		963 843	
b) other loans and advances (Note C)	45 592 899		50 286 744		39 649 948	
c) loans (Note D.1)	126 270 307		125 872 793		135 058 591	
d) impairment on loans and advances, net of reversals (Note D.2)	-35 900		-35 900		0	
		172 983 652		177 204 256		175 672 382
4. Loans and advances to customers						
a) other loans and advances	62 083		5 120		0	
b) loans (Note D.1)	301 480 235		293 404 173		257 794 055	
c) impairment on loans and advances, net of reversals (Note D.2)	-325 542		-305 649		-192 790	
		301 216 776		293 103 644		257 601 265
5. Debt securities including fixed-income securities (Note B.2)						
a) issued by public bodies	872 586		3 707 720		1 316 161	
b) issued by other borrowers	6 106 894		5 636 279		9 078 271	
		6 979 480		9 343 999		10 394 432
6. Shares and other variable-yield securities (Note B.3)		3 562 715		3 128 685		2 616 146
7. Derivative assets (Note R)		33 853 932		55 885 610		49 538 133
8. Property, furniture and equipment (Note E.1)		289 807		294 107		305 632
9. Investment property (Note E.2)		2 541		2 702		2 863
10. Intangible assets (Note E.1)		8 837		9 801		10 402
11. Other assets (Note G.1)		211 462		212 232		123 889
12. Subscribed capital and reserves, called but not paid (Note W.1)		1 009 174		9 992 427		0
13. Prepayments		54 249		62 283		47 828
Total assets		546 900 644		567 814 039		511 645 660

The accompanying notes form an integral part of these consolidated financial statements.

(*) See Note A3

150

EIB Group Consolidated Financial Statements under IFRS

Consolidated balance sheet (continued)

as at 31 December 2013 (in EUR '000)

Liabilities and equity		31.12.2013		31.12.2012 Restated (*)		01.01.2012 Restated (*)
Liabilities						
1. Amounts owed to credit institutions (Note H.1)						
a) repayable on demand	4 089 820		10 708 490		10 974 028	
b) with agreed maturity dates or periods of notice	395 290		952 308		1 190 872	
		4 485 110		11 660 798		12 164 900
2. Amounts owed to customers (Note H.2)						
a) repayable on demand	1 949 610		2 071 645		1 630 570	
b) with agreed maturity or periods of notice	537 776		658 850		960 618	
		2 487 386		2 730 495		2 591 188
3. Debts evidenced by certificates (Note I)						
a) debt securities in issue	434 750 220		444 312 894		403 858 955	
b) others	20 843 224		25 872 663		26 000 741	
		455 593 444		470 185 557		429 859 696
4. Derivative liabilities (Note R)		22 234 715		24 744 891		19 419 314
5. Other liabilities (Note G)		1 052 311		966 534		805 190
6. Deferred income (Note F)		135 300		136 464		165 994
7. Provisions						
a) pension plans and health insurance scheme (Note J)	2 351 325		2 499 310		1 777 733	
b) provisions for guarantees issued (Note D.4)	190 987		174 993		161 867	
c) provision for commitment on investment funds	8 121		7 279		8 026	
		2 550 433		2 681 582		1 947 626
Total liabilities		488 538 699		513 106 321		466 953 908
Equity						
8. Capital (Note W)						
a) subscribed	243 284 155		242 392 989		232 392 989	
b) uncalled	-221 585 020		-220 773 340		-220 773 340	
		21 699 135		21 619 649		11 619 649
9. Consolidated reserves						
a) reserve fund	22 828 922		21 596 628		20 972 343	
b) additional reserves	14 309		2 156 886		1 268 984	
c) fair value reserve	1 148 190		927 942		613 918	
d) special activities reserve	6 090 520		5 140 386		4 108 940	
e) general loan reserve	3 663 165		2 976 909		2 340 863	
		33 745 106		32 798 751		29 305 048
10. Profit for the financial year (Note K)		2 917 704		289 318		3 767 055
Total equity		58 361 945		54 707 718		44 691 752
Total liabilities and equity		546 900 644		567 814 039		511 645 660

The accompanying notes form an integral part of these consolidated financial statements.

(*) See Note A3

151

Consolidated income statement

for the year ended 31 December 2013 (in EUR '000)

			2013		2012 Restated (*)
1.	**Interest and similar income** (Note L)		23 037 935		25 328 977
2.	**Interest expense and similar charges** (Note L)		-20 042 846		-22 591 147
3.	**Income from shares and other variable-yield securities**		54 344		33 789
4.	**Fee and commission income** (Note O)		357 596		293 395
5.	**Fee and commission expense**		-21		-146
6.	**Result on financial operations** (Note M)		307 024		-1 983 217
7.	**Other operating income** (Note N)		3 332		10 097
8.	**Change in impairment on loans and advances and provisions for guarantees, net of reversals** (Notes D.2, D.4)		-109 463		-192 377
9.	**Change in impairment on shares and other variable-yield securities, net of reversals** (Note B.3)		-49 299		-31 259
10.	**General administrative expenses** (Notes J, P)				
	a) staff costs (Note J)	-471 030		-405 368	
	b) other administrative costs	-139 017		-142 173	
			-610 047		-547 541
11.	**Depreciation and amortisation: property, furniture and equipment, investment property and intangible assets** (Note E)				
	a) property, furniture and equipment	-24 191		-24 643	
	b) investment property	-161		-161	
	c) intangible assets	-6 499		-6 449	
			-30 851		-31 253
12.	**Profit for the financial year**		2 917 704		289 318
	Attributable to:				
	Equity holders of the Bank		2 917 704		289 318

Consolidated statement of profit or loss and other comprehensive income for the year ended 31 December 2013 (in EUR '000)

		2013		2012 Restated (*)
Profit for the financial year		2 917 704		289 318
Other comprehensive income/loss				
Items that will never be reclassified to profit or loss:				
Remeasurements of the defined benefit liability		308 424		-585 676
Items that are or may be reclassified to profit or loss:				
Available for sale financial assets – fair value reserve				
1. Net unrealised gains and losses on financial assets available for sale	200 919		241 419	
2. Impairment charges transferred to the consolidated income statement	14 511		8 004	
3. Realised gains and losses transferred to the consolidated income statement	4 818		64 601	
Total available for sale financial assets		220 248		314 024
Total other comprehensive income/loss		528 672		-271 652
Total comprehensive income/loss		3 446 376		17 666
Attributable to:				
Equity holders of the Bank		3 446 376		17 666

The accompanying notes form an integral part of these consolidated financial statements.

(*) See Note A3

152

EIB Group Consolidated Financial Statements under IFRS Consolidated statement of changes in equity for the year ended 31 December 2013 (in EUR ’000) Subscribed capital Callable capital Reserve Fund Additional reserves Fair value reserve Special activities reserve General loan reserve Profit for the year before appropriation Total consolidated equity At 1 January 2012, as previously reported 232 392 989 -220 773 340 20 972 343 1 605 420 613 918 4 108 940 2 340 863 3 742 865 45 003 998 Impact of changes in accounting policies (see Note A3) 0 0 0 -336 436 0 0 0 24 190 -312 246 Balance at 1 January 2012 (Restated) (**) 232 392 989 -220 773 340 20 972 343 1 268 984 613 918 4 108 940 2 340 863 3 767 055 44 691 752 Profit 0 0 0 0 0 0 0 289 318 289 318 Other comprehensive income 0 0 0 -585 676 314 024 0 0 0 -271 652 Total comprehensive income 0 0 0 -585 676 314 024 0 0 289 318 17 666 Appropriation of prior year’s profit 0 0 624 285 1 475 278 0 1 031 446 636 046 -3 767 055 0 Transactions with owners of the bank 0 Subscribed capital increase 10 000 000 0 0 0 0 0 0 0 10 000 000 Changes in ownership interests in subsidiaries that do not result in a loss of control 0 0 0 -1 700 0 0 0 0 -1 700 Total transactions with owners of the Bank 10 000 000 0 0 -1 700 0 0 0 0 9 998 300 Balance at 31 December 2012 (Restated) (**) 242 392 989 -220 773 340 21 596 628 2 156 886 927 942 5 140 386 2 976 909 289 318 54 707 718 Profit 0 0 0 0 0 0 0 2 917 704 2 917 704 Other comprehensive income 0 0 0 308 424 220 248 0 0 0 528 672 Total comprehensive income 0 0 0 308 424 220 248 0 0 2 917 704 3 446 376 Appropriation of prior year’s profit 0 0 1 103 914 -2 450 986 0 950 134 686 256 -289 318 0 Transactions with owners of the bank 0 Contribution of Croatia as of July 2013 (*) 891 166 -811 680 128 380 0 0 0 0 0 207 866 Changes in ownership interests in subsidiaries that do not result in a loss of control 0 0 0 -15 0 0 0 0 -15 Total transactions with owners of the Bank 891 166 -811 680 128 380 -15 0 0 0 0 207 851 Balance at 31 December 2013 243 284 155 -221 585 020 22 828 922 14 309 1 148 190 6 090 520 3 663 165 2 917 704 58 361 945 (*) On 1 July 2013, the subscribed capital increased from EUR 242 392 989 000 to EUR 243 284 154 500 by virtue of the contributions of Croatia, a new Member State that joined on 1 July 2013. The contributions of the new Member State to the Paid-in capital and to the Reserves amount to EUR 79.5 million and EUR 128.4 million respectively. The total amount to be paid by the new Member State has been equally spread over 8 instalments due on 30 November 2013, 30 November 2014, 30 November 2015, 31 May 2016, 30 November 2016, 31 May 2017, 30 November 2017 and 31 May 2018. The instalment on 30 November 2013 was settled in full (see Note W1). (**) See note A.3 The accompanying notes form an integral part of these consolidated financial statements. 150

Consolidated cash flow statement for the year ended 31 December 2013 (in EUR ‘000) 2013 2012 Restated(*) A. Cash flows from operating activities: Profit for the financial year 2 917 704 289 318 Adjustments for: Changes in impairment on loans and advances, net of reversals 83 627 148 759 Change in provisions for pension plans and health insurance scheme 165 763 126 832 Unwinding of discount relating to capital and reserve called, but not paid in 13 103 0 Change in provisions for commitment on investment funds and guarantees on venture capital operations 20 103 14 110 Depreciation/amortisation on property, furniture and equipment, investment property and intangible assets 30 851 31 253 Changes in impairment of shares and other variable-yield securities 49 299 31 259 Held to maturity portfolio amortisation and accrued interest 23 976 32 070 Change in fair value of available for sale and trading debt securities 40 225 -84 028 Change in fair value of put option 4 340 4 947 Net results on loans under the fair value option and associated swaps -598 263 -4 628 184 Net results on borrowings under the fair value option and associated swaps 10 305 335 10 106 980 Change in fair value of other derivatives -9 629 449 -1 101 876 Interest expense on non-controlling interest 13 610 9 578 Effect of exchange rate changes -2 742 857 -798 537 Profit on operating activities 697 367 4 182 481 Disbursements of loans and advances to credit institutions and customers -52 925 197 -48 366 746 Repayments of loans and advances to credit institutions and customers 33 990 545 32 233 139 Change in deposits with central banks 51 000 238 653 Net additions to available for sale and trading debt securities 171 964 1 048 906 Net additions to available for sale venture capital operations -187 308 -252 148 Net additions to available for sale shares and other variable-yield securities -57 780 -97 183 Change in amounts owed to credit institutions and customers -7 418 797 -364 795 Change in interest accrued on cash and cash equivalents -61 746 38 726 Change in prepayments 8 034 -14 455 Change in other assets 770 -88 343 Change in deferred income -1 164 -29 530 Change in other liabilities (excluding non-controlling interest) 56 379 88 847 Net cash used in operating activities -25 675 933 -11 382 448 B. Cash flows from investing activities: Securities from investment portfolio matured during the year 261 000 187 749 Purchase of loan substitutes included in the debt securities portfolios -2 045 921 -2 792 755 Redemption of loan substitutes included in the debt securities portfolios 1 439 864 2 110 109 Purchase and disposal of property, furniture and equipment, investment property and intangible assets -25 426 -18 966 Net cash used in investing activities -370 483 -513 863 C. Cash flows from financing activities: Issuance of debts evidenced by certificates 84 933 795 140 025 290 Redemption of debts evidenced by certificates -69 500 489 -115 065 905 Member States contribution 9 178 016 7 573 Net change in cash related to acquisitions and disposals of share in subsidiary undertakings -56 -1 944 Dividend paid to non-controlling interest -2 322 0 Net cash from financing activities 24 608 944 24 965 014 The accompanying notes form an integral part of these consolidated financial statements. (*) See Note A3 151

EIB Group Consolidated Financial Statements under IFRS 2013 2012 Restated(*) Summary statement of cash flows: Cash and cash equivalents at beginning of financial year 60 518 141 47 038 818 Net cash from: Operating activities -25 675 933 -11 382 448 Investing activities -370 483 -513 863 Financing activities 24 608 944 24 965 014 Effect of exchange rate changes on cash held 1 395 177 410 620 Cash and cash equivalents at end of financial year 60 475 846 60 518 141 Cash and cash equivalents are composed of: Cash in hand, balances with central banks and post office banks, excluding deposits with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1) 124 104 Bills maturing within three months of issue (Note B.2: A1 portfolio excluding accrued interest) 15 288 392 9 431 365 Loans and advances to credit institutions: Repayable on demand 1 156 346 1 080 619 Other loans and advances (Note C) 44 030 984 50 006 053 60 475 846 60 518 141 The accompanying notes form an integral part of these consolidated financial statements. (*) See Note A3 152

European Investment Bank Group Notes to the consolidated financial statements as at 31 December 2013 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, Luxembourg. The European Investment Fund (the ‘Fund’ or ‘EIF’) was incorporated on 14 June 1994, in Luxembourg, as an international financial institution. The address of its registered office is 96, boulevard Konrad Adenauer, Luxembourg. The primary task of the Fund, while providing adequate return on equity, is to contribute to the pursuit of EU objectives through: • the provision of guarantees to financial institutions that cover credits to small and medium sized entities (‘SME’); • the acquisition, holding, managing and disposal of equity participations; • the administration of special resources entrusted by third parties; and • related activities. The Bank holds 62.10% (2012: 62.13%) of the subscribed capital of the EIF. The Bank and the Fund together are defined as the ‘Group’. Note A – Significant accounting policies A.1. Basis of preparation A.1.1. Statement of compliance The European Investment Bank consolidated financial statements (the ’Financial Statements’) have been prepared in accordance with International Financial Reporting Standards (‘IFRS’), as adopted by the European Union. On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 13 March 2014 and authorised their submission to the Board of Governors for approval by 29 April 2014. A.1.2. Basis of measurement The Financial Statements have been prepared on an historical cost basis, except for derivative financial instruments, available-for-sale financial assets and assets and liabilities designated at fair value through profit or loss that have been measured at fair value. The liability for defined benefit obligation is recognised as the present value of the defined benefit obligation, plus any un recognised actuarial gains, less any unrecognised past service cost or unrecognised actuarial losses. The Financial Statements are presented in euro rounded to the nearest thousand, unless otherwise indicated. A.2. Significant accounting judgements and estimates In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the differences may be material to the Financial Statements. The most significant use of judgements and estimates are as follows: Fair value of financial instruments Where the fair values of financial assets and financial liabilities recorded on the balance sheet cannot be derived from active markets, they are determined using a variety of valuation techniques that include the use of mathematical models. The input to these models is taken from observable markets where possible, but where this is not feasible, a degree of judgement is required in establishing fair values. The judgements include considerations of liquidity and model inputs such as correlation and volatility for longer dated derivatives. 153

EIB Group Consolidated Financial Statements under IFRS Impairment losses on loans and advances The Group reviews its loans and advances at each reporting date to assess whether an allowance for impairment should be recorded. In particular, judgement by management is required in the estimation of the amount and timing of future cash flows when determining the level of allowance required. Such estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the allowance. In addition to specific allowance against individually significant loans and advances, the Group also makes a collective impairment test on exposures which, although not specifically identified as requiring a specific allowance, have a greater risk of default than when originally granted. Valuation of unquoted equity investments Valuation of unquoted equity investments is normally based on one of the following: • recent arm’s length market transactions; • current fair value of another instrument that is substantially the same; • the expected cash flows discounted at current rates applicable for items with similar terms and risk characteristics; or • other valuation models. The determination of the cash flows and discount factors for unquoted equity investments requires significant estimation. The Group calibrates the valuation techniques periodically and tests them for validity using either prices from observable current market transactions in the same instrument or from other available observable market data. Impairment of equity investments The Group treats available-for-sale equity investments as impaired when there has been a significant or prolonged decline in the fair value below its cost or where other objective evidence of impairment exists. The determination of what is “significant” or “prolonged” requires judgement. The Group treats “significant” generally as 30% or more and “prolonged” greater than 9 months. In addition, the Group evaluates other factors, including normal volatility in share price for quoted equities and the future cash flows and the discount factors for unquoted equities. Pension and other post-employment benefits The cost of defined benefit pension plans and other post-employment medical benefits is determined using actuarial valuations. The actuarial valuation involves making assumptions about discount rates, mortality rates and future salary and pension increases. Due to the long term nature of these plans, such estimates are subject to significant uncertainty. A.3. Changes in accounting policies Except for the changes below, the Group has consistently applied the accounting policies set out in Note A.4. to all periods presented in these consolidated financial statements. The Group has adopted the following new standards and amendments to standards. Standards adopted The following standards, amendments to standards and interpretations were adopted in the preparation of these consolidated financial statements: Amendments to IAS 1 Presentation of items of Other comprehensive income (OCI) As a result of the amendments to IAS 1, the Group has modified the presentation of items of OCI in its statement of profit or loss and OCI, to present separately items that would be reclassified to profit or loss from those that would never be. Comparative information has been re-presented accordingly. IAS 19 Employee benefits As a result of IAS 19 (2011), the Group has changed its accounting policy with respect to the basis for determining the income or expense related to its postemployment defined benefit plans. Under IAS 19 (2011), the Group determines the net interest expense (income) on the net defined benefit liability (asset) for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the then-net defined benefit liability (asset), taking into account any changes in the net defined benefit liability (asset) during the period as a result of contributions and benefit payments. Consequently, the net interest on the net defined benefit liability (asset) now comprises: interest cost on the defined benefit obligation, interest income on plan assets, and interest on the effect on the asset ceiling. Previously, the Group determined interest income on plan assets based on their long-term rate of expected return. The impact of the adoption of this amendment on the financial position of the Group resulted in the recognition of actuarial losses of EUR’000 897 922 in other comprehensive income in 2012 (Refer to Note summary of quantitative impacts below). Amendments to IFRS 7 Disclosures – Offsetting financial assets and financial liabilities As a result of the amendments to IFRS 7, the Group has expanded its disclosures about the offsetting of financial assets and financial liabilities (Refer to Note S). 154

IFRS 13 Fair value measurement This standard establishes a single framework for measuring fair value and making disclosures about fair value measurements when such measurements are required or permitted by other IFRSs. It unifies the definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It replaces and expands the disclosure requirements about fair value measurements in other IFRSs, including IFRS 7. As a result, the Group has included additional disclosures in this regard (refer to Notes Q and R). In accordance with the transitional provisions of IFRS 13, the Group has applied the new fair value measurement guidance prospectively and has not provided any comparative information for new disclosures. IFRS 13 refers to a number of valuation adjustments which the Group has considered in the valuations of its derivatives and borrowings, namely: • credit value adjustments (CVA), reflecting the counterparties credit risk embedded in the fair value of derivatives. • debit value adjustments (DVA), reflecting the Group’s own credit risk embedded in the fair value of derivatives. • own credit adjustments (OCA), reflecting the Group’s own credit risk embedded in the fair value of non-quoted borrowings CVA per counterparty is calculated on the potential future exposure (PFE) and expected positive exposure (EPE) measures, per net counterparty exposure. The probabilities of default per counterparty are then modelled using market-available CDS spreads. For counterparties without available CDS spreads, spreads of banks of similar size and rating in similar jurisdiction are used. OCA is calculated using market observable CDS spreads, namely CDS German spreads. The adoption of this standard resulted in the recognition of a net gain of EUR +165 million in the income statement as at 31 December 2013. Please refer to Notes Q2 and R for details on CVA, OCA, DVA. Summary of quantitative impacts The following tables summarize the impacts of the above changes in the Group’s balance sheet, comprehensive income and cash flows which are related to defined benefit plans. 155

EIB Group Consolidated Financial Statements under IFRS

Consolidated balance sheet

1 January 2012 (in EUR '000)

Impact of changes in accounting policies

Liabilities and equity	As previously reported		Defined benefit plans		As Restated	
Liabilities						
Other liabilities (Note G.2)		**808 844**		**-3 654**		**805 190**
Provisions						
a) pension plans and health insurance scheme (Note J)	1 461 833		315,900		1 777 733	
b) provisions for guarantees issued (Note D.4)	161 867		0		161 867	
c) provision for commitment on investment funds	8 026		0		8 026	
		1 631 726		**315 900**		**1 947 626**
Other		**464 201 092**		**0**		**464 201 092**
Total liabilities		**466 641 662**		**312 246**		**466 953 908**
Equity						
Capital (Note W.1)		**11 619 649**		**0**		**11 619 649**
Consolidated reserves						
a) reserve fund	20 972 343		0		20 972 343	
b) additional reserves	1 605 420		-336 436		1 268 984	
c) fair value reserve	613 918		0		613 918	
d) special activities reserve	4 108 940		0		4 108 940	
e) general loan reserve	2 340 863		0		2 340 863	
		29 641 484		**-336 436**		**29 305 048**
Profit for the financial year (Note K)		**3 742 865**		**24 190**		**3 767 055**
Total equity		**45 003 998**		**-312 246**		**44 691 752**
Total liabilities and equity		**511 645 660**		**0**		**511 645 660**

31 December 2012 (in EUR '000)

Impact of changes in accounting policies

Liabilities and equity	As previously reported		Defined benefit plans		As Restated	
Liabilities						
Other liabilities (Note G.2)		**978 971**		**-12 437**		**966 534**
Provisions						
a) pension plans and health insurance scheme (Note J)	1 599 384		899 926		2 499 310	
b) provisions for guarantees issued (Note D.4)	174 993		0		174 993	
c) provision for commitment on investment funds	7 279		0		7 279	
		1 781 656		**899 926**		**2 681 582**
Other		**509 458 205**		**0**		**509 458 205**
Total liabilities		**512 218 832**		**887 489**		**513 106 321**
Equity						
Capital (Note W.1)		**21 619 649**		**0**		**21 619 649**
Consolidated reserves						
a) reserve fund	21 596 628		0		21 596 628	
b) additional reserves	3 054 808		-897 922		2 156 886	
c) fair value reserve	927 942		0		927 942	
d) special activities reserve	5 140 386		0		5 140 386	
e) general loan reserve	2 976 909		0		2 976 909	
		33 696 673		**-897 922**		**32 798 751**
Profit for the financial year (Note K)		**278 885**		**10 433**		**289 318**
Total equity		**55 595 207**		**-887 489**		**54 707 718**
Total liabilities and equity		**567 814 039**		**0**		**567 814 039**

159

Consolidated income statement and consolidated profit and loss and other comprehensive income

1 January 2012 (in EUR '000) Impact of changes in accounting policies

	As previously reported		Defined benefit plans		As Restated	
Interest expense and similar charges (Note L)		-22 144 321		-374		-22 144 695
General administrative expenses (Notes J, P)						
a) staff costs (Note J)	-381 743		24 564		-357 179	
b) other administrative costs	-134 209		0		-134 209	
		-515 952		24 564		-491 388
Other		26 403 138		0		26 403 138
Profit for the financial year		3 742 865		24 190		3 767 055
Other comprehensive income / loss						
Items that will never be reclassified to profit or loss:						
Remeasurements of the defined benefit liability	0		-336 436		-336 436	
Items that are or may be reclassified to profit or loss:						
Total available for sale financial assets	88 168		0		88,168	
Total other comprehensive income/loss		88 168		-336 436		-248 268
Total comprehensive income		3 831 033		-312 246		3 518 787
Attributable to:						
Equity holders of the Bank		3 831 033		-312 246		3 518 787

31 December 2012 (in EUR '000) Impact of changes in accounting policies

	As previously reported		Defined benefit plans		As Restated	
Interest expense and similar charges (Note L)		-22 590 861		-286		-22 591 147
General administrative expenses (Notes J, P)						
a) staff costs (Note J)	-416 569		10 719		-405 850	
b) other administrative costs	-141 691		0		-141 691	
		-558 260		10 719		-547 541
Other		23 428 006		0		23 428 006
Profit for the financial year		278 885		10 433		289 318
Other comprehensive income / loss						
Items that will never be reclassified to profit or loss:						
Remeasurements of the defined benefit liability	0		-585 676		-585 676	
Items that are or may be reclassified to profit or loss:						
Total available for sale financial assets	314 024		0		314 024	
Total other comprehensive income/loss		314 024		-585,676		-271 652
Total comprehensive income/loss		592 909		-575 243		17 666
Attributable to:						
Equity holders of the Bank		592 909		-575 243		17 666

For the consolidated cash flow statement, there is no restatement as a result of the changes in the Standards.

160

EIB Group Consolidated Financial Statements under IFRS Standards issued but not yet effective The following standards, amendments to standards and interpretations are effective for annual periods beginning after 1 January 2013, and have not been applied in preparing these Financial Statements. Those of which may be relevant for the Group are set out below. The Group does not plan to adopt these standards early. Amendments to IAS 32 Offsetting financial assets and financial liabilities The amendments clarify the offsetting criteria in IAS 32 by explaining when an entity currently has a legally enforceable right to set-off and when gross settlement is equivalent to net settlement. The amendments are effective for periods beginning on or after 1 January 2014, with early adoption permitted. The impact of the amendment on the Group’s financial position and performance has not been assessed yet. IFRS 9 Financial instruments The first step in a three part project by the IASB to replace IAS 39 Financial instruments, this standard redefines the categories of financial assets and liabilities and their accounting treatment. The standard remains a ‘work in progress’ and it will eventually replace IAS 39 in its entirety. The current effective date of the standard is 1 January 2017. IFRS 9 has not yet been endorsed by the European Union. The Group does not plan to adopt this standard early and the extent of the impact has not yet been determined. The following three standards were issued in 2012 and, all with an effective date of 1 January 2013 with early adoption permitted have been endorsed by the European Union being effective for annual periods beginning after 1 January 2014. The impact of the amendment on the Group’s financial position and performance has not been fully assessed. IFRS 10 Consolidated financial statements This standard establishes the principles for the presentation and preparation of consolidated financial statements when an entity controls one or more other entities. IFRS 11 Joint arrangements This standard sets up a framework for determining the type of joint arrangements that an entity has with another entity. IFRS 12 Disclosure of interests in other entities The objective of this standard is to require the disclosure of information that enables users of financial statements to evaluate the nature of, and risks associated with, its interests in other entities and the effects of those interests on its financial position, financial performance and cash flows. A.4. Summary of significant accounting policies A.4.1. Basis of consolidation The Financial Statements comprise those of the European Investment Bank and those of its subsidiary, the European Investment Fund. The financial statements of the Fund are prepared for the same reporting year as the Bank, using consistent accounting policies. The Bank holds 62.10% (2012: 62.13%) of the subscribed capital of the EIF and therefore has applied the principles pronounced by IAS 27 in preparing consolidated financial statements. Hence, the Group consolidates the financial statements of the EIB and the EIF line by line by adding together like items of assets, liabilities, equity, income and expenses. After aggregation of the balance sheets and income statements, all intra-group balances, transactions, income and expenses resulting from intra-group transactions are eliminated. Non-controlling interest represents the portion of profit or loss and net assets not owned, directly or indirectly, by the Bank and is presented under “Interest expense and similar charges” in the consolidated income statement and under “Other liabilities” in the consolidated balance sheet (see Note A.4.21). Assets held in an agency or fiduciary capacity are not assets of the Group. They are reported in Note V. The Group does not control any Special Purpose Entities. A.4.2. Foreign currency translation The Financial Statements are presented in euro (EUR), as the functional currency of the Bank and the unit of measure for the capital accounts of the Member States. The Group conducts its operations in euro, in other currencies of the Member States and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. Monetary assets and liabilities denominated in currencies other than euro are translated into euro at the exchange rate prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the consolidated income statement. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in 158 a foreign currency are translated using the exchange rates at the date when the fair value was determined. Exchange differences on non-monetary financial assets are a component of the change in their fair value. Depending on the classification of a non-monetary financial asset, exchange differences are either recognised in the income statement or within the equity reserves. Exchange differences arising on the settlement of transactions at rates different from those at the date of the transaction and unrealised foreign exchange differences on unsettled foreign currency monetary assets and liabilities are recognised in the consolidated income statement. A.4.3. Derivatives All derivative instruments of the Group are measured at fair value through profit or loss and are reported as derivative assets or liabilities. Fair values are obtained from quoted market prices, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as time value of money, yield curve and volatility of the underlying. The Group uses derivative instruments mainly for hedging market exposure on borrowings and lending transactions, and also as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risk, including exposures arising from forecast transactions. The Group applies the amended Fair Value Option of IAS 39 when balance sheet items together with one or more derivative transactions meet the eligibility criteria of the amended Fair Value Option and a significant reduction of the accounting mismatch is thus obtained. The Group currently does not use any of the hedge accounting possibilities available under IAS 39. Derivatives are recorded at fair value and carried as assets when their fair value is positive and as liabilities when their fair value is negative. Changes in the fair value of derivatives are included in “Result on financial operations”. The majority of the Group’s swaps are concluded with a view to hedging specific bond issues. The Group enters into currency swaps, whereby the proceeds of a borrowing are initially converted into a different currency and on maturity the Bank will obtain the amounts needed to service the borrowing in the original currency. Macro-hedging swaps used as part of asset/liability management are marked to market (fair value) using internal valuation models. Realised and unrealised gains and losses are recognised in “Result on financial operations”. Accrued interest on derivatives is part of the fair value recorded. A derivative may be embedded in a “host contract”. Such combinations are known as hybrid instruments and arise predominantly from the issuance of certain structured debt instruments. If the host contract is not carried at fair value with changes in fair value reported in the consolidated income statement, the embedded derivative is separated from the host contract and accounted for as a stand-alone derivative instrument at fair value if, and only if, the economic characteristics and risks of the embedded derivative are not closely related to the economic characteristics and risks of the host contract and the embedded derivative actually meets the definition of a derivative. A.4.4. Financial instruments Derivative financial instruments are initially recognised using the trade date basis. Non-derivative financial instruments are initially recognised using the settlement date basis. Fair value of financial instruments Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal, or in its absence, the most advantageous market to which the Group has access at that date. The fair value of a liability reflects its non-performance risk. When applicable, the Group measures the fair value of an instrument using the quoted price in an active market for that instrument. A market is regarded as active if transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an on-going basis. Where the fair values of financial assets and financial liabilities recorded on the balance sheet cannot be derived from active markets, they are determined using a variety of valuation techniques that include the use of mathematical models. The input to these models is taken from observable markets where possible, but where this is not feasible, a degree of judgement is required in establishing fair values. The chosen valuation technique incorporates all the factors that market participants would take into account in pricing a transaction. Portfolios of financial assets or financial liabilities that are exposed to market or credit risk that are managed by the Group on the basis of the net exposure to either market or credit risk are measured on the basis of a price that would be received to sell a net long position or paid to transfer a net short position for a particular risk exposure. These portfolio level adjustments are allocated to the individual assets and liabilities on the basis of the relative risk adjustment of each of the individual instrument in the portfolio. 159

EIB Group Consolidated Financial Statements under IFRS The Group measures fair values using the following fair value hierarchy that reflects the significance of the inputs used in making the measurements: • Level 1: inputs that are unadjusted quoted market prices in active markets for identical instruments to which the Group has access • Level 2: inputs other than quoted prices included within Level 1 that are observable either directly (i.e. as prices) or indirectly (i.e. derived from prices). This category includes instruments valued using quoted market prices in active markets for similar instruments, quoted prices for identical or similar instruments in markets that are considered less than active or other valuation techniques where all significant inputs are directly or indirectly observable from market data. • Level 3: inputs that are not observable. This category includes all instruments where the valuation technique includes inputs not based on observable data and the unobservable inputs have a significant effect on the instrument’s valuation. This category includes instruments that are valued based on quoted prices for similar instruments where significant unobservable adjustments or assumptions are required to reflect differences between the instruments. The Group recognises transfers between levels of the fair value hierarchy as of the end of the reporting period during which the change has occurred. A.4.5. Cash and cash equivalents The Group defines cash and cash equivalents as short term, highly liquid securities and interest-earning deposits with maturities of 90 days or less. A.4.6. Fee income The Group earns fee income from a diverse range of services it provides to its customers. Fee income can be divided into two broad categories: • income earned from services that are provided over a certain period of time, for which customers are generally billed on an annual or semi-annual basis; and • income earned from providing transaction-type services. Fees earned from services that are provided over a certain period of time are recognised on an accruals basis over the service period. Fees earned from providing transaction-type services are recognised when the service has been completed. Fees or components of fees that are performance linked are recognised when the performance criteria are fulfilled. Issuance fees and redemption premiums or discounts are amortised over the period to maturity of the related borrowings, unless those borrowings are measured at fair value, in which case the recognition in the consolidated income statement is immediate. A.4.7. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities and shares and other variable-yield securities With a view to clarifying management of its liquid assets, the Group has established the following portfolio categories: A.4.7.1. Held for trading portfolio The held for trading portfolio (see Operational portfolios B3 and B4 in Note B.2) comprises listed debt securities issued and guaranteed by financial institutions. The debt securities are owned by the Group. Securities held in this portfolio are marked to market in the consolidated balance sheet, any gain or loss arising from a change in fair value being included in the consolidated income statement in the period in which it arises. Gains and losses realised on disposal or redemption and unrealised gains and losses from changes in the fair value of trading portfolio assets are reported as Net trading income in the account “Result on financial operations”. Interest income on trading portfolio assets is included in “Interest and similar income”. The determination of fair values of trading portfolio assets is based on quoted market prices in active markets or dealer price quotations, pricing models (using assumptions based on market and economic conditions), or management estimates, as applicable. A.4.7.2. Held-to-maturity portfolio The held-to-maturity portfolio comprises the Group’s investment portfolio, the operational money market portfolio A1 of the EIB and the Loan substitutes portfolio (see Note B.2). The Group investment portfolio consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: - Governments of the European Union Member States, G10 countries and their agencies; or - Supranational public institutions, including multinational development banks. These securities are initially recorded at fair value plus any directly attributable transaction costs. The difference between entry price and redemption value is 160 amortised in accordance with the effective interest method over the remaining life of the securities. The Group has decided to phase out the investment portfolio, by ceasing to reinvest the redemption proceeds of matured securities in the portfolio. The Operational portfolio A1 of the Group is held for the purpose of maintaining an adequate level of liquidity in the Group and comprises money market products with a maximum maturity of three months, including treasury bills and negotiable debt securities issued by public bodies or credit institutions. The securities are held until their final maturity and presented in the Financial Statements at their amortised cost. The Loan substitutes portfolio mainly consists of obligations in the form of bonds, notes or certificates issued by Special Purpose Vehicles (SPV) or trust vehicles. These securities are classified as held-to-maturity and recorded at amortised cost. The Group assesses at each balance sheet date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset (an incurred “loss event”) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. Impairment loss is recognised in profit and loss and the amount of the loss is measured as the difference between the carrying value and the present value of estimated future cash flows discounted at the instrument’s original effective interest rate. A.4.7.3. Available-for-sale portfolio The available-for-sale portfolio comprises the securities of the operational money market portfolio A2, of the operational bond portfolio B1 (see Note B.2) and of the operational portfolio of the Fund and shares and other variable-yield securities (see Note B.3). Securities are classified as available-for-sale where they do not appropriately belong to one of the other categories of financial instruments recognised under IAS 39, i.e. “held for trading” or “held-to-maturity”. The Management Committee determines the appropriate classification of its investments at the time of the constitution of a portfolio. Financial instruments within one portfolio always have the same classification. Available-for-sale financial investments may be sold in response to or in anticipation of needs for liquidity or changes in interest rates, credit quality, foreign exchange rates or equity prices. Available-for-sale financial investments are carried at fair value. They are initially recorded at fair value plus transaction costs. Unrealised gains or losses, excluding foreign currency translation gains and losses, are reported in comprehensive income and accumulated in the fair value reserve until such investment is sold, collected or otherwise disposed of, or until such investment is determined to be impaired. Foreign currency translation gains and losses are reported in the consolidated income statement. If an available-for-sale investment is determined to be impaired, the cumulative unrealised gain or loss previously recognised in the fair value reserve is included in consolidated income statement for the period. A financial investment is considered impaired if its carrying value exceeds the recoverable amount. Quoted financial investments are considered impaired if the decline in market price below cost is of such a magnitude that recovery of the cost value cannot be reasonably expected within the foreseeable future. For non-quoted equity investments, the recoverable amount is determined by applying re cognised valuation techniques. Financial assets are derecognised when the right to receive cash flows from the financial assets has expired or where the Group has transferred substantially all risks and rewards of ownership. On disposal of an availablefor- sale investment, the accumulated unrealised gain or loss included in the fair value reserve is transferred to consolidated income statement for the period. Gains and losses on disposal are determined using the weighted average cost method. Interest and dividend income on available-for-sale financial investments are included in “Interest and similar income” and “Income from shares and other variable-yield securities”. Interest on available-for-sale debt securities and other fixed income securities is recognised in the income statement using the effective interest method. Dividends on equity investments are recognised in the income statement when the Group’s right to receive payment is established. The determination of fair values of available-for-sale financial investments is based on quoted market rates in active markets, dealer price quotations, discounted expected cash flows using market rates that commensurate with the credit quality and maturity of the investment or based upon review of the investee’s financial results, condition and prospects including comparisons to similar companies for which quoted market prices are available. Venture capital operations held represent medium and long term investments. They are measured at fair value, which is determined by applying the aggregated Net Asset Value (NAV) method. This valuation method implicitly assumes that if the NAVs of underlying funds can be considered as equivalent to the fair value as determined under IAS 39, then the aggregation of the NAVs of all funds will itself be equivalent to the fair value as determined under IAS 39. For specific investments where NAV cannot readily be determined, other guidelines (for example the international private equity and venture capital valuation guidelines, IPEV Guidelines, as published by the 161

EIB Group Consolidated Financial Statements under IFRS EVCA) might be used and more detailed monitoring and review will be required. In accordance with this method, the venture capital funds are internally classified into three categories: • Category I – funds that have adopted the fair value requirements of IAS 39 or IPEV Guidelines for which a specific review is performed to ensure that the NAV is a reliable estimate of fair value. • Category II – funds that have adopted other valuation guidelines (such as the former 2001 EVCA) or standards that can be considered as in line with IAS 39, for which a specific review is performed to ensure that the NAV is a reliable estimate of fair value. • Category III – funds that have not adopted the fair value requirements of IAS 39 or any other valuation guidelines in line with IAS 39. The Group assesses at each balance sheet date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that have occurred after the initial recognition of the asset (an incurred “loss event”) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. In the case of equity investments classified as availablefor- sale, this would include a significant or prolonged decline in the fair value of the investments below its cost. Where there is evidence of impairment, the cumulative loss measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognised in the consolidated income statement, is removed from equity and recognised in the income statement. Impairment losses on equity investments are not reversed through the consolidated income statement; increases in their fair value after impairment are recognised directly in equity. In contrast, if in a subsequent period, the fair value of a debt instrument classified as available-for-sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognised, the impairment loss is reversed through the income statement. The Group complies with conditions to use the private equity and similar entities exemption in IAS 28 and IAS 31 and does not use equity accounting on, or proportionately consolidate investments in joint ventures, if any. Upon initial recognition, any holdings in joint ventures or associates are designated at fair value through profit or loss, and measured subsequently at fair value in accordance with IAS 39, with changes in fair value recognised in profit or loss during the period of the change. Joint ventures are contractual agreements whereby the Group and other parties undertake an economic activity that is subject to joint control. A joint control is the contractually agreed sharing of control over an economic activity, and exists only when the strategic financial and operating decisions relating to the activity require the unanimous consent of the parties sharing the control (the venturers). The participations acquired by the Group for its own account or on behalf of its mandate providers typically represent investments in private equity or venture capital funds. According to industry practice, such investments are generally investments jointly subscribed by a number of investors, none of whom is in a position to individually influence the daily operations and the investment activity of such fund. As a consequence, any membership by an investor in a governing body of such fund does not in principle entitle such investor to influence the day-to-day operations of the fund. In addition, individual investors in a private equity or a venture capital fund do not determine policies of a fund such as distribution policies on dividends or other distributions. Such decisions are typically taken by the management of a fund on the basis of the shareholders agreement governing the rights and obligations of the management and all shareholders of the fund. The shareholders’ agreement also generally prevents individual investors from bilaterally executing material transactions with the fund, interchanging managerial personnel or obtaining privileged access to essential technical information. The Group’s investments, made for its own account or on behalf of its mandate providers, are executed in line with the above stated industry practice, ensuring that the Group neither controls nor exercises any form of significant influence within the meaning of IAS 27 and IAS 28 over any of these investments, including those investments in which the Group holds over 20 % of the voting rights either on its own account or on behalf of any of its mandates. A.4.8. Loans and advances to credit institutions and customers Loans and advances to credit institutions and customers (or “Loans and receivables”) include loans where money is provided directly to the borrower. Loans and receivables are recognised when cash is advanced to borrowers. They are initially recorded at cost (their net disbursed amounts), which is the fair value of the cash given to originate the loan, including any transaction costs, and are subsequently measured at amortised cost using the effective interest rate method. Undisbursed parts of loans are recorded in the memorandum items at their nominal value. Where loans meet the eligibility criteria of the amended Fair Value Option and have been designated on initial recognition as at fair value through profit or loss, they are measured at their fair value. The fair value measurement technique used is based on a discounted cash 162 flow technique. Loans designated at fair value are recorded at fair value in the balance sheet. Changes in fair value are recorded in “Result on financial operations”. A.4.8.1. Interest on loans Interest on loans originated by the Group is recorded in the consolidated income statement under “Interest and similar income” using the effective interest rate method and on the consolidated balance sheet under “Loans and advances”. A.4.8.2. Reverse repurchase operations (reverse repos) A reverse repurchase operation is one under which the Group lends liquid funds to a credit institution which provides collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment: the borrower of the liquid funds transfers the securities to the Group’s custodian in exchange for settlement at the agreed price, which generates a return for the Group linked to the money market. This type of operation is considered for the purposes of the Group to be a loan at a guaranteed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash advanced or received, plus accrued interest. Reverse repos are entered on the assets side of the consolidated balance sheet under “Loans and advances to credit institutions - b) other loans and advances”. Securities received under reverse repurchase agreements are not recognised in the consolidated balance sheet, unless control of the contractual rights comprised in these securities is assumed. The Group monitors the market value of the securities received on a daily basis and requests additional collateral in accordance with the underlying agreements. Interest earned on reverse repurchase agreements is recognised as interest income over the life of each agreement. A.4.8.3. Fees on loans Front-end fees and commitment fees are deferred, together with the related direct costs of originating and maintaining the commitment, and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the related loan. If the commitment expires without the loan being drawn down, the fee is recognised as income on expiry. A.4.8.4. Interest subsidies Interest subsidies received in advance (see Note F) are deferred in accordance with IAS 18, and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the subsidised loan. A.4.9. Impairment on loans and advances and provisions on guarantees Impairment on loans and advances or provisions on commitments are recorded if there is objective evidence that the Group will be unable to collect all amounts due on a claim according to the original contractual terms or an equivalent value. A “claim” means a loan, a commitment such as a letter of credit, a guarantee, a commitment to extend credit, or other credit product. Impairment is reported as a reduction of the carrying amount of a claim on the consolidated balance sheet, whereas for an off-balance sheet item such as a commitment a provision for credit loss is reported in “Provisions”. Additional impairment or provisions for credit losses are made through “Change in impairment on loans and advances and provisions on guarantees, net of reversals”. A.4.9.1. Impairment allowances related to individual loans and advances Impairment losses have been made for individual loans and advances outstanding at the end of the financial year where objective evidence exists of risks of nonrecovery of all or part of the amounts outstanding according to the original contractual terms or the equiva lent value. Changes to these provisions are recorded in the consolidated income statement as “Change in impairment on loans and advances and provisions on guarantees, net of reversals”. Allowances and provisions for credit losses are evaluated on the following counterparty-specific principles. A claim is considered impaired when the Bank determines that it is probable that the Group will not be able to collect all amounts due according to the original contractual terms or an equivalent value. Individual credit exposures are evaluated based upon the borrower’s character, overall financial condition, resources and payment record, the prospects for support from any financially responsible guarantors and, where applicable, the realisable value of any collateral. The estimated recoverable amount is the present value of expected future cash flows, which may result from restructuring or liquidation. Impairment is measured and allowances for credit losses are established for the difference between the carrying amount and the estimated recoverable amount of any claim considered as impaired. The amount of the loss is the difference between the asset’s carrying amount and the present value of expected future cash flows discounted at the financial instrument’s original effective interest rate. All impaired claims are reviewed and analysed at least semi-annually. Any subsequent changes to the amounts 163

EIB Group Consolidated Financial Statements under IFRS and timing of the expected future cash flows compared to the prior estimates will result in a change in the provision for credit losses and be charged or credited to credit loss expense. An allowance for impairment is reversed only when the credit quality has improved such that there is reasonable assurance of timely collection of principal and interest in accordance with the original contractual terms of the claim agreement. A write-off is made when all or part of a claim is deemed uncollectible or forgiven. Write-offs are charged against previously established provisions for credit losses or directly to credit loss expense and reduce the principal amount of a claim. Recoveries in part or in full of amounts previously written off are credited to credit loss expense. For non-performing loans, upon impairment the accrual of interest income based on the original terms of the claim is discontinued. A.4.9.2. Guarantees In the normal course of business, the Group issues various forms of guarantees. Under the existing rules, these guarantees do not meet the definition of an insurance contract (IFRS 4 Insurance Contracts) and are accounted for under IAS 39 Financial Instruments: Recognition and Measurement, either as “Derivatives” or as “Financial Guarantees”, depending on their features and characteristics as defined by IAS 39. The accounting policy for Derivatives is disclosed under Note A.4.3. When a guarantee operation measured under IAS 39 is derecognised and treated under IAS 37, its value previously recorded under Financial guarantees is transferred to the caption “Provisions for guarantees” on the balance sheet. Financial guarantees are initially recognised at fair value, being the premium received, in the consolidated balance sheet under “Other liabilities”. Subsequent to initial recognition, the Group’s liabilities under each financial guarantee are measured at the higher of 1) the amount initially recognised less, when appropriate, cumulative amortisation recognised in accordance with IAS 18 and 2) the best estimate of expenditure required to settle any present financial obligation arising as a result of the guarantee in accordance with IAS 37. Any increase in the liability relating to financial guarantee is taken to the consolidated income statement in “Change in impairment on loans and advances and provisions for guarantees, net of reversals”. The premium received is recognised in the consolidated income statement in “Fee and commission income” on the basis of an amortisation schedule in accordance with IAS 18 over the life of the financial guarantee. A.4.10. Property, furniture and equipment Property, furniture and equipment include land, Groupoccupied properties and other machines and equipment. Property, furniture and equipment are reviewed periodically for impairment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The value of the Group’s headquarters building in Luxembourg- Kirchberg and its buildings in Luxembourg- Hamm and Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles are recorded in the consolidated balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: • Buildings in Kirchberg, Hamm and Weimershof: 30 years • Permanent equipment, fixtures and fittings: 10 years • Furniture: 5 years • Office equipment and vehicles: 3 years A.4.11. Investment property Investment property is property held to earn rentals or for capital appreciation or both. Investment property is stated at cost less accumulated depreciation and impairment losses and is reviewed for signs of impairment at the balance sheet date. Depreciation is calculated on a straight-line basis using the same estimated useful lives as property, furniture and equipment. A.4.12. Intangible assets Intangible assets comprise internally developed computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise, and to the reliability of cost measurement. Intangible assets are recognised as assets and are amortised on a straight-line basis over their estimated useful economic lives. At each consolidated balance sheet date, intangible assets are reviewed for indications of impairment or changes in estimated future benefits. If 164 such indications exist, an analysis is performed to assess whether the carrying amounts are fully recoverable. A write-down is made if the carrying amount exceeds the recoverable amount. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. A.4.13. Pension plans and health insurance scheme The Group operates defined benefit pension plans to provide retirement benefits to its entire staff. The Group also provides certain additional post-employment healthcare benefits to former employees of the EIB. These benefits are unfunded, as defined by IAS 19. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. The charge to the consolidated income statement in respect of the defined benefit pension plan is based on the current service cost and interest cost as determined by qualified external actuaries. The accounting policy has been modified in 2013 (Refer to Note A.3). A.4.13.1. Pension plan for staff The Bank’s main pension plan is a defined benefit pension plan funded by contributions from staff and from the Bank, covering all Bank employees. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the liability entered in the accounts is adequate. The latest valuation was performed as at 30 September 2013, with an extrapolation to 31 December 2013. The main actuarial assumptions used by the actuary are set out in Note J. Cumulative actuarial surpluses and deficits are recognised in full in Other comprehensive income. Net interest cost is recognised in the income statement under “Interest expense and similar charges”. The main pension plan of the EIF is a defined benefit plan funded by contributions from staff and from the EIF, covering all EIF employees. The scheme entered into force in March 2003, replacing the previous defined contribution scheme. A.4.13.2. Health insurance plan The Bank has set up its own health insurance plan for the benefit of staff, financed by contributions from the Bank and its employees. The plan is an unfunded plan treated as a defined benefit plan. A specific provision is set aside on the liability side of the consolidated balance sheet for staff at retirement age. The Fund has subscribed to a health insurance scheme with an insurance company for the benefit of staff at retirement age, financed by contribution from the Fund and its employees. The entitlement to these benefits is based on the employees remaining in service up to retirement age and the completion of a minimum service period. The expected costs of these benefits are accrued over the period of employment, using a methodology similar to that for defined benefit pension plans. The health insurance liabilities are determined based on actuarial calculations as per the same dates as the pension plans. A.4.13.3. Pension plan for members of the Management Committee The related provision shown on the liability side of the Group’s balance sheet is determined, as for all plans, in conformity with IAS 19. Benefits are based on years of service and a percentage of final gross base salary as defined under the plan. The Pension plan for members of the Management Committee is managed and accounted for under the same principles as the pension plan for staff (Note A.4.13.1). A.4.13.4. Optional Supplementary provident scheme The optional supplementary provident scheme is a defined contribution pension scheme, funded by voluntary staff contributions and employer contributions. It is accounted for on the basis of the contributions from staff and employer and the corresponding liability is recorded in “Other liabilities”. A.4.14. Amounts owed to credit institutions and customers Amounts owed to credit institutions and customers are initially recorded at cost and are presented in the financial statements at amortised cost. Interest on amounts owed to credit institutions and customers is recorded in the income statement as Interest expense and similar charges using the effective interest method. A.4.15. Debts evidenced by certificates Debts evidenced by certificates are initially measured at cost, which is the fair value of the consideration received. Transaction costs and net premiums (discounts) are included in the initial measurement. Subsequent measurement is at amortised cost, and any difference between net proceeds and the redemption value is recognised in the consolidated income statement over the period of the borrowings using the effective interest method. Where borrowings meet the eligibility criteria of the amended Fair Value Option and have been designated on initial recognition as at fair value through profit or loss, they are measured at their fair value and are recorded in the balance sheet at fair value. Changes in 165

EIB Group Consolidated Financial Statements under IFRS fair value are recorded in “Result on financial operations”. The fair value measurement technique used, in the case of absence of liquid market prices, is a discounted cash flow technique, using current yield curves. Combined debt instruments that are related to foreign exchange rates or indices are considered structured instruments. For all the debt instruments including embedded derivatives, the Group has concluded a swap agreement to fully hedge the exposure. It is the Group policy to hedge the fixed interest rate risk on debt issues and to apply the amended Fair Value Option when this results in a significant reduction of an accounting mismatch. The effect is such that the carrying value of the thus elected debt instruments is adjusted for changes in fair value rather than carried and accrued at cost (see Note Q – Derivative financial instruments). Interest expense on debt instruments is included in the account “Interest expense and similar charges” in the consolidated income statement and in the liabilities caption including the underlying debt instruments in the consolidated balance sheet. A.4.16. Prepayments – Deferred income These accounts comprise: • Prepayments: expenditure incurred during the financial year but relating to a subsequent financial year. • Deferred income: income received before the balance sheet date but relating to a subsequent financial year. A.4.17. Reserves A.4.17.1. Reserve fund As foreseen by Article 22.1 of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. A.4.17.2. Additional reserves Additional reserves contain the remaining retained earnings of the Group. A.4.17.3. Fair value reserve The fair value reserve includes the change in fair value of available for sale financial assets (other than impairments). A.4.17.4. Special activities reserve As foreseen by Article 16.5 of the Statute, “the special activities of the Bank will have a specific allocation of reserve”. The reserve will be based on the capital allocation of each operation. A.4.17.5. General loan reserve In 2009 a “general loan reserve” was introduced for the expected loss of the Bank’s loan and guarantees portfolio, modelled upon the Group’s policy guidelines. A.4.18. Taxation The Protocol on the privileges and Immunities of the European Union appended to the treaty on European Union and the treaty on the functioning of the European Union, stipulates that the assets, revenues, and other property of the Institutions of the Union are exempt from all direct taxes. A.4.19. Interest income and expense Interest income and interest expense are recognised in the income statement for all interest bearing instruments on an accruals basis using the effective interest method based on the actual purchase price including direct transaction costs. This is a method of calculating the amortised cost of a financial asset and allocating the interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts through the expected life of the financial instrument to the net carrying amount of the financial asset. In addition to interest and commission on loans, de posits and other revenue from the securities portfolio, this heading includes the indemnities received by the Group in respect of early loan reimbursement payments made by its borrowers. In accordance with the provisions of IAS 39 – Financial Instruments: Recognition and Measurement - the Group records the indemnities received for early repayment of loans immediately in the consolidated income statement at the time of derecognition of the related loans. In accordance with IAS 32 – Financial Instruments: Presentation, as a result of the replacement share purchase undertaking (Note A.4.21), non-controlling interests are presented under “Interest expense and similar charges”, in conformity with the anticipated acquisition method. A.4.20. Dividend income Dividends are recognised in the income statement when the entity’s right to receive payment is established. A.4.21. Commitment to purchase EIF shares Under the terms of a replacement share purchase undertaking in respect of the 1,137 shares held by EIF’s non-controlling shareholders (2012: 1,136 shares), the EIB is offering to buy these on an annual basis. The exercise price is deter- 166 mined on the basis of the audited annual accounts of EIF and corresponds to the part of each share in the called capital of EIF, increased by the share premium account, the statutory reserves, the fair value reserve, the retained earnings and profit of the year, net of the dividend decided by the EIF's General Meeting. The commitment to purchase is shown in the consolidated balance sheet as a debt item under *"Other liabilities"* (see also Note G).

IAS 27 requires that the acquisition of non-controlling interest be accounted for as an equity transaction. The carrying amounts of the controlling and non-controlling interests are adjusted to reflect the change in their relative interests in EIF net assets. Any difference between the amount by which the non-controlling interest is adjusted and the fair value of the financial liability is recognised directly in equity under *"Changes in ownership interests in subsidiaries that do not result in a loss of control"* and attributed to owners of the parent. Any changes in fair value of the financial liability subsequent to the acquisition date are recognised in the income statement under *"Interest expense and similar charges"*.

Note B – Cash in hand, balances with central banks and post office banks, debt securities portfolio and shares and other variable-yield securities

(in EUR'000)

B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equal to EUR'000 106 382 at 31 December 2013 (2012: EUR'000 157 362).

EIB is an eligible counterparty in the Eurosystem's monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR'000 106 258 as at 31 December 2013 (2012: EUR'000 157 258).

B.2. Debt securities portfolio

The debt securities portfolio is composed of trading financial assets (portfolios B3 and B4), available-for-sale financial assets (portfolios A2, B1 and operational portfolio EIF), financial assets held-to-maturity (portfolio A1, Group investment portfolio and quoted loan substitutes) and loans and receivables (loan substitutes unquoted at recognition). The detail of each portfolio as at 31 December 2013 and 2012 is as follows:

	31.12.2013	31.12.2012
Treasury bills and other bills eligible for refinancing with central banks	26 621 637	18 416 931
Debt securities including fixed-income securities	6 979 480	9 343 999
Total debt securities (*)	**33 601 117**	**27 760 930**

(*) of which EUR'000 6 010 433 unlisted at 31 December 2013 (2012: EUR'000 9 314 376).

170

EIB Group Consolidated Financial Statements under IFRS

At 31.12.2013	Classification	Book value	Fair value [1]
Group investment portfolio	Held-to-maturity	941 123	1 040 981
Operational money market portfolios:			
- A1 money market securities with a max. 3 month maturity	Held-to-maturity	15 339 895	15 337 733
- A2 money market securities with a max. 18 month maturity	Available for sale	1 760 447 [2]	1 760 447
Operational bond portfolios:			
- B1 – Credit Spread	Available for sale	599 789 [3]	599 789
- B3 – Global Fixed Income	Trading	548 811	548 811
- B4 – Inflation Linked Investment	Trading	367 161	367 161
Operational portfolio – EIF	Available for sale	846 849 [4]	846 849
Loan substitutes portfolio (Note D)	Held-to-maturity	11 165 694	11 361 784
Loan substitutes portfolio (Note D)	Loans and receivable	2 031 348	1 995 743
Total debt securities		**33 601 117**	**33 859 298**

[1] Fair value including accrued interest
[2] Including unrealised loss of EUR '000 -709
[3] Including unrealised gain of EUR '000 4 276
[4] Including unrealised gain of EUR '000 18 361

At 31.12.2012	Classification	Book value	Fair value [1]
Group investment portfolio	Held-to-maturity	1 219 007	1 341 189
Operational money market portfolios:			
- A1 money market securities with a max. 3 month maturity	Held-to-maturity	9 432 346	9 433 189
- A2 money market securities with a max. 18 month maturity	Available for sale	1 524 056 [2]	1 524 056
Operational bond portfolios:			
- B1 – Credit Spread	Available for sale	630 458 [3]	630 458
- B3 – Global Fixed Income	Trading	568 514	568 514
- B4 – Inflation Linked Investment	Trading	896 200	896 200
Operational portfolio – EIF	Available for sale	752 504 [4]	752 504
Loan substitutes portfolio (Note D) [5]	Held-to-maturity	12 737 845	11 454 755
Total debt securities		**27 760 930**	**26 600 865**

[1] Fair value including accrued interest
[2] Including unrealised gain of EUR '000 3 720
[3] Including unrealised gain of EUR '000 10 816
[4] Including unrealised gain of EUR '000 16 743
[5] The Group further refined the inputs used in the valuation models for its loan substitutes' portfolio to provide more granularity, so that the resulting fair value reflects all considerations that market participants would consider in determining a fair value. As a result of the change, the fair value of the loan substitutes portfolio as at 31 December 2012 would have been EUR'000 12 851 940.

Loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions, are considered as part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. No impairment has occurred on any asset in this portfolio and hence no impairment has been accounted for as at 31 December 2013 and 2012.

171

EU sovereign exposure

The Group did not record impairment in 2012 and 2013 in respect of its held to maturity and available for sale EU sovereign and sovereign guaranteed exposure as at the year end, in view of the Bank's preferred creditor status as well as of the EIF and the protection given by the Bank's Statute as well as on a detailed review of any fair value adjustment requirements.

The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Group's debt securities portfolios as at 31 December 2013 and 2012:

At 31.12.2013	Book value	Fair value [1]
EU sovereigns		
Austria	193 522	196 008
Belgium	249 869	255 578
Czech Republic	705 026	777 340
Denmark	10 305	10 305
Finland	52 753	52 753
France	4 973 202	4 988 420
Germany	1 797 211	1 840 782
Greece	165 518	164 645
Hungary	18 935	19 461
Ireland	94 030	94 030
Italy	4 471 370	4 480 477
Luxembourg	16 063	16 063
Netherlands	1 155 945	1 164 680
Poland	87 466	91 923
Portugal	51 813	51 976
Slovakia	98 029	98 811
Slovenia	10 435	10 435
Spain	1 759 542	1 760 786
	15 911 034	**16 074 473**
Non-EU sovereign and other bonds	**17 690 083**	**17 784 825**
Total	**33 601 117**	**33 859 298**

[1] Fair value including accrued interest

At 31.12.2012	Book value	Fair value [1]
EU sovereigns		
Austria	132 031	135 954
Belgium	839 496	848 704
Czech Republic	771 749	884 598
Denmark	10 623	10 622
Finland	53 909	53 910
France	827 531	848 732
Germany	581 122	640 689
Greece	199 833	196 114
Hungary	18 823	18 225
Ireland	64 739	64 837
Italy	4 815 120	4 820 049
Luxembourg	62 369	62 369
Netherlands	80 891	93 281
Poland	68 957	74 153
Portugal	75 312	75 273
Slovakia	50 268	50 998
Slovenia	10 122	10 122
Spain	913 526	915 498
	9 576 421	**9 804 128**
Non-EU sovereign and other bonds	**18 184 509**	**16 796 737**
Total	**27 760 930**	**26 600 865**

[1] Fair value including accrued interest

172

EIB Group Consolidated Financial Statements under IFRS B.3. Shares and other variable-yield securities The balance comprises: Venture capital operations EBRD shares Investment funds Total Cost: At 1 January 2013 2 478 056 157 500 519 128 3 154 684 Net additions 187 308 0 57 780 245 088 At 31 December 2013 2 665 364 157 500 (1) 576 908 3 399 772 Unrealised gains/losses At 1 January 2013 617 312 241 188 58 434 916 934 Unrealised gains 199 469 25 451 18 510 243 430 Unrealised losses -32 0 -5 157 -5 189 At 31 December 2013 816 749 266 639 71 787 1 155 175 Impairment At 1 January 2013 -932 927 0 -10 006 -942 933 Net additions -40 734 0 -8 565 -49 299 At 31 December 2013 -973 661 0 -18 571 -992 232 Net book value: At 31 December 2013 2 508 452 424 139 630 124 3 562 715 At 31 December 2012 2 162 441 398 688 567 556 3 128 685 (1) The amount of EUR ‘000 157 500 (2012: EUR ‘000 157 500) corresponds to the capital paid in by the Group as at 31 December 2013 with respect to its subscription of EUR ‘000 900 440 to the capital of the European Bank for Reconstruction and Development (‘EBRD’). As at 31 December 2013, the Group holds 3.03 % of the subscribed capital of the EBRD (2012: 3.04%). Note C – Loans and advances to credit institutions – other loans and advances (in EUR ’000) The Group enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Group when deemed necessary. 31.12.2013 31.12.2012 Term deposits 5 843 208 9 158 410 Overnight deposits 413 328 406 772 Tripartite reverse repos (*) 39 336 363 40 721 562 45 592 899 50 286 744 of which cash and cash equivalents 44 030 984 50 006 053 (*) These operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to: - delivery against payment; - verification of collateral; - the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian; and - organisation of substitute collateral provided that this meets all the contractual requirements. 170

Note D – Summary statement of loans (in EUR ’000) D.1. Aggregate loans granted Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows: To intermediary credit institutions Directly to final beneficiaries Total 2013 Total 2012 Disbursed portion (book value) 126 270 307 301 480 235 427 750 542 419 276 966 Undisbursed loans (nominal value) 27 925 402 65 418 280 93 343 682 81 916 483 Aggregate loans granted 154 195 709 366 898 515 521 094 224 501 193 449 Loan substitutes portfolio (Note B.2) 13 197 042 12 737 845 Aggregate loans including loan substitutes portfolio 534 291 266 513 931 294 D.2. Impairment on loans and advances, net of reversals Specific impairment is created when there is an objective evidence of impairment. The amount of such provisioning reflects the difference between the loan’s nominal value and the present value of all the expected future cash flows generated by the impaired asset. Movements in the specific impairment are detailed below: 2013 2012 Provision at 1 January 341 549 192 790 Release during the year -74 640 -16 826 Use during the year -55 950 -34 588 Allowance during the year 151 016 199 593 Foreign exchange adjustment -533 580 At 31 December 361 442 341 549 In 2012, an amount of EUR ‘000 4 500 was paid by the European Commission to the Bank in the context of a Risk Sharing operation. This amount has been accounted for in the income statement as Change in impairment on loans and advances and provisions for guarantees, net of reversals. Such contribution did not occur in 2013. However, the Bank has retroceded EUR ‘000 5 200 to the European Commission regarding a contribution previously made on an operation which has been fully repaid in 2013. Such retrocession has been accounted for in the income statement as Change in impairment on loans and advances and provisions for guarantees, net of reversals. The accrued interest on impaired loans as at 31 December 2013 amounts to EUR ‘000 6 176 (2012: EUR ‘000 9 216). The financial collateral held for impaired loans is disclosed in Note S.2.3.4. 171

EIB Group Consolidated Financial Statements under IFRS D.3. Geographical breakdown of lending by country in which projects are located Loans for projects within the European Union: Countries and territories in which projects are located Number of loans Aggregate loans granted (*) Disbursed portion (*) Undisbursed portion % of total 2013 % of total 2012 Spain 762 80 623 461 76 384 716 4 238 745 15.45% 15.16% Italy 661 65 612 766 55 373 258 10 239 508 12.58% 12.41% Germany 616 59 172 218 49 304 149 9 868 069 11.35% 11.69% France 482 47 831 323 38 072 529 9 758 794 9.17% 8.96% United Kingdom 266 34 294 518 27 316 274 6 978 244 6.58% 6.79% Poland 265 33 704 312 25 460 833 8 243 479 6.46% 6.12% Portugal 297 22 460 310 19 685 886 2 774 424 4.31% 4.61% Greece 152 16 679 259 15 440 398 1 238 861 3.20% 3.36% Austria 214 13 502 599 11 233 848 2 268 751 2.59% 2.37% Hungary 141 12 262 426 10 170 965 2 091 461 2.35% 2.47% Belgium 127 10 555 991 8 790 628 1 765 363 2.02% 1.98% Czech Republic 141 10 176 606 9 239 309 937 297 1.95% 2.14% Netherlands 82 9 478 022 8 194 248 1 283 774 1.82% 1.77% Sweden 73 8 632 224 6 488 860 2 143 364 1.66% 1.60% Finland 126 7 269 593 6 035 302 1 234 291 1.39% 1.43% Romania 92 7 026 114 5 163 691 1 862 423 1.35% 1.45% Ireland 60 5 023 558 3 966 770 1 056 788 0.96% 1.00% Slovenia 64 4 121 183 3 127 811 993 372 0.79% 0.77% Croatia (***) 43 3 283 947 2 291 874 992 073 0.63% 0.56% Slovakia 67 3 174 747 2 687 747 487 000 0.61% 0.57% Bulgaria 49 2 593 919 1 818 863 775 056 0.50% 0.49% Cyprus 32 2 266 307 1 762 857 503 450 0.43% 0.44% Denmark 38 2 186 579 1 686 087 500 492 0.42% 0.43% Latvia 22 1 464 234 811 734 652 500 0.28% 0.33% Estonia 21 1 435 899 1 178 099 257 800 0.28% 0.27% Lithuania 19 1 405 235 1 300 735 104 500 0.27% 0.26% Luxembourg 19 716 908 487 908 229 000 0.14% 0.16% Malta 6 334 938 334 938 0 0.06% 0.07% Sub-total (nominal value) 4 937 467 289 196 393 810 317 73 478 879 89.60% 89.66% Loans for projects outside the European Union: Countries and territories in which projects are located Number of loans Aggregate loans granted (*) Disbursed portion (*) Undisbursed portion % of total 2013 % of total 2012 Candidate Countries 289 22 348 415 16 702 845 5 645 570 4.29% 4.29% Mediterranean Countries 220 13 899 533 9 065 594 4 833 939 2.67% 2.86% Potential Candidate Countries 52 1 880 532 1 142 817 737 715 0.36% 0.34% Latin America 44 3 447 103 2 322 529 1 124 574 0.66% 0.68% Asia 48 3 748 945 1 437 279 2 311 666 0.72% 0.67% ACP States 91 2 455 469 1 046 301 1 409 168 0.47% 0.51% Eastern Europe, Southern Caucasus and Russia 55 4 438 418 1 153 205 3 285 213 0.85% 0.59% EFTA Countries 16 828 677 687 657 141 020 0.16% 0.15% South Africa 30 1 114 795 768 857 345 938 0.21% 0.24% Overseas Countries and Territories 3 30 187 187 30 000 0.01% 0.01% Sub-total (nominal value) 848 54 192 074 34 327 271 19 864 803 10.40% 10.34% Total 2013 (nominal value) 5 785 521 481 270 428 137 588 93 343 682 100.00% Total 2012 (nominal value) 5 542 495 290 948 413 374 465 81 916 483 100.00% (*) Aggregate loans including loan substitutes 172

Number of loans Aggregate loans granted (*) Disbursed portion Undisbursed portion Total 2013 (nominal value) 5 785 521 481 270 428 137 588 93 343 682 Fair value adjustment on loans (**) 12 809 996 12 809 996 0 Total loans 2013 5 785 534 291 266 440 947 584 93 343 682 Total loans 2012 5 542 513 931 294 432 014 811 81 916 483 (*) Aggregate loans including loan substitutes (**) Refer to Note A.4.8 for the definition of fair value on loans (***) Comparative figures have been reclassified, from Potential Candidates Countries in 2012 to European Union, following the adhesion of Croatia as of 1 July 2013 D.4. Change in provisions on guarantee operations A provision for guarantees issued has been established as there is objective evidence that the Group will have to incur a loss in respect of guarantees granted. This provision amounts to EUR ‘000 190 987 as at 31 December 2013 (2012: EUR ‘000 174 993). The additional provision in respect of guarantees issued totalled EUR ‘000 19 261 in 2013 (2012: EUR ‘000 14 857). In addition, a foreign exchange adjustment of EUR ‘000 3 267 was recognised for the year ended 31 December 2013 (2012: EUR ‘000 1 731). Note E – Property, furniture, equipment, investment property and intangible assets (in EUR ’000) E.1. Property, furniture and equipment and intangible assets Land Luxembourg buildings Furniture and equipment Total property, furniture and equipment Total intangible assets Cost: At 1 January 2013 24 393 372 019 82 864 479 276 17 400 Additions 0 2 808 17 083 19 891 5 558 Disposals 0 0 -17 977 -17 977 -7 046 At 31 December 2013 24 393 374 827 81 970 481 190 15 912 Accumulated depreciation: At 1 January 2013 0 -138 128 -47 041 -185 169 -7 599 Depreciation 0 -10 551 -13 640 -24 191 -6 499 Disposals 0 0 17 977 17 977 7 023 At 31 December 2013 0 -148 679 -42 704 -191 383 -7 075 Net book value: At 31 December 2013 24 393 226 148 39 266 289 807 8 837 At 31 December 2012 24 393 233 891 35 823 294 107 9 801 All land and buildings are used by the Group for its own activities. For subsequent measurement purposes the Group uses the “cost model” under IAS 16. 173

EIB Group Consolidated Financial Statements under IFRS E.2. Investment property Land Building Total investment property Cost: At 1 January 2013 330 4 832 5 162 At 31 December 2013 330 4 832 5 162 Accumulated depreciation: At 1 January 2013 0 -2 460 -2 460 Depreciation 0 -161 -161 At 31 December 2013 0 -2 621 -2 621 Net book value: At 31 December 2013 330 2 211 2 541 At 31 December 2012 330 2 372 2 702 There were no indications of impairment of equipment or investment property in either 2013 or 2012. The fair value of the investment property is EUR 8.1 million as measured by an external expert in its report dated 5 October 2012. Income from leased office space included in Other operating income is nil at 31 December 2013 (2012: EUR ’000 643). Note F – Deferred income (in EUR ’000) 31.12.2013 31.12.2012 Interest subsidies received in advance(1) 121 609 133 527 Prepaid management fees 13 691 2 937 135 300 136 464 (1) Part of the amounts received from the European Commission has been made available as a long term advance which is entered on the liabilities side under item deferred income, and comprises: • amounts in respect of interest subsidies for loans granted for projects outside the Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries; and • interest subsidies, concerning certain lending operations put in place within the Union from the Group’s own resources, made available in conjunction with the EMS under Council Regulation (EEC) No 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992. 174

Note G – Other assets and other liabilities (in EUR ’000) G.1. Other assets 31.12.2013 31.12.2012 Loan instalments receivable 129 712 139 160 Guarantee calls from Member States & Guarantee fund 22 151 18 079 Commission receivable on guarantees and venture capital operations 11 177 10 965 Staff housing loans and advances(1) 7 098 10 084 Guarantees disbursed (venture capital operations) 9 780 8 808 Advances on salaries and allowances 416 428 Other 31 128 24 708 Total 211 462 212 232 (1) The balance above relates to staff housing loans disbursed previously to the employees by the Bank. Since 1999 these housing loans have been substituted by an arrangement with an external financial institution, whereby permanently employed staff members of the Group may be granted staff housing loans in accordance with the Group’s staff regulations. The same interest rates, terms and conditions are applicable to all said employees. G.2. Other liabilities 31.12.2013 31.12.2012 Restated (*) Commitment to purchase non-controlling interest(2) 441 336 411 938 Optional Supplementary Provident Scheme (Note J) 325 612 297 978 Payable on HIPC Initiative 76 068 93 395 Personnel costs payable 62 280 55 522 Guarantee fees 54 452 29 372 Financial guarantees issued in respect of venture capital operations 20 309 24 361 Western Balkans infrastructure fund 7 565 8 025 Other 64 689 45 943 Total 1 052 311 966 534 (2) As at 31 December 2013, the portion of non-controlling interest on the balance sheet amounts to EUR 441 million (2012: EUR 412 million) and on the consolidated result (Note L) amounts to EUR -18 million (2012: EUR -10 million). (*) See Note A.3 175

EIB Group Consolidated Financial Statements under IFRS Note H – Amounts owed to credit institutions and customers with agreed maturity dates or periods of notice (in EUR ’000) H.1. Amounts owed to credit institutions 31.12.2013 31.12.2012 Repayable on demand 4 089 820 10 708 490 Short term deposits 79 867 24 083 Cash deposited on swaps payable 315 423 928 225 4 485 110 11 660 798 H.2. Amounts owed to customers 31.12.2013 31.12.2012 Overnight deposits 50 799 44 758 European Union and Member States' accounts: - For Special Section operations and related unsettled amounts 316 619 379 405 - Deposit accounts 1 582 192 1 647 482 Short term deposits 537 776 658 850 2 487 386 2 730 495 176

Note I – Debts evidenced by certificates (in EUR '000)

In its financing activity, one of the Group's objectives is to align its funding strategy with the funds required for the loans granted. The caption *'Debts evidenced by certificates'* includes *'Debt securities in issue'* (securities offered to the general investing public) and *'Others'* (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2013 and 2012, together with the average rates and due dates.

Debts evidenced by certificates (in EUR '000)

Payable in	Outstanding at 31.12.2013	Average rate 2013 (1)	Due dates	Outstanding at 31.12.2012	Average rate 2012 (1)
EUR	213 296 314	2.86	2014/2057	196 023 682	3.09
USD	105 047 833	2.06	2014/2058	108 809 061	2.36
GBP	59 215 161	3.48	2014/2054	59 693 677	3.77
AUD	13 189 620	5.27	2014/2042	19 055 453	5.27
CHF	8 545 129	2.31	2014/2036	7 990 828	2.37
JPY	7 702 874	1.03	2014/2053	10 650 948	0.85
SEK	5 645 382	3.56	2014/2039	5 507 027	3.61
NOK	4 856 511	3.81	2014/2033	6 974 498	3.37
TRY	2 444 024	7.99	2014/2022	2 932 450	8.86
ZAR	1 505 949	7.44	2014/2021	1 710 305	8.02
CAD	1 304 582	3.31	2018/2045	753 409	4.53
NZD	1 133 516	6.05	2014/2021	1 614 026	5.49
RUB	914 735	6.50	2014/2025	1 087 293	6.50
DKK	549 649	2.55	2024/2026	549 524	2.55
CZK	387 643	3.39	2015/2030	527 035	3.51
PLN	246 615	6.00	2014/2022	313 500	5.91
HUF	209 827	6.47	2015/2016	239 743	6.51
RON	100 649	8.88	2014/2016	101 249	8.88
MXN	38 840	4.32	2015/2015	37 297	4.70
HKD	23 382	5.27	2017/2019	33 252	5.10
BGN	0	-	-	43 460	1.21
TWD	0	-	-	26 042	4.76
Total	**426 358 235**			**424 673 759**	

	Outstanding at 31.12.2013	Outstanding at 31.12.2012
Total (notional value)(2)	**426 358 235**	**424 673 759**
Fair value adjustment on borrowings	29 235 209	45 511 798
Total debts evidenced by certificates	**455 593 444**	**470 185 557**

(1) Weighted average interest rates at the balance sheet date

(2) The notional value of debts evidenced by certificates held at fair value through profit or loss as at 31 December 2013 amounts to EUR 383 billion (2012: EUR 378 billion). The notional value of debts evidenced by certificates held at amortised cost as at 31 December 2013 amounts to EUR 43 billion (2012: EUR 47 billion). Refer to Note A.4.15 for the definition of Fair value on borrowings.

180

EIB Group Consolidated Financial Statements under IFRS

Note J – Pension plans and health insurance scheme (in EUR '000)

The Group operates 3 defined benefit pension plans. The Group also provides certain post-employment healthcare benefits to former employees of EIB. These benefits are unfunded as defined by IAS19 and the plan is not regulated. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. Actuarial valuation took place at 30 September 2013 and was rolled forward to 31 December 2013.

The plans typically expose the Group to actuarial risks such as interest risk, longevity risk and salary risk. An additional risk is associated with the payment to the dependants of plan members (widow and orphan benefits).

Interest risk	The present value of the defined benefit liability is calculated using a discount rate determined by reference to high quality corporate bond yields. A decrease in the bond interest rate will increase the pension liability.
Longevity risk	The present value of the defined benefit plan liability is calculated by reference to the best estimate of the mortality of the plan participants both during and after their employment. An increase in the life expectancy of the plan participants will increase the plan's liability.
Salary risk	The present value of the defined benefit plan liability is calculated by reference to the future salaries of plan participants. An increase in the salary of the plan participants will increase the plan's liability.

An additional plan is not included in the figures below: the Optional Supplementary Provident Scheme (a defined contribution pension scheme). The corresponding amount of EUR 326 million (2012: EUR 298 million) is classified under *"Other liabilities"* (Note G).

The principal assumptions used in determining pension and post-employment benefit obligations for the Group's plans are shown below:

in %	2013	2012
Discount rate for pension plans	5.10	4.23
Discount rate for health insurance plan	5.10	4.23
Future salary increase (including inflation)	4.50	4.50
Future pension increases	2.00	2.00
Healthcare cost increase rate	4.00	4.00
Average longevity at 60 of current pensioners (years)	25.20	25.20
Average longevity at 60 of current employees (years)	27.40	27.30
Actuarial tables	ISCLT	ISCLT

Sensitivity analysis:

Significant actuarial assumptions for the determination of the defined obligation are discount rate, expected salary increase and mortality. The sensitivity analyses below have been determined based on reasonably possible changes of the respective assumptions occurring at the end of the reporting period, while keeping all other assumptions constant.

EIB Pension:

- If the discount rate is 100 basis points higher (lower), the defined benefit obligation would decrease by 15% (increase by 19%).
- If the expected salary growth increases (decreases) by 1%, the defined benefit obligation would increase by 14% (decrease by 11%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 3% (decrease by 3%).
- If the expected future pension increases (decreases) by 1%, the defined benefit obligation would increase by 19% (decrease by 15%).

181

EIF Pension:

- If the discount rate is 100 basis points higher (lower), the defined benefit obligation would decrease by 23% (increase by 32%).
- If the expected salary growth increases (decreases) by 1%, the defined benefit obligation would increase by 31% (decrease by 23%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 2% (decrease by 3%).
- If the expected future pension increases (decreases) by 1%, the defined benefit obligation would increase by 32% (decrease by 23%).

Management Committee Pension:

- If the discount rate is 100 basis points higher (lower), the defined benefit obligation would decrease by 9% (increase by 11%).
- If the expected salary growth increases (decreases) by 1%, the defined benefit obligation would increase by 2% (decrease by 6%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 4% (decrease by 4%).
- If the expected future pension increases (decreases) by 1%, the defined benefit obligation would increase by 11% (decrease by 10%).

Health Insurance

- If the discount rate is 100 basis points higher (lower), the defined benefit obligation would decrease by 19% (increase by 25%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 4% (decrease by 5%).
- If the expected future healthcare cost increases (decreases) by 1%, the defined benefit obligation would increase by 27% (decrease by 21%).

The sensitivity analysis presented above may not be representative of the actual change in the defined obligation as it is unlikely that the change in assumptions would occur in isolation of one another as some of the assumptions may be correlated.

Furthermore, in presenting the above sensitivity analysis, the present value of the defined benefit obligation has been calculated using the projected unit credit method at the end of the reporting period, which is the same as that applied in calculating the defined benefit obligation liability recognised in the balance sheet.

There was no change in the method and assumptions used in preparing the sensitivity analysis from prior years.

The table below shows the actuarial experience (gain)/loss for the different Plans and the total defined benefit obligation:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total	Total defined benefit obligation
2013	38 414	100	4 417	-1 218	**41 713**	**2 351 325**
2012	30 216	-176	-769	814	**30 085**	**2 499 310**
2011	11 255	-199	4 997	1 025	**17 078**	**1 777 733**
2010	63 767	-408	1 137	1 833	**66 329**	**1 812 981**

182

EIB Group Consolidated Financial Statements under IFRS

The tables below show the evolution of the Defined Benefit Obligation during 2012 and 2013:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2012
Obligation at the beginning of the year Restated (*)	1 562 985	35 413	41 152	138 183	1 777 733
a) Current service cost	38 999	1 354	3 078	8 707	52 138
b) Interest cost	85 820	1 915	2 296	7 607	97 638
Total profit or loss	**124 819**	**3 269**	**5 374**	**16 314**	**149 776**
a) Experience (gain)/loss	30 216	-176	-769	814	30 085
b) Change in demographic assumptions	17 517	47	-252	13 905	31 217
c) Change in financial assumptions	450 338	5 783	21 833	55 488	533 442
Total OCI (**)	**498 071**	**5 654**	**20 812**	**70 207**	**594 744**
a) Employee contributions	21 903	0	2 120	0	24 023
b) Benefit payments	-46 525	-2 139	-818	-3 676	-53 158
c) Other restructuring events	6 192	0	0	0	6 192
Total Other	**-18 430**	**-2 139**	**1 302**	**-3 676**	**-22 943**
Benefit obligation as at 31 December 2012	**2 167 445**	**42 197**	**68 640**	**221 028**	**2 499 310**

(*) See Note A.3
(**) Attributable to the Equity holders of the Bank (EUR'000 585 676) and to non-controlling Interest (EUR'000 9 068).

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2013
Obligation at the beginning of the year Restated (*)	2 167 445	42 197	68 640	221 028	2 499 310
a) Current service cost	67 190	2 017	5 612	16 122	90 941
b) Interest cost	90 625	1 721	2 903	9 271	104 520
Total profit or loss	**157 815**	**3 738**	**8 515**	**25 393**	**195 461**
a) Experience (gain)/loss	38 414	100	4 417	-1 218	41 713
b) Change in demographic assumptions	3 607	61	132	632	4 432
c) Change in financial assumptions	-330 954	-3 902	-17 555	-7 482	-359 893
Total OCI (**)	**-288 933**	**-3 741**	**-13 006**	**-8 068**	**-313 748**
a) Employee contributions	21 280	0	2 158	0	23 438
b) Benefit payments	-51 196	-2 220	-1 300	-3 298	-58 014
c) Other restructuring events	4 878	0	0	0	4 878
Total Other	**-25 038**	**-2 220**	**858**	**-3 298**	**-29 698**
Benefit obligation as at 31 December 2013	**2 011 289**	**39 974**	**65 007**	**235 055**	**2 351 325**

(*) See Note A.3
(**) Attributable to the Equity holders of the Bank (EUR'000 -308 424) and to non-controlling Interest (EUR'000 -5 324).

Employees pay a fixed contribution of 10% of their pensionable salary. The residual contribution (including back service payments) is paid by the Group. All contributions of the Group and its staff are invested in the assets of the Group. The funding requirements are based on the local actuarial measurement framework. In this framework the discount rate is set on a risk free rate. Furthermore, premiums are determined on a current salary base. The Group is liable for all pension payments stemming from the defined benefit plan.

183

The average duration of the benefit obligation at 31 December 2013 is split as follows: EIB Pension: • active members: 23.71 years (2012: 23.40 years) • deferred members (*): 22.62 years (2012: 20.50 years) • retired members: 11.12 years (2012: 11.00 years) EIF Pension: • active members: 29.06 years (2012: 29.30 years) • deferred members (*): 33.70 years (2012: 33.20 years) • retired members: 13.82 years (2012: no duration indicated as no retirees) Management Committee Pension: • active members: 17.01 years (2012: 18.10 years) • deferred members (*): 15.67 years (2012: 15.10 years) • retired members: 8.82 years (2012: 8.80 years) Health Insurance • active members: 28.46 years (2012: 28.90 years) • retired members: 13.33 years (2012: 13.83 years) The amount that the Group expects to recognise in the profit or loss relating to the defined benefit plans during the next financial year is EUR ‘000 204 552. (*) Staff members who have left the Group before retirement age and have a right to a deferred pension. Note K – Result for the financial year The appropriation of the profit of the stand-alone financial statements of the Bank for the year ended 31 December 2013, prepared under EU Accounting Directives, which amounts to EUR ’000 2 514 801 will be submitted for approval by the Board of Governors by 29 April 2014. 181

EIB Group Consolidated Financial Statements under IFRS Note L – Interest and similar income and Interest expense and similar charges (in EUR ’000) L.1. Net interest income 2013 2012 Restated (*) Interest and similar income: Derivatives 14 017 250 14 966 861 Loans and advances to credit institutions and customers 8 658 184 9 859 975 Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities 339 758 478 154 Interest subsidy from the EU 19 830 21 769 Cash in hand, balances with central banks and post office banks 830 2 218 Other 2 083 0 Total 23 037 935 25 328 977 Interest expense and similar charges: Debts evidenced by certificates -13 211 978 -14 071 981 Derivatives -6 660 230 -8 361 598 Interest cost on benefit obligation (Note J) -104 520 -97 638 Non-controlling interest (Note A.4.21) -17 950 -9 578 Interest on third party mandates -10 424 -8 666 Amounts owed to credit institutions and to customers -8 578 -29 069 Other -29 166 -12 617 Total -20 042 846 -22 591 147 Net interest income 2 995 089 2 737 830 (*) See Note A.3 The table below sets out the net interest income relating to each class of financial assets and liabilities: 2013 2012 Restated (*) Interest and similar income: Derivatives 14 017 249 14 966 861 Loans and receivables (1) 6 361 910 7 273 314 Designated at fair value through profit and loss 2 310 736 2 610 648 Held-to-maturity 257 310 373 970 Available-for-sale 45 563 66 119 Trading debt securities 36 885 38 065 Other 8 282 0 Total 23 037 935 25 328 977 Interest expense and similar charges: Designated at fair value through profit and loss -12 617 119 -13 371 970 Derivatives -6 660 230 -8 361 598 Financial liabilities measured at amortised cost -613 861 -738 032 Non-financial liabilities -151 636 -119 547 Total -20 042 846 -22 591 147 Net interest income 2 995 089 2 737 830 (1) Included in this class of financial assets is accrued interest on impaired loans as at 31 December 2013 amounting to EUR ‘000 6 176 (2012: EUR ‘000 9 216). (*) See Note A.3 182

L.2. Geographical analysis of Interest and similar income 2013 2012 EU Countries: Spain 1 224 678 1 412 302 Italy 829 560 1 023 346 United Kingdom 776 515 771 182 Poland 692 642 790 945 Germany 630 120 871 667 France 603 709 743 572 Greece 567 378 574 647 Portugal 477 621 536 974 Hungary 236 938 280 308 Austria 223 465 241 851 Belgium 194 640 213 840 Netherlands 176 842 185 311 Romania 139 725 133 947 Sweden 128 461 158 566 Czech Republic 99 170 144 723 Finland 94 576 134 140 Ireland 81 048 99 604 Croatia (*) 63 713 58 608 Slovakia 60 272 57 968 Slovenia 55 466 55 156 Bulgaria 47 715 44 058 Lithuania 45 702 45 838 Denmark 33 027 29 292 Cyprus 18 198 23 788 Latvia 17 805 21 787 Estonia 14 373 14 871 Luxembourg 11 947 14 777 Malta 10 952 7 666 Total EU countries 7 556 258 8 690 734 Outside the European Union 929 971 973 260 Total 8 486 229 9 663 994 Income not analysed per country (1) 14 551 706 15 664 983 Total interest and similar income 23 037 935 25 328 977 (1) Income not analysed per country: 1. Revenue from Group investment and loan substitutes portfolios 210 003 252 814 2. Revenue from Operational bond portfolios 87 563 111 463 3. Revenue from Operational money-market portfolios 42 191 113 877 4. Revenue from money-market operations 189 863 241 728 5. Income from derivatives 14 017 249 14 966 861 6. Unwinding of interest income from the present value adjustment of paid-in capital and reserve receivable 4 837 0 7. Adjustment on early repayments of loans 0 -21 760 14 551 706 15 664 983 (*) Comparative figures have been reclassified following the adhesion of Croatia as of 1 July 2013, from outside the European Union in 2012 to EU countries in 2013. 183

EIB Group Consolidated Financial Statements under IFRS Note M – Result on financial operations (in EUR ’000) M.1. Per nature of result 2013 2012 Net result on derivatives (1) 400 361 88 424 Net result on loans under the fair value option and associated swaps (2) 254 355 5 221 991 Net result on borrowings under the fair value option and associated swaps (3) -217 771 -7 355 464 436 945 -2 045 049 Foreign exchange gain and loss 14 171 113 924 Fair value gains and losses on operational treasury portfolio -30 872 84 746 Gain and loss on unwind of ALM swaps -82 245 -43 575 Realised gains and losses on operational treasury portfolio -11 567 15 103 Gain and loss on buy back of debts evidenced by certificates 7 364 5 199 Result on release of guarantees 0 -2 544 Realised gain/loss on sale of shares -26 465 -79 902 Other -307 -31 119 307 024 -1 983 217 (1) The net result on derivatives includes for the majority the fair value of Macro-hedging swaps and Treasury Asset swaps. On 31 December 2013 these swaps evidence a positive impact of EUR ‘000 400 361 compared to a positive impact of EUR ‘000 88 424 in 2012. (2) The Fair Value Option is applied on loans hedged by derivatives. As at 31 December 2013, the carrying value of loans designated at fair value stands at EUR 128 billion (2012: EUR 127 billion). The use of Fair Value Option on loans generates an increase of EUR ‘000 254 355 on the income statement at 31 December 2013 (2012: EUR’ 000 5 221 991). The positive variation in the combined fair value of the EIB loans and their associated swaps is essentially due to the combined effect of the decreases of the swap rates, partially compensated by the increases of the lending spreads. The lending spreads are used to discount the prospective contractual cash flows of the designated loans under the Fair Value Option. The associated swaps are however valued using the swap curves and as such the lending spreads are not considered. (3) The Fair Value Option is applied on borrowings hedged by derivatives. The majority of the borrowings are systematically hedged, and the carrying value of borrowings designated at fair value amounts to EUR 412 billion as at 31 December 2013 (2012: EUR 422 billion). The net impact on the income statement at 31 December 2013 on borrowings and associated swaps is a decrease of the profit for the year by EUR ‘000 217 771 (2012: loss of EUR ’000 7 355 464). The changes in Fair Value of the EIB borrowings tend to be only partially compensated by those of the related hedging swaps as the value of the swaps – being calculated on a model basis – is not directly affected by credit-related factors. M.2. Per category of assets and liabilities 2013 2012 Financial assets available-for-sale -27 234 -79 827 Financial assets designated at fair value through profit or loss -5 788 072 9 449 247 Financial liabilities designated at fair value through profit or loss 15 914 880 -16 839 263 Financial instruments held for trading -41 829 99 774 Derivatives held for risk management -9 689 863 5 344 968 Other -60 858 41 884 307 024 -1 983 217 Note N – Other operating income (in EUR ’000) 2013 2012 Reversal of previous year’s unutilised accruals of general administrative expenses 1 805 1 847 Rental income 56 234 Other 1 471 8 016 3 332 10 097 184

Note O – Fee and commission income (in EUR '000)

	2013	2012
Commission income on loans	158 292	112 845
Commission on Investment Facility - Cotonou (Note V)	37 851	36 188
Commission income on guarantees	25 192	24 861
Commission on Jaspers (Note V)	26 459	23 247
Commission on Jessica (Note V)	15 012	17 959
Commission on NER 300 (Note V)	8 480	13 677
Commission on Jeremie (Note V)	11 949	13 117
Commission on Yaoundé/Lomé conventions (Note V)	4 223	5 247
Commission on Jasmine (Note V)	1 841	1 786
Commission on other mandates	68 297	44 468
	357 596	**293 395**

Note P – General administrative expenses (in EUR '000)

	2013	2012 Restated (*)
Salaries and allowances(1)	-265 581	-258 446
Welfare contributions and other staff costs	-205 449	-146 922
Staff costs	**-471 030**	**-405 368**
Other general administrative expenses	-139 017	-142 173
Total general administrative expenses	**-610 047**	**-547 541**

(1) of which the amount for members of the Management Committee is EUR '000 3 200 at 31 December 2013 and EUR '000 3 225 at 31 December 2012.
The number of persons employed by the Group was 2 359 at 31 December 2013 (2 188 at 31 December 2012).
(*) See Note A.3

Note Q – Derivative financial instruments

Q.1. Usage of derivative financial instruments

In the funding activity of the Group

The Group uses derivatives mainly as part of its funding strategy in order to bring the characteristics, in terms of currencies and interest rates, of the funds raised in line with those of loans granted and also to reduce funding costs. It uses also long term swaps to hedge certain treasury transactions and for ALM purposes.

Long term derivatives transactions are not used for trading, but only in connection with fund-raising, hedging loans and treasury transactions, and for the reduction of market risk exposure.

All interest rate and currency swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long term nature.

The derivatives most commonly used are:

Currency swaps

Currency swaps are contracts under which it is agreed to convert funds in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates.

188

EIB Group Consolidated Financial Statements under IFRS Interest rate swaps Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixedrate interest or vice versa. Interest rate and currency swaps allow the Group to modify the interest rates and currencies of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous access conditions to certain capital markets with its swap counterparties. In the liquidity management of the Group The Group enters into short term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements. The notional amount of short term currency swaps stood at EUR 12 748 million at 31 December 2013 against EUR 29 392 million at 31 December 2012. The notional amount of short term currency forwards was EUR 372 million at 31 December 2013 (2012: EUR 364 million). The fair value of these contracts was EUR -73 million at 31 December 2013 (2012: EUR -145 million). Long term futures are also used by the Group to adjust the medium-term (2 years) interest rate exposure of its treasury bond portfolios. The notional amount of long term futures stood at EUR nil at both 31 December 2013 and 2012. Forward rate agreements are used by the Group to hedge the interest rate risk of its short term funding Nominal amounts and fair value of Forward Rate Agreements are nil at 31 December 2013 (2012: EUR 4 947 million with a fair value of EUR 4 million). In the Asset Liability Management (ALM) of the Group The Group’s ALM policy aims to maintain a high and stable level of income as well as to limit the volatility of the economic value of the Group. Accordingly, the Group: • has adopted an own funds investment profile ensuring a stable and high flow of income; and • manages residual interest rate risks in relation to this investment profile. With a view of managing residual interest rate risks, the Group operates natural hedges in respect of loans and borrowings or concludes global hedging operations (interest rate swaps). Macro hedging swaps used as part of asset/liability management are fair valued in accordance with IAS 39. Q.2. Fair value of derivative financial instruments Financial instruments measured at fair value require disclosure of fair value measurements by level of the following hierarchy: • Level 1 – Quoted (unadjusted) prices in active markets for identical assets or liabilities. • Level 2 – Valuation techniques with inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices). • Level 3 – Valuation techniques which use inputs for the asset or liability that are not based on observable market data (unobservable inputs). Internal valuation models are used to determine the fair values of these instruments. Valuation techniques include net present value and discounted cash flow models, Hull-White and Libor Market Model interest rate models and Black-Scholes option model. Assumptions and inputs used in valuation techniques include risk-free interest rates, basis swap spreads and currency basis swaps spreads, foreign currency exchange rates and forward exchange rates, equity and equity index prices and expected price volatilities and correlations, Consumer Price Indices values and expected volatilities and correlations. The objective of valuation techniques is to arrive at a fair value determination that reflects the price of the financial instrument at the reporting date that would have been determined by market participants acting at arm’s length. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the va luation techniques when the market inputs are not directly available, typically in the estimation of correlations in some interest rate and cross currency models and in the estimation of volatilities for some long dated equity linked and inflation linked transactions. The table below shows the net fair value of derivative financial instruments, recorded as assets or liabilities (between those whose fair value is based on quoted market prices, those whose valuation technique where all the model inputs are observable in the market and those where the valuation techniques involve the use of non-market observable inputs) together with their nominal amounts. The nominal amounts indicate the volume of transactions outstanding at the year end and are indicative of neither the market risk nor the credit risk. 186

Derivatives by valuation method as at 31 December 2013 (in EUR million)

Derivatives assets	Level 1		Level 2		Level 3		Total 2013	
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non market observable inputs			
	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value
Interest Rate Swaps	0	0	271 097	25 371	11 586	1 418	**282 683**	**26 789**
Cross Currency Swaps	0	0	71 114	6 341	3 595	555	**74 709**	**6 896**
Short term foreign exchange contracts	0	0	6 985	169	0	0	**6 985**	**169**
Total	**0**	**0**	**349 196**	**31 881**	**15 181**	**1 973**	**364 377**	**33 854**

Derivatives liabilities	Level 1		Level 2		Level 3		Total 2013	
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non market observable inputs			
	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value
Interest Rate Swaps	0	0	153 736	13 482	8 149	2 227	**161 885**	**15 709**
Cross Currency Swaps	0	0	83 626	6 145	1 119	139	**84 745**	**6 284**
Short term foreign exchange contracts	0	0	6 135	242	0	0	**6 135**	**242**
Total	**0**	**0**	**243 497**	**19 869**	**9 268**	**2 366**	**252 765**	**22 235**

Derivatives by valuation method as at 31 December 2012 (in EUR million)

Derivatives assets	Level 1		Level 2		Level 3		Total 2012	
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non market observable inputs			
	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value
Interest Rate Swaps	0	0	299 014	39 402	4 259	375	**303 273**	**39 777**
Cross Currency Swaps	0	0	106 095	14 918	4 871	876	**110 966**	**15 794**
Short term foreign exchange contracts	0	0	7 161	311	0	0	**7 161**	**311**
Forward Rate agreements	0	0	4 947	4	0	0	**4 947**	**4**
Total	**0**	**0**	**417 217**	**54 635**	**9 130**	**1 251**	**426 347**	**55 886**

Derivatives liabilities	Level 1		Level 2		Level 3		Total 2012	
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non market observable inputs			
	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value
Interest Rate Swaps	0	0	129 134	20 776	410	24	**129 544**	**20 800**
Cross Currency Swaps	0	0	49 295	3 353	1 105	136	**50 400**	**3 489**
Short term foreign exchange contracts	0	0	22 595	456	0	0	**22 595**	**456**
Total	**0**	**0**	**201 024**	**24 585**	**1 515**	**160**	**202 539**	**24 745**

Quoted prices for the majority of the Bank's derivative transactions are not available in the market. For such instruments the fair values are estimated using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date.

190

EIB Group Consolidated Financial Statements under IFRS

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price.

For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

The table below sets out information about significant unobservable inputs used at year end in measuring derivatives financial instruments categorised as Level 3 in the fair value hierarchy (EUR'000):

Type of financial instrument	Fair value at 31 December 2013	Valuation technique	Significant unobservable input	Range of estimates for unobservable inputs	Fair value measurement sensitivity to unobservable inputs
OTC interest rate swaps	11 604	Stochastic IR models	Number of factors for the curves and correlation between forward rates	From 1 to 3 factors. Correlations of adjacent rates between 65% and 100%	More factors and less correlation increase the value of CMS spreads.
OTC Cross currency swaps	674	Stochastic CC models	Correlations between yield curves and FX rates	Correlations between 30% and 50%.	Lower correlation between FX and yield curves decreases the value of PRDC type structures.

Significant unobservable inputs are developed as follows:

- Correlations and volatilities are derived through extrapolation of observable volatilities, recent transaction prices, quotes from other market participants, data from consensus pricing services and historical data adjusted for current conditions.
- Risk adjusted spreads are derived from the CDS market, when available, and from historical default and prepayment trends adjusted for current conditions.

With the application of IFRS 13, valuation adjustments are included in the fair valuations of derivatives at 31 December 2013, namely:

- Credit valuation adjustments (CVA), reflecting counterparty credit risk on derivative transactions, amounting to EUR -231 million recorded in:
  - swaps hedging loans of EUR -54 million
  - swaps hedging borrowings of EUR -172 million
  - ALM swaps of EUR -5 million
- Debit valuation adjustments (DVA), reflecting own credit risk on derivative transactions, were estimated at nil.

Note R – Fair value of financial assets and liabilities (in EUR million)

The tables below set out a comparison of the fair values, by the level of the fair value hierarchy, and the carrying amounts of the Group's financial assets and financial liabilities that are carried in the financial statements. The tables do not include the fair values of non-financial assets and non-financial liabilities.

191

31 December 2013	Fair value				Carrying amount
	Level 1	Level 2	Level 3	Total	
Assets carried at fair value:					
Available-for-sale financial assets	2 415	453	3 902	6 770	6 770
Financial assets designated at fair value through profit or loss	0	81 726	45 870	127 596	127 596
Financial assets held for trading	910	6	0	916	916
Derivative assets held for risk management	0	31 881	1 973	33 854	33 854
Total	**3 325**	**114 066**	**51 745**	**169 136**	**169 136**
Assets carried at amortised cost:					
Held-to-maturity investments	14 807	10 245	2 668	27 720	27 447
Loans and receivables	272	343 599	858	344 729	349 750
Total	**15 079**	**353 844**	**3 526**	**372 449**	**377 197**
Total financial assets	**18 404**	**467 910**	**55 271**	**541 585**	**546 333**
Liabilities carried at fair value:					
Derivative liabilities held for risk management	0	19 869	2 366	22 235	22 235
Financial liabilities designated at fair value through profit or loss	396 491	6 677	8 654	411 822	411 822
Total	**396 491**	**26 546**	**11 020**	**434 057**	**434 057**
Liabilities carried at amortised cost:					
Liabilities measured at amortised cost	38 882	12 010	1 028	51 920	50 745
Total	**38 882**	**12 010**	**1 028**	**51 920**	**50 745**
Total financial liabilities	**435 373**	**38 556**	**12 048**	**485 977**	**484 802**

31 December 2012	Fair value				Carrying amount
	Level 1	Level 2	Level 3	Total	
Assets carried at fair value:					
Available-for-sale financial assets	1 921	638	3 477	6 036	6 036
Financial assets designated at fair value through profit or loss	0	76 483	50 548	127 031	127 031
Financial assets held for trading	1 314	151	0	1 465	1 465
Derivative assets held for risk management	0	54 634	1 252	55 886	55 886
Total	**3 235**	**131 906**	**55 277**	**190 418**	**190 418**
Assets carried at amortised cost:					
Held-to-maturity investments	5 438	10 525	6 266	22 229	22 229
Loans and receivables	0	353 426	0	353 426	353 426
Total	**5 438**	**363 951**	**6 266**	**375 655**	**375 655**
Total financial assets	**8 673**	**495 857**	**61 543**	**566 073**	**566 073**
Liabilities carried at fair value:					
Derivative liabilities held for risk management	0	24 584	161	24 745	24 745
Financial liabilities designated at fair value through profit or loss	374 843	40 224	6 973	422 040	422 040
Total	**374 843**	**64 808**	**7 134**	**446 785**	**446 785**
Liabilities carried at amortised cost:					
Liabilities measured at amortised cost	34 127	27 845	7	61 989	62 537
Total	**34 127**	**27 845**	**7**	**61 989**	**62 537**
Total financial liabilities	**408 970**	**92 653**	**7 141**	**508 774**	**509 322**

192

EIB Group Consolidated Financial Statements under IFRS The following describes the methodologies and assumptions used to determine the fair value of the financial assets and the financial liabilities. Assets for which fair value approximates carrying value For financial assets and financial liabilities that are liquid or having a short term maturity (less than three months), it is assumed that the carrying amounts approximate their fair value. Assets and liabilities recorded at fair value Published price quotations in an active market are the first source for determining the fair value of a financial instrument. For instruments without available market price, fair values are estimated using valuation techniques or models based whenever possible on observable market data prevailing at the balance sheet date. Fair value of such instruments is determined by using valuation techniques to convert future amounts to a single discounted present amount. The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. Internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available. With the application of IFRS 13, own credit adjustments (OCA), reflecting own credit risk on unquoted or illiquid borrowings hedged by swaps, amount EUR +396 million at 31 December 2013. In 2013, the Group made transfers from level 1 to 2 of the fair value hierarchy: • Financial assets available for sale of EUR nil (2012: EUR 58 million) • Financial assets held for trading of EUR nil (2012: EUR 5 million) • Financial liabilities designated at fair value through profit or loss of EUR 1 million (2012: EUR 14 734 million) During the current year, due to changes in market conditions for certain securities, quoted prices in active markets were no longer available for these securities. However, there was sufficient information available to measure fair values of these securities based on observable market inputs, hence the transfers from level 1 to 2. The Group made also the following transfer from level 2 to 1 of the fair value hierarchy: • Financial assets available for sale of EUR 49 million (2012: EUR nil) • Financial assets held for trading of EUR 143 million (2012: EUR nil) • Financial liabilities designated at fair value through profit or loss of EUR 23 018 million (2012: EUR 6 884 million). During the current year, quoted prices in active markets were available for these securities, hence the transfers from level 2 to 1. 190

The following table presents the changes in Level 3 instruments for the year ended 31 December 2013: Financial assets held for trading (*) Financial assets designated at fair value through P/L Available for sale financial assets Financial liabilities held for trading (*) Financial liabilities designated at fair value through P/L Balance at 1 January 2013 1 252 50 548 3 477 -161 -6 973 Total gains or losses: - in profit or loss -339 -2 755 -49 15 373 - in other comprehensive income 0 0 235 0 0 Purchases 45 5 374 512 -111 0 Issues 0 0 0 0 -513 Settlement -314 -1 299 -257 -16 1 854 Aggregate transfers into Level 3 1 371 448 0 -2 113 -5 317 Aggregate transfers out of Level 3 -42 -6 446 -16 20 1 922 Balance at 31 December 2013 1 973 45 870 3 902 -2 366 -8 654 (*) Derivative balances are included within Financial assets or liabilities held for trading. Total gains or losses for the year on Level 3 instruments in the table above are presented in the consolidated statement of comprehensive income as follows: Financial assets held for trading (*) Financial assets designated at fair value through P/L Available for sale financial assets Financial liabilities held for trading (*) Financial liabilities designated at fair value through P/L Total gains or losses included in profit or loss for the year: - Result on financial operations -339 -2 755 -49 15 373 Total gains or losses recognised in other comprehensive income - available for sale financial assets 0 0 235 0 0 Total gains or losses for the year included in profit or loss attributable to changes in unrealised gains and losses on assets and liabilities held as at 31 December 2013 - Result on financial operations -339 -2 755 -49 15 373 - Change in impairment on shares and other variable yield securities, net of reversals 0 0 49 0 0 (*) Derivative balances are included within Financial assets or liabilities held for trading. Change in fair value of financial instruments designated at fair value through profit or loss using a valuation technique based on non-market observable input, due to alternative assumptions Although the Group believes that its estimates of fair value are appropriate, the use of different methodologies or assumptions could lead to different measurements of fair value. The potential effect of using reasonable possible alternative non market observable assumptions as input to valuation techniques from which the fair values of financial instruments designated at fair value through profit or loss (FVTPL) are determined has been quantified as a reduction of approximately EUR 34.1 million using less favourable assumptions and an increase of approximately EUR 50.4 million using more favourable assumptions for 31 December 2013 and a reduction of 191

EIB Group Consolidated Financial Statements under IFRS approximately EUR 0.1 million using less favourable assumptions and an increase of approximately EUR 0.1 million using more favourable assumptions for 31 December 2012. The alternative assumptions are used to calculate the fair value of derivatives, borrowings and loans belonging to the level 3 valuation category. Fair value of borrowings and loans in Level 3 is derived from the value of derivatives which hedge these borrowings and loans. Hence the alternative assumptions are first applied to valuation of Level 3 derivatives and then the impact is applied to Level 3 borrowings and loans. Level 3 derivatives can be grouped in four swap types according to underlying asset and valuation model: a. Single currency, multiple-rate swaps b. Cross currency and FX-linked swaps c. Inflation-linked swaps d. Equity-linked swaps For single currency, multiple rate swaps, alternative assumptions are applied to forward rate correlations used in calibration of BGM models. For cross currency and FX-linked swaps alternative assumptions are applied to correlations between interest and FX rates used in the calibration of hybrid Black Scholes / Hull & White models. For inflation-linked swaps alternative assumptions are applied to inflation index and real rate volatilities used in the calibration of hybrid Black Scholes / Hull & White models. For equity-linked swaps alternative assumptions are applied to equity or index volatilities and dividend yields (forwards) used in the calibration of hybrid Black Scholes / Hull & White models. Financial assets designated at fair value through profit or loss Included in financial assets designated at fair value through profit or loss is a portfolio of loans hedged by Interest Rates Swaps and Currency Swaps. The maximum credit exposure of the disbursed loans and advances to customers and to credit institutions designated at fair value through profit or loss amounts to EUR 116 998 million (2012: EUR 112 717 million). The cumulative change in fair value of the loans attributable to change in credit risk of Group’s counterparts amounts to a loss of EUR 402 million (2012: loss of EUR 303 million). The changes in fair value of financial assets designated at fair value through profit or loss attributable to changes in credit risk have been calculated by determining the change in the Expected Credit Loss on these loans. No credit derivatives have been concluded to hedge the credit risk of the financial assets designated at fair value through profit or loss. Financial liabilities designated at fair value through profit or loss The financial liabilities designated at fair value through profit or loss comprise debts evidenced by certificates issued by the Group and hedged by Interest Rate Swaps and Currency Swaps. The cumulative change in fair value of the financial liabilities designated at fair value through profit or loss attributable to change in credit risk of the Group amounts to a profit of EUR 503 million (2012: EUR 722 million). The amount that the Group would contractually be requested to pay at maturity of financial instruments designated at fair value through profit or loss is EUR 20 340 million (2012: EUR 41 160 million) less than the carrying amount as at 31 December 2013. Offsetting financial assets and financial liabilities The disclosures set out in the tables below include financial assets and financial liabilities that: • are offset in the Group’s balance sheet; or • are subject to an enforceable master netting arrangement or similar agreement that covers similar financial instruments, irrespective of whether they are offset in the statement of financial position. The similar agreements include global master repurchase agreements. Similar financial instruments include repurchase agreements and reverse repurchase agreements. Financial instruments such as loans and deposits are not disclosed in the tables below unless they are offset in the balance sheet. The Group’s derivative transactions that are not transacted on an exchange are entered into under International Swaps and Derivatives Association (ISDA) Master Agreements. In general, under such agreements the amounts payable by each party on any day in respect of the same transaction and in the same currency are aggregated into a single net amount being payable by one party to the other. In certain circumstances, for example when an event of default occurs, all outstanding transactions under the agreement are terminated, the termination value is assessed and only a single net amount is payable in settlement of all transactions. The Group’s repurchase and reverse repurchase transactions are covered by master agreements with netting terms similar to those of ISDA Master Agreements. The above ISDA and similar master netting arrangements do not meet the criteria for offsetting in the ba lance sheet. This is because they create a right of set- 192 off of recognised amounts that is enforceable only after termination of outstanding transactions following an event of default, including insolvency or bankruptcy, of either party. The Group receives and accepts collateral in the form of cash and marketable securities in respect of the following transactions: • derivatives; and • repurchase and reverse repurchase agreements. Collateral received in respect of derivatives is subject to the standard industry terms of the ISDA Credit Support Annex. This means that securities received as collateral can be pledged or sold during the term of the transaction but must be returned on maturity of the transaction. The terms also give the Group the right to terminate the related transactions upon the counterparty’s failure to post collateral. Financial assets subject to offsetting, enforceable master netting arrangements and similar agreements Related amounts not offset in the balance sheet 31 December 2013 Gross amounts of recognised financial assets Gross amounts of recognised financial liabilities offset in the balance sheet Net amounts of financial assets presented in the balance sheet Bonds Cash collateral received Net amount Financial assets: Derivative assets held for risk management 33 854 0 33 854 13 974 3 677 16 203 Reverse repos 39 336 0 39 336 40 964 0 -1 628 Total 73 190 0 73 190 54 938 3 677 14 575 Related amounts not offset in the balance sheet 31 December 2012 Gross amounts of recognised financial assets Gross amounts of recognised financial liabilities offset in the balance sheet Net amounts of financial assets presented in the balance sheet Bonds Cash collateral received Net amount Financial assets: Derivative assets held for risk management 55 886 0 55 886 24 825 10 380 20 681 Reverse repos 40 721 0 40 721 42 049 0 -1 328 Total 96 607 0 96 607 66 874 10 380 19 353 193

EIB Group Consolidated Financial Statements under IFRS Financial liabilities subject to offsetting, enforceable master netting arrangements and similar agreements Related amounts not offset in the balance sheet 31 December 2013 Gross amounts of recognised financial liabilities Gross amounts of recognised financial assets offset in the balance sheet Net amounts of financial liabilities presented in the balance sheet Financial instruments Cash collateral pledged Net amount Financial liabilities: Derivative liabilities held for risk management 22 235 0 22 235 0 0 22 235 Total 22 235 0 22 235 0 0 22 235 Related amounts not offset in the balance sheet 31 December 2012 Gross amounts of recognised financial liabilities Gross amounts of recognised financial assets offset in the balance sheet Net amounts of financial liabilities presented in the balance sheet Financial instruments Cash collateral pledged Net amount Financial liabilities: Derivative liabilities held for risk management 24 745 0 24 745 0 0 24 745 Total 24 745 0 24 745 0 0 24 745 The gross amounts of financial assets and financial liabilities and their net amounts as presented in the balance sheet that are disclosed in the above tables are measured in the balance sheet on the following bases: • derivative assets and liabilities - fair value; • assets and liabilities resulting from sale and repurchase agreements, reverse sale and repurchase agreements and securities lending and borrowing - amortised cost; • loans and advances to customers - amortised cost or fair value; and • amounts owed to customers - amortised cost. The amounts in the above tables that are offset in the balance sheet are measured on the same basis. The tables below reconcile the ‘Net amounts of financial assets and financial liabilities presented in the balance sheet’, as set out above, to the line items presented in the balance sheet. 31 December 2013 Net amounts Line item in balance sheet Carrying amount on balance sheet Financial assets not in scope of offsetting disclosures Financial assets: Derivative assets held for risk management 33 854 Derivative assets 33,854 356 Reverse repos 39 336 Loans and advances to credit institutions 172,984 0 31 December 2013 Net amounts Line item in balance sheet Carrying amount on balance sheet Financial liabilities not in scope of offsetting disclosures Financial liabilities: Financial liabilities: 22,235 Derivative liabilities 22,235 1 194

31 December 2012 Net amounts Line item in balance sheet Carrying amount on balance sheet Financial assets not in scope of offsetting disclosures Financial assets: Derivative assets held for risk management 55,886 Derivative assets 55 886 367 Reverse repos 40,721 Loans and advances to credit institutions 177 204 0 31 December 2012 Net amounts Line item in balance sheet Carrying amount on balance sheet Financial liabilities not in scope of offsetting disclosures Financial liabilities: Derivative liabilities held for risk management 24 745 Derivative liabilities 24 745 5 Note S – Risk management This note presents information about the Group’s exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are: • Credit risk - the risk of loss resulting from client or counterparty default and arising on credit exposure in all forms, including settlement risk; • Market risk - exposure to observable market variables such as interest rates, exchange rates and equity market prices; • Liquidity and funding risk - the risk that the Group is unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price; and • Operational risk - the potential loss resulting from inadequate or failed internal processes, people and systems or from external events. Within the Group, the management and control of risks are handled separately by each entity. As a consequence, risk management information presented in this note distinguishes between the Bank and the Fund. S.1. Risk Management Organisation S.1.1. Risk Management Organisation of the Bank The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an on-going basis as best market practice develops. Systems are in place to control and report on the main risks inherent in its operations, i.e. credit, market and operational risks. The Bank’s objective is to analyse and manage risks so as to obtain the strongest protection for its assets, its financial result, and consequently its capital. While the Bank is not subject to full regulation, it aims to comply with the relevant EU banking directives and the recommendations of the banking supervisors of the EU Member States, EU legislation and the competent supranational bodies, such as the Basel Committee on Banking Supervision (BCBS). The following sections disclose the credit, market and liquidity risks to which the Bank is exposed on its activities performed on own resources. The Risk Management Directorate (RM) independently identifies, assesses, monitors and reports credit, market and operational risks to which the Bank is exposed in a comprehensive and consistent way and under a consistent approach. Within a commonly defined framework, whereby the segregation of duties is preserved, RM is independent of the Front Offices and provides second opinion on all proposals made which have risk implications. The Director General of RM reports, for credit, market and operational risks, to the Management Committee and meets regularly with the Audit Committee to discuss topics relating to credit, market and operational risks. He is also responsible for overseeing risk reporting to the Management Committee and the Board of Directors. Two risk-oriented committees support the implementation of the Bank’s risk policies. The Credit Risk Assessment Group (CRAG) is a high-level forum for discussing relevant credit risk issues arising in the course of the Bank’s activities and for advising the Management Committee on these. Its members are the Directors General of the Operations, Projects, RM, Transaction Monitoring & Restructuring (TMR), Finance and Legal Affairs Directorates. The CRAG is intended to complement, and does not replace, the existing case-bycase review of lending operations, which remains central to the loan approval process. 195

EIB Group Consolidated Financial Statements under IFRS An Asset / Liability Committee (ALCO), made up of the Directors General of the Operations, Finance and RM Directorates, the Head of Financial Control and the Chief Economist, provides a high-level forum for debating the Bank’s Asset / Liability Management (ALM) matters and for making proposals in this field to the Management Committee. It promotes and facilitates the dialogue among the Directorates represented in it, while providing a wider perspective on, and enhancing their understanding of, the main financial risks. The Bank continues to develop its capacity to manage loans post signature. For significant parts of the portfolio this is the responsibility of TMR, a Directorate independent from RM. TMR is focusing on monitoring higher risk counterparts and certain forms of security and it also manages transactions requiring particular attention. All of its proposals which have credit risk implications are subject to an independent second opinion by RM. S.1.1.1 Risk measurement and reporting system Risks are assessed both under normal circumstances and possible stressed conditions, with the purpose to quantify their impact on the Bank’s solvency, liquidity and operations. Risk measurements combine metrics such as expected and unexpected loss estimations based on historical default probabilities together with scenario-based and sensitivity analyses. Worst case scenarios aim at capturing extreme, low probability events which could impact the Bank. Information on the risk measures described above are presented and explained to the Management Committee and to the Board of Directors on a monthly basis. The reports include aggregate credit exposures, credit concentration analyses and other key portfolio risk indicators, as well as Value at Risk (VaR), sensitivity analyses, liquidity indicators and cumulative funding gaps. The Bank maintains two reserves for the expected and unexpected losses – the General Loan Reserve (GLR) and the Special Activities Reserve (SAR), respectively. The General Loan Reserve is a dedicated reserve for the expected loss of the Bank’s loan portfolio. It is calculated monthly according to the evolution of the underlying assets and reported to the Bank’s senior management. The Special Activities Reserve is a dedicated reserve for the capital allocation covering the unexpected loss of those activities which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities undertaken by the EIF on the Bank’s behalf. It is calculated monthly according to the evolution of the underlying assets. S.1.1.2. The Bank’s financial risk tolerance As a public institution, the Bank does not aim to make profits from speculative exposures to financial risks, setting its financial risk tolerance to a minimum level as defined by approved limits, and applying a conservative financial framework. As a consequence, the Bank does not consider its treasury or funding activities as profit- maximising centres, even though performance objectives are attached to these activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore to ensure that all material financial risks are hedged. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. S.1.1.3. Sustainability of revenue and self-financing capacity The Bank’s ALM policy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the ALM policy employs medium to long term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long term yields and is not influenced by any short term views on trends in interest rates. This is accomplished by targeting a duration for the Bank’s own funds of between 4.5 and 5.5 years. S.1.2. Risk Management Organisation of the Fund (EIF) Most of the Private Equity (PE), Venture Capital and Portfolio Guarantees, Securitisation & Microfinance (GSM) operations for both entities of the Group are managed by the Fund. The mandate of the Fund is to support small and mid-size enterprise (SME) finance for start-up, growth and development within European Union objectives for SME. The Fund aligns its risk management systems to changing economic conditions and evolving regulatory standards. It therefore adapts them on an on-going basis. Credit, market and operational systems are in place to control and report on the main risks inherent to its operations. Risk management is embedded in the corporate culture of EIF, based on a three-lines-of-defence model permeating all areas of EIF’s business functions and processes: (i) front office, (ii) independent risk functions and (iii) audit and assurance. Investment and Risk Committees (IRCs) chaired by the Head of Risk and Portfolio Management advice the Chief Executive and the Deputy Chief Executive on each and every transaction. IRCs also oversee risk and investment-related aspects of the EIF port- 196 folio, inter alia: approving transaction rating/grading, impairment and provisioning actions, relevant market risk events and potential stress testing. Finally, the IRCs oversee the Enterprise Risk arising from EIF’s role as a fund manager. Risk and Portfolio Management actions form part of the assurance process presided by the EIF Audit Board. Moreover, within the EIB Group context, the Fund’s Risk and Portfolio Management Department operates in close contact with the European Investment Bank’s Risk Management Directorate, particularly with regard to Group risk exposure relating to guarantee operations, the PE operations under the Bank’s Risk Capital Resources mandate (RCR) and general EIF policy matters. The Fund’s treasury management has been fully outsourced to the Bank under a treasury management agreement signed by both parties and mandating the responsible EIB services to perform selection, execution, settlement and monitoring of transactions. Management follows treasury guidelines annexed to the agreement, which mirror closely the relevant sections of the EIB’s own treasury guidelines. S.1.2.1. Risk assessment private equity Under its private equity operations, the Fund has a fund-of-funds approach, taking minority equity participations in venture capital, private equity and mezzanine funds managed by mostly independent teams in order to leverage further commitments from a wide range of investors. The Fund’s PE operations include investments in funds focussed on seed- and early-stage capital, but also investments in well-established funds targeting mid- and later-stage or mezzanine investments, which, generally speaking, have a lower risk profile. Over the last years, the Fund has developed a tool-set to design, manage and monitor portfolios of PE funds tailored to the dynamics of this market place, going beyond investing in top quartile funds. This tool-set is based on an internal model, the Grading-based Economic Model (GEM), which allows the Fund to better assess and verify each funds’ but also each portfolio of funds’ valuations, risks and expected future cash flows and performances. Before committing to a PE fund, the Fund assigns a grading which is based on the outcome of an extensive due diligence performed by the Fund’s transaction team and reviewed by its risk management team. During the funds’ lifetimes, gradings are periodically reviewed with a frequency and intensity depending on the level of risk. These efforts, supported by the development of a proprietary IT system and an integrated software (front to back), improve the investment decision-making process and the management of the portfolio’s financial risks and of liquidity, in particular enabling forward-looking and stress-test based decision making. S.1.2.2. Risk assessment guarantees The Fund extends portfolio guarantees to financial intermediaries involved in SME financing and provides credit enhancement to SME securitisation transactions. By taking on these risks, it facilitates access to funding, and, in turn, it helps to finance SMEs. For its guarantee & securitisation business, over the last years, the Fund has developed a tool-set to analyse portfolio guarantees and structured finance transactions in line with best market practices. Before the Fund enters legally into a guarantee transaction, an internal rating is assigned to each new own risk guarantee transaction in accordance with the Fund’s Credit Risk Policy and Model Review Guidelines. The rating is based on internal models, which analyse and summarise the transaction’s credit quality (expected loss concept), considering not only quantitative parameters but also qualitative aspects. Guarantee transactions are monitored regularly, at least quarterly; their statuses are regularly reviewed by EIF Investment and Risk Committee which, depending on their performances, may review their internal ratings. A four-eye principle applies throughout the process, with actions initiated by the front office and reviewed by Risk Management. The guarantees portfolio is valued according to a markto model approach under the IFRS principles. The main impact on the valuation of the transactions in the portfolio stems from the assigned ratings (internal and external as the case may be) and the possible subsequent rating changes. The EIF’s monitoring follows potential negative rating migrations and provides the basis for appropriate management of transactions. The Fund’s stress testing methodology is applied at the outset of a transaction and throughout the life of the portfolio, i.e. its scenario analysis with regard to downgrades and defaults in the portfolio and related impacts on capital allocation, expected losses, as well as on the profit and loss. As is the case for PE, stress tests on the guarantee portfolio are presented regularly to the EIF Board of Directors. S.2. Credit risk S.2.1. Credit risk policies Credit risk concerns mainly the Group’s lending activities and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits as well as the derivative transactions of the Group and the Fund’s guarantee transactions funded by own resources. No credit risk is attached to the Group’s venture capital operations, which are performed entirely through equity participations and are, hence, only exposed to market risk. 197

EIB Group Consolidated Financial Statements under IFRS

The Group's policies on credit risk are approved by the respective governing bodies. They set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements which loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank's position ranks at least equal to that of other senior lenders, with prompt access to security when required. In addition, via a counterparty and sector limit system, the credit policies ensure an acceptable degree of diversification in the Group's loan portfolio. The Group's limit system draws its inspiration from the traditional prudential regulations on concentration and large exposure management contained in the EU banking directives, though the Group generally adopts a more restrictive approach to risk-taking than commercial banks. They also set out the minimum credit quality of counterparties of derivatives and treasury transactions as well as the contractual framework for each type of transaction. Following approval of the cash capital increase by the heads of state and government of the EU member states, the Bank has expanded the Credit Risk Policy Guidelines by a dedicated chapter on the remedy of non-compliance events with bank intermediaries, and a dedicated chapter for incremental new lending in connection with the additional capital.

Following the capital increase in 2012, the Bank expanded its Credit Risk Policy Guidelines by a dedicated chapter on the remedy of non-compliance events with bank intermediaries, and a dedicated chapter for incremental new lending in connection with the additional capital.

As regards lending, treasury and derivatives operations, credit risk is managed by an independent Risk Management Directorate under the direct responsibility of the Management Committee of the Bank. The Group has thus established an operationally independent structure for determining and monitoring credit risk.

The Fund manages exposures and risks in the frame of conservative policies deriving from statutory provisions and Credit Risk Policy Guidelines approved by the Fund's Board of Directors or guidelines as set out under mandates.

Credit policies undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Group may receive from its shareholders.

Management of credit risk is based, firstly, on the level of credit risk vis-à-vis counterparties and, secondly, on an analysis of the solvency of counterparties.

S.2.2. Maximum exposure to credit risk without taking into account any collateral and other credit enhancements

The table below shows the maximum exposure to credit risk for the components of the balance sheet, including derivatives. The maximum exposure is shown gross, before the effect of mitigation through the use of collateral agreements (Note S.2.3.4).

Maximum exposure (in EUR million)	31.12.2013	31.12.2012
Financial assets:		
Loans and receivables	348 741	343 434
Financial assets held for trading	916	1 465
Derivative assets held for risk management	33 854	55 886
Financial assets designated at fair value through profit or loss	127 596	127 031
Financial assets – Available-for-sale	6 770	6 036
Financial assets – Held-to-maturity	27 447	23 389
Other receivables	1 022	9 992
Total	**546 346**	**567 233**
Off-balance-sheet:		
Contingent liabilities	5 057	3 633
Commitments		
– Undisbursed loans	93 344	81 916
– Undisbursed Venture Capital operations	2 449	2 088
– Other	1 318	1 252
Total	**102 168**	**88 889**
Total credit risk exposure	**648 514**	**656 122**

201

S.2.3. Credit risk on loans S.2.3.1. Credit risk measurement for loans and advances to customers and credit institutions An internal loan grading system (based on the expected loss methodology) is implemented for lending operations. This is an important part of the loan appraisal process and of credit risk monitoring, as well as providing a reference point for pricing credit risk when appropriate. The loan grading (LG) system comprises the methodologies, processes, databases and IT systems supporting the assessment of credit risk in lending operations and the quantification of expected loss estimates. It summarises a large amount of information with the purpose of offering a relative ranking of loans’ credit risks. LGs reflect the present value of the estimated level of the lifetime “expected loss”, this being the product of the probability of default, the exposure at risk and the loss severity in the case of default. LGs are used for the following purposes: • as an aid to a finer and more quantitative assessment of lending risks; • as help in distributing monitoring efforts; • as a description of the loan’s portfolio quality at a given date; • as a benchmark for calculating the annual additions to the General loan reserve; and • as an input in risk-pricing decisions. The following factors are used to determine an LG: i) The borrower’s creditworthiness: RM independently reviews borrowers and assesses their creditworthiness based on internal methodologies and external data. In line with the Basel II Internal Ratings Based Approach chosen, the Bank has developed an internal rating methodology (IRM) to determine the internal ratings of borrowers and guarantors. This is based on a set of scoring sheets specific to defined counterparty types. ii) The default correlation: it quantifies the chances of simultaneous financial difficulties arising for both the borrower and the guarantor. The higher the correlation between the borrower and the guarantor’s default, the lower the value of the guarantee and therefore the lower (worse) the LG. iii) The value of guarantee instruments and of securities: this value is assessed on the basis of the combination of the issuer’s creditworthiness and the type of instrument used. iv) The contractual framework: a sound contractual framework will add to the loan’s quality and enhance its internal grading. v) The loan’s duration or, more generally, the cashflows of the loan: all else being equal, the longer the loan, the higher the risk of incurring difficulties in the servicing of the loan. A loan’s expected loss is computed by combining the five elements discussed above and is used as a component of the fair value measurement technique used for loans which meet the eligibility criteria of the amended fair value option and which have been designated on initial recognition at fair value through profit or loss. Depending on the level of this expected loss, a loan is assigned to one of the following LG classes listed below. A Prime quality loans: there are three sub-categories. A° comprises all EU sovereign risks, i.e. loans granted to or fully, explicitly and unconditionally guaranteed by Member States, where no repayment difficulties are expected and for which an expected loss of 0% is allocated (based on the Bank’s preferred creditor status and statutory protection). A+ denotes loans granted to (or guaranteed by) entities other than Member States, with no expectation of deterioration over their term. A- includes those lending operations where there is some doubt about the maintenance of their current status (for instance because of a long maturity, or for the high volatility of the future price of an otherwise excellent collateral), but where any downside is expected to be limited. B High quality loans: these represent an asset class with which the EIB feels comfortable, although a minor deterioration is not ruled out in the future. B+ and B- are used to denote the relative likelihood of the possibility of such deterioration occurring. C Good quality loans: an example could be unsecured loans to solid banks and corporates with a 7-year bullet, or equivalent amortising, maturity at disbursement, with adequate protective clauses. D This rating class represents the borderline between “acceptable quality” loans (D+) and those that have a risk profile worse than generally accepted by the Bank (D-) and which are classified as Special Activities. These are undertaken under specific policies, including size restrictions, the allocation of Special Activity Reserve (SAR) and dedicated risk pricing rules. Loans in the D- category, which have experienced deterioration from their original better classification, are subject to heightened monitoring E This LG category includes loans that have explicitly been approved as Special Activities with a risk profile worse than generally accepted, and loans which in the course of their lives have experienced severe problems and their sliding into a situation of loss 199

EIB Group Consolidated Financial Statements under IFRS cannot be excluded. A corresponding allocation to the Special Activities Reserve is being made and the loans are subject to close monitoring. The sub-classes E+ and E- further differentiate the risk profile of the loans, with those operations graded E- being in a position where there is a possibility that debt service cannot be maintained on a timely basis and therefore some form of debt restructuring may be required, possibly leading to an impairment loss. F F (fail) denotes loans representing unacceptable risks. F- graded loans can only arise out of outstanding transactions that have experienced unforeseen, exceptional and dramatic adverse circumstances after signature. All operations where there is a loss of principal are graded F and a specific provision is raised. Generally, loans internally graded D- or below are placed on the Watch List. However, if a loan was originally approved with a risk profile of D- or weaker, it will only be placed on the Watch List as a result of a material credit event causing a deterioration of its LG classification below the one at approval. In addition to the deal-by-deal analysis of each loan, the EIB, also developed a portfolio view of credit exposures via its Economic Capital framework, integrating the concentration and correlation effects created by the dependence of various obligors on common risk factors. By adding a portfolio dimension of credit risks and by focussing on unexpected losses (i.e. losses which may occur on top of the expected ones up to a certain level of confidence), it is possible to complement the LG’s deal-by-deal approach and thus provide a finer and more comprehensive risk assessment of the credit risks in the EIB’s loan book. Loan renegotiation and forbearance The Group considers loans that are unsecured or have weak security to be forborn if in response to adverse changes in the financial position of a borrower the Group renegotiates the original terms of the contractual arrangements with this borrower affecting directly the future cash flows of the financial instrument, which may result in a loss to the Group. However, the financial impact of restructuring activities is in general limited to impairment losses, if any, as financial neutrality is generally applied by the Group and reflected in the renegotiated pricing conditions of the operations restructured. In the normal course of business, the Loan Grading (LG) of the loans in question would have deteriorated and the loan would have been included in the Watch List before renegotiation. Once renegotiated, the Group will continue to closely monitor these loans. If the renegotiated payment terms will not recover the original carrying amount of the asset, it will be considered as impaired. The corresponding impairment losses will be calculated based on the forecasted cash flows discounted at the original effective interest rate. The need for impairment for all loans whose LG deteriorated to E- is assessed regularly; all loans with a LG of F require impairment. Once the Loan Grading of a loan has improved sufficiently, it will be removed from the Watch List in line with the procedures of the Group. Forbearance measures and practices undertaken by the Group’s restructuring team during the reporting period includes extension of maturity, deferral of capital only, deferral of capital and interest and capitalisation of arrears. Such forbearance measures do not lead to the derecognition of the underlying operation. Exposures subject to changes in contractual terms which do not affect future cash flows, such as collateral or other security arrangements or the waiver of contractual rights under covenants, are not considered as forborn and hence those events are not considered as sufficient to indicate impairment on their own. Operations subject to forbearance measures are considered by the Group as forborn until their final maturity and are reported as such in the table below. (in EUR million) 31.12.2013 31.12.2012 Operations subject to forbearance practices 12 11 Carrying values 1 091 1 152 of which impaired 356 632 Impairment recognised 159 213 Interest income in respect of forborn operations 24 23 Exposures written off (following the termination/sale of the operation) 30 34 200

Forbearance measures (in EUR million) 31.12.2012 Extension of maturities Deferral of capital only Deferral of capital and interest Other Contractual repayment and termination (1) 31.12.2013 Public 88 0 301 0 0 -70 319 Bank 141 0 0 0 0 -38 103 Corporate 923 69 26 0 11 -360 669 Total 1 152 69 327 0 11 -468 1 091 (1) Decrease are explained by repayments of capital occurred during the year on operations already considered as forborn as of 31 December 2012 and by termination during the year. S.2.3.2. Loans secured by Guarantees of the European Union budget or the Member States Loans outside the European Union (apart from those under the Facilities(1)) are, in the last resort, secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). The agreements decided by the Council of the European Union on 14 April 1997 (Decision 97/256/EC) introduced the concept of risk sharing whereby certain loans of the Bank, including some which are secured by third-party guarantees with respect to the commercial risk, are covered by the budgetary guarantee applying in the case of political risks solely arising from currency non-transferability, expropriation, war and civil disturbance. In accordance with the terms of the Guarantees, the European Union and the Member States secure up to 65%, 70%, 75% and 100% of pool of signed(2) operations in each portfolio. This results in an effectively full coverage of the Group’s exposure. For this reason, the Group deems the credit risk associated to each individual loan as fully covered and therefore excludes them from the section S.2.3 (Group’s lending activities). The carrying value of the disbursed part of loans signed under this category amounts to EUR 22 340 million as at 31 December 2013 (2012: EUR 22 259 million) and the undisbursed part amount to EUR 13 718 million as at 31 December 2013 (2012: EUR 12 972 million). These amounts also include loans granted to current European Union Member States but granted before their accession to the European Union and are guaranteed by the European Union budget or Member States. S.2.3.3. Analysis of lending credit risk exposure In order to limit the credit risk on its loan portfolio, the Group lends only to counterparties with demonstrated creditworthiness over the longer term and/ or sound guarantees. In detail, the tables below show the maximum exposure to credit risk on loans (the repayable on demand and other loans and advances to credit institutions are not included) signed and disbursed as well as the part of the exposure that has been signed but not disbursed yet for all exposure where the Group is at risk. Therefore, loans outside the European Union secured by the European Union budget or the Member States are not included (Note S.2.3.2). (1) Loans granted under Article 16 (previously Article 18) of the Bank’s statute and loans granted under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility. These loans, granted under the Facilities, are not secured by guarantees of the European Union budget or the Member States. Therefore, lending under the Facilities is from the Bank’s own resources and at the Bank’s own risk. (2) Under the Guarantee Agreement with the Commission signed on 1 and 29 August 2007, all European Union guaranteed operations signed on and after 17 April 2007 shall be covered up to 65% of “the aggregate amount of credits disbursed”. The residual risk borne by the Group in connection with operations is managed in accordance with the Group’s fundamental credit rules and procedures. 201

EIB Group Consolidated Financial Statements under IFRS Regarding the lending activities, the Group’s total direct exposure(3) to the banking sector amounts to EUR 150 243 million at the end of December 2013 (2012: EUR 141 890 million), which is equal to 31.0% (2012: 30.5%) of the total of EUR 485 036 million in loans disbursed and undisbursed as at 31 December 2013 (2012: EUR 465 962 million). Unsecured loans to corporates at the end of December 2013 amounted to EUR 72 647 million(3), (2012: EUR 66 096 million). Unsecured exposure to corporate clients is controlled by bilateral limits and generally individual exposures are capped at 5% of Group’s Own Funds. The Group has also introduced a number of sector limits. S.2.3.3.1. Credit quality on loans Loans internally graded A to D+ represent 94.8% of the loan portfolios as at 31 December 2013, compared with 93.8% at 31 December 2012. The share of loans internally graded D- and below (for which allocations to the Special Activities Reserve are being made), was 5.2% (2012: 6.2%) of the risk portfolio, corresponding to EUR 25.0 billion (2012: EUR 28.7 billion). The credit quality of the loan portfolio stabilised during the year and the Bank’s efforts in mitigating credit risk resulted in a significant increase in loan collateralisation. Both these factors contributed to an improvement in the LG breakdown and led to a decrease of the internal Watch List of loans which are subject to heightened monitoring (all loans graded D- or below, if signed at D+ or above, and all other loans signed at D- or below for which a material credit event has been diagnosed and the LG lowered) to EUR 10 216 million (2012: EUR 12 418 million). To mitigate credit risk, the Group uses, amongst others, the following instruments: • Guarantees issued by third parties of acceptable credit quality; • Financial collaterals; • Mortgages, claims on revenues etc. All credit risk mitigation instruments accepted by the Group have been defined in the Credit Risk Policy Guidelines. 2013 (in EUR million) Guarantor Not guaranteed (1) Total disbursed Signed not disbursed Corporate Bank Public State Borrower Corporate 39 406 26 994 7 441 20 367 60 704 154 912 24 236 Bank 25 459 30 729 32 696 18 228 16 021 123 133 27 109 Public 3 359 518 12 583 25 818 47 813 90 091 19 495 State 0 0 0 0 37 274 37 274 8 786 Total disbursed (2) (3) (4) 68 224 58 241 52 720 64 413 161 812 405 410 Signed not disbursed (2) (3) (4) 10 101 8 030 9 903 10 871 40 721 79 626 2012 (in EUR million) Guarantor Not guaranteed (1) Total disbursed Signed not disbursed Corporate Bank Public State Borrower Corporate 39 514 29 105 6 957 19 650 56 297 151 523 22 249 Bank 20 095 30 309 34 552 14 847 22 444 122 247 19 643 Public 3 793 538 12 230 26 250 45 957 88 768 16 156 State 0 0 0 0 34 480 34 480 10 896 Total disbursed (2) (3) (4) 63 402 59 952 53 739 60 747 159 178 397 018 Signed not disbursed (2) (3) (4) 8 976 7 115 8 044 9 354 35 455 68 944 (1) These amounts include loans for which no formal guarantee independent from the borrower and the loan itself was required, the borrower’s level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank’s right to access independent security. (2) These amounts include loans granted under Facilities. (3) These amounts do not include Loan substitutes (2013: EUR 13 179 million; 2012: EUR 12 738 million). (4) These amounts exclude loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States. . (3) Including exposure signed but not disbursed yet. 202

Credit quality analysis per type of borrower The tables below show the credit quality analysis of the Group’s loans portfolio as at 31 December 2013 and 31 December 2012 by the Loan Grading application, based on the exposures signed (disbursed and undisbursed). 2013 (in EUR million) Sovereign High Grade Standard Grade Min. Accept. Risk High Risk Total A0, P A to B- C D+ D- and below Borrower Corporate 18 965 69 156 40 925 29 562 20 541 179 149 Bank 16 804 107 957 14 465 7 987 3 030 150 243 Public 26 483 77 300 3 323 1 082 1 397 109 585 State 44 004 350 1 505 200 0 46 059 Total 106 256 254 763 60 218 38 831 24 968 485 036 2012 (in EUR million) Sovereign High Grade Standard Grade Min. Accept. Risk High Risk Total A0, P A to B- C D+ D- and below Borrower Corporate 19 472 62 363 36 589 31 644 23 704 173 772 Bank 13 076 99 762 15 582 9 536 3 934 141 890 Public 26 550 58 253 14 243 5 055 823 104 924 State 42 935 0 1 900 341 200 45 376 Total 102 033 220 378 68 314 46 576 28 661 465 962 Credit risk exposure for each internal risk rating The Group uses an internal rating methodology in line with the Internal ratings based approach under Basel II. The majority of the Group’s counterparties have been assigned an internal rating according to this methodology. The table below shows a breakdown of the Group’s loan portfolio by the better of the borrower’s or (where applicable) guarantor’s internal ratings, where available. In cases where an internal rating is not available, the external rating has been used for this analysis. The table shows both the nominal exposures signed (disbursed and undisbursed) and the risk-weighted exposures, based on an internal methodology that the Group uses for limit management. (in EUR million) Rating Grade Moody’s equiv. grade 2013 2012 Exposures Signed Weighted Exposures (*) Exposures Signed Weighted Exposures (*) Internal Rating 1 1 Aaa 9 989 1 156 15 870 1 898 Internal Rating 2 2+ Aa1 38 371 3 866 33 045 2 864 2 Aa2 13 901 5 273 11 369 4 394 2- Aa3 8 711 3 117 9 978 5 293 Internal Rating 3 3+ A1 45 639 20 588 46 624 21 748 3 A2 33 977 24 052 33 154 22 246 3- A3 59 290 29 116 75 009 36 508 Internal Rating 4 4+ Baa1 62 962 39 082 63 703 36 210 4 Baa2 47 327 27 721 32 156 18 663 4- Baa3 64 297 17 499 57 483 15 071 Internal Rating 5 5+ Ba1 36 038 14 056 29 523 11 951 5 Ba2 23 022 7 021 22 525 6 761 5- Ba3 12 631 6 035 8 827 4 916 Internal Rating 6 6+ B1 4 184 2 962 3 740 2 929 6 B2 3 347 1 898 3 791 2 094 6- B3 18 632 1 070 1 614 463 Internal Rating 7 7 Below B3 2 718 1 401 17 551 964 Total 485 036 205 913 465 962 194 973 (*) Risk-weights are percentages (from 0% to 100%) applied to the outstanding nominal amounts of loans or other credit exposures (e.g. deposits, derivatives and securities). They depend on the perceived credit risk represented both by the types of claims and by the nature of the main obligator or guarantor. The main risk-weights are 0% (Member States, German and Austrian Länder), 20% (public institutions), 50% (banks) and 100% (corporates). 203

EIB Group Consolidated Financial Statements under IFRS

The Group continually monitors events affecting its borrowers and guarantors, particularly banks. In particular, the Group is assessing on a case by case basis its contractual rights in case of rating deterioration and is seeking mitigating measures. It is also closely following the renewals of bank guarantees received for its loans to ensure that these are replaced or action is taken in a timely manner.

As an immediate response to the developments in the financial markets that have taken place since September 2008, the Group has acted to reinforce its arrangements for the monitoring and management of risks. To this end, an inter-directorate risk monitoring group has been set up. Its purpose is to promote the exchange of information among departments and to suggest reporting and operational management procedures for use at times of financial crisis with the objective of rapid reaction if required.

Taking into account the above and the Group's contractual protections, which if breached enable the Group to negotiate remedies, there was no need for a collective impairment allowance as at 31 December 2013 and 2012.

The Group did not record impairments in respect of its EU sovereign and sovereign guaranteed exposure as at the year end as the preferred creditor status of the Bank as well as of the EIF and the protection given by the Bank's Statute are deemed to guarantee a full recovery of the Group's assets on maturity.

The table below discloses information regarding the sovereign credit risk on loans granted inside the European Union and outside the European Union granted under the Facilities and under the risk-sharing operations:

(in EUR million)	2013			2012		
	Acting as borrower		Acting as guarantor	Acting as borrower		Acting as guarantor
Country	Disbursed	Undisbursed	Signed	Disbursed	Undisbursed	Signed
Austria	0	0	157	0	0	30
Belgium	208	0	166	627	0	183
Bulgaria	576	532	0	356	767	0
Cyprus	842	366	867	844	239	895
Croatia (*)	276	167	2 050	241	254	1 584
Czech Republic	2 618	253	287	2 786	446	356
Denmark	0	0	296	0	0	409
Estonia	542	0	169	551	0	169
Finland	285	0	498	338	0	625
France	0	0	1 029	0	0	1 056
Germany	0	0	1 748	0	0	1 780
Greece	7 998	421	7 634	8 396	340	7 343
Hungary	5 463	1 459	1 397	4 759	1 768	1 531
Ireland	0	0	656	0	0	697
Italy	1 257	0	3 452	1 342	0	3 240
Latvia	428	525	207	455	525	289
Lithuania	1 180	0	87	1 195	0	0
Luxembourg	0	0	103	0	0	114
Malta	0	0	334	0	0	338
Poland	8 387	1 424	14 141	7 409	1 482	12 763
Portugal	570	1 050	6 921	604	1 050	7 272
Romania	1 876	1 273	328	1 409	1 995	334
Slovakia	1 506	0	56	1 225	350	30
Slovenia	300	230	2 430	35	500	2 163
Spain	1 993	0	23 404	990	0	21 960
Sweden	0	0	30	0	0	139
United Kingdom	0	0	1 722	0	0	1 372
Non EU-countries	969	1 089	5 115	918	1 180	3 429
Total	**37 274**	**8 789**	**75 284**	**34 480**	**10 896**	**70 101**

(*) Comparative figures have been reclassified from Non EU-Countries in 2012 to European Union in 2013, following the adhesion of Croatia as of 1 July 2013.

207

In addition, as stated in the note S.2.3.2, loans outside the European Union (apart from those under the Facilities) are in the last resort secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). The nominal amount of loans signed under this category as at 31 December 2013 amounts to EUR 42 286 million (2012: EUR 40 919 million). Out of this EUR 42 286 million, EUR 39 800 million (2012: EUR 38 391 million) were guaranteed by the European Union and EUR 2 486 million by the Member States (2012: EUR 2 528 million). S.2.3.3.2. Risk concentrations of maximum exposure to credit risk on loans The Group’s loans portfolio can be analysed by the following geographical regions (based on the country of the borrower): (in EUR million) 2013 2012 Exposures signed Weighted exposures (4) Exposures signed Weighted exposures (4) EU (1) 466 120 197 782 445 864 187 293 Thereof : - Germany 56 185 24 036 55 130 21 290 - Spain 76 376 22 154 73 049 20 662 - Italy 62 721 37 092 59 138 35 235 - France 47 659 21 830 44 318 21 435 - United Kingdom 35 146 25 925 33 502 25 948 Enlargement countries (2) 8 835 2 314 10 531 2 481 Partner countries (3) 10 081 5 817 9 567 5 199 Total 485 036 205 913 465 962 194 973 (1) Including loans outside the EU, approved by the Board of Governors according to Article 16 (previously Article 18) of the Bank’s Statute, as well as loans in EFTA countries. (2) Enlargement Countries as per end 2013 include Albania, Bosnia and Herzegovina, Iceland, Kosovo, Macedonia (FYROM), Montenegro, Serbia and Turkey. (3) Loans in Partner Countries include loans under the Mediterranean Partnership Facility, the Pre-Accession Facility, and Risk Sharing loans. (4) Risk-weights are percentages (from 0% to 100%) applied to the outstanding nominal amounts of loans or other credit exposures (e.g. deposits, derivatives and securities). They depend on the perceived credit risk represented both by the types of claims and by the nature of the main obligator or guarantor. The main risk-weights are 0% (Member States, German and Austrian Länder), 20% (public institutions), 50% (banks) and 100% (corporates). A critical element of risk management is to ensure adequate diversification of credit exposures. The Group tracks its global exposure by industry (shown in the following table), paying particular attention to industries that might be cyclical, volatile or undergoing substantial changes. An industry sector analysis of the Group’s loan portfolio (based on the industry sector of the borrower) is as follows: (in EUR million) 2013 2012 Exposures signed Weighted exposures (1) Exposures signed Weighted exposures (1) Energy 46 590 34 142 45 549 32 982 Transport 45 984 17 794 46 272 17 810 Telecommunications 9 485 7 305 8 273 6 042 Water and sewerage 17 411 9 745 16 327 8 875 Miscellaneous Infrastructure 3 566 1 485 3 406 1 611 Agriculture, forestry and fisheries 6 3 113 26 Industry 30 591 24 884 29 256 23 113 Services(2) 324 478 108 818 310 877 103 028 Health and education 6 925 1 737 5 889 1 486 Total 485 036 205 913 465 962 194 973 (1) Risk-weights are percentages (from 0% to 100%) applied to the outstanding nominal amounts of loans or other credit exposures (e.g. deposits, derivatives and securities). They depend on the perceived credit risk represented both by the types of claims and by the nature of the main obligator or guarantor. The main risk-weights are 0% (Member States, German and Austrian Länder), 20% (public institutions), 50% (banks) and 100% (corporates). (2) The category “Services” includes the credit exposure of the banking sector. At the end of 2013, the total amount of loans directly exposed to counterparts of the banking sector amounted to EUR 150 243 million (EUR 141 890 million at the end of 2012), or EUR 59 664 million in risk-weighted terms (EUR 57 154 million at the end of 2012). Exposure to bank counterparts is subject to limits approved by the Management Committee. In specific cases, available limits have been temporarily suspended, restricted or withdrawn. The Group systematically follows on daily basis publicly available news and, in particular, external rating movements. 205

EIB Group Consolidated Financial Statements under IFRS The Group places limits on the maximum amount that can be lent to a single borrower, group of debtors or sectors. In addition, it follows the evolution of credit risk concentration using the concept of Credit Value at Risk (CVaR). This is done using a tool for assessing portfolio risk due to changes in debt value caused by changes in obligor credit quality. Importantly, this methodology assesses risk within the full context of a portfolio and addresses the correlation of credit quality moves across obligors. This allows the Group to directly calculate the diversification benefits or potential overconcentrations across the portfolio. The table below shows the concentration indexes the Group follows as at 31 December 2013 and 31 December 2012: Largest nominal and risk-weighted Group exposures(1) 31.12.2013 31.12.2012 Nominal exposures (% of Group Loan Portfolio): – Top 3 4.9% 4.7% – Top 5 7.5% 7.2% – Top 10 12.2% 12.2% N° of exposures (% of Group Own Funds): – over 10% 7 10 – over 15% 2 3 – over 20% 0 1 N° of SSSR exposures over 5% of Group Own Funds(2) 0 2 Sum of all large risk-weighted exposures (% of Group Own Funds)(3) 74.0% 111.0% (1) Including also the net market exposure of treasury operations. (2) The term “single signature and single risk” (or for brevity, “unsecured” or “SSSR”) is used to indicate those lending operations where the Group, irrespective of the number of signatures provided, has no genuine recourse to an independent third party, or to other forms of autonomous security. (3) The Group defines a Large Individual Exposure as a consolidated group exposure that, when computed in risk-weighted terms, is at or above 5% of the Group’s own funds. This definition applies to borrowers or guarantors, excluding loans to Member States and loans fully covered by an explicit guarantee from, or secured by bonds issued by Member States. S.2.3.4. Collateral on loans In addition to the guarantees received by the Group on its lending exposures as disclosed in the note S.2.3.3, the Group also uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 33 902 million at the end of 2013 (2012: EUR 27 223 million). The fair value of the portfolio of collateral received by the Group under pledge contracts that the Group is allowed to sell or repledge amounts to EUR 12 903 million (2012: EUR 6 753 million). None of these collaterals has been sold or repledged to third parties. Fair value of collateral held against disbursed loans is shown below (in EUR million) Gross exposure Collateral held Net exposure Bonds Equities Cash Total 1. Against individually impaired 784 0 0 0 0 784 (1) 2. Against collectively impaired 0 0 0 0 0 0 3. Against past due but not impaired (2) 253 0 0 0 0 253 4. Against neither past due nor impaired 229 118 26 992 604 2 488 30 084 199 034 5. Against fair value through profit and loss 127 596 3 663 50 105 3 818 123 778 Total 2013 357 751 30 655 654 2 593 33 902 323 849 Total 2012 419 277 25 070 318 1 835 27 223 392 054 (1) The carrying value of loans individually impaired amounts to EUR 784 million as at 31 December 2013 (2012: EUR 1 161 million). Impairments on these loans have been accounted for and amount to EUR 361.4 million as of 31 December 2013 (2012: EUR 341.5 million). The Group has also received additional security from the counterparties of these loans in the form of debts acknowledgement. (2) Above 90 days 206

S.2.3.5 Arrears on loans Amounts in arrears are identified, monitored and reported according to the procedures defined into the bank-wide “Financial Monitoring Guidelines and Procedures”. These procedures are adopted for all loans managed by the EIB. Loans not secured by global guarantees of the European Union budget or the Member States: As of 31 December 2013, the arrears above 90 days on loans on own resources not secured by guarantees of the European Union budget or the Member States amount to EUR 80.6 million (2012: EUR 37.9 million). These arrears on loans are covered by an impairment of EUR 78.2 million (2012: EUR 35.4 million). The outstanding principal amount related to these arrears is EUR 77.4 million as of 31 December 2013 (2012: EUR 151.1 million). Loans secured by guarantees of the European Union budget or the Member States: Loans for projects located outside the European Union and carried out on the basis of mandates are guaranteed by the European Union, the Member States or on a risk-sharing basis. For such loans, if an instalment remains unpaid, the primary guarantee is first called, where available, otherwise the guarantee of the Member States or of the European Union is officially invoked. According to the guarantee agreements, each unpaid instalment is called individually. As of 31 December 2013, these arrears above 90 days amount to EUR 9.7 million (2012: EUR 17.7 million). Loans called under guarantees of the European Union budget or the Member States: During 2013 EUR 63.3 million have been called under the guarantee of the European Union budget and EUR 0.7 million under the Member States guarantee. Corresponding amounts in 2012 were EUR 41.6 million and EUR 1.5 million respectively. The table below gives an overview of the arrears above 90 days on loans: 31.12.2013 31.12.2012 Loans not secured by EU or Member State guarantees Amount in arrears (EUR'000) 80 603(1) 37 939 Related principal outstanding (EUR'000) 77 413 151 128 Loans secured by EU or Member State guarantees (callable) Amount in arrears (EUR'000) 9 662 17 684 Related principal outstanding (EUR'000) 175 156 346 855 Loans called under the EU or Member State guarantees Amount called (during the year) (EUR'000) 63 968 43 054 Cumulative amount called and not refunded as at year end (EUR'000) 205 395 147 193 (1) The amount in arrears is higher than the related principal outstanding since it includes accrued interest, penalties and fees. S.2.3.6. Securitised loans and loan substitutes Regarding the Group’s exposure to securitised loans and loan substitutes, this portfolio comprises Covered Bonds and Asset Backed Securities (ABS). Covered Bonds offer full recourse to the issuer, while ABS are issued by Special Purpose Vehicles backing the underlying issues. Some of these transactions have been structured by adding a credit or project related remedies, thus offering additional recourse. As of 31 December 2013, the securitised loans and loan substitutes amount to EUR 18 685 million (2012: EUR 19 693 million). This amount is composed of EUR 13 179 million (2012: EUR 12 738 million) of loan substitutes included in debt securities portfolio (Note B.2) and of EUR 5 506 million (2012: EUR 6 955 million) of securitised loans included in loans and advances to credit institutions and to customers (Note D). 207

EIB Group Consolidated Financial Statements under IFRS

The following table summarises the breakdown of the securitised loans and loan substitutes portfolio by asset class:

Securitised loans (in EUR million)	Asset class	31.12.2013	31.12.2012
Asset Backed Securities	Diversified Payment Rights	715	695
Asset Backed Securities	Mortgage Backed Securities	1 535	1 715
Asset Backed Securities	Small and Medium Entities	1 847	2 343
Covered Bonds	Mortgage Backed Securities	11 862	11 619
Covered Bonds	Public Sector	1 496	2 375
Covered Bonds	Small and Medium Entities	571	219
Structured Public Sector Bonds	Public Sector	5	7
Government Bonds	Sovereign bonds	654	720
Total		**18 685**	**19 693**

While Covered Bonds are mostly backed by residential mortgage pools in the majority of ABS structures the securitised assets are SME loans or leases.

Aside from seven Diversified Payments Rights (DPR) transactions with Turkish promoters and three Turkish Covered Bonds (amounting to EUR 894 million (2012: EUR 124 million)), all the promoters of the Bank's Loan Substitutes portfolio are domiciled in the European Union, with the majority being located in Spain (65%), in Italy (12%) and in Portugal (6%).

EUR 1 117 million (6%) of the outstanding securitised loans have one external AAA rating, EUR 3 527 million (19%) have at least one AA rating, EUR 9 610 million (51%) at least one single A rating, EUR 4 189 million (23%) a BBB rating and EUR 242 million (1%) a BB rating.

During 2013, 32 issuance programmes with a total volume of EUR 4 227 million (2012: EUR 15 770 million) experienced external rating downgrades. Despite these downgrades, the Group's securitised loan and loan substitute portfolio continues to perform as scheduled.

Embedded credit mitigants and requirements imposed by the regulation and rating agencies are the initial remedies which are triggered in case of credit event on the issuer. As mentioned above, in some ABS transactions credit or project remedies are available and represent a second way out. Overall no loan substitute transaction is on the Bank's Watch List.

S.2.4. Credit risk on treasury transactions

S.2.4.1. Credit risk measurement on treasury transactions

Treasury investments are divided into three categories: (i) monetary treasury assets, with the primary objective of maintaining liquidity, (ii) operational bond portfolios, as a second liquidity line, and (iii) an investment portfolio composed of EU sovereign bonds. In September 2006, the Management Committee decided to gradually phase out the investment portfolio (see Note A.4.7.2.).

Credit risk policy for treasury transactions is monitored through the attribution of credit limits to the counterparts for monetary and bond transactions. The weighted exposure for each counterpart must not exceed the authorised limits.

211

The tables below provide an illustration of the credit exposure of the Group on various treasury portfolios as at 31 December 2013 and 31 December 2012:

Credit Risk Exposures as at 31 December 2013 (based on book values in EUR million)	<A or NR	A	AA	AAA	Total
A1 Portfolio max maturity 3 months	12 319	24 023	20 814	3 362	**60 518**
Deposits	*0*	*3 832*	*1 404*	*607*	**5 843**
Tripartite reverse repos	*6 575*	*19 302*	*13 459*	*0*	**39 336**
Discount paper, bonds	*5 744*	*889*	*5 951*	*2 755*	**15 339**
A2 Portfolio max maturity 18 months	55	676	909	120	**1 760**
Total monetary treasury assets	**12 374**	**24 699**	**21 723**	**3 482**	**62 278**
B1 Portfolio	0	85	365	150	**600**
B3 Portfolio	0	27	182	340	**549**
B4 Portfolio	106	0	200	61	**367**
BH Portfolio (futures)	0	0	0	0	**0**
EIF - AFS	300	97	230	220	**847**
Total operational bond portfolios	**406**	**209**	**977**	**771**	**2 363**
Group investment portfolio	393	126	200	223	**942**
Loan substitutes	3 225	6 820	2 611	540	**13 196**
Total treasury funds	**16 398**	**31 854**	**25 511**	**5 016**	**78 779**
Of which EU sovereign exposures	6 571	762	5 410	3 188	**15 931**

Credit Risk Exposures as at 31 December 2012 (based on book values in EUR million)	<A or NR	A	AA	AAA	Total
A1 Portfolio max maturity 3 months	8 827	26 061	22 098	2 326	**59 312**
Deposits	*150*	*5 904*	*2 538*	*566*	**9 158**
Tripartite reverse repos	*3 695*	*19 702*	*15 615*	*1 710*	**40 722**
Discount paper, bonds	*4 982*	*455*	*3 945*	*50*	**9 432**
A2 Portfolio max maturity 18 months	210	469	589	256	**1 524**
Total monetary treasury assets	**9 037**	**26 530**	**22 687**	**2 582**	**60 836**
B1 Portfolio	133	21	266	210	**630**
B3 Portfolio	0	28	175	366	**569**
B4 Portfolio	127	0	492	277	**896**
EIF - AFS	357	66	179	151	**753**
Total operational bond portfolios	**617**	**115**	**1 112**	**1 004**	**2 848**
Group investment portfolio	587	159	202	271	**1 219**
Loan substitutes	1 935	5 707	4 065	1 031	**12 738**
Total treasury funds	**12 176**	**32 511**	**28 066**	**4 888**	**77 641**
Of which EU sovereign exposures	6 037	186	2 444	909	**9 576**

The credit risk associated with treasury (securities, commercial paper, term accounts, etc.) is managed through selecting sound counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by Management, in particular on the basis of internal ratings as well as ratings awarded to counterparties by rating agencies (these limits are reviewed regularly by the Risk Management Directorate).

The total Treasury investments are distributed over different portfolios and diversified products (deposits, securities and derivative products).

212

EIB Group Consolidated Financial Statements under IFRS S.2.4.2. Collateral on treasury transactions Collateral received Part of treasury transactions are tripartite reverse repurchase agreements with a nominal balance of EUR 39 318 million (2012: EUR 40 721 million). These transactions are governed by Tripartite Agreement Guidelines and are implemented depending on the acceptability of collateral. The exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio is monitored and additional collateral is requested when needed in accordance with the underlying agreement. The market value of the securities received as collateral as at 31 December 2013 amounts to EUR 40 965 million (2012: EUR 42 049 million). During the 2013 and 2012 years, the Group did not take possession of any of the above mentioned collaterals. Collateral deposited As at 31 December 2013, the Group has deposited with the Central Bank of Luxembourg securities with a market value of EUR 3.3 billion (2012: EUR 3.3 billion). S.2.4.3. Transferred assets that are not derecognised at the balance sheet date No assets of the Group were transferred but not derecognised at the balance sheet date. S.2.5. Credit risk on derivatives S.2.5.1. Credit risk policies for derivatives The risk policy for derivative transactions is based on the definition of eligibility conditions and rating-related limits for swap counterparts. In order to reduce credit exposures, the Group has signed Credit Support Annexes with all its active swap counterparts and receives collaterals when the exposure exceeds certain contractually defined thresholds. The credit risk with respect to derivatives lies in the loss which the Group would incur were a counterparty be unable to honour its contractual obligations. In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising out of the use of such instruments. Contractual framework: All the Group’s derivative transactions are concluded in the contractual framework of Master Swap Agreements and Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types. Counterparty selection: The minimum rating at the outset is set at A3. The EIB has the right of early termination if the rating drops below a certain level. Collateralisation: - Generally, there is a reduced credit risk on swaps, because exposures (exceeding limited thresholds for unsecured exposure) are collateralised by cash and bonds. - Very complex and illiquid transactions could require collateralisation over and above the current market value. - Both the derivatives portfolio with individual counterparties and the collateral received are monitored and valued on a daily basis, with a subsequent call for additional collateral or release. The amount of collateral required depends on an assessment of the credit risk of the counterparty. Guidelines are implemented regarding the acceptability of collaterals and valuations parameters. 210

As part of the ISDA agreements, the Group has received securities and cash that it is allowed to sell or repledge. The fair value of the securities accepted under these terms as at 31 December amounts to EUR 17 651 million (2012: EUR 35 205 million) with the following composition: Swap collateral (in EUR million) Moody’s or equivalent rating Bonds Cash Total 2013 Government Agency, supranational, Pfandbriefe Aaa 1 671 1 391 0 3 062 Aa1 to Aa3 1 780 9 0 1 789 A1 to A3 36 0 0 36 Baa1 to Baa3 7 376 0 0 7 376 Below Baa3 1 711 0 0 1 711 Non-Rated 0 0 3 677 3 677 Total 2013 12 574 1 400 3 677 17 651 Swap collateral (in EUR million) Moody’s or equivalent rating Bonds Cash Total 2012 Government Agency, supranational, Pfandbriefe Aaa 1 913 1 358 0 3 271 Aa1 to Aa3 8 370 185 0 8 555 A1 to A3 11 0 0 11 Baa1 to Baa3 12 145 0 0 12 145 Below Baa3 843 0 0 843 Non-Rated 0 0 10 380 10 380 Total 2012 23 282 1 543 10 380 35 205 S.2.5.2. Credit risk measurement for derivatives The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value. The EIB measures the credit risk exposure related to swaps and derivatives transactions using the Current Unsecured Exposure and Total (Current and Potential) Unsecured Exposure for reporting and limit monitoring, and the Credit Risk Equivalent for capital allocation according to the recommendations of the Basel Committee on Banking Supervision (BCBS) sponsored by the BIS. The EIB computes the Current Unsecured Exposure, which is the larger of zero and the market value of the portfolio of transactions within the netting set with a counterparty less the value of collateral received. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2013 the Current Unsecured Exposure stood at EUR 807 million (EUR 3 457 million as of 31 December 2012). In addition, the EIB computes the Total Unsecured Exposure, which takes into account the possible increase in the netting set’s exposure over the margin period of risk, which ranges between 10 and 20 days, depending on the portfolio of transactions. The EIB computes the Total Unsecured Exposure at 90% confidence level using stressed market parameters to arrive at conservative estimates. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2013 the Total Unsecured Exposure stood at EUR 11 933 million (EUR 16 494 million as of 31 December 2012). Limits: The limit system for banks covers two types of exposure: Current Unsecured Exposure and Total Unsecured Exposure. The Current Unsecured Exposure is limited by the Threshold applicable to the counterparty as defined in the Credit Support Annex and is dependent on the rating of the counterparty. For any exposure exceeding this Threshold, the EIB receives collaterals posted by the counterparty. 211

EIB Group Consolidated Financial Statements under IFRS The Total Unsecured Exposure limit determines the maximum Total Unsecured Exposure accepted for each counterparty. The derivatives portfolio is valued and compared against limits on a daily basis. As from the following table, the majority of the derivative portfolio is concentrated on counterparties rated A1 or above: Grouped ratings Percentage of nominal Current Unsecured Exposure (in EUR million) Total Unsecured Exposure (in EUR million) Moody’s or equivalent rating 2013 2012 2013 2012 2013 2012 Aaa 0.1% 1.1% 58 42 78 219 Aa1 to Aa3 24.9% 24.6% 342 1 173 3 437 4 476 A1 38.6% 46.5% 147 1 894 5 138 8 701 A2 to A3 30.9% 22.3% 260 348 3 217 2 863 Below A3 5.5% 5.5% 0 0 63 235 Total 100.0% 100.0% 807 3 457 11 933 16 494 The table below shows the concentration on main derivative counterparts as at 31 December 2013 and 2012: 2013 2012 Nominal Exposure (% of Group derivative portfolio): – Top 3 22.5% 23.4% – Top 10 57.7% 56.9% – Top 25 92.6% 91.6% Net Market Exposure: – Top 3 54.0% 56.9% – Top 10 95.0% 84.4% – Top 25 100.0% 98.2% Potential Future Exposure: – Top 3 23.2% 31.4% – Top 10 58.9% 63.2% – Top 25 92.9% 92.4% The following table shows the maturities of currency swaps (excluding short term currency swaps), sub-divided according to their notional amount and fair value: Currency swaps at 31 December 2013 (in EUR million) 1 year or less More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Total 2013 Notional amount 29 824 86 573 30 223 12 834 159 454 Fair value (i.e. net discounted value) (*) 230 -1 274 261 1 394 611 Currency swaps at 31 December 2012 (in EUR million) 1 year or less More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Total 2012 Notional amount 24 149 92 179 27 323 17 715 161 366 Fair value (i.e. net discounted value) (*) 982 5 089 3 036 3 198 12 305 (*) Including the fair value of macro-hedging currency swaps which stood at EUR 144 million as at 31 December 2013 (2012: EUR 8 million) 212

The following table shows the maturities of interest rate swaps sub-divided according to their notional amount and fair value: Interest rate swaps at 31 December 2013 (in EUR million) 1 year or less More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Total 2013 Notional amount 50 279 169 740 90 209 134 339 444 567 Fair value (i.e. net discounted value) (*) 938 4 359 3 326 2 458 11 081 Interest rate swaps at 31 December 2012 (in EUR million) 1 year or less More than 1 year and up to 5 years More than 5 years and up to 10 years More than 10 years Total 2012 Notional amount 44,560 187,029 78,536 122,692 432,817 Fair value (i.e. net discounted value) (*) 317 8,916 5,634 4,110 18,977 (*) Including the fair value of macro-hedging interest rate swaps which stood at EUR -362 million as at 31 December 2013 (2012: EUR -648 million) The Group does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Bank enters into borrowing contracts and loans whose value depends on a variety of interest rates, FX rates, inflation rates, stock indexes and IR volatilities. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk. All embedded option contracts are negotiated over the counter. The Notional amount and fair value of structured swaps is included in the tables above, depending whether or not they incorporate a cross currency element. The table below further details the number, value and notional amounts of structured swaps: Early termination embedded Stock exchange index Special structure coupon or similar 2013 2012 2013 2012 2013 2012 Number of transactions 265 330 4 3 371 346 Notional amount (in EUR million) 7,097 8 821 288 243 19 983 21 332 Net discounted value (in EUR million) 176 1 015 2 4 -744 142 The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available. Generally, there is a reduced credit risk on these swaps, because security exists in the form of regularly monitored collateral. All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities. As at 31 December 2013, no futures contracts are outstanding (same in 2012). 213

EIB Group Consolidated Financial Statements under IFRS S.2.5.3. Credit risk on guarantees and securitisations (GS) Credit risk arising from the Group’s guarantees and securitisations transactions funded by own resources is managed by risk management policies covered by the Statutes and the Credit Risk Policy Guidelines. The Statutes limit own-risk guarantees to approximately EUR 9.0 billion. The EUR 5.1 billion exposure at risk at the end of 2013 (2012: EUR 3.6 billion) was well below the statutory limit of EUR 9.0 billion. The Credit Risk Policy Guidelines ensure that the Group continues to develop a diversified guarantee portfolio in terms of product range, geographic coverage, counterparty exposure, obligor exposure, industry concentration and also set out the capital allocation rules based on the ratings of the exposures. Concentration risk is limited because of the granular nature of the Group’s transactions; typically the underlying portfolios are highly diversified in terms of single obligor concentration, sectors, and also with regard to regional diversification. To cover concentration risk, the Group has strict limits (based on capital allocation) for individual transactions and on originator level (maximum aggregate exposures for originators and originator groups). In the context of the Group’s own risk guarantee operations, the credit risk is tracked from the very beginning on a deal-by-deal basis whilst adopting a different model analysis approach depending on the granularity and homogeneity of the underlying portfolios. The industry sector exposures are analysed on a deal-bydeal basis through their impact on the ratings assigned by the Group to each transaction or tranche. For instance, dependent on the financial model to analyse the transaction, industry exposures can be reflected in implicit correlation or can be indirectly captured through the assumption on default rate volatility, as a key model input variable. Furthermore, concentration exposures are analysed in the context of each deal using qualitative measures such as current status and forecast for sectors with high concentrations in the portfolio. Exceptionally, some deals have a concentrated exposure in the same (broad) sector. This is typically captured through increased credit enhancement (e.g. subordination) to the benefit of the Group. Typically, deals with replenishing features have portfolio criteria, such as maximum single obligor, maximum top five obligors, and maximum industry concentration levels. Furthermore, the consideration of sector exposures is part of the Group’s overall portfolio analysis. Counterparty risk is mitigated by the quality of the Group’s counterparties which are usually major market players. The Group performs additional on-site monitoring visits to ensure compliance with procedures and processes during the transaction life. Stress-test scenarios for the portfolio of guarantees, including extreme case assumptions, are regularly carried out to determine the ability of the capital base to sustain adverse shocks. The exposure on guarantees granted by the Group in respect of venture capital operations amounts to EUR nil as at 31 December 2013 (2012: EUR ‘000 40 866). S.3. Liquidity risk Liquidity risk refers to the ability of the Bank to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk. Funding liquidity risk is connected to the risk for the Bank to be unable to refinance the asset side of its balance sheet and to meet payment obligations punctually and in full out of readily available liquid resources. Funding liquidity risk may have an impact on the volatility in the economic value of, or in the income derived from Bank’s positions, due to potentially increasing immediate risks to meet payment obligations and the consequent need to borrow at unattractive conditions. Market liquidity risk is the volatility in the economic value of, or in the income derived from, the Bank’s positions due to potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. Such an inability may force early liquidation of assets at unattractive prices when it would be better to avoid such liquidation. This risk is tied to the size of the position compared to the liquidity of the instrument being transacted, as well as to potential deterioration of market availability and efficiency. S.3.1. Liquidity risk management Liquidity risk management of the Bank Liquidity risk is managed prudently in order to ensure the regular functioning of the Bank’s core activities at reasonable cost. The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. In contrast to commercial banks, the EIB does not have retail deposits but relies on its access to capital markets to raise the funds it on-lends to its clients. The Bank manages the calendar of its new issues so as to maintain a prudential liquidity buffer. Liquidity planning takes into account the Bank’s needs to service its debt, disbursements on loans and cash flows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursements typically take place at the borrowers’ request. 214

The Bank further assures management of liquidity risk by maintaining a sufficient level of short term liquid assets, and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The Bank’s total liquidity ratio (defined as a target percentage of annual projected net cash flows) must at all times exceed 25% of the average forecast net annual cash flows for the following year. The Bank has in place a Contingency Liquidity Plan (CLP), which specifies appropriate decision making procedures and corresponding responsibilities. The CLP has been benchmarked against the “Principles for Sound Liquidity Risk Management and Supervision” by the Basel Committee on Banking Supervision (September 2008). The CLP is subject to ad-hoc updates and is presented to the Management Committee annually for approval. Regular stress-testing analyses tailored to the specific business model of the EIB are executed as a part of the liquidity risk monitoring and drive the size of the Bank’s liquidity buffer. On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement. Liquidity risk management of the Fund Liquidity risk is managed in such a way as to protect the value of the paid–in capital, ensure an adequate level of liquidity to meet possible guarantee calls, private equity commitments and administrative expenditure and earn a reasonable return on assets invested with due regard to minimisation of risk. S.3.2. Liquidity risk measurement The table hereafter analyses the financial liabilities of the Group by maturity on the basis of the period remaining between the consolidated balance sheet date and the contractual maturity date (based on contractual undiscounted cash flows). Liabilities for which there is no contractual maturity date are classified under “Maturity undefined”. The numbers represent undiscounted cash flows inclusive of interest coupons and therefore do not generally reconcile with the Balance Sheet figures. Principal cash flows and interests are slotted in the bucket corresponding to their first potential contractual payment date. This therefore does not represent an expected scenario, but rather a theoretical scenario. Some of the borrowings and associated swaps include early termination triggers or call options granted to the hedging swap counterparties, and the Group also has the right to call the related bonds before maturity. In these cases, the cash flow is represented in the bucket corresponding to the first possible termination date. However, this is a conservative measure, as the Group is contractually not obliged to redeem early the related callable bonds and under realistic scenarios there would be no reason to call all such bonds at first possible occasions. Outflows for committed but undisbursed loans are represented in line with the internal methodology for liquidity stress-testing. In particular, the maximum amount of loans that under severe conditions of stress could possibly be subject to early disbursement is represented in the first maturity bucket. Net cash flows are represented for interest rate swaps and forward rate agreements. Gross cash flows are represented in the maturity analysis for interest rate derivatives where settlement is gross (essentially Cross Currency Interest Rate Swaps) and foreign exchange derivatives such as FX-forwards and FX-swaps. 215

EIB Group Consolidated Financial Statements under IFRS Maturity profile of non-derivative financial liabilities (in EUR million as at 31.12.2013) 3 months or less More than 3 months to 1 year More than 1 year to 5 years More than 5 years Maturity undefined Gross nominal outflow Carrying amount Amounts owed to customers and credit institutions 6 607 49 0 0 0 6 656 6 972 Commercial paper 4 184 0 0 0 0 4 184 4 183 Debts evidenced by certificates – first call date scenario 18 629 53 364 222 165 225 488 0 519 646 451 410 Others (issued guarantees, share subscription commitments etc.) 0 441 0 0 6 269 6 710 Outflows for committed but un-disbursed loans, investment funds and loan substitutes 15 492 0 0 0 77 851 93 343 Total 44 912 53 854 222 165 225 488 84 120 630 539 462 565 Maturity profile of non-derivative financial liabilities (in EUR million as at 31.12.2012) 3 months or less More than 3 months to 1 year More than 1 year to 5 years More than 5 years Maturity undefined Gross nominal outflow Carrying amount Amounts owed to customers and credit institutions 12 997 86 0 0 0 13 083 14 391 Commercial paper 7 960 5 020 0 0 0 12 980 12 962 Debts evidenced by certificates – first call date scenario 19 708 44 934 243 107 201 815 0 509 564 457 224 Others (issued guarantees, share subscription commitments etc.) 0 424 0 0 4 988 5 412 Outflows for committed but un-disbursed loans, investment funds and loan substitutes 10 813 0 0 0 71 104 81 917 Total 51 478 50 464 243 107 201 815 76 092 622 956 484 577 Maturity profile of derivative financial liabilities (in EUR million as at 31.12.2013) 3 months or less More than 3 months to 1 year More than 1 year to 5 years More than 5 years Gross nominal inflow/ outflow Net settling interest rate derivatives 729 3 923 5 903 2 214 12 769 Gross settling interest rate derivatives – inflows 6 272 26 382 96 246 51 511 180 411 Gross settling interest rate derivatives – outflows -5 898 -24 764 -94 658 -51 216 -176 536 Foreign exchange derivatives – inflows 12 800 147 174 0 13 121 Foreign exchange derivatives – outflows -12 876 -144 -175 0 -13 195 Total 1 027 5 544 7 490 2 509 16 570 Maturity profile of derivative financial liabilities (in EUR million as at 31.12.2012) 3 months or less More than 3 months to 1 year More than 1 year to 5 years More than 5 years Gross nominal inflow/ outflow Net settling interest rate derivatives 1 027 3 573 10 834 3 597 19 031 Gross settling interest rate derivatives – inflows 10 163 21 488 101 243 48 247 181 141 Gross settling interest rate derivatives – outflows -8 907 -18 581 -92 857 -43 623 -163 968 Foreign exchange derivatives – inflows 26 690 2 863 174 0 29 727 Foreign exchange derivatives – outflows -26 724 -2 988 -176 0 -29 888 Total 2 249 6 355 19 218 8 221 36 043 216

S.4. Market risk Market risk is the risk that the net present value of future cash flows of financial instruments will fluctuate due to changes in market variables such as interest rates, foreign exchange rates and equity prices. S.4.1. Market risk management Market risk for the Bank: As is the case with the “four-eyes principle” applied in lending activities via the Bank’s credit policies, so the market risk policy of the Bank establishes that the Risk management Directorate shall provide an opinion with respect to all financial activities of the Group that introduce material market risks, and with respect to financial transactions that may create credit risk, such as treasury hedging or derivatives operations. Market risks are identified, measured, managed and reported according to a set of policies and procedures updated on a regular basis called the “Financial Risk and ALM Policy Guidelines” (FRPG). The general principles underpinning these policies are described below. Stress testing is a widely used method to analyse the impact of possible scenarios on the Bank’s earnings and economic value of own funds, especially when analysis of historical market movements are viewed to be insufficient to assess future risks. Scenarios applied may relate to changes in market rates (interest rates, FX rates, spreads, equity prices etc.), liquidity conditions, or to worst-case events that may impact the former, such as sudden and adverse macroeconomic changes, simultaneous default of sizeable obligors, widespread system failures and the like. Stress testing is performed on a regular basis and the results of the change in the economic value of the Bank and of the change of the earnings profile is reported within the Bank’s market risk measurement process. Market risk for the Fund: The Fund’s market risk exposure arises mainly in the form of interest rate risk attached to cash and cash equivalent positions as well as investments in debt securities. Approximately 80% of these assets held have an average duration of up to 5 years, thereby safeguarding the Fund against the substantial fluctuations in its long term revenues. S.4.2. Interest rate risk Interest rate risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in repricing and maturity characteristics of the different asset, liability and hedge instruments. Interest rate risk management of the Group: In measuring and managing interest rate risk, the Group refers to the relevant key principles of the Basel Committee for Banking Supervision (BCBS). The main sources of interest rate risk are: repricing risk, yield curve risk, basis risk and spread risk. An interest rate risk that is particularly relevant for the Group is spread risk. Spread risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to movements in the funding or lending spread of the Group. The Group manages its global structural interest rate position via a dedicated portfolio. The majority of the financial risk indicators and controls in use at the Group apply to this portfolio. Financial indicators and controls for the rest of the activities outside this portfolio only relate to the risks, which are not transferred to it via the transfer pricing system, which therefore remain with their respective activities, such as the equity risk in the venture capital activity or the interest rate or credit risks taken in those treasury portfolios predominantly managed for yield-enhancement purposes. S.4.2.1. Value-at-Risk for the own funds of the Group (economic perspective) Group’s ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Bank. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Bank’s growth. This overall objective is achieved by investing Group’s own funds according to a medium to long term investment profile, implying an own funds duration target of 4.5 – 5.5 years. Apart from the duration target for own funds, the Bank’s balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to constrain market risk to minimum levels. The Risk Management Directorate quantifies the VaR of own funds for both interest rates and foreign exchange risk factors. It is measured on the Group’s positions using a 99% confidence level and a one-day time horizon. As at 31 December 2013, the VaR of the Group’s own funds amounted to EUR 204 million (2012: EUR 171 million). The evolution of the VaR of own funds since 2012 reflects the effective increase of the volatility of the risk factors and not a change in the risk profile of the Group’s positions. 217

EIB Group Consolidated Financial Statements under IFRS The computation is based on the so-called Riskmetrics methodology, which assumes a linear dependency between the changes in portfolio or position values and the underlying risk factors. Given the nature of the positions held by the Group, the Bank deems this assumption appropriate to measure its exposure to interest rate risk. Volatility and correlation data are computed internally on the basis of historical market data. More generally, the VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing. As of 31 December 2013, the impact of a 200 basis point upward parallel shift of the interest rate curves would reduce the economic value of own funds by EUR 6.52 billion (2012: EUR 6.02 billion). Among the financial instruments in the Group’s portfolio, some deals (borrowings and associated swaps) may be redeemed before they get to maturity. At cash flow level all such borrowings are fully hedged by swaps so that they can be considered synthetic floating rate notes. Uncertainty arises from the maturity of such positions indexed to Libor/Euribor as they may be called before their final maturity. Below is a summary of the features of the Group’s callable portfolio as of 31 December 2013 and 31 December 2012, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved: S.4.2.2. Interest rate risk management for the Group (Earnings perspective) The sensitivity of earnings quantifies the amount of net interest income that would change during the forthcoming 12 months if all interest rate curves rose by one percentage point or decreased by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that the Group accepts within the approved limits. With the positions in place as of 31 December 2013, the earnings would increase by EUR 152.5 million (2012: EUR 151.6 million) if interest rates increased by 100 basis points and decrease by EUR 129.3 million (2012: EUR 129.3 million) if interest rates decreased by 100 basis points. By funding currency (after swaps): 31.12.2013 (in EUR million) Pay currency Total EUR JPY PLN USD EUR pay notional -2 591 - - -4 723 -7 314 Average maturity date 05.06.2041 - - 12.07.2036 03.10.2036 Average expected maturity 29.11.2033 - - 12.04.2025 20.07.2026 31.12.2012 (in EUR million) Pay currency Total EUR JPY PLN USD EUR pay notional -2 707 -292 -25 -4 984 -8 008 Average maturity date 02.02.2037 08.10.2031 05.05.2026 22.10.2035 24.01.2036 Average expected maturity 16.05.2029 10.07.2028 17.05.2013 18.02.2026 11.04.2027 By risk factor involved: 31.12.2013 (in EUR million) Risk factor Total FX level IR curve level IR curve shape EUR pay notional -3 122 -4 003 -189 -7 314 Average maturity date 09.12.2033 22.10.2041 15.09.2033 03.10.2036 Average expected maturity 01.09.2023 25.04.2031 18.03.2031 20.07.2026 31.12.2012 (in EUR million) Risk factor Total FX level IR curve level IR curve shape EUR pay notional -3 953 -3 866 -189 -8 008 Average maturity date 25.11.2033 05.05.2038 07.09.2034 24.01.2036 Average expected maturity 19.07.2027 14.11.2026 18.12.2029 11.04.2027 218

The Group computes the sensitivity measure with dedicated software that simulates earnings on a deal by deal basis. The sensitivity of earnings is measured on an accruals basis and is calculated under the "ongoing" assumption that, over the time horizon analysed, the Group realises the new loan business forecast in the Corporate Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Accounting earnings are simulated on monthly time steps, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricings according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice of the Group, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Group's business. The administrative costs are projected according to the forecasts of the Corporate Operational Plan.

The sensitivity of the EIF is computed by taking into consideration the coupon repricings of all the positions present in the EIF treasury portfolio managed by the Group on a deal by deal basis. Each fixed rate asset is assumed to be reinvested at maturity in a new asset with the same residual life of the previous one as of end of year's date. Positions in floating rate assets are assumed to have quarterly repricings.

S.4.3. Foreign exchange risk (in EUR million)

The FX risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to adverse movements of FX rates.

The Group's is exposed to FX risk whenever there is a currency mismatch between its assets and liabilities. FX risk also comprises the effect of unexpected and unfavourable changes in the value of future cash flows caused by currency movements, such as the impact of FX rate changes on the Group's future lending intermediation revenue.

The Group's objective is to eliminate exchange risk by reducing net positions per currency through operations on the international foreign exchange markets. A FX hedging program was set up in 2004 in order to systematically protect the known future loan margins in USD and in GBP on a 3-year horizon.

S.4.3.1. Foreign exchange position

Net position (in million)	2013	2012
Euro (EUR)	**7**	**7**
Pound Sterling (GBP)	-11	**-12**
US Dollar (USD)	-1	**-7**
Other currencies	5	**12**
Subtotal except Euro	**-7**	**-7**
Total foreign exchange position	**0**	**0**

222

EIB Group Consolidated Financial Statements under IFRS S.4.3.2. Foreign exchange risk management In compliance with its statutes, the Bank actively hedges its FX risk exposures. The main objective of the Bank’s FX risk management policy is to minimise the impact of a variation of FX rates on the income statement by keeping FX positions within the limits approved by the Management Committee. Related to the quantification of the VaR of own funds for both interest rates and foreign exchange risk factors, refer to Note S.4.2.1. S.4.4. Equity price risk Equity price risk is the risk that the fair values of equities decrease as the result of changes in the levels of equity indices and the value of individual equity investments. As of 31 December 2013, equity price risk was limited to those strategic activities approved by the Board of Directors (venture capital investments made by the Fund on behalf of the Bank and on its own resources; infrastructure funds; equity-like investments as Special Activity; participation in the EBRD). These activities are subject to special forms of monitoring and the resulting exposures are supported by sound capitalisation. The value of privately held equity positions is not readily available for the purposes of monitoring and control on a continuous basis. For such positions, the best indications available include prices for similar assets and the results of any relevant valuation techniques. The effect on Own Funds for the Group (as a result of a change in the fair value of equity investments at 31 December 2013 and 31 December 2012) due to a reasonable possible change in equity indices, with all other variables held constant is as follows: Change in equity price 2013 % Effect on Own Funds 2013 in EUR ’000 Change in equity price 2012 % Effect on Own Funds 2012 in EUR ’000 Venture Capital Operations (1) -10 -192 402 -10 -183 298 EBRD shares -10 -42 410 -10 -40 050 Investment funds -10 -54 501 -10 -50 095 (1) The sensitivity of Venture Capital operations is calculated by the EIF based on the market risk of the positions on the public market. S.5. Operational risk The management of operational risk is performed at all levels within the organisation and is a responsibility of all the various departments of the Group. The Risk Management Directorate is responsible for defining the operational risk framework and related policies while the responsibility for implementing the framework as well as day-to-day operational risk management lies with the Group’s operational departments. The Bank employs an assessment methodology that takes into account all available information including loss history, results of risk self-assessment and the business and control environment through a set of Key Risk Indicators (KRIs) organised in an Operational Risk Scorecard. A statistical model and a Value at Risk calculation engine complete the operational risk environment. Information concerning operational risk events, losses and KRIs, and updates on the activities of the New Products Committee, are regularly forwarded to the Bank’s senior management and to the Management Committee. 220

Note T – Accounting classifications and fair values of assets and liabilities (in EUR million) The table below sets out the Group’s classification of each class and category of assets and liabilities: 31 December 2013 Note Cash and cash equivalents Trading Designated at fair value through P/L Held-tomaturity Loans and receivables Available for sale Financial liabilities measured at amortised cost Non financial assets/ liabilities Total carrying amount Cash in hand, balances with central banks and post office banks B.1 106 0 0 0 0 0 0 0 106 Treasury bills and debt securities portfolios B.2 0 916 0 27 447 2 031 3 207 0 0 33 601 Loans and advances to credit institutions and customers C/D 0 0 127 596 0 346 604 0 0 0 474 200 Shares and other variable-yield securities B.3 0 0 0 0 0 3 563 0 0 3 563 Derivative assets held for risk management R 0 33 854 0 0 0 0 0 0 33 854 Property, furniture and equipment E.1 0 0 0 0 0 0 0 290 290 Investment property E.2 0 0 0 0 0 0 0 3 3 Intangible assets E.1 0 0 0 0 0 0 0 9 9 Other assets G/W.1 0 0 0 0 1 009 0 0 212 1 221 Prepayments 0 0 0 0 0 0 0 54 54 106 34 770 127 596 27 447 349 644 6 770 0 568 546 901 Amounts owed to credit institutions and customers H 0 0 0 0 0 0 6 973 0 6 973 Debts evidenced by certificates I 0 0 411 822 0 0 0 43 772 0 455 594 Derivative liabilities held for risk management R 0 22 235 0 0 0 0 0 0 22 235 Other liabilities G 0 0 0 0 0 0 0 1 052 1 052 Deferred income F 0 0 0 0 0 0 0 135 135 Provisions J 0 0 0 0 0 0 0 2 550 2 550 0 22 235 411 822 0 0 0 50 745 3 737 488 539 221

EIB Group Consolidated Financial Statements under IFRS 31 December 2012 Restated (*) Note Cash and cash equivalents Trading Designated at fair value through P/L Held-tomaturity Loans and receivables Available for sale Financial liabilities measured at amortised cost Non financial assets/ liabilities Total carrying amount Cash in hand, balances with central banks and post office banks B.1 157 0 0 0 0 0 0 0 157 Treasury bills and debt securities portfolios B.2 0 1 465 0 23 389 0 2 907 0 0 27 761 Loans and advances to credit institutions and customers C/D 0 0 127 031 0 343 277 0 0 0 470 308 Shares and other variable-yield securities B.3 0 0 0 0 0 3 129 0 0 3 129 Derivative assets held for risk management R 0 55 886 0 0 0 0 0 0 55 886 Property, furniture and equipment E.1 0 0 0 0 0 0 0 294 294 Investment property E.2 0 0 0 0 0 0 0 3 3 Intangible assets E.1 0 0 0 0 0 0 0 10 10 Other assets G 0 0 0 0 9 992 0 0 212 10 204 Prepayments 0 0 0 0 0 0 0 62 62 157 57 351 127 031 23 389 353 269 6 036 0 581 567 814 Amounts owed to credit institutions and customers H 0 0 0 0 0 0 14 391 0 14 391 Debts evidenced by certificates I 0 0 422 040 0 0 0 48 146 0 470 186 Derivative liabilities held for risk management R 0 24 745 0 0 0 0 0 0 24 745 Other liabilities G 0 0 0 0 0 0 0 966 966 Deferred income F 0 0 0 0 0 0 0 136 136 Provisions J 0 0 0 0 0 0 0 2 682 2 682 0 24 745 422 040 0 0 0 62 537 3 784 513 106 (*) See Note A.3 222

The table below sets out the fair value of each of the Group’s classes and categories of assets and liabilities. Fair value is set to book value for non-financial assets and non-financial liabilities. 31 December 2013 Cash and cash equivalents Trading Designated at fair value through P/L Held-tomaturity Loans and receivables Available for sale Financial liabilities measured at amortised cost Non financial assets/ liabilities Total fair value Cash in hand, balances with central banks and post office banks 106 0 0 0 0 0 0 0 106 Treasury bills and debt securities portfolios 0 916 0 27 720 1 996 3 207 0 0 33 839 Loans and advances to credit institutions and customers 0 0 127 596 0 341 618 0 0 0 469 214 Shares and other variable-yield securities 0 0 0 0 0 3 563 0 0 3 563 Derivative assets held for risk management 0 33 854 0 0 0 0 0 0 33 854 Property, furniture and equipment 0 0 0 0 0 0 0 290 290 Investment property 0 0 0 0 0 0 0 3 3 Intangible assets 0 0 0 0 0 0 0 9 9 Other assets 0 0 0 0 1 009 0 0 212 1 221 Prepayments 0 0 0 0 0 0 0 54 54 106 34 770 127 596 27 720 344 623 6 770 0 568 542 153 Amounts owed to credit institutions and customers 0 0 0 0 0 0 6 973 0 6 973 Debts evidenced by certificates 0 0 411 822 0 0 0 44 947 0 456 769 Derivative liabilities held for risk management 0 22 235 0 0 0 0 0 0 22 235 Other liabilities 0 0 0 0 0 0 0 1 052 1 052 Deferred income 0 0 0 0 0 0 0 135 135 Provisions 0 0 0 0 0 0 0 2 550 2 550 0 22 235 411 822 0 0 0 51 920 3 737 489 714 223

EIB Group Consolidated Financial Statements under IFRS 31 December 2012 Restated (*) Cash and cash equivalents Trading Designated at fair value through P/L Held-tomaturity Loans and receivables Available for sale Financial liabilities measured at amortised cost Non financial assets/ liabilities Total fair value Cash in hand, balances with central banks and post office banks 157 0 0 0 0 0 0 0 157 Treasury bills and debt securities portfolios 0 1 465 0 22 229 0 2 907 0 0 26 601 Loans and advances to credit institutions and customers 0 0 127 031 0 346 779 0 0 0 473 810 Shares and other variable-yield securities 0 0 0 0 0 3 129 0 0 3 129 Derivative assets held for risk management 0 55 886 0 0 0 0 0 0 55 886 Property, furniture and equipment 0 0 0 0 0 0 0 294 294 Investment property 0 0 0 0 0 0 0 3 3 Intangible assets 0 0 0 0 0 0 0 10 10 Other assets 0 0 0 0 9 992 0 0 212 10 204 Prepayments 0 0 0 0 0 0 0 62 62 157 57 351 127 031 22 229 356 771 6 036 0 581 570 156 Amounts owed to credit institutions and customers 0 0 0 0 0 0 14 391 0 14 391 Debts evidenced by certificates 0 0 422 040 0 0 0 47 597 0 469 637 Derivative liabilities held for risk management 0 24 745 0 0 0 0 0 0 24 745 Other liabilities 0 0 0 0 0 0 0 966 966 Deferred income 0 0 0 0 0 0 0 136 136 Provisions 0 0 0 0 0 0 0 2 682 2 682 0 24 745 422 040 0 0 0 61 988 3 784 512 557 (*) See Note A.3 224

Note U – Segment reporting (in EUR million) The segment information disclosed in this note has been prepared in accordance with the “management approach” applied by IFRS 8 meaning that the definition of segments as well as the preparation of information used for segment reporting are both based on information prepared for internal management decisions. The EIB Group has one single reportable segment which is the EIB long term finance activity comprising EIB lending operations inside and outside Europe, borrowing and treasury operations. The Management Committee as the Group’s chief operating decision maker reviews internal management reports on the performance of the Bank’s long term finance activity on at least a quarterly basis. The second EIB Group operating segment, the financial support of SME’s carried out by the European Investment Fund through venture capital investments and the provision of guarantees does not meet any of the quantitative thresholds for determining a reportable segment in 2013 or 2012. Information about reportable segment Long term lending finance activity 2013 2012 Restated (*) External revenues: Net interest income 2 981 2 717 Net income from shares 48 30 Net fee and commission income 290 233 Result on financial operations 308 -1 981 Other operating income 3 10 Total segment revenue 3 630 1 009 Other material non-cash items: Impairment losses on loans and shares -104 -178 -104 -178 Reportable segment profit 2 895 274 Reportable segment assets 545 502 566 485 Reportable segment liabilities 487 799 512 395 (*) See Note A.3 Reconciliation of reportable segment revenues, profit and loss and assets and liabilities 2013 2012 Restated (*) Revenues: Total revenues for reportable segment 3 630 1 009 Other revenues 87 83 Consolidated revenue 3 717 1 092 Profit or loss: Total profit for reportable segment 2 895 274 Other profit or loss 23 15 Consolidated profit 2 918 289 Assets: Total assets for reportable segment 545 502 566 485 Other assets 1 399 1 329 Consolidated total assets 546 901 567 814 Liabilities: Total liabilities for reportable segment 487 799 512 395 Other liabilities 740 711 Consolidated total liabilities 488 539 513 106 (*) See Note A.3 225

EIB Group Consolidated Financial Statements under IFRS Note V – Commitments, contingent liabilities, pledged assets and other memorandum items (in EUR ’000) The Group utilises various lending-related financial instruments in order to meet the financial needs of its customers. The Group issues commitments to extend credit, standby and other letters of credit, guarantees, commitments to enter into repurchase agreements, note issuance facilities and revolving underwriting facilities. Guarantees represent irrevocable assurances, subject to the satisfaction of certain conditions, that the Group will make payment in the event that the customer fails to fulfil its obligation to third parties. The contractual amount of these instruments is the maximum amount at risk for the Group if the customer fails to meet its obligations. The risk is similar to the risk involved in extending loan facilities and is monitored with the same risk control processes and specific credit risk policies. As at 31 December 2013 and 2012, commitments, contingent liabilities and other memorandum items were as follows (in nominal amounts and in EUR ‘000): 31.12.2013 31.12.2012 Commitments - EBRD capital uncalled (Note B.3) 712 630 712 630 - Undisbursed loans (Note D.1) • credit institutions 27 925 402 19 786 999 • customers 65 418 280 62 129 484 93 343 682 81 916 483 - Undisbursed venture capital operations (Note B.3) 2 449 427 2 087 888 - Undisbursed investment funds (Note B.3) 605 414 539 385 - Borrowings launched but not yet settled 309 566 0 - Securities receivable 200 000 0 Contingent liabilities and guarantees: - In respect of loans granted by third parties 5 057 349 3 633 454 - In respect of venture capital operations 0 40 866 Assets held on behalf of third parties (Note V): - Investment Facility - Cotonou 2 257 147 2 132 527 - NER300 2 115 013 2 408 798 - Guarantee Fund 2 004 357 2 021 926 - JESSICA (Contribution and Holding Funds) 1 769 674 1 772 483 - FP7 Guarantee Fund 1 621 977 1 432 835 - RSFF 1 305 575 1 072 665 - Special Section 670 986 807 864 - JEREMIE 594 971 708 656 - EU-Africa Infrastructure Trust Fund 511 772 503 242 - GF Greece 300 041 300 000 - LGTT 163 409 163 275 - ENPI 157 492 166 333 - SMEG 2007 126 153 124 104 - GIF 2007 117 358 102 621 - AECID 100 210 100 155 - ECHA 76 117 121 225 - PBI 68 886 50 000 - NIF Trust Fund 61 693 55 301 - SME Guarantee Facility 59 735 59 604 - WB EDIF 52 814 0 - GAGF 47 975 50 067 - HIPC 38 970 39 588 226

		31.12.2013		31.12.2012
- FEMIP Trust Fund	33 340		29 874	
- MAP Equity	24 813		20 591	
- RSI	21 827		131 481	
- MAP guarantee	19 178		24 940	
- G43 Trust Fund	15 694		15 895	
- EPMF	15 125		10 508	
- EPTA Trust Fund	12 847		9 082	
- European Technology Facility	7 785		5 224	
- PGFF	4 183		0	
- Bundesministerium fur Wirtschaft und Technologie	2 823		2 528	
- JASPERS	2 579		2 434	
- GEEREF Technical Support Facility	1 917		1 922	
- TTP	1 387		1 605	
- LfA-EIF Facility	571		519	
- EPPA	515		706	
- GEEREF	277		4 120	
- BIF	9		0	
- MDD	5		6	
- GGF	5		5	
- EPEC	0		484	
		14 387 205		14 455 193
Other items:				
- Nominal value of interest-rate swap and deferred rate-setting contracts (Notes Q, S)		444 567 235		432 817 455
- Nominal value of currency swap contracts payable (Notes Q, S)		174 648 752		183 578 841
- Nominal value of currency swap contracts receivable (Notes Q, S)		171 759 216		190 231 826
- Value of put option granted to EIF minority shareholders (A.4.21)		441 336		424 376
- Currency forwards (Notes Q, S)		372 040		363 762
- Special deposits for service of borrowings (*)		79 141		16 311
- Swaps launched but not yet settled		18 717		16 475
- Forward rate agreements (Note Q)		0		4 946 600

(*) This item represents the amount of coupons and bonds due, paid by the Group to the paying agents, but not yet presented for payment by the holders of bonds issued by the Group.

V.1. Investment Facility – Cotonou

The Investment Facility, which is managed by the EIB, has been established within the framework of the Cotonou Agreement on cooperation and development of the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility.

V.2. NER300

The EIB supports the EC as an agent in the implementation of the NER 300 initiative - a funding programme for carbon capture and storage demonstration projects and innovative renewable energy technologies. The EIB prepares separate financial statements for NER300.

V.3. Guarantee Fund

The Guarantee Fund for External Actions was set up in 1994 to cover defaults on loans and loan guarantees granted to non-Member States or for projects in non-Member States. The European Commission ('EC') entrusted financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994. The EIB prepares separate financial statements for the Guarantee Fund.

230

EIB Group Consolidated Financial Statements under IFRS V.4. JESSICA (Contribution and Holding Funds) JESSICA (The Joint European Support for Sustainable Investment in City Area) is an initiative developed by the EC and the EIB, in collaboration with the Council of Europe Development Bank. Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. These investments are delivered to projects via Urban Development Funds or if required Holding Funds (JESSICA Holding Funds). JESSICA Holding Funds are used in the context of the JESSICA initiative. As Manager, EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for JESSICA. V.5. FP7 Guarantee Fund The 7th Framework Programme (‘FP7’) is designed to support research, technological development and demonstration projects all over Europe. The rules and principles for the management of the FP7 are laid out in the Agreement between the EC on behalf of the European Atomic Energy Community and the EIB. The EC entrusted financial management of the FP7 Guarantee Fund to the EIB under an agreement signed between the two parties in December 2007. The EIB prepares separate financial statements for FP7 Guarantee Fund. V.6. Risk-Sharing Finance Facility (‘RSFF’) The RSFF has been established within the framework of the Co-operation Agreement, entered into force on 5 June 2007 between the EC on behalf of the European Union and the EIB. The RSFF aims at fostering investment in research, technological development and demonstration, and innovation. As part of the RSFF, the EIF set up the Risk Sharing Instrument for Innovative and Research oriented SMEs and small Mid-Caps (‘RSI’). The RSI provides guarantees to banks and leasing companies for loans and financial leases to research-based small and medium-sized enterprises (SMEs) and small Mid-Caps. The EIB prepares separate financial statements for the RSFF. V.7. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP, IPA (Instrument for Pre-Accession) and Turkey mandates. V.8. JEREMIE JEREMIE (The Joint European Resources for Micro to Medium Enterprises) is an initiative of the European Commission’s Directorate General for Regional Policy (DG Regio) and the EIB Group. V.9. EU-Africa Infrastructure Trust Fund (the ‘Trust Fund’) The Trust Fund has been created within the framework of the Trust Fund Agreement between the EC on behalf of the European Union as the Founding Donor and the EIB as Manager, also open to Member States of the European Union which subsequently accede to this agreement as Donors. On 9 February 2006, the EC and the EIB Group signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the Trust Fund. V.10. GF Greece The Fund is a joint initiative between the Hellenic Republic, the EC and the EIB and was set up to support the lending to SMEs in Greece. Established by using unabsorbed Structural Funds for Greece, the Fund will guarantee EIB loans to SMEs via partner banks in Greece. V.11. Loan Guarantee Instrument for Ten-T Projects (’LGTT’) The LGTT has been established within the framework of the Co-operation Agreement, entered into force on 11 January 2008 between the EC on behalf of the European Union and the EIB. The LGTT aims at facilitating a greater private sector involvement in the financing of Trans-European transport networks infrastructure. The EIB prepares separate financial statements for the LGTT. V.12. European Neighbourhood and Partnership Instrument (‘ENPI’) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through the ENPI. The EIB prepares separate financial statements for ENPI. 228

V.13. SMEG 2007 In the SMEG 2007 under the Competitiveness and Innovation Framework Programme (CIP/SMEG 2007), the EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the Commission. V.14. GIF 2007 In the GIF 2007 under the Competitiveness and Innovation Framework Programme and the Technology Transfer Pilot Project (CIP/GIF 2007), the EIF is empowered to acquire, manage and dispose of investments, in its own name but on behalf and at the risk of the Commission. V.15. AEICD This partnership agreement signed between the Kingdom of Spain (the Spanish Agency for International Development Cooperation (AECID) and the EIB was set up to invest in operations in the countries covered by the FEMIP together with Mauritania (the “Southern Mediterranean region”), targeting mainly risk capital activities for micro and small/medium enterprises as well as engaging in the wider development of the private sector in the region. V.16. ECHA On 1 April 2012 the EIB entered into an asset management agreement with the European Chemicals Agency (ECHA). Under this agreement the EIB manages the investment portfolio of ECHA in accordance with the pre-agreed Asset Management Guidelines. V.17. Project Bond Initiative (‘PBI’) A Cooperation Agreement between the EC and the EIB in respect of the Project Bond Instrument: Pilot Phase was signed in November 2013. The PBI is designed to stimulate capital market financing for infrastructure delivered under ‘project finance’ structures, including Public Private Partnerships (PPPs). The initiative will seek to enhance the credit rating of bonds issued by project companies to a rating level that is attractive for investors and to lower the project’s overall financing costs. V.18. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Partnership Instrument through targeted funding aimed at strengthening infrastructure interconnection between the EU and its neighbours in the areas of Transport and Energy, at addressing common environmental concerns and at supporting other relevant activities. The EIB prepares separate financial statements for the NIF Trust Fund. V.19. SME Guarantee Facility The EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the European Union according to the Fiduciary and Management Agreement concluded with the European Union. V.20. WB EDIF The Western Balkan Enterprise Development & Innovation Facility (“WB EDIF”) is a joint initiative signed in December 2012 by the EC (DG ELARG), EIB Group and the European Bank for Reconstruction and Development (EBRD). It aims at improving access to finance for SMEs in the Western Balkans and to foster economic development in the region through the deployment of the Instrument for Pre-Accession Assistance (IPA) funds. Within WB EDIF, EIF acts as platform coordinator, Trustee on behalf of the EC for the Enterprise Expansion Fund (ENEF), Trustee on behalf of the EC for the Enterprise Innovation Fund (ENIF), and manager of the Guarantee Facility. V.21. Greater Anatolia Guarantee Facility (‘GAGF’) Under the GAGF signed in May 2010, the EIF manages the Instrument for Pre-Accession Assistance (IPA) funds allocated for the Regional Competitiveness Operational Programme by the European Union and Turkey. The facility provides tailor-made financial help to SMEs and micro-enterprises in Turkey’s least developed provinces in partnership with major Turkish banks. V.22. Heavily Indebted Poor Countries (‘HIPC’) Initiative The HIPC Initiative (the ’Initiative’) is an international debt relief mechanism that provides special assistance to the world’s poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund. The principal objective of the Initiative is to reduce the debt burden of poor countries to sustainable levels. The EIB prepares separate financial statements for the Initiative. V.23. FEMIP Trust Fund The FEMIP (Facility for Euro-Mediterranean Investment and Partnership) Trust Fund, which is also managed by 229

EIB Group Consolidated Financial Statements under IFRS the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund. V.24. MAP Equity Under the Multi-Annual Programme (MAP) for enterprises and entrepreneurship, the EIF manages resources on behalf and at the risk of the EC. V.25. G43 Trust Fund Under G43 Anatolian Venture Capital Fund, signed in August 2012, the EIF is entrusted with a mandate by Central Finance Unit of Turkey (CFCU). It is dedicated to make investments in SMEs in South-Eastern Anatolia region of Turkey. V.26. European Progress Microfinance Facility (‘EPMF’) The EPMF aims to increase access to finance for individuals who have difficulties entering the labour market and to promote the start-up and growth of micro-enterprises with a particular view to providing jobs for the unemployed or the disadvantaged. V.27. EPTA Trust Fund EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility. The EIB prepares separate financial statements for EPTA Trust Fund. V.28. European Technology Facility (‘ETF’) Under the ETF Start-Up Facility, the EIF is empowered to acquire, manage and dispose of ETF start-up investments, in its own name but on behalf of and at the risk of the EC. V.29. PGFF The Polish Growth Fund-of-Funds (“PGFF”), signed in April 2013, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on Poland. It is funded jointly by the EIB Group and the Bank Gospodarstwa Krajowego. V.30. Bundesministerium für Wirtschaft und Technologie The EIF manages funds on behalf of the German Bundesministerium für Wirtschaft und Technologie (Federal Ministry of Economics and Technology) and the European Recovery Programme. V.31. JASPERS JASPERS (The Joint Assistance to Support Projects in European Regions) is a major joint policy initiative of the EIB, EC (Regional Policy Directorate-General - DG Regio) and the European Bank for Reconstruction and Development. It provides advice to the 12 Central and Eastern EU Member States and Croatia during project preparation to help improve the quality of the major projects to be submitted for grant financing under the Structural and Cohesion Funds. V.32. GEEREF (Fund and Technical Support Facility) GEEREF (Global Energy Efficiency and Renewable Energy Fund) is a fund of funds set-up at the initiative of the EC. Its objective is to make investments in private equity funds that focus on the fields of renewable energy and energy efficiency in emerging markets (ACP, ALA and European Neighbour countries). The EIF also holds a technical assistance mandate for which related activities are implemented by the GEEREF front office. V.33. Technology Transfer Pilot Project (‘TTP’) Under the TTP, financed by the EC and signed in November 2008, the EIF has supported a technology transfer structure through pre-seed funding and seed funding. V.34. LfA-EIF Facility LfA-EIF Facility, signed in 2009, is a joint EIF and LfA Förderbank Bayern venture providing investments to support technology-oriented early and expansion stage companies in the region of Bavaria, Germany. V.35. European Parliament Preparatory Action (‘EPPA’) In 2010, the EIF signed the EPPA with DG REGIO. The EIF is providing risk capital and financial support for capacity building purposes in order to help a select number of microfinance institutions to reach a meaningful size and improve their prospects for sustainability. 230

V.36. BIF The Baltic Innovation Fund (“BIF”), signed in September 2012, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on the Baltic region. It is funded jointly by the EIB Group and the following Baltic national agencies: Fund KredEx in Estonia, Latvijas Garantiju Agentiira in Latvia and lnvesticiju ir verslo garantijosin Lithuania. V.37. Mezzanine Dachfonds fur Deutschland (‘MDD’) The MDD in an investment programme signed in June 2013 and funded by the German Federal Ministry of Economics and Technology (BMWi) and various institutions of the Federal states to subscribe into hybrid debt and equity funds investing in German MidCaps. V.38. Green for Growth Fund (‘GGF’) The Green for Growth Fund was set up by the EIF in December 2009 and focuses on energy efficiency financings in South East Europe including Turkey. V.39. EPEC The European PPP Expertise Centre (‘EPEC’) is a joint initiative of the EIB, the EC and European Union Member States and Candidate Countries. EPEC’s mission is to strengthen the ability of the public sector to engage in Public Private Partnership (PPP) transactions. The EIB prepares separate financial statements for EPEC. 231

EIB Group Consolidated Financial Statements under IFRS Statement of Special Section (1) as at 31 December 2013 and 2012 (in EUR ‘000) Assets 31.12.2013 31.12.2012 Turkey From resources of Member States Disbursed loans outstanding 4 914 6 492 Total (2) 4 914 6 492 Instrument for Pre-Accession ('IPA') From resources of Member States Disbursed loans outstanding 20 933 26 314 Total (3) 20 933 26 314 Mediterranean Countries From resources of the European Union Disbursed loans outstanding 84 145 95 312 Risk capital operations - amounts to be disbursed 49 244 58 828 - amounts disbursed 106 105 123 912 155 349 182 740 Total (4) 239 494 278 052 African, Caribbean and Pacific State and Overseas Countries and Territories From resources of the European Union • Yaoundé Conventions Loans disbursed 3 584 4 555 Contributions to the formation of risk capital - amounts disbursed 419 419 Total (5) 4 003 4 974 • Lomé Conventions Operations from risk capital resources - amounts to be disbursed 2 099 16 117 - amounts disbursed 399 543 475 915 401 642 492 032 Total (6) 401 642 492 032 Total 670 986 807 864 Liabilities 31.12.2013 31.12.2012 Funds under trust management Under mandate from the European Union - Financial Protocols with the Mediterranean Countries 190 250 219 224 - Financial Protocols with the instrument for Pre-Accession (‘IPA’) 20 933 26 314 - Yaoundé Conventions 4 003 4 974 - Lomé Conventions 399 543 475 915 - Other resources under the Lomé Conventions 0 0 614 729 726 427 Under mandate from Member States 4 914 6 492 Total funds under trust management 619 643 732 919 Funds to be disbursed On loans and risk capital operations in the Mediterranean countries 49 244 58 828 On operations from risk capital resources under the Lomé Conventions 2 099 16 117 Total funds to be disbursed 51 343 74 945 Total 670 986 807 864 232

For information: Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest: a) Under the First, Second and Third Lomé Conventions as at 31 December 2013 EUR ‘000 393 482 (2012: EUR ‘000 417 129) b) Under Financial Protocols signed with the Mediterranean Countries as at 31 December 2013 EUR ‘000 79 121 (2012: EUR ‘000 85 017) Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility (NIF) Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates. The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations except for definite write-offs. Amounts in foreign currency are translated at exchange rates prevailing on 31 December. Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States. Initial amount: 405 899 add: exchange adjustments 20 301 less: cancellations 215 repayments 421 071 -421 286 4 914 Note (3): Initial amount of contracts signed for financing projects under the Instrument for Pre-Accession, for the account and at the risk of the European Community. Initial amount: 29 640 less: exchange adjustments 8 707 -8 707 20 933 Note (4): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union. Initial amount: 840 457 less: exchange adjustments 54 002 cancellations 127 045 repayments 419 916 -600 963 239 494 233

EIB Group Consolidated Financial Statements under IFRS

Note (5): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union.

Loans on special conditions		139 483	
Contributions to the formation of risk capital		2 503	
Initial amount:			141 986
add:	capitalised interest	1 178	
	exchange adjustments	9 823	
			11 001
less:	cancellations	3 310	
	repayments	145 674	
			-148 984
			4 003

Note (6): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Union:

Loans from risk capital resources:			
Conditional and subordinated loans		3 116 097	
Equity participations		121 002	
Initial amount:			3 237 099
add:	capitalised interest		9 548
less:	cancellations	703 024	
	repayments	2 083 993	
	exchange adjustments	57 988	
			-2 845 005
			401 642
Loans from other resources:			
Initial amount:			16 500
add:	exchange adjustments		58
less:	cancellations	8 414	
	repayments	8 144	
			-16 558
			0
			401 642

237

Note W – Capital and Reserves W.1. Share capital and reserves The European Investment Bank (EIB), the financing institution of the European Union, was created by the Treaty of Rome of 25 March 1957. The members of the EIB are the Member States of the European Union, who have all subscribed to the Group’s capital. The subscribed capital of the Bank amounts to EUR 243 284 154 500 (31 December 2012: EUR 242 392 989 000) and the uncalled capital to EUR 221 585 019 550 as of 31 December 2013 (31 December 2012. EUR 220 773 340 000). New Member States or Member States that increase their share in the Bank’s subscribed capital pay their part of the called capital plus their part of the reserves, provisions equivalent to reserves and similar amounts, normally in several equal instalments over the course of several years. The Accession Treaties and/or the Board of Governors decisions to increase the Bank’s capital establish the specific modalities of such payments, including the calculation of the share of the new Member States in the Bank’s capital, which is normally based on the national GDP figures officially published by Eurostat. As a result of a decision taken by the Member States, the subscribed and called capital of the Group increased by EUR 10 billion on 31 December 2012. The Member States are due to pay in their respective shares of this EUR 10 billion capital increase over no more than three instalments, with 91.6% of the capital increase due no later than 31 March 2013 and the remainder in two equal instalments no later than 31 March 2014 and 31 March 2015 respectively. All contributions due on 31 March 2013 were settled in full. As at 1 July 2013, the subscribed capital has increased from EUR 242 392 989 000 to EUR 243 284 154 500, by virtue of the contributions of a new Member State that joined on 1 July 2013: Croatia. As a consequence of this capital increase, the new Member State had to contribute to its share of Paid-in capital (EUR 79.5 million), and also its share of the reserves (EUR 128.4 million) for the amounts outstanding as of 30 June 2013. The total amount to be paid has been equally spread over 8 instalments: 30 November 2013, 30 November 2014, 30 November 2015, 31 May 2016, 30 November 2016, 31 May 2017, 30 November 2017 and 31 May 2018. The instalment on 30 November 2013 was settled in full. The amount of EUR ‘000 1 009 174 shown in the balance sheet under the caption Subscribed capital and reserves, called but not paid contains EUR ‘000 840 394 receivable from the Member States in 2014 and 2015 in respect of their share of the capital increase and EUR ‘000 181 883 related to net receivable from the new Member State, Croatia. Voting powers in the Bank’s Board of Governors and Board of Directors are established partly on the share of capital subscribed by each Member State, partly on different criteria, set forth in Articles 8 and 10 of the Bank’s statute, applied jointly or exclusively depending on the specific voting procedure. Withdrawal from the status of EU Member State or decrease of the subscribed capital amount for a Member State is not foreseen by the legal provisions currently in force. W.2. Capital management Even though the Group is not subject to formal supervision, it has generally voluntarily submitted to major EU banking regulations and adopted market “best practice”. In particular, this applies to the banking regulation (“Basel II”), issued in 2004 by the Basel Committee on Banking Supervision, approved by the EU and the Member States in 2006, and applied in Internal Rating Based EU financial institutions since 1 January 2008 (2006/48/EC as of 14 June 2006). The implementation of the “Advanced Internal Ratings Based Approach (Advanced IRB)” for credit risk and Advanced Measurement Approach (‘AMA’) for operational risk has been done under the technical assistance of the Commission de Surveillance du Secteur Financier (‘CSSF’). In addition to the monitoring of Basel II minimum capital requirements, stress tests assess the sensitivity of capital requirements to changes in the macroeconomic environment and in the activities of the Group. As at 31 December 2013, the Group’s capital adequacy ratio stood at 28.1% (21.8% at the end of 2012), compared to the Basel II minimum capital adequacy level of 8%. The stability of the ratio is explained by the positive impact of the increase of the consolidated Basel II own funds (adjusted for unrealised results accounted for under the fair value option after the application of Basel II prudential filters) which offset the negative impact resulting from the increase of risk-weighted assets. As at 31 December 2013 and based on the statutory financial statements, the Bank’s capital adequacy ratio stood at 28.7% (23.1% at the end of 2012). 235

EIB Group Consolidated Financial Statements under IFRS Note X – Conversion rates The following conversion rates were used for establishing the balance sheets at 31 December 2013 and 2012: 31.12.2013 31.12.2012 Non-euro currencies of EU member states Bulgarian leva (BGN) 1.9558 1.9558 Czech koruna (CZK) 27.4270 25.1510 Danish kroner (DKK) 7.4593 7.4610 Pound sterling (GBP) 0.8337 0.8161 Hungarian forint (HUF) 297.0400 292.3000 Polish zloty (PLN) 4.1543 4.0740 Romanian lei (RON) 4.4710 4.4445 Swedish kronor (SEK) 8.8591 8.5820 Non-EU currencies Australian dollar (AUD) 1.5423 1.2712 Canadian dollar (CAD) 1.4671 1.3137 Swiss franc (CHF) 1.2276 1.2072 Chinese Yuan Renminbi (CNY) 8.3491 8.2207 Dominican Peso (DOP) 58.3330 53.1220 Egyptian pound (EGP) 9.5709 8.4007 Hong Kong dollar (HKD) 10.6930 10.2260 Iceland Krona (ISK) 234.9900 236.3500 Japanese yen (JPY) 144.7200 113.6100 Kenyan shilling (KES) 118.7300 113.6800 Moroccan dirham (MAD) 11.2350 11.1120 Mexican peso (MXN) 18.0730 17.1850 Norwegian krone (NOK) 8.3630 7.3483 New Zealand dollar (NZD) 1.6762 1.6045 Russian ruble (RUB) 45.3250 40.3300 Serbia dinars (RSD) 114.7900 112.3000 Tunisia dinars (TND) 2.2636 2.0472 Turkish lira (TRY) 2.9605 2.3551 Taiwan dollars (TWD) 41.0840 38.3990 Ukraine Hryvnia (UAH) 11.3360 10.6310 United States dollar (USD) 1.3791 1.3194 Franc CFA (XOF) 655.9570 655.9570 South African rand (ZAR) 14.5660 11.1727 236

Note Y – Related party transactions – Key Management Personnel

The Group has identified members of the Board of Directors, the Management Committee and the Directors General heading the different EIB organisational directorates as key management personnel.

Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note P), is disclosed in the following table:

(in EUR '000)	2013	2012
Short-term benefits[1]	8 026	7 248
Post employment benefits[2]	750	613
Termination benefits	550	504
	9 326	**8 365**

[1] Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee.

[2] Post employment benefits comprise pensions and expenses for post employment health insurance paid to members of the Management Committee and Directors General and other Directors.

Open balances with key management personnel as at 31 December 2013 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year end:

(in EUR '000)	31.12.2013	31.12.2012
Pension plans and health insurance (Note J)	-33 636	-34 692
Other liabilities (Note G)	-12 217	-9 443

Note Z – Post balance sheet events

There have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the consolidated financial statements as at 31 December 2013.

240

EIB Group Consolidated Financial Statements under IFRS Independent Auditor’s Report To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, Boulevard Konrad Adenauer L-2950 LUXEMBOURG REPORT OF THE REVISEUR D’ENTREPRISES AGREE We have audited the accompanying consolidated financial statements of EUROPEAN INVESTMENT BANK, which comprise the consolidated balance sheet as at 31 December 2013, the consolidated income statement, consolidated statement of profit or loss and other comprehensive income, consolidated statement of changes in equity and consolidated cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory information. Management’s responsibility for the consolidated financial statements The Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as adopted by the European Union, and for such internal control as the Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Responsibility of the Réviseur d’Entreprises agréé Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted for Luxembourg by the Commission de Surveillance du Secteur Financier. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the judgement of the Réviseur d’Entreprises agréé, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the Réviseur d’Entreprises agréé considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the consolidated financial statements give a true and fair view of the consolidated financial position of EUROPEAN INVESTMENT BANK as of 31 December 2013, and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the European Union. Luxembourg, 13 March 2014 KPMG Luxembourg S.à r.l. Cabinet de révision agréé E. Dollé KPMG Luxembourg S.à r.l. 9, Allée Scheffer L-2520 Luxembourg Société à responsabilité limitée R.C.S. Luxembourg B 149133 Capital € 12 502 238

Statement by the Audit Committee The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. Statement by the Audit Committee on the EIB’s consolidated financial statements prepared in accordance with the International Financial Reporting Standards as adopted by the EU (IFRS) The Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having - designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, - noted that the opinion of KPMG on the consolidated financial statements of the European Investment Bank for the year ended 31 December 2013 is unqualified, - convened on a regular basis with the Heads of Directorates and relevant services including, • the Financial Controller; • the Directors General of Risk Management and Transaction Monitoring and Restructuring. - met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties, - received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering - the consolidated financial statements for the financial year ended 31 December 2013 as drawn up by the Board of Directors at its meeting on 13 March 2014, - that the foregoing provides a reasonable basis for its statement and, - Articles 24, 25 & 26 of the Rules of Procedure, to the best of its knowledge and judgement: consolidated statements of income and comprehensive income, the consolidated statement of changes in equity, the consolidated cash flow statement, and a summary of significant accounting policies and other explanatory information give a true and fair view of the financial position of the Bank as at 31 December 2013 in respect of its assets and liabilities, and of its consolidated financial performance and its consolidated cash flows for the year then ended, in accordance with IFRS. Luxembourg, 13 March 2014 The Audit Committee M. MATEJ M. ÜÜRIKE B. JAKOBSEN J.N SCHAUS D.PITTA FERRAZ Printed by Imprimerie Centrale on MagnoSatin paper using vegetable oil-based inks. Certified in accordance with Forest Stewardship Council (FSC) rules, the paper consists of 100% virgin fibre (of which at least 50% from well-managed forests). 239